UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AEROJET ROCKETDYNE HOLDINGS, INC.
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222 N. Pacific Coast Highway, Suite 500
El Segundo, California 90245
ALL-CASH ACQUISITION PROPOSED
STOCKHOLDER APPROVAL REQUIRED
February 5, 2021
Dear Stockholder:
On December 20, 2020, Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (“Aerojet Rocketdyne”), announced that it had entered into a definitive agreement to be acquired by Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”), in an all-cash transaction. Stockholder approval of the Merger Agreement and the transactions contemplated thereby is required to consummate the transactions contemplated by the Merger Agreement.
You are cordially invited to attend a special meeting of stockholders of Aerojet Rocketdyne that will be held at 9:00 a.m. Pacific Time, on March 9, 2021, to consider and vote on a proposal to adopt the Merger Agreement and the related merger (the “Special Meeting”). The Special Meeting will be a completely virtual meeting of stockholders conducted via live webcast. You will be able to attend the Special Meeting on the Internet and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/AJRD2021SM. Details regarding how to attend the Special Meeting online and the business to be presented at the Special Meeting can be found in the accompanying Notice of Special Meeting.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated December 20, 2020 (the “Merger Agreement”), pursuant to which Mizar Sub, Inc., a Delaware corporation and wholly owned subsidiary of Lockheed Martin (“Merger Sub”), will merge with and into Aerojet Rocketdyne, with Aerojet Rocketdyne surviving as a wholly owned subsidiary of Lockheed Martin (the “Merger”). You will also be asked to consider and vote on a non-binding, advisory proposal to approve certain compensation that will or may become payable to Aerojet Rocketdyne’s named executive officers in connection with our proposed Merger with Lockheed Martin.
If the Merger is completed, unless you have properly exercised your appraisal rights, you will be entitled to receive $56.00 in cash per share of Aerojet Rocketdyne common stock that you own, without interest and less, to the extent paid or payable as discussed further in this proxy statement, the $5.00 per share amount of the special cash dividend declared by the Aerojet Rocketdyne board of directors on December 19, 2020 and payable on March 24, 2021 to stockholders of record as of the close of business on March 10, 2021. This represents a premium of approximately 33% to Aerojet Rocketdyne’s closing stock price on December 18, 2020 (the last trading day before the announcement of the Merger), and a premium of approximately 42% to Aerojet Rocketdyne’s volume weighted average stock price in the 90 trading days prior to the announcement of the Merger Agreement.
Our proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of Aerojet Rocketdyne’s board of directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
The board of directors of Aerojet Rocketdyne unanimously supports the Merger. After considering the factors more fully described in the enclosed proxy statement, our board of directors: (1) has determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to and in the best interests of Aerojet Rocketdyne and Aerojet Rocketdyne’s stockholders; (2) has approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated thereby in accordance with the requirements of the Delaware General Corporation Law (“DGCL”); (3) has directed that the Merger Agreement be submitted to the stockholders of Aerojet Rocketdyne for adoption; and (4) recommends that Aerojet Rocketdyne stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby at the Special Meeting.
The board of directors recommends that you vote:
“FOR” Proposal 1 -	The adoption of the Merger Agreement and the transactions contemplated thereby;
“FOR” Proposal 2 -
The adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and

“FOR” Proposal 3 -	The non-binding, advisory proposal to approve certain compensation payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger.
YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WE CANNOT COMPLETE THE MERGER UNLESS THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY IS APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF AEROJET ROCKETDYNE COMMON STOCK AS OF THE RECORD DATE.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals for stockholder consideration contained in this proxy statement without your instructions.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Okapi Partners
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
toll-free at 1-888-785-6707
info@okapipartners.com
On behalf of the board of directors and the management of Aerojet Rocketdyne Holdings, Inc., I extend our appreciation for your continued support.
Very truly yours,

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN
Executive Chairman
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated February 5, 2021, and is first being sent to stockholders on or about February 5, 2021.

AEROJET ROCKETDYNE HOLDINGS, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
DATE	TIME	RECORD DATE
March 9, 2021	9:00 A.M. Pacific Time	February 4, 2021
HOW TO CAST YOUR VOTE
It is important that your shares be represented and voted at the Special Meeting. You may vote your shares by voting electronically at the Special Meeting by visiting www.virtualshareholdermeeting.com/AJRD2021SM and following the instructions, or by submitting a proxy by Internet, telephone or mail. Participants in the Aerojet Rocketdyne Retirement Savings Plan should use the enclosed proxy card to provide voting instructions to Fidelity Management Trust Company for shares attributable to your account. See details under the heading “How do I vote?” on page 17.
ONLINE	BY PHONE	BY MAIL
Vote online at www.proxyvote.com. You may also vote online during the Special Meeting at www.virtualshareholdermeeting.com/AJRD2021SM	Vote by phone by calling 1(800) 690-6903	If you have received a printed version of these proxy materials you may vote by mail using the postage-paid envelope provided
HOW TO ATTEND THE SPECIAL MEETING
•	Attend the Special Meeting of stockholders online at www.virtualshareholdermeeting.com/AJRD2021SM.
•	To participate in the Special Meeting, you will need the control number included on your proxy card or in the instructions that accompanied your proxy materials.
•
The Record Date for the Special Meeting is February 4, 2021. This means you are entitled to receive notice of the Special Meeting and vote shares at the Special Meeting if you were a stockholder of record as of the close of business on February 4, 2021.

ITEMS OF BUSINESS
Proposal 1	The adoption of the Merger Agreement and the transactions contemplated thereby;

Proposal 2
The adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and

Proposal 3	The non-binding, advisory proposal to approve certain compensation payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger.
By Order of the Board of Directors,

/s/ Arjun L. Kampani
ARJUN L. KAMPANI Senior Vice President, General Counsel and Secretary

i

ii

iii

PROXY STATEMENT SUMMARY
The following summary highlights selected information from this proxy statement related to Aerojet Rocketdyne Holdings, Inc.’s proposed acquisition by Lockheed Martin Corporation. As a summary, it may not contain all of the information that is important to you. To understand the transaction more fully and for a more complete description of its legal terms, you should carefully read this entire proxy statement, including its annexes.

You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “Aerojet Rocketdyne,” the “Company,” “we,” “our,” “us” and similar words refer to Aerojet Rocketdyne Holdings, Inc., a Delaware corporation, including our subsidiaries in certain cases. Throughout this proxy statement, we refer to Lockheed Martin Corporation, a Maryland corporation, as “Lockheed Martin.”
Mentions of the “Merger Agreement” in this proxy statement refer to the Agreement and Plan of Merger dated December 20, 2020, as it may be amended from time to time, by and among Aerojet Rocketdyne, Lockheed Martin and Mizar Sub, Inc., a Delaware corporation and wholly owned subsidiary of Lockheed Martin that we refer to as the “Merger Sub.” To implement the acquisition (subject to the terms of the Merger Agreement, including stockholder approval), Merger Sub will merge with and into Aerojet Rocketdyne, with Aerojet Rocketdyne surviving as a wholly owned subsidiary of Lockheed Martin. We refer to this as the “Merger.”
Aerojet Rocketdyne has supplied all information relating to Aerojet Rocketdyne, and Lockheed Martin has supplied, and Aerojet Rocketdyne has not independently verified, all of the information relating to Lockheed Martin or Merger Sub contained in this proxy statement.
The Merger Agreement is the legal document that governs the Merger and related transactions and is attached as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety before casting your vote.
Parties Involved in the Merger (Page 33)
Aerojet Rocketdyne Holdings, Inc.
Aerojet Rocketdyne is primarily a technology-based engineering and manufacturing company that develops and produces specialized power and propulsion systems, as well as armament systems. It develops and manufactures liquid and solid rocket propulsion, air-breathing hypersonic engines, and electric power and propulsion for space, defense, civil and commercial applications.
Aerojet Rocketdyne operates as a merchant supplier in the aerospace and defense industry. The Company has nearly 5,000 employees and 13 operating locations throughout the U.S.
Aerojet Rocketdyne acts as either a prime contractor, selling directly to the end user, or as a subcontractor, selling products to prime contractors. The principal end user customers of our products and technologies are primarily agencies of the U.S. government. Lockheed Martin is one of the Company’s largest customers. As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, sales to Lockheed Martin made up approximately 33% of the Company’s 2019 net sales.
Aerojet Rocketdyne’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AJRD.” The Company is headquartered at 222 N. Pacific Coast Highway, Suite 500, El Segundo, California 90245 and its telephone number is (310) 252-8100.
Lockheed Martin Corporation
Lockheed Martin is a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Lockheed Martin also provides a broad range of management, engineering, technical, scientific, logistics, systems integration and cybersecurity services. Lockheed Martin serves both U.S. and international customers with products and services that have defense, civil and commercial applications, with Lockheed Martin’s principal customers being agencies of the U.S. Government. Lockheed Martin’s main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity.
Lockheed Martin is one of Aerojet Rocketdyne’s largest customers.
Lockheed Martin employs approximately 114,000 employees worldwide.
Lockheed Martin’s common stock is listed on the NYSE under the symbol “LMT.” Lockheed Martin is headquartered at 6801 Rockledge Drive, Bethesda, Maryland 20817 and its telephone number is (301) 897-6000.
Mizar Sub, Inc.
Mizar Sub, Inc., or “Merger Sub,” is a wholly owned direct subsidiary of Lockheed Martin formed on December 17, 2020, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not otherwise engaged in any business activities.
Merger Sub is headquartered at 6801 Rockledge Drive, Bethesda, Maryland 20817 and its telephone number is (301) 897-6000.
The Merger and Merger Consideration (Page 97)
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Aerojet Rocketdyne, and Aerojet Rocketdyne will continue as the surviving corporation and as a wholly owned subsidiary of Lockheed Martin (the “Surviving Corporation”). As a result of the Merger, Aerojet Rocketdyne will cease to be a publicly traded company and all outstanding shares of Aerojet Rocketdyne common stock will be canceled and converted into the right to receive $56.00 per share in cash, without interest and less, to the extent paid or payable as discussed further in this proxy statement, the $5.00 per share amount of the Pre-Closing Dividend (defined below), which we refer to as the “Price Per Share” or “Merger Consideration,” except for (i) any shares held by Aerojet Rocketdyne or any wholly owned subsidiary of Aerojet Rocketdyne (or held in Aerojet Rocketdyne’s treasury), including shares of common stock reserved for issuance under any of our equity and performance incentive plans or Aerojet Rocketdyne’s Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”), but not including any shares of common stock held by any of our employee and performance incentive plans or trusts related thereto, (ii) any shares held, directly or indirectly, by Lockheed Martin or Merger Sub, and (iii) any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL. You will not own any shares of the capital stock of the Surviving Corporation upon the consummation of the Merger.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder of Aerojet Rocketdyne (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below in the section of this proxy statement captioned “The Merger — Appraisal Rights”).
The Merger Agreement provides that, promptly after the effective time of the Merger, a designated paying agent will send each holder of record of a certificate representing shares of Aerojet Rocketdyne common stock or of uncertificated shares of Aerojet Rocketdyne common stock immediately prior to the effective time of the Merger a customary letter of transmittal and instructions advising such holder as to how to surrender or transfer such shares of common stock in exchange for the Merger Consideration. The paying agent will promptly pay such holders the Merger Consideration upon (i) the surrender of a certificate representing shares of common stock to the paying agent (or compliance with the reasonable procedures established by the paying agent for transfer of uncertificated shares) and (ii) delivery of a properly completed letter of transmittal and any other documents reasonably required by the paying agent or Lockheed Martin. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to you will be reduced by any applicable withholding taxes.
You should not surrender your shares of Aerojet Rocketdyne common stock without a letter of transmittal.
See the section of this proxy statement captioned “The Merger Agreement — Payment for the Shares.”

Pre-Closing Cash Dividend (Page 35)
On December 19, 2020, the Company’s board of directors declared a one-time cash dividend of $5.00 per share of our common stock (the “Pre-Closing Dividend”). The Pre-Closing Dividend is payable on March 24, 2021 (the “Dividend Payment Date”) to each stockholder of record of our common stock as of the close of business on March 10, 2021 (the “Pre-Closing Dividend Record Date”). The Merger Agreement provides that if the Merger closing date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, which we do not expect to be the case, the Surviving Corporation shall pay, and Lockheed Martin will cause the Surviving Corporation to pay, the Pre-Closing Dividend to each stockholder of record of our common stock as of the Pre-Closing Dividend Record Date.
Treatment of Equity Awards (Page 98)
At the effective time of the Merger, each outstanding unvested share of Aerojet Rocketdyne restricted common stock will (i) automatically become fully vested (and for shares subject to performance vesting criteria, based on deemed achievement of maximum performance) and (ii) be automatically converted into the right to receive cash in an amount equal to the Price Per Share, plus, to the extent paid or payable to holders of our common stock and payable but unpaid on such share of restricted common stock, the amount per share of the Pre-Closing Dividend, less applicable taxes or other withholdings.
At the effective time of the Merger, each outstanding option and stock appreciation right (“SAR”) with respect to shares of our common stock that have an exercise price or grant price that is less than the Price Per Share will be automatically canceled and converted into the right to receive, upon delivery of a notice and acknowledgment, cash in an amount equal to the total number of shares subject to the award multiplied by the excess of the Price Per Share over the per share exercise or grant price (as applicable), less applicable taxes and other withholdings. Each outstanding option and SAR with exercise or grant prices equal to or greater than the Price Per Share will be canceled for no consideration at the effective time of the Merger.
At the effective time of the Merger, each outstanding unvested restricted stock unit (“RSU”) with respect to shares of Aerojet Rocketdyne common stock, to the extent granted prior to the execution of the Merger Agreement, will be automatically canceled and converted into the right to receive cash in an amount equal to the total number of shares subject to the award (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the sum of the Price Per Share, plus, to the extent paid or payable to holders of our common stock and payable but unpaid on such restricted stock units, the amount per share of the Pre-Closing Dividend, less applicable taxes or other withholdings.
At the effective time of the Merger, each outstanding unvested restricted stock unit with respect to shares of Aerojet Rocketdyne common stock that was granted on or after the date of the execution of the Merger Agreement will be automatically canceled. With respect to each cancelled restricted stock unit, (i) for individuals who remain employed by Lockheed Martin or its affiliates as of the grant date of the Lockheed Martin restricted stock units contemplated hereby (which grant date shall be within 30 days of the effective date of the Merger), Lockheed Martin will grant a replacement award of Lockheed Martin restricted stock units with respect to a number of shares of Lockheed Martin stock equal to the total number of shares subject to the award (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement) or (ii) for individuals who do not remain employed by Lockheed Martin or its affiliates as of such date, Lockheed Martin will pay an amount in cash equal to the total number of shares subject to the canceled award (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the sum of the Price Per Share, plus, to the extent paid to holders of our common stock and payable but unpaid on such restricted stock units, the amount per share of the Pre-Closing Dividend, less applicable withholding taxes.
In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will (i) accrue dividends payable with respect to restricted shares of common stock; (ii) reduce the exercise price with respect to options to purchase common stock; (iii) reduce the grant price with respect to SARs; and (iv) accrue dividend equivalents payable with respect to RSUs, in each case that are issued and outstanding as of the Pre-Closing Dividend Record Date, and in an amount equal to the per-share amount of the Pre-Closing Dividend.

Conditions to the Merger (Page 116)
Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the Merger:
•	the Merger Agreement shall have been adopted by the holders of at least a majority of our outstanding common stock, which we refer to as the “Required Company Stockholder Vote”;
•	any applicable waiting period (and extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated; and
•	no order, injunction, ruling or other legal restraint or prohibition will prevent the consummation of the Merger or make the consummation of the Merger illegal.
In addition, the obligations of Lockheed Martin and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:
•
Aerojet Rocketdyne’s representations and warranties in the Merger Agreement regarding the absence of a Material Adverse Effect (as defined in the Merger Agreement) and certain actions by the Company’s board of directors regarding the Pre-Closing Dividend will be accurate in all respects as of the date of the Merger Agreement;

•
Aerojet Rocketdyne’s representations and warranties in the Merger Agreement regarding the necessary stockholder vote required to approve the Merger and certain other representations and warranties regarding the Pre-Closing Dividend will be accurate in all respects as of the date of the Merger Agreement and as of the closing date as if made on such date;

•
certain of Aerojet Rocketdyne’s representations and warranties in the Merger Agreement regarding Aerojet Rocketdyne’s capitalization will be accurate in all respects (disregarding any updates or modifications to the Disclosure Schedule made on or after the date of the Merger Agreement) as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies in such representations and warranties that are de minimis in nature;

•
Aerojet Rocketdyne’s representations and warranties in the Merger Agreement regarding the Company’s authority to enter into the Merger Agreement and consummate the Merger, the binding nature of the Merger Agreement and advisors’ fees will be accurate in all material respects (disregarding all materiality qualifications contained in such representations and warranties and any updates or modifications to the Disclosure Schedule made on or after the date of the Merger Agreement) as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
each of the remaining representations and warranties of Aerojet Rocketdyne set forth in the Merger Agreement will be accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties and any updates or modifications to the Disclosure Schedule made on or after the date of the Merger Agreement) as of the date of the Merger Agreement and as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies (individually or in the aggregate) which have not had, and would not reasonably be expected to have, a Material Adverse Effect;

•	Aerojet Rocketdyne will have performed in all material respects all obligations required by the Merger Agreement to be performed by Aerojet Rocketdyne at or prior to the closing date of the Merger;
•	since the date of the Merger Agreement, there will not have occurred and be continuing any Material Adverse Effect; and
•
Lockheed Martin will have received a certificate of the Company signed by its Chief Executive Officer and Chief Financial Officer certifying that the foregoing conditions to Lockheed Martin’s and Merger Sub’s obligations to complete the Merger have been satisfied.

In addition, Aerojet Rocketdyne’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:
•
Lockheed Martin’s and Merger Sub’s representations and warranties in the Merger Agreement regarding Lockheed Martin’s and Merger Sub’s corporate power and authority to perform their obligations under the Merger Agreement and the binding nature of the Merger Agreement will be accurate in all material respects as of the closing date as if made on such date;

•
each of the remaining representations and warranties of Lockheed Martin and Merger Sub in the Merger Agreement will be accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date as if made on such date, except for any inaccuracies (individually or in the aggregate) which have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Lockheed Martin and Merger Sub to consummate the Merger;

•	Lockheed Martin and Merger Sub must have performed in all material respects all obligations required by the Merger Agreement to be performed by them at or prior to the closing of the Merger; and
•
Aerojet Rocketdyne will have received a certificate executed by an officer of Lockheed Martin confirming that the foregoing conditions to the Company’s obligations to complete the Merger have been satisfied.

Recommendation of the Board of Directors (Page 52)
After considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” Aerojet Rocketdyne’s board of directors unanimously: (1) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (2) approved the Merger Agreement and approved the Merger, in accordance with the requirements of the DGCL; (3) directed that the Merger Agreement be submitted to the stockholders of Aerojet Rocketdyne for adoption; and (4) recommends that Aerojet Rocketdyne stockholders vote in favor of the adoption of the Merger Agreement. The Company’s board of directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby (the “Board Recommendation”); (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger.
Opinion of Citigroup Global Markets Inc. (Page 57)
Aerojet Rocketdyne retained Citigroup Global Markets Inc. (“Citi”) to provide financial advisory services in connection with a possible transaction involving Aerojet Rocketdyne. In connection with Citi’s engagement, Aerojet Rocketdyne’s board of directors requested that Citi evaluate the fairness, from a financial point of view, to the holders of shares of Aerojet Rocketdyne common stock of the merger consideration to be received in the proposed Merger by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On December 19, 2020, at a meeting of the Aerojet Rocketdyne board of directors held to evaluate the proposed Merger, Citi rendered to the Aerojet Rocketdyne board of directors an oral opinion, subsequently confirmed by delivery of a written opinion, dated December 19, 2020, to the effect that, as of the date of Citi’s written opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend (as defined in the section of this proxy statement captioned “The Merger — Pre-Closing Cash Dividend”), was fair, from a financial point of view, to the holders of shares of Aerojet Rocketdyne common stock.
The full text of Citi’s written opinion, dated December 19, 2020, to the Aerojet Rocketdyne board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion in the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.”

beginning on page 57 is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Aerojet Rocketdyne board of directors (in its capacity as such) in connection with its evaluation of the proposed Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of Aerojet Rocketdyne common stock of the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend. Citi’s opinion did not address any other terms, aspects or implications of the proposed Merger or the Merger Agreement. Citi’s opinion did not address the underlying business decision of Aerojet Rocketdyne to effect the proposed Merger, the relative merits of the proposed Merger as compared to any alternative business strategies that might have existed for Aerojet Rocketdyne or the effect of any other transaction in which Aerojet Rocketdyne might have engaged. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.
For more information, see the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.”
Opinion of Evercore Group L.L.C. (Page 64)
Aerojet Rocketdyne retained Evercore Group L.L.C. (“Evercore”) to provide financial advisory services in connection with a possible transaction involving Aerojet Rocketdyne. As part of this engagement, Aerojet Rocketdyne requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Aerojet Rocketdyne common stock. On December 19, 2020, at a meeting of the Aerojet Rocketdyne board of directors held to evaluate the proposed Merger, Evercore rendered to the Aerojet Rocketdyne board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend (as defined in the section of this proxy statement captioned “The Merger — Pre-Closing Cash Dividend”) to be received by holders of shares of Aerojet Rocketdyne common stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated December 19, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Aerojet Rocketdyne encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Aerojet Rocketdyne board of directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Aerojet Rocketdyne board of directors or to any other persons in respect of the Merger, including as to how any holder of shares of Aerojet Rocketdyne common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Aerojet Rocketdyne, nor does it address the underlying business decision of Aerojet Rocketdyne to engage in the Merger.
For more information, see the section in this proxy statement captioned “The Merger — Opinion of Evercore Group L.L.C.”
Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger (Page 79)
When considering the recommendation of Aerojet Rocketdyne’s board of directors that you vote to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be adopted by Aerojet Rocketdyne’s stockholders, the board of directors was aware of and considered these interests, among other matters. These interests include the following:
•	continued indemnification and directors’ and officers’ liability insurance;
•	treatment of equity-based awards of our directors and executive officers;

•	payments upon termination following a change-in-control; and
•	certain golden parachute payment mitigation actions.
For more information, see “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger.”
Appraisal Rights (Page 86)
Section 262 of the DGCL (“Section 262”) entitles certain stockholders to exercise appraisal rights in connection with the Merger. Holders of shares of our common stock who qualify for, and have properly exercised, their appraisal rights are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. The appraisal process is complex. See “The Merger — Appraisal Rights” for additional information.
No Solicitation (Page 107)
Under the Merger Agreement, Aerojet Rocketdyne agreed not to (and agreed not to publicly propose to), agreed to ensure that its subsidiaries do not (and do not publicly propose to), and agreed to use reasonable best efforts to cause Aerojet Rocketdyne’s and its subsidiaries’ respective representatives not to, directly or indirectly (subject to certain exceptions):
•	solicit, initiate, knowingly encourage or knowingly induce any Acquisition Proposal or Acquisition Inquiry;
•
furnish or otherwise provide access to any information regarding Aerojet Rocketdyne or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•
enter into, continue or engage in discussions or negotiations with or knowingly cooperate with, any person (other than Lockheed Martin, its affiliates and its and their representatives) with respect to any Acquisition Proposal or Acquisition Inquiry; or

•
enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or contract constituting or otherwise relating to an Acquisition Transaction (other than certain confidentiality agreements entered into pursuant to, and in compliance with, the terms of the Merger Agreement).

Notwithstanding the foregoing, prior to the adoption of the Merger Agreement by Aerojet Rocketdyne stockholders, Aerojet Rocketdyne may furnish or otherwise provide access to any information (including non-public information) regarding Aerojet Rocketdyne and its subsidiaries to, and may enter into discussions or negotiations and cooperate with, any person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Aerojet Rocketdyne after the date of the Merger Agreement by such person (and not withdrawn) under certain circumstances, including if: (i) such Acquisition Proposal was not obtained or made as a result of a material breach of any of the provisions set forth in the non-solicitation and related provisions of the Merger Agreement; (ii) Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer; (iii) Aerojet Rocketdyne’s board of directors determines in good faith, after considering the advice of Aerojet Rocketdyne’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under Delaware law; and (iv) prior to first furnishing any non-public information to, or entering into discussions or negotiations with, such person, Aerojet Rocketdyne receives from such person an executed confidentiality agreement containing specified provisions and gives Lockheed Martin certain notices and other information.
See “The Merger Agreement — No Solicitation; Acquisition Proposals” for more information, including definitions of the terms “Acquisition Inquiry,” “Acquisition Proposal,” “Acquisition Transaction” and “Superior Offer.”

No Change in Board Recommendation (Page 110)
The Merger Agreement provides that, subject to the exceptions noted below, Aerojet Rocketdyne’s board of directors (including any committee thereof) may not:
•
withdraw or modify in a manner adverse to Lockheed Martin, or permit the withdrawal or modification in a manner adverse to Lockheed Martin of, the determination of Aerojet Rocketdyne’s board of directors that the Merger is advisable and fair to and in the best interests of Aerojet Rocketdyne and its stockholders and the recommendation of the board of directors that Aerojet Rocketdyne’s stockholders vote to adopt the Merger Agreement at the Special Meeting (or resolve, agree or publicly propose to take any such action);

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal (or resolve, agree or publicly propose to take any such action); or
•
approve or recommend, or cause or permit Aerojet Rocketdyne or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that would reasonably be expected to result in or lead to, an Acquisition Transaction (other than certain confidentiality agreements permitted pursuant to the terms of the Merger Agreement) (or resolve, agree or publicly propose to take any such action).

Any action referred to in the first or second bullet above is a “Company Change in Recommendation.”
Notwithstanding the foregoing limitations, the Merger Agreement provides that, prior to the approval of the Aerojet Rocketdyne stockholders of the Merger Agreement, Aerojet Rocketdyne’s board of directors may effect a Company Change in Recommendation (and may also cause Aerojet Rocketdyne to terminate the Merger Agreement and cause Aerojet Rocketdyne to enter into a definitive agreement in respect of a Superior Offer) if among other requirements (i) Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the advice of Aerojet Rocketdyne’s outside legal counsel, that an Acquisition Proposal made to Aerojet Rocketdyne after the date of the Merger Agreement constitutes a Superior Offer, (ii) Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with Aerojet Rocketdyne’s outside counsel, that, in light of such Superior Offer, the failure to effect a Company Change in Recommendation, or the failure to terminate the Merger Agreement in order to accept such Superior Offer, would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under applicable Delaware law; and (iii) Aerojet Rocketdyne provides at least three business days’ prior written notice to Lockheed Martin and during such period engages (to the extent requested by Lockheed Martin) in good faith negotiations with Lockheed Martin to amend the Merger Agreement in such a manner that the failure to effect a Company Change in Recommendation, or the failure to terminate the Merger Agreement in order to accept such Superior Offer, would not be inconsistent with the fiduciary obligations of Aerojet Rocketdyne’s board of directors to Aerojet Rocketdyne’s stockholders under applicable Delaware law.
See “The Merger Agreement — Stockholders’ Meeting; No Change in Board Recommendation” for additional information.
Termination of the Merger Agreement and Termination Fees (Page 119)
The Merger Agreement contains certain termination rights for both Aerojet Rocketdyne and Lockheed Martin and further provides that, upon termination of the Merger Agreement by Aerojet Rocketdyne or Lockheed Martin under certain circumstances, including due to a failure to secure approval of Aerojet Rocketdyne’s stockholders or Aerojet Rocketdyne accepting a Superior Offer (as defined in the Merger Agreement), the Company will be required to pay Lockheed Martin a termination fee of $150,000,000.
See “The Merger Agreement — Termination of the Merger Agreement” for additional information.
Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend (Page 90)
A U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend”) generally will recognize gain or loss for U.S. federal income tax purposes tax with respect to the exchange of common stock for cash in the Merger in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger. Although the tax treatment of the Pre-Closing Dividend is not entirely clear, Aerojet Rocketdyne and Lockheed Martin intend to report the Pre-Closing Dividend as a distribution with respect to Aerojet Rocketdyne’s common stock for U.S. federal income tax purposes. Assuming that this characterization applies, the amount of this distribution would be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Aerojet Rocketdyne’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Aerojet Rocketdyne common stock, and finally as capital gain from the sale or exchange of Aerojet Rocketdyne common stock.
A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Assuming the Pre-Closing Dividend will be treated as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes, a Non-U.S. Holder generally will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) with respect to the portion of the Pre-Closing Dividend treated as a taxable dividend unless certain exceptions apply. Since the determination of the portion of the Pre-Closing Dividend that is treated as a taxable dividend will not be completed until after the closing of the Merger, it is possible that a broker, dealer, bank or other custodian that holds Aerojet Rocketdyne common stock beneficially owned by a Non-U.S. Holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the Pre-Closing Dividend.
Stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger and to the Pre-Closing Dividend in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction and any applicable income tax treaty.
Fees Payable by Aerojet Rocketdyne (Page 122)
Except for a termination fee payable by Aerojet Rocketdyne in specified circumstances or with respect to a failure of Aerojet Rocketdyne to pay a termination fee when due, Aerojet Rocketdyne, on the one hand, and Lockheed Martin and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, whether or not the Merger is consummated.
Aerojet Rocketdyne must pay to Lockheed Martin a termination fee of $150,000,000 if the Merger Agreement is terminated in order to accept a Superior Offer and under certain other specified circumstances.
For more information on these termination fee payments, see the sections of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses.”
The Special Meeting (Page 25)
Date: March 9, 2021	Time: 9:00 a.m. Pacific Time

Place: The Special Meeting will be held entirely online at www.virtualshareholdermeeting.com/AJRD2021SM.	Record Date: You are entitled to vote if you were a stockholder of record at the close of business on February 4, 2021.
Purpose
At the virtual Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement and the transactions contemplated thereby (the “Merger Proposal”); (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”); and (3) approve, by a non-binding, advisory vote, certain compensation that will or may become payable to Aerojet Rocketdyne named executive officers in connection with the Merger (the “Merger-Related Named Executive Officer Compensation Proposal”).

Quorum
As of the Record Date, there were 77,503,616 shares of common stock outstanding and entitled to vote at the Special Meeting. The stockholders of Aerojet Rocketdyne representing a majority of the voting power of the issued and outstanding common stock of Aerojet Rocketdyne, present in person or represented by proxy, shall constitute a quorum at the Special Meeting.
Required Vote
Proposal 1: Merger Proposal
If a quorum is present, the affirmative vote of a majority of the outstanding shares of Aerojet Rocketdyne common stock is required to adopt the Merger Agreement and the transactions contemplated thereby. A failure to vote your shares of common stock, a broker non-vote, if any, and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Proposal 2: Adjournment Proposal
Whether or not a quorum is present, the affirmative vote of a majority of the shares of Aerojet Rocketdyne common stock, present or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal. Abstentions will have the same effect as a vote against this proposal. A failure to vote your shares and broker non-votes, if any, will have no effect on the outcome of this proposal.

Proposal 3: Merger-Related Named Executive Officer Compensation Proposal
If a quorum is present, the affirmative vote of a majority of the shares of Aerojet Rocketdyne common stock present or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve, by a non-binding, advisory vote, the Merger-Related Named Executive Officer Compensation Proposal. Abstentions will have the same effect as a vote against this proposal. A failure to vote your shares and broker-non-votes, if any, will have no effect on the outcome of this proposal. Since compensation and benefits that may be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the stockholders do not approve the Merger-Related Named Executive Officer Compensation Proposal.

Share Ownership of Our Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,921,729 shares of common stock, representing approximately 2.48% of the shares of common stock outstanding on the Record Date.
Voting and Proxies
SHARES HELD IN THE STOCK FUND OF THE AEROJET ROCKETDYNE RETIREMENT SAVINGS PLAN
If you are a participant in the Aerojet Rocketdyne Retirement Savings Plan, the enclosed proxy card will also serve to provide voting instructions to Fidelity Management Trust Company, the trustee of the Aerojet Rocketdyne Retirement Savings Plan (the “Trustee”), with respect to any shares of the Stock Fund attributable to your account under the Aerojet Rocketdyne Retirement Savings Plan. You may provide such instructions to the Trustee by following the instructions on the proxy card. If you provide voting instructions by mail, telephone, or the Internet, the Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions. You must submit voting instructions to the Trustee by no later than March 4, 2021, at 11:59 p.m. Eastern time in order for your shares to be voted as you have directed by the Trustee at the Special Meeting. Aerojet Rocketdyne Retirement Savings Plan participants may not vote their Plan shares in person at the Special Meeting.

SHARES HELD BY YOU, YOUR BROKER, BANK OR OTHER HOLDER OF RECORD
You may vote in several different ways:
•	By Internet during the Special Meeting: You may vote electronically during the Special Meeting on March 9, 2021, at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/
AJRD2021SM using the control number we have provided to you. You may also be represented by another person at the meeting via the Internet by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” and wish to vote electronically during the Special Meeting, you must obtain a legal proxy from your broker, bank or other holder of record.
•
By Telephone: You may vote by calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

•
By Internet before the meeting date: You may vote by going to the Internet website indicated on your proxy card. Confirmation that your voting instructions have been properly recorded will be provided.

•	By Mail: You may vote by completing, signing, dating and returning your proxy card using the prepaid return envelope provided.
Telephone and Internet voting before the meeting date for stockholders of record will be available until 11:59 p.m. Eastern Time on March 8, 2021. A mailed proxy card must be received by March 8, 2021, in order to be voted at the Special Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions that you receive from them.
If you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Special Meeting via the Internet, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting via the Internet.
Effect on Aerojet Rocketdyne if the Merger Is Not Completed (Page 34)
If the Merger Agreement and the transactions contemplated thereby are not adopted by stockholders, Aerojet Rocketdyne stockholders will not receive any payment for their shares of common stock. Instead, Aerojet Rocketdyne will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to file periodic and current reports with the Securities and Exchange Commission (the “SEC”). However, payment of the Pre-Closing Dividend is not conditioned on approval of the Merger. Under specified circumstances, Aerojet Rocketdyne will be required to pay Lockheed Martin a termination fee upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger — Effect on Aerojet Rocketdyne if the Merger Is Not Completed.”
Merger Litigation (Page 95)
On January 29, 2021, a lawsuit entitled Richard Myers v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 2:21-cv-00844, styled as a putative class action, was filed in the United States District Court for the Central District of California against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Myers Action”). Also on January 29, 2021, a lawsuit entitled Alexa Hiramitsu v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 1:21-cv-00123, was filed in the United States District Court for the District of Delaware against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Hiramitsu Action”). On February 1, 2021, a lawsuit entitled Richard Feinhals v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 1:21-cv-00892, was filed in the United States District Court for the Southern District of New York against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Feinhals Action”). On February 2, 2021, a lawsuit entitled Shiva Stein v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 2:21-cv-00962, was filed in the United States District Court for the Central District of California (the “Stein Action”). On February 4, 2021, a lawsuit entitled Mateo Clark v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 1:21-cv-00994, was filed in the United States District Court for the Southern District of

New York against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Clark Action''). Also on February 4, 2021, a lawsuit entitled Guy Coffman v. Aerojet Rocketdyne Holdings,Inc. et al., Case No. 2:21-cv-01917, was filed in the United States District Court for the District of New Jersey against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the“Coffman Action”). The Myers Action, the Hiramitsu Action, the Feinhals Action, the Stein Action, the Clark Action and the Coffman Action are collectively referred to as the “Actions.” The Actions allege that the defendants violated Sections 14(a) (and Rule 14a-9 promulgated thereunder) and 20(a) of the Exchange Act by, among other things, omitting certain allegedly material information with respect to the Merger in the preliminary proxy statement filed by Aerojet Rocketdyne on January 25, 2021. The Myers Action and the Feinhals Action also allege that the members of the Aerojet Rocketdyne board of directors breached their fiduciary duties in connection with the Merger, and the Myers Action further alleges that Aerojet Rocketdyne aided and abetted the directors’ alleged breaches of fiduciary duties. The plaintiffs in the Actions seek, among other things, injunctive relief, money damages and the costs of the Actions, including reasonable attorneys’ and experts’ fees.
Aerojet Rocketdyne and the members of its board of directors disagree with and intend to vigorously defend against the Actions. If the Actions are not resolved on a timely basis, the Actions could delay consummation of the Merger and result in additional costs to Aerojet Rocketdyne, including costs associated with the indemnification of directors. Additional plaintiffs may file lawsuits against Aerojet Rocketdyne and/or our directors and officers in connection with the Merger.

FORWARD-LOOKING STATEMENTS
Certain information contained in this proxy statement should be considered “forward-looking statements” as defined by Section 21E of the Exchange Act. All statements included or incorporated by reference in this proxy statement, other than statements of historical fact, may be forward-looking statements.
Stockholders can identify forward-looking statements by the use of words such as “estimate,” “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Among other risks and uncertainties, there can be no guarantee that the Merger will be completed, or if it is completed, that it will close within the anticipated time frame. Additional risks and uncertainties relating to the acquisition include: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) other conditions to the closing of the transaction may not be satisfied or waived; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the Company’s business may suffer as a result of uncertainty surrounding the transaction, including due to disruption of current plans and operations and the potential difficulties in employee retention as a result of the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) required regulatory approvals may not be obtained on a timely basis or at all; and (7) an event, change or other circumstances may occur that could give rise to the termination of the Merger Agreement. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements are described in the “Risk Factors” section in Item 1A of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2019, and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020. Forward-looking statements speak only as of the date hereof, and no obligation is assumed to update any forward-looking statements, even if expectations change, except as required by law.

QUESTIONS AND ANSWERS
SPECIAL MEETING Q & A
WHY DID I RECEIVE THIS PROXY STATEMENT?
Aerojet Rocketdyne’s board of directors is soliciting your proxy to vote at the Special Meeting because you were a stockholder of Aerojet Rocketdyne’s common stock, par value $0.10 per share, at the close of business (5:00 p.m. Eastern time) on February 4, 2021 (the “Record Date”), and therefore you are entitled to vote at the Special Meeting. This proxy statement contains information about the matters to be voted on at the Special Meeting and the voting process, as well as information about our proposed acquisition by Lockheed Martin pursuant to the terms of the Merger Agreement.
WHEN AND WHERE IS THE SPECIAL MEETING?
Date: March 9, 2021	Time: 9:00 a.m. Pacific Time

Place: The Special Meeting will be held entirely online at www.virtualshareholdermeeting.com/AJRD2021SM.	Record Date: You are entitled to vote if you were a stockholder of record at the close of business on February 4, 2021.
WHAT AM I VOTING ON?
You are voting on the following items of business at the Special Meeting:
Proposal 1:	To adopt the Merger Agreement and the transactions contemplated thereby;
Proposal 2:
To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and

Proposal 3:	To adopt a non-binding, advisory proposal to approve certain compensation that will or may become payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger.
WHO IS ENTITLED TO VOTE?
Stockholders of record as of the Record Date, February 4, 2021, are entitled to vote at the Special Meeting. Each share of common stock is entitled to one vote.
WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD?
The board of directors recommends that you vote:
“FOR”	the adoption of the Merger Agreement and the transactions contemplated thereby (Proposal 1);
“FOR”
the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting (Proposal 2); and

“FOR”	the non-binding, advisory proposal to approve certain compensation payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger (Proposal 3).
HOW DO I VOTE?
The Special Meeting will be held entirely online to allow greater participation and protect the health and safety of our stockholders. Stockholders may participate in the Special Meeting by visiting www.virtualshareholdermeeting.com/AJRD2021SM on the Internet.
To participate in the Special Meeting, you will need the control number included on your proxy card, or on the instructions that accompanied your proxy materials. Even if you plan to participate in the Special Meeting online, we urge you to vote as soon as possible by one of the following methods to make sure your shares are represented if you later decide not to participate in the virtual Special Meeting.

SHARES HELD IN THE STOCK FUND OF THE AEROJET ROCKETDYNE RETIREMENT SAVINGS PLAN
If you are a participant in the Aerojet Rocketdyne Retirement Savings Plan, the enclosed proxy card will also serve to provide voting instructions to Fidelity Management Trust Company, the Trustee, with respect to any shares of the Stock Fund attributable to your account under the Aerojet Rocketdyne Retirement Savings Plan. You may provide such instructions to the Trustee by following the instructions on the proxy card. If you provide voting instructions by mail, telephone, or the Internet, the Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions. You must submit voting instructions to the Trustee by no later than 11:59 p.m. Eastern time on March 4, 2021, in order for your shares to be voted as you have directed by the Trustee at the Special Meeting. Aerojet Rocketdyne Retirement Savings Plan participants may not vote their Plan shares in person at the Special Meeting.
SHARES HELD BY YOU, YOUR BROKER, BANK OR OTHER HOLDER OF RECORD
You may vote in several different ways:
•	By Internet during the Special Meeting: You may vote electronically during the Special Meeting on March 9, 2021, at 9:00 a.m. Pacific Time, via the Internet at www.virtualshareholdermeeting.com/
AJRD2021SM using the control number we have provided to you. You may also be represented by another person at the meeting via the Internet by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” and wish to vote electronically during the Special Meeting, you must obtain a legal proxy from your broker, bank or other holder of record.
•
By Telephone: You may vote by calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

•
By Internet before the meeting date: You may vote by going to the Internet website indicated on your proxy card. Confirmation that your voting instructions have been properly recorded will be provided.

•	By Mail: You may vote by completing, signing, dating and returning your proxy card using the prepaid return envelope provided.
Telephone and Internet voting before the meeting date for stockholders of record will be available until 11:59 p.m. Eastern Time on March 8, 2021. A mailed proxy card must be received by March 8, 2021, in order to be voted at the Special Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions that you receive from them.
If you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Special Meeting via the Internet, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting via the Internet.
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except: (1) as necessary to meet and address applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.
MAY I ATTEND THE MEETING?
All stockholders and properly appointed proxy holders may attend the Special Meeting over the Internet at www.virtualshareholdermeeting.com/AJRD2021SM. Stockholders who plan to attend must have access to the control number we have provided to you to join the virtual Special Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at

www.proxyvote.com. Stockholders of record will be verified against an official list available electronically at the Special Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date (or demonstrate that the person holds a valid proxy from a stockholder as of the Record Date).
HOW CAN I SUBMIT A QUESTION AT THE SPECIAL MEETING?
Stockholders may submit questions in advance of the Special Meeting by visiting www.proxyvote.com and accessing the online pre-meeting forum using the 16-digit control number found on such stockholder's proxy card or voting instruction form. Stockholders may also submit questions during the Special Meeting. As part of the Special Meeting, Aerojet Rocketdyne will hold a live question and answer session during which we intend to answer questions submitted in advance of and during the meeting that are pertinent to Aerojet Rocketdyne and the meeting matters, as time permits. Questions may be submitted during the special meeting through www.virtualshareholdermeeting.com/AJRD2021SM. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.”
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with Aerojet Rocketdyne’s transfer agent, Computershare, Inc., you are considered a “stockholder of record” or a “registered stockholder” of those shares. In this case, your proxy materials have been sent to you directly by Broadridge Financial Solutions, Inc. If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Aerojet Rocketdyne Retirement Savings Plan, you are considered the “beneficial owner” of those shares, which are held in “street name.” The proxy materials have been forwarded to you by or on behalf of your broker, bank, trustee or other holder who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following their instructions for voting.
WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?
Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Special Meeting. If no instructions are given within that time frame, the nominees may not vote those shares on matters deemed “non-routine” by the NYSE. The proposals for stockholder consideration herein are non-routine matters and nominees cannot vote without instructions from the beneficial owner. These so-called “broker non-votes,” if any, will have the same effect as a vote against Proposal 1 and no effect on the outcome of Proposal 2 and Proposal 3. Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter. For these reasons, please promptly vote by telephone, or Internet, or mail.
MAY I CHANGE MY VOTE?
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
•	Returning a signed proxy card bearing a later date;
•	Sending written notice of revocation to the Company, c/o the Secretary;
•	Submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the earlier voted proxy; or
•	Attending the Special Meeting via the Internet at www.virtualshareholdermeeting.com/AJRD2021SM and voting using the control number we have provided to you.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Special Meeting via the Internet at www.virtualshareholdermeeting.com/AJRD2021SM if you obtain a legal proxy as described above.

WHAT VOTE IS REQUIRED TO APPROVE THE MERGER PROPOSAL (PROPOSAL 1)?
Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Aerojet Rocketdyne common stock voting in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.
WHAT VOTE IS REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL (PROPOSAL 2)?
The affirmative vote of a majority of the shares of Aerojet Rocketdyne common stock, present or represented by proxy at the Special Meeting, is required to approve the Adjournment Proposal, whether or not a quorum is present. The Special Meeting may also be adjourned by the chairman of the meeting for a proper purpose or by the stockholders for any other purpose per Aerojet Rocketdyne’s bylaws.
WHAT VOTE IS REQUIRED TO APPROVE THE MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION PROPOSAL (PROPOSAL 3)?
Assuming a quorum is present, the affirmative vote of a majority of the shares of Aerojet Rocketdyne common stock, present or represented by proxy at the Special Meeting and entitled to vote on the subject matter, is required to approve the Merger-Related Named Executive Officer Compensation Proposal (Proposal 3). The stockholders’ vote regarding Proposal 3 is a non-binding, advisory vote. Since compensation and benefits that may be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the stockholders do not approve the Merger-Related Named Executive Officer Compensation Proposal.
WHAT CONSTITUTES A QUORUM?
As of the Record Date, 77,503,616 shares of common stock were outstanding. A majority of the outstanding shares entitled to vote at the Special Meeting, represented individually or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter will be included at the Special Meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given as to matters to be voted upon will be included at the Special Meeting for quorum purposes.
WHAT IS THE COMPANY’S INTERNET ADDRESS?
The Company’s Internet address is www.AerojetRocketdyne.com. You can access this proxy statement at this Internet address, as well as all other Company filings with the SEC.
The Company will provide free of charge a print copy of the proxy materials to any beneficial owner of the Company’s common stock as of the Record Date who sends a written request to:
Aerojet Rocketdyne Holdings, Inc.
Attn: Corporate Secretary
222 N. Pacific Coast Highway, Suite 500
El Segundo, California 90245
WILL ANY OTHER MATTERS BE VOTED ON?
As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the Special Meeting other than those matters discussed in this proxy statement. If any other matters properly come before the Special Meeting and call for a vote of the stockholders, validly executed proxies will be voted in accordance with the recommendation of Aerojet Rocketdyne’s board of directors.
WHO IS SOLICITING PROXIES UNDER THIS PROXY STATEMENT?
The proxies being solicited hereby are being solicited by our board of directors. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without receiving additional compensation other than their regular compensation, solicit proxies by further mailings, personal conversations, by telephone, facsimile, or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the stock. The Company has retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on its behalf. The Company has agreed to pay Okapi Partners a fee of approximately $45,000, plus costs and expenses, for these services. If stockholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners, toll-free at 1-888-785-6707.
MERGER RELATED Q & A
WHAT IS THE MERGER?
On December 20, 2020, we entered into a definitive agreement to be acquired by Lockheed Martin in an all-cash transaction, which we refer to as the “Merger Agreement” throughout this proxy statement. The acquisition will be implemented by the merger of a wholly owned subsidiary of Lockheed Martin with and into Aerojet Rocketdyne, with Aerojet Rocketdyne surviving that merger as a wholly owned subsidiary of Lockheed Martin.
WHAT WILL HOLDERS OF AEROJET ROCKETDYNE COMMON STOCK RECEIVE IN THE MERGER?
If the Merger is completed, holders of our common stock will be entitled to receive $56.00 per share in cash, without interest and less, to the extent paid or payable as discussed further in this proxy statement, the $5.00 per share amount of the Pre-Closing Dividend, unless the holder properly exercises their appraisal rights. This $56.00 per share amount represents a premium of approximately 33% to Aerojet Rocketdyne’s closing stock price on December 18, 2020 (the last trading day before the announcement of the Merger Agreement), and a premium of approximately 42% to Aerojet Rocketdyne’s volume weighted average stock price in the 90 trading days prior to announcement of the Merger Agreement.
WHAT WILL HOLDERS OF AEROJET ROCKETDYNE OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS RECEIVE IN THE MERGER?
At the effective time of the Merger, and subject to the terms of the Merger Agreement:
•
Outstanding unvested shares of Aerojet Rocketdyne’s restricted common stock will automatically become fully vested (for shares subject to performance vesting criteria, based on deemed achievement of maximum performance) and cashed out as specified in the Merger Agreement promptly following the effective time of the Merger.

•
Each outstanding option and SAR with respect to shares of our common stock that have an exercise price or grant price, as applicable, that is less than the Price Per Share will be automatically canceled and cashed out.

•	Each outstanding option and SAR with exercise or grant prices equal to or greater than the Price Per Share will be canceled for no consideration.
•
Each outstanding restricted stock unit (for units subject to performance vesting criteria, based on deemed achievement of maximum performance), to the extent granted prior to the execution of the Merger Agreement, will be automatically canceled and, upon delivery of a notice and acknowledgment, cashed out as specified in the Merger Agreement within ten business days following the effective time of the Merger or at such other time or times to the extent necessary to avoid the imposition of additional income taxes under Section 409A of the Code.

•
Each outstanding restricted stock unit with respect to shares of our common stock that was granted on or after the execution of the Merger Agreement will be automatically canceled. With respect to each cancelled restricted stock unit, (i) for individuals who remain employed by Lockheed Martin or its affiliates through the applicable grant date of such replacement award, Lockheed Martin will grant a replacement award of Lockheed Martin restricted stock units based on the total number of shares of our common stock subject to such cancelled restricted stock units (for units subject to performance vesting criteria, based on deemed achievement of maximum performance) multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement) or (ii) for individuals who do not remain employed by Lockheed Martin or its affiliates through the applicable grant date of the replacement awards referenced in the immediately preceding clause (i), Lockheed Martin will pay an amount in cash as specified in the Merger Agreement within ten business days following such holder’s termination of employment.
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second half of 2021. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger,” many of which are outside of our control.
IF THE MERGER IS COMPLETED, HOW WILL I RECEIVE THE CASH FOR MY SHARES?
The Merger Agreement provides that, promptly after the effective time of the Merger, a designated paying agent will send each holder of record of a certificate representing shares of common stock or of uncertificated shares of common stock immediately prior to the effective time of the Merger a customary letter of transmittal and instructions advising such holder as to how to surrender or transfer such shares of common stock in exchange for the Merger Consideration. The paying agent will promptly pay such holders the Merger Consideration upon (i) the surrender of a certificate representing shares of common stock to the paying agent (or compliance with the reasonable procedures established by the paying agent for transfer of uncertificated shares) and (ii) delivery of a properly completed letter of transmittal and any other documents reasonably required by the paying agent or Lockheed Martin. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to you will be reduced by any applicable withholding taxes.
You should not surrender your shares of common stock without a letter of transmittal.
See the section of this proxy statement captioned “The Merger Agreement — Payment for the Shares.”
AM I ENTITLED TO APPRAISAL RIGHTS UNDER DELAWARE LAW?
If the Merger is completed, stockholders who do not vote in favor of Proposal 1 (adoption of the Merger Agreement and the transactions contemplated thereby) and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law (the “DGCL”). This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this proxy statement.
WILL I BE SUBJECT TO U.S. FEDERAL INCOME TAX UPON THE EXCHANGE OF COMMON STOCK FOR CASH PURSUANT TO THE MERGER?
If you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.
A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. federal Income Tax Consequences of the Merger and Pre-Closing Dividend”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Please see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend.” We recommend that you consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger to you in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction and any applicable income tax treaty.
DO ANY OF AEROJET ROCKETDYNE’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM THOSE OF THE COMPANY’S STOCKHOLDERS GENERALLY?
In considering the recommendation of Aerojet Rocketdyne’s board of directors with respect to the proposal to adopt Proposal 1 (adoption of the Merger Agreement and the transactions contemplated thereby), you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, including golden parachute payment mitigation actions, payments upon termination following a change-in-control, cashing out of equity-based awards held by our directors and executive officers and continued indemnification and insurance coverage for our directors and executive officers. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, Aerojet Rocketdyne’s board of directors was aware of and considered these interests, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger.”
WHO CAN HELP ANSWER ADDITIONAL QUESTIONS?
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:
Okapi Partners
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
toll-free at 1-888-785-6707
info@okapipartners.com
DIVIDEND RELATED Q & A
IS PAYMENT OF THE PRE-CLOSING DIVIDEND CONTINGENT ON APPROVAL OF THE MERGER?
No. On December 19, 2020, Aerojet Rocketdyne’s board of directors declared a one-time cash dividend of $5.00 per share payable on March 24, 2021 to stockholders of record of common stock as of the close of business on March 10, 2021. Payment of this Pre-Closing Dividend is not conditioned on approval of the Merger.
DOES THE PRE-CLOSING DIVIDEND IMPACT THE AMOUNT OF CONSIDERATION I WILL RECEIVE IN THE MERGER?
Yes. Under the terms of the Merger Agreement, at the closing of the Merger, the $56.00 per share price will be reduced by the $5.00 per share Pre-Closing Dividend to the extent it is paid prior to closing or payable after closing. As a result:
•
If the Merger closes before the close of business on March 10, 2021, which we do not expect to be the case, no dividend will be paid to stockholders and stockholders will receive $56.00 in cash per share of common stock at the closing. In this situation, no dividend will be paid to stockholders because all shares of our common stock will have been canceled prior to the Pre-Closing Dividend Record Date.

•
If the Merger closes after the close of business on March 10, 2021, but before payment of the Pre-Closing Dividend on March 24, 2021, which we do not expect to be the case, stockholders will receive $51.00 in cash per share of common stock in consideration at closing. In this situation, the Merger Agreement provides that, on March 24, the Surviving Corporation will pay the $5.00 per share dividend to stockholders of record as of the close of business on March 10, 2021.

•
If the Merger closes after the payment of the Pre-Closing Dividend on March 24, 2021, as we expect will be the case, stockholders will receive $51.00 in cash per share of common stock in consideration at closing. In this situation, stockholders of record as of the Pre-Closing Dividend Record Date will have already received the $5.00 per share dividend by the effective time of the Merger.

WILL I BE SUBJECT TO U.S. FEDERAL INCOME TAX ON THE PRE-CLOSING DIVIDEND?
Although the tax treatment of the Pre-Closing Dividend is not entirely clear, Aerojet Rocketdyne and Lockheed Martin intend to report the Pre-Closing Dividend as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes. Assuming that this characterization applies, the amount of this distribution would be treated first as a taxable dividend to the extent of a U.S. Holder’s (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend”) pro rata share of Aerojet Rocketdyne’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Aerojet Rocketdyne common stock, and finally as capital gain from the sale or exchange of Aerojet Rocketdyne common stock.
Assuming the Pre-Closing Dividend is treated as a distribution with respect to Aerojet Rocketdyne common shares for United States federal income tax purposes, a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend”) generally will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) with respect to the portion of the Pre-Closing Dividend treated as a taxable dividend unless certain exceptions apply. Since the determination of the portion of the Pre-Closing Dividend that is treated as a taxable dividend will not be completed until after the closing of the Merger, it is possible that a broker, dealer, bank or other custodian that holds Aerojet Rocketdyne common stock beneficially owned by a Non-U.S. Holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the Pre-Closing Dividend.
Please see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend.” We recommend that you consult your own tax advisor regarding the U.S. federal income tax consequences of the Pre-Closing Dividend to you in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction and any applicable income tax treaty.

THE SPECIAL MEETING
March 9, 2021 at 9:00 a.m. Pacific Time
The Special Meeting will be held entirely online at:

www.virtualshareholdermeeting.com/AJRD2021SM

Record Date: February 4, 2021
You are entitled to vote if you were a stockholder of record at the close of business on February 4, 2021.
Purpose of the Special Meeting
At the virtual Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement and the transactions contemplated thereby (the “Merger Proposal”); (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”); and (3) approve, by non-binding, advisory vote, certain compensation that will or may become payable to Aerojet Rocketdyne named executive officers in connection with the Merger (the “Merger-Related Named Executive Officer Compensation Proposal”).
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available online at www.proxyvote.com for a period of no less than ten days before the Special Meeting and online at www.virtualshareholdermeeting.com/AJRD2021SM during the meeting.
As of the Record Date, there were 77,503,616 shares of common stock outstanding and entitled to vote at the Special Meeting.
Stockholders representing a majority of the voting power of the issued and outstanding Aerojet Rocketdyne common stock, present individually or represented by proxy, constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required and the Impact of Abstentions
Proposal 1: Merger Proposal
If a quorum is present, the affirmative vote of a majority of the outstanding shares of Aerojet Rocketdyne common stock is required to adopt the Merger Agreement and the transactions contemplated thereby. A failure to vote your shares of common stock, a broker non-vote, if any, and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Proposal 2: Adjournment Proposal
Whether or not a quorum is present, the affirmative vote of a majority of the shares of Aerojet Rocketdyne common stock, present or represented by proxy at the Special Meeting, is required to approve the Adjournment Proposal. Abstentions will have the same effect as a vote against this proposal. A failure to vote your shares and broker non-votes, if any, will have no effect on the outcome of this proposal.

Proposal 3: Merger-Related Named Executive Officer Compensation Proposal
If a quorum is present, the affirmative vote of a majority of the shares of Aerojet Rocketdyne common stock present or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve, by a non-binding, advisory vote, the Merger-Related Named Executive Officer Compensation Proposal, an advisory (not binding) vote. Abstentions will have the same effect as a vote against this proposal. A failure to vote your shares and broker non-votes, if any, will have no effect on the outcome of this proposal. Since compensation and benefits that may be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the stockholders do not approve the Merger-Related Named Executive Officer Compensation Proposal.

Broker Non-Votes
Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Special Meeting. If no instructions are given within that time frame, the nominees may not vote those shares on matters deemed “non-routine” by the NYSE. The proposals for stockholder consideration herein are non-routine matters and nominees cannot vote without instructions from the beneficial owner. So-called broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter. For these reasons, please promptly vote by telephone, or Internet, or mail.
Shares Held by Aerojet Rocketdyne’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,921,729 shares of common stock, representing approximately 2.48% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Adjournment Proposal; and (3) “FOR” the Merger-Related Named Executive Officer Compensation Proposal.
Voting and Proxies
SHARES HELD IN THE STOCK FUND OF THE AEROJET ROCKETDYNE RETIREMENT SAVINGS PLAN
If you are a participant in the Aerojet Rocketdyne Retirement Savings Plan, the enclosed proxy card will also serve to provide voting instructions to Fidelity Management Trust Company, the Trustee, with respect to any shares of the Stock Fund attributable to your account under the Aerojet Rocketdyne Retirement Savings Plan. You may provide such instructions to the Trustee by following the instructions on the proxy card. If you provide voting instructions by mail, telephone, or the Internet, the Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions. You must submit voting instructions to the Trustee by no later than 11:59 p.m. Eastern time on March 4, 2021, in order for your shares to be voted as you have directed by the Trustee at the Special Meeting. Aerojet Rocketdyne Retirement Savings Plan participants may not vote their Plan shares in person at the Special Meeting.
SHARES HELD BY YOU, YOUR BROKER, BANK OR OTHER HOLDER OF RECORD
You may vote in several different ways:
•	By Internet during the Special Meeting: You may vote electronically during the Special Meeting on March 9, 2021, at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/
AJRD2021SM using the control number we have provided to you. You may also be represented by another person at the meeting via the Internet by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” and wish to vote electronically during the Special Meeting, you must obtain a legal proxy from your broker, bank or other holder of record.

•
By Telephone: You may vote by calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

•
By Internet before the meeting date: You may vote by going to the Internet website indicated on your proxy card. Confirmation that your voting instructions have been properly recorded will be provided.

•	By Mail: You may vote by completing, signing, dating and returning your proxy card using the prepaid return envelope provided.
Telephone and Internet voting before the meeting date for stockholders of record will be available until 11:59 p.m. Eastern Time on March 8, 2021. A mailed proxy card must be received by March 8, 2021, in order to be voted at the Special Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions that you receive from them.
If you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Special Meeting via the Internet, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting via the Internet.
Revocability of Proxies
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
•	Returning a signed proxy card bearing a later date;
•	Sending written notice of revocation to the Company, c/o the Corporate Secretary;
•	Submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the earlier voted proxy; or
•	Attending the Special Meeting via the Internet at www.virtualshareholdermeeting.com/AJRD2021SM and voting using the control number we have provided to you.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Special Meeting via the Internet at www.virtualshareholdermeeting.com/AJRD2021SM if you obtain a legal proxy as described above.
Board of Directors’ Recommendation
After considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” Aerojet Rocketdyne’s board of directors unanimously recommends that you vote:
“FOR” the adoption of the Merger Agreement and the transactions contemplated thereby (Proposal 1);
“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting (Proposal 2); and
“FOR” the non-binding, advisory proposal to approve certain compensation payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger (Proposal 3).
Solicitation of Proxies
The proxies being solicited hereby are being solicited by our board of directors. The cost of soliciting proxies in the enclosed form will be borne by Aerojet Rocketdyne. Officers and regular employees of the Company may, but without receiving additional compensation other than their regular compensation, solicit proxies by further mailings, personal conversations, by telephone, facsimile, or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the stock. The Company has retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on its behalf. The Company has agreed to pay Okapi Partners a fee of approximately $45,000, plus costs and expenses, for these services. If stockholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners, toll-free at 1-888-785-6707.
Anticipated Date of Completion of the Merger
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second half of 2021. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger,” many of which are outside of our control.
Appraisal Rights
Section 262 of the DGCL (“Section 262”) entitles certain stockholders to exercise appraisal rights in connection with the Merger. Holders of shares of our common stock who qualify for, and have properly exercised, their appraisal rights are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.
The procedures established by Section 262 must be complied with exactly. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.
To exercise your appraisal rights, you must follow exactly the procedures specified under the DGCL, including: (i) delivering a written demand for appraisal to Aerojet Rocketdyne before the vote is taken on the proposal to adopt the Merger Agreement and the transactions contemplated thereby; (ii) not submitting a proxy or otherwise voting in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby; and (iii) continuing to hold your shares of our common stock of record through the effective time of the Merger. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and Section 262 regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.
See “The Merger — Appraisal Rights” for additional information.
Other Matters
As of the date of this proxy statement, the Company knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on March 9, 2021
A copy of this proxy statement is available, without charge, by written request to Aerojet Rocketdyne (Attn: Corporate Secretary) or the proxy solicitor at the address listed below, or from the SEC website at www.sec.gov.

Assistance
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Aerojet Rocketdyne common stock, please contact our proxy solicitor:
Okapi Partners
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
toll-free at 1-888-785-6707
info@okapipartners.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED THEREBY
We are asking you to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of our common stock voting in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.
The board of directors unanimously recommends a vote FOR adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement and the transactions contemplated thereby.
Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement and the transactions contemplated thereby such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and the transactions contemplated thereby and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement and the transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The board of directors unanimously recommends a vote FOR adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE TO APPROVE
CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” and “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Golden Parachute Payment Mitigation.”
We are asking stockholders to indicate their approval of the various compensation that will or may become payable to Aerojet Rocketdyne’s named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Aerojet Rocketdyne’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of Aerojet Rocketdyne’s board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, we are seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Aerojet Rocketdyne Holdings, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Aerojet Rocketdyne’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” and “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Golden Parachute Payment Mitigation” in Aerojet Rocketdyne’s proxy statement for the Special Meeting.”
Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Aerojet Rocketdyne, Aerojet Rocketdyne’s board of directors or Lockheed Martin. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.
The board of directors unanimously recommends a vote FOR the advisory approval of certain Merger-related executive compensation arrangements.

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Parties Involved in the Merger
Aerojet Rocketdyne Holdings, Inc.
Aerojet Rocketdyne is primarily a technology-based engineering and manufacturing company that develops and produces specialized power and propulsion systems, as well as armament systems. It develops and manufactures liquid and solid rocket propulsion, air-breathing hypersonic engines, and electric power and propulsion for space, defense, civil and commercial applications.
Aerojet Rocketdyne operates as a merchant supplier in the aerospace and defense industry. The Company acts as either a prime contractor, selling directly to the end user, or as a subcontractor, selling products to prime contractors. The principal end user customers of our products and technologies are primarily agencies of the U.S. government.
The Company is a supplier of propulsion systems on multiple of Lockheed Martin’s missile defense, strategic deterrence, strike, hypersonics and orbital access programs including significantly, Patriot Advanced Capability-3 (PAC-3), Terminal High Altitude Area Defense (THAAD), Army Tactical Missile System (ATACMS) and Orion and is providing propulsion for Lockheed Martin’s Next Generation Interceptor offering. As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, sales to Lockheed Martin made up approximately 33% of the Company’s 2019 net sales.
Aerojet Rocketdyne’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AJRD.”
The Company is headquartered at 222 N. Pacific Coast Highway, Suite 500, El Segundo, California 90245 and its telephone number is (310) 252-8100.
Lockheed Martin Corporation
Lockheed Martin is a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Lockheed Martin also provides a broad range of management, engineering, technical, scientific, logistics, systems integration and cybersecurity services. Lockheed Martin serves both U.S. and international customers with products and services that have defense, civil and commercial applications, with Lockheed Martin’s principal customers being agencies of the U.S. Government. Lockheed Martin’s main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity.
Lockheed Martin is one of Aerojet Rocketdyne’s largest customers.
Lockheed Martin employs approximately 114,000 employees worldwide.
Lockheed Martin’s common stock is listed on the NYSE under the symbol “LMT.” Lockheed Martin is headquartered at 6801 Rockledge Drive, Bethesda, Maryland 20817 and its telephone number is (301) 897-6000.
Mizar Sub, Inc.
Mizar Sub, Inc., or the “Merger Sub,” is a wholly owned direct subsidiary of Lockheed Martin and was formed on December 17, 2020, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities, other than in connection with the transactions contemplated by the Merger Agreement.
Merger Sub is headquartered at 6801 Rockledge Drive, Bethesda, Maryland 20817 and its telephone number is (301) 897-6000.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Aerojet Rocketdyne, and Aerojet Rocketdyne will continue as the Surviving Corporation and as a wholly owned subsidiary of Lockheed Martin. As a result of the Merger, Aerojet Rocketdyne will become a wholly owned subsidiary of Lockheed Martin, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic or current reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The effective time of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as is agreed upon in writing by Lockheed Martin and Aerojet Rocketdyne and specified in the certificate of merger in accordance with the DGCL.
Effect on Aerojet Rocketdyne if the Merger Is Not Completed
If the Merger Agreement and the transactions contemplated thereby is not adopted by the stockholders, Aerojet Rocketdyne stockholders will not receive any payment for their shares of common stock. Instead, Aerojet Rocketdyne will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic and current reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Aerojet Rocketdyne operates and risks related to adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, Aerojet Rocketdyne’s board of directors will continue to evaluate and review Aerojet Rocketdyne’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement and the transactions contemplated thereby are not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Aerojet Rocketdyne’s board of directors will be offered or that Aerojet Rocketdyne’s business, prospects or results of operation will not be adversely impacted.
In addition, Aerojet Rocketdyne will be required to pay to Lockheed Martin a termination fee of $150,000,000 if the Merger Agreement is terminated under specified circumstances. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement; Termination Fees and Expenses.”
Merger Consideration
At the effective time of the Merger, each issued and outstanding share of common stock, $0.10 par value per share, of Aerojet Rocketdyne (our “common stock”) will automatically be canceled and will cease to exist and will be converted into the right to receive an amount in cash equal to (a) $56.00 minus (b) to the extent paid (or, in the event that the closing date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, to the extent payable after the closing date), the $5.00 per share amount of the Pre-Closing Dividend, unless the holder of such shares properly exercises its appraisal rights, without interest, other than the following: (i) any shares of common stock held by (A) Aerojet Rocketdyne or any wholly owned subsidiary of Aerojet Rocketdyne (or held in Aerojet Rocketdyne’s treasury), including shares of common stock reserved for issuance under any of our equity and performance incentive plans or the ESPP, but not including any shares of common stock held by any of our employee plans or trusts related thereto, or (B) Lockheed Martin, Merger Sub or any other wholly owned subsidiary of Lockheed Martin, immediately prior to the effective time of the Merger (collectively, the “Cancelled Shares”), which will be automatically canceled without payment of any consideration therefor and will cease to exist; and (ii) shares of common stock, other than the Cancelled Shares, that are held by a stockholder of record who did not vote in favor of the Merger Proposal with respect to such shares and is entitled to demand and validly demands appraisal of such shares of common stock pursuant to, and complies in all respects with, Section 262 of the DGCL, as more fully described in the section of this proxy statement captioned “The Merger — Appraisal Rights.”

Pre-Closing Cash Dividend
On December 19, 2020, the Company’s board of directors declared a one-time cash dividend of $5.00 per share of common stock. The Pre-Closing Dividend is payable on March 24, 2021 to each stockholder of record of common stock as of the close of business on March 10, 2021. Aerojet Rocketdyne’s board of directors has the authority to modify, suspend, cancel or revoke the Pre-Closing Dividend prior to the Payment Date, but has no expectation of doing so. The Merger Agreement provides that if the Merger closing date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, which we do not expect to be the case, the Surviving Corporation in the Merger shall pay, and Lockheed Martin will cause the Surviving Corporation to pay, the Pre-Closing Dividend to each stockholder of record of common stock as of the Pre-Closing Dividend Record Date. If the Pre-Closing Dividend is paid or payable before the closing of the Merger, as we expect will be the case, stockholders will receive $51.00 per share of common stock in connection with the consummation of the Merger, reflecting the $56.00 per share Merger consideration price less the amount of the $5.00 per share Pre-Closing Dividend. If the Pre-Closing Dividend is not paid or payable before the closing of the Merger, stockholders will receive the $56.00 per share Merger consideration price. Payment of the Pre-Closing Dividend is not contingent upon approval or closing of the Merger.
Background of the Merger
The Aerojet Rocketdyne board of directors, with the assistance of Aerojet Rocketdyne’s management, regularly evaluates Aerojet Rocketdyne’s prospects and strategy in light of its performance, the business and economic environment, as well as developments in the aerospace and defense industries, and opportunities and challenges facing Aerojet Rocketdyne and other participants in such industries, all with a view toward maximizing stockholder value. These reviews have included, among other things, consideration of potential strategic alternatives, including the possibility of strategic acquisitions, divestitures and business combination transactions, as well as other uses of company resources, including potential recapitalization transactions and other capital deployment transactions.
Aerojet Rocketdyne has for many years served as a supplier to United Launch Alliance (“ULA”), a joint venture between Lockheed Martin and The Boeing Company (“Boeing”). ULA currently provides launch services using the Atlas and Delta launch vehicles, which both use Aerojet Rocketdyne-made rocket engines. In light of the nature of the businesses of Aerojet Rocketdyne and each of Lockheed Martin, Boeing and ULA and the commercial relationship between Aerojet Rocketdyne and each of those companies, members of Aerojet Rocketdyne management are generally familiar with those other companies’ businesses, and representatives of Aerojet Rocketdyne have periodically discussed Aerojet Rocketdyne’s commercial relationships with ULA with representatives of Lockheed Martin and Boeing.
On January 28, 2020, Gregory A. Jones, Senior Vice President, Strategy and Business Development of Aerojet Rocketdyne, contacted representatives of Boeing regarding Aerojet Rocketdyne’s potential interest in a strategic business combination involving Boeing’s Space and Launch division and/or Aerojet Rocketdyne’s acquisition of Boeing’s interest in ULA. During February and March 2020, Mr. Jones had additional discussions with representatives of Boeing concerning Aerojet Rocketdyne’s potential interest in any such potential transaction.
On March 18, 2020, Mr. Jones contacted Mr. Robert E. Mullins, Senior Vice President, Corporate Strategy and Business Development of Lockheed Martin, and Mr. Jones indicated that Aerojet Rocketdyne might have potential interest in acquiring ULA. During this call, the discussion expanded into a broader discussion about the strategic relationship between Aerojet Rocketdyne and Lockheed Martin and the possibility of a potential business combination involving the two companies. Later that day, Mr. Jones informed Warren G. Lichtenstein, Executive Chairman of Aerojet Rocketdyne, and Eileen P. Drake, Chief Executive Officer and President of Aerojet Rocketdyne, about this discussion with Lockheed Martin.
During April 2020, Mr. Jones had several discussions with Mr. Mullins and Mr. Gregory L. Psihas, Vice President, Corporate Development of Lockheed Martin, regarding the possibility of a potential business combination involving Aerojet Rocketdyne and Lockheed Martin.
In April 2020, members of Aerojet Rocketdyne management began to have discussions with representatives of Citi regarding Aerojet Rocketdyne’s potential retention of Citi as a financial advisor to Aerojet Rocketdyne and the Aerojet Rocketdyne board of directors to assist in analyzing an array of potential business and financial matters, including a possible strategic transaction involving Aerojet Rocketdyne and other strategic alternatives. Thereafter members of Aerojet Rocketdyne management and representatives of Citi engaged in a number of discussions regarding various business and financial matters.
On April 14, 2020, Boeing informed Aerojet Rocketdyne that no decision had been made or was expected to be made in the foreseeable future to either divest their 50% equity ownership interest in ULA or pursue a possible strategic combination involving Aerojet Rocketdyne, given Boeing senior leadership’s increasing attention being devoted towards the impact of COVID-19.
On May 4, 2020, Mr. Jones and Mr. Psihas had a telephone call during which Mr. Psihas confirmed Lockheed Martin’s interest in continuing preliminary discussions with Aerojet Rocketdyne concerning a potential business combination transaction and the timing for potential next steps in the process, including the execution of an appropriate confidentiality agreement between Aerojet Rocketdyne and Lockheed Martin and a potential management presentation by Aerojet Rocketdyne with respect to its business and operations. Later that day, Mr. Jones provided Mr. Psihas with a draft confidentiality agreement prepared by Arjun L. Kampani, Senior Vice President, General Counsel and Secretary of Aerojet Rocketdyne.
On May 6, 2020, as part of a regularly-scheduled meeting of the Aerojet Rocketdyne board of directors, Mr. Jones provided a summary to the Aerojet Rocketdyne board of directors of his various discussions with Lockheed Martin and Boeing, and noted that Aerojet Rocketdyne and Lockheed Martin agreed that a confidentiality agreement would be appropriate in order to facilitate further discussions with Lockheed Martin.
On May 19, 2020, Aerojet Rocketdyne and Lockheed Martin entered into a confidentiality agreement (the “Confidentiality Agreement”) that included, among other things, customary confidentiality provisions and a 15-month standstill provision prohibiting Lockheed Martin from engaging in certain types of actions, including making any acquisition proposal with respect to Aerojet Rocketdyne (subject to certain exceptions), except that the Confidentiality Agreement did not restrict Lockheed Martin from initiating and engaging in private discussions with, and submitting certain confidential proposals to, the Aerojet Rocketdyne board of directors. The Confidentiality Agreement also provided that the standstill provisions would terminate and be of no further effect upon the occurrence of certain fundamental change events.
On May 20, 2020, certain members of management of Aerojet Rocketdyne (including Ms. Drake, Mr. Jones, Paul R. Lundstrom, Aerojet Rocketdyne’s then-current Chief Financial Officer, Mr. Kampani, and Mark Tucker, Aerojet Rocketdyne’s then-current Senior Executive and former Chief Operating Officer) and representatives of Citi participated in a conference call with certain members of Lockheed Martin’s management team (including Mr. Psihas), various representatives from Lockheed Martin’s financial advisors, Goldman Sachs & Co. LLC (“Goldman Sachs”) and Ardea Partners LP (“Ardea”), and representatives of Hogan Lovells US LLP (“Hogan Lovells”), legal advisor to Lockheed Martin. During this meeting, Aerojet Rocketdyne’s management provided a presentation on Aerojet Rocketdyne, which included an introduction to Aerojet Rocketdyne’s executive management team, a review of Aerojet Rocketdyne’s business, strategy and operations and a review of Aerojet Rocketdyne’s Management Presentation Forecast (as defined in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73), which was Aerojet Rocketdyne’s then-current 10-year financial forecast and which was subsequently updated and superseded by a new forecast in the latter half of September 2020. See the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” for a summary of this Management Presentation Forecast as well as other later forecasts.
Over the course of the next few weeks, continuing into June 2020, Aerojet Rocketdyne management and Citi provided additional information, through written responses to questions and during conference calls, to Lockheed Martin and its representatives, including Goldman Sachs, Ardea and Hogan Lovells. In connection with that process, representatives of Citi had multiple discussions with representatives of Goldman Sachs and Ardea.
In June 2020, Mr. Lichtenstein had a discussion with representatives of Evercore regarding Aerojet Rocketdyne’s potential retention of Evercore as an additional financial advisor to Aerojet Rocketdyne and the Aerojet Rocketdyne board of directors to assist in analyzing an array of potential business and financial matters, including potential recapitalization transactions and other strategic alternatives. Thereafter and continuing into July 2020, Mr. Lichtenstein and representatives of Evercore had various discussions regarding various business and financial matters. Other members of Aerojet Rocketdyne management also began to have preliminary discussions with representatives of Evercore in late July 2020 regarding business and financial matters.

During the week of July 6, 2020, Ms. Drake had a telephone call with Frank A. St. John, Chief Operating Officer of Lockheed Martin, to follow up on prior discussions and to inquire whether Lockheed Martin intended to submit a transaction proposal to Aerojet Rocketdyne regarding a business combination transaction.
On July 14, 2020, Mr. St. John and Mr. Psihas provided Ms. Drake, Mr. Jones and Mr. Lundstrom a presentation regarding Lockheed Martin’s views regarding the strategic rationale, strategic fit and valuation of a potential business combination transaction between Aerojet Rocketdyne and Lockheed Martin, and a preview of Lockheed Martin’s preliminary merger proposal. The presentation described Lockheed Martin’s view that Aerojet Rocketdyne’s revenues would grow at a substantially lower rate than was included in Aerojet Rocketdyne’s 10-year revenue projections included in the Management Presentation Forecast. The presentation also indicated that while the loss of Aerojet Rocketdyne profits on certain sales to Lockheed Martin as a result of government procurement laws would have a negative impact on the value of the combined entity, Lockheed Martin had been able to identify significant cost and revenue synergy opportunities, which could potentially offset the profit loss. During this presentation, the Lockheed Martin management team indicated that Lockheed Martin would be submitting to Aerojet Rocketdyne an indication of interest letter for an all-cash merger transaction at $47.50 per share.
Following the presentation, Mr. Jones called Mr. Psihas and indicated that Aerojet Rocketdyne was extremely disappointed in Lockheed Martin’s $47.50 price per share offer and was not prepared to present it to the Aerojet Rocketdyne board of directors, as Aerojet Rocketdyne management believed that the offer was opportunistic based on the recent stock market downturn and significantly undervalued Aerojet Rocketdyne in light of Aerojet Rocketdyne’s business, prospects and position in the aerospace and defense industry. During this discussion, Mr. Psihas indicated to Mr. Jones that the indication of interest letter had already been sent.
The indication of interest letter from James D. Taiclet, President and Chief Executive Officer of Lockheed Martin, that was delivered to Ms. Drake set forth a preliminary, non-binding proposal for the acquisition of Aerojet Rocketdyne in an all-cash merger transaction at a price of $47.50 per share. The letter identified key elements of context for Lockheed Martin’s diligence review and valuation framework with respect to a potential acquisition of Aerojet Rocketdyne. Among other things, Lockheed Martin reiterated the negative financial implications of the loss of Aerojet Rocketdyne profits on sales to Lockheed Martin as a result of government procurement laws and its expectation that there would be both cost and growth synergies available to Lockheed Martin to offset this economic reality. Lockheed Martin also noted that there was long-term uncertainty in the Space Launch System (“SLS”) program of the National Aeronautics and Space Administration (“NASA”) as well as uncertainty regarding the number of hypersonics programs that ultimately would be funded through production. Aerojet Rocketdyne did not formally respond in writing to the letter. Aerojet Rocketdyne management consulted with representatives of Citi in connection with these matters.
In mid-July 2020, Aerojet Rocketdyne and its management team began to analyze and focus on one or more potential capital deployment transactions as alternatives to a strategic business combination transaction with Lockheed Martin or any other company.
Between July 14 and August 4, 2020, Aerojet Rocketdyne management and Citi engaged in discussions with Lockheed Martin management and Lockheed Martin’s financial advisors regarding Lockheed Martin’s proposal and the significant gap between the respective valuations of Aerojet Rocketdyne by Aerojet Rocketdyne and Lockheed Martin. During these discussions, Aerojet Rocketdyne management and Citi provided additional information concerning Aerojet Rocketdyne’s business and prospects.
On August 4, 2020, Mr. St. John and Mr. Psihas provided an updated presentation to Ms. Drake and Mr. Jones, and indicated that Lockheed Martin would be delivering a revised merger proposal for an all-cash merger transaction at $52.00 per share. While Mr. St. John and Mr. Psihas noted that the increased price reflected Lockheed Martin’s better understanding of Aerojet Rocketdyne’s business and financial forecast, they also noted that the price continued to reflect uncertainty regarding the SLS program and the number of hypersonics programs that would be funded over the next 10 years. During this discussion, the Aerojet Rocketdyne management team noted to Mr. St. John and Mr. Psihas that they were again disappointed in Lockheed Martin’s $52.00 per share offer, and that they believed it was still opportunistic, inadequate and not sufficient to merit making a counterproposal or engaging in a negotiation, but they indicated a willingness to provide certain additional financial information on Aerojet Rocketdyne’s strategic plan and the Management Presentation Forecast.

After the presentation, a letter from Mr. Taiclet was delivered to Ms. Drake setting forth a revised preliminary, non-binding proposal for the acquisition of Aerojet Rocketdyne in an all-cash merger transaction at a price of $52.00 per share. Except for the proposed price per share, this August 4, 2020 letter was otherwise substantially similar to Mr. Taiclet’s July 14, 2020 letter. Aerojet Rocketdyne management consulted with representatives of Citi concerning the terms of this revised proposal.
On August 5, 2020, at a regularly-scheduled meeting of the Aerojet Rocketdyne board of directors, Mr. Jones presented to the Aerojet Rocketdyne board of directors information regarding the indication of interest letter that Aerojet Rocketdyne had received from Lockheed Martin on July 14, 2020 proposing an all-cash merger transaction at $47.50 per share, the subsequent discussions that Aerojet Rocketdyne management and Citi had with Lockheed Martin and its advisors during the past several weeks regarding the significant gap in Aerojet Rocketdyne’s and Lockheed Martin’s respective valuations of Aerojet Rocketdyne, the revised indication of interest letter Aerojet Rocketdyne received from Lockheed Martin on August 4, 2020 proposing an all-cash merger transaction at $52.00 per share and Aerojet Rocketdyne management’s views that Lockheed Martin’s latest offer was still inadequate. Mr. Jones also presented to the Aerojet Rocketdyne board of directors information about various Aerojet Rocketdyne strategic alternatives, including Aerojet Rocketdyne’s organic growth plan, potential inorganic growth opportunities through acquisitions, and the likelihood that various potential merger and acquisition targets might be available to Aerojet Rocketdyne. Aerojet Rocketdyne management also reviewed with the Aerojet Rocketdyne board of directors management’s assessment of Lockheed Martin in comparison to other companies potentially interested in a business combination with Aerojet Rocketdyne and management’s view that Lockheed Martin represented the best fit for Aerojet Rocketdyne from a business, synergy and timing perspective. Management reviewed with the Aerojet Rocketdyne board of directors management’s views that (1) Company A, while potentially a good fit, had timing restrictions, (2) Company B, while potentially a good fit, had timing issues due to various business challenges and had other priorities, (3) Company C, while a moderate fit, was focused on other business areas and had low synergy potential, (4) Company D had some product overlap and unclear interest in the defense business, and (5) Company E had timing issues due to various business challenges and had low synergy potential. After discussion, the Aerojet Rocketdyne board of directors confirmed that the $52.00 per share price offer from Lockheed Martin was inadequate and not sufficient to merit making a counterproposal or engaging in a negotiation with Lockheed Martin, and the Aerojet Rocketdyne board of directors instructed management to proceed with Aerojet Rocketdyne’s organic growth plan while continuing to seek out and assess opportunities under its inorganic acquisition growth plan and consider the timing of potentially approaching any other parties that might have potential interest in a strategic transaction involving Aerojet Rocketdyne. Management noted that it would reassess any revised indication of interest that Lockheed Martin might submit in the future, at a higher price per share, and report on its analysis of any such revised indication of interest.
On August 7, 2020, Mr. Jones again communicated to Mr. Psihas that Lockheed Martin’s $52.00 per share offer was inadequate and not sufficient to merit making a counterproposal or engaging in a negotiation. Aerojet Rocketdyne did not otherwise respond to this letter, but Mr. Jones indicated to Mr. Psihas in the conversation that Aerojet Rocketdyne believed that a price of at least $60.00 per share was justified. Aerojet Rocketdyne management then continued to focus on Aerojet Rocketdyne’s organic growth plan, potential capital deployment transactions and other alternatives to a strategic business combination transaction.
Over the next couple of weeks, members of the Aerojet Rocketdyne senior management team, representatives of Citi and representatives of Lockheed Martin and its financial advisors engaged in discussions regarding Lockheed Martin’s revised proposal from August 4, 2020 and the remaining significant gap between the respective valuations of Aerojet Rocketdyne by Aerojet Rocketdyne and Lockheed Martin. Mr. Jones also provided further information about Aerojet Rocketdyne’s business and prospects to Mr. Psihas.
On August 14, 2020, Ms. Drake and Mr. Jones had a telephone call with Mr. St. John and Mr. Psihas, and Mr. St. John and Mr. Psihas presented Lockheed Martin’s views on various matters relating to a potential business combination transaction involving Aerojet Rocketdyne and Lockheed Martin.
Between August 14, 2020 and August 17, 2020, members of Aerojet Rocketdyne management met with representatives of Citi and two other financial advisors to conduct an assessment of the market, and Aerojet Rocketdyne management received feedback from representatives of Citi and the other two financial advisors regarding the likelihood that certain potential strategic buyers of Aerojet Rocketdyne would be interested in a strategic transaction with Aerojet Rocketdyne. During this time, Mr. Lichtenstein also had conversations with senior executives at Company A, Company C and Company D regarding Aerojet Rocketdyne’s business and prospects.
On August 18, 2020, the Aerojet Rocketdyne board of directors increased its size from seven to eight members and appointed Audrey A. McNiff as a director.
On August 27, 2020, Ms. Drake, Mr. Jones, Mr. Kampani, Tyler Evans, Senior Vice President, Defense Business Unit, James Maser, Senior Vice President, Space Business Unit, and other members of Aerojet Rocketdyne senior management had a discussion with and provided additional information to Mr. St. John, Mr. Psihas and other members of Lockheed Martin’s management team concerning Aerojet Rocketdyne’s business, including its hypersonics and space exploration-related businesses. Aerojet Rocketdyne management also described additional emerging business opportunities that could potentially add, over a 10-year period, $500 million more revenue, and associated profit and cash flow, to the Management Presentation Forecast that was previously provided in May 2020. These additional opportunities were subsequently incorporated into the Aerojet Rocketdyne management’s Base Case Forecast (as defined in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73) for Aerojet Rocketdyne’s business for the years 2020 through 2029, which was provided to Lockheed Martin on September 18, 2020.
On August 31, 2020, Mr. Lichtenstein, Ms. Drake and other members of Aerojet Rocketdyne senior management had a telephone call with Kenneth R. Possenriede, Chief Financial Officer of Lockheed Martin, Mr. St. John and Mr. Psihas, during which Mr. Lichtenstein indicated that Lockheed Martin’s latest $52.00 per share price proposal was not sufficient and expressed a view that Aerojet Rocketdyne could be reasonably valued at a price of at least $60.00 per share based on Aerojet Rocketdyne management’s then-current view of the Management Presentation Forecast as discussed during the August 27 discussion. During this conversation, Mr. Lichtenstein and members of Aerojet Rocketdyne’s senior management provided further insights into Aerojet Rocketdyne’s business and prospects and their views about the inadequacy of the price offered pursuant to Lockheed Martin’s two prior indication of interest letters. During the call, Mr. Psihas indicated that Lockheed Martin continued to have a differing view of Aerojet Rocketdyne’s 10-year revenue projections in the Management Presentation Forecast.
During September and the first half of October 2020, Aerojet Rocketdyne management continued to evaluate, consider and, in one case, implement various alternatives to a strategic business combination transaction. Aerojet Rocketdyne management was focused on the effective utilization of the substantial amount of cash on its balance sheet, and therefore gave careful consideration to potential deployment of cash for alternative strategies, including the deployment of capital for a special dividend, redemptions and repurchases of Aerojet Rocketdyne’s outstanding convertible notes, a tender offer for shares of Aerojet Rocketdyne common stock and repurchases of shares of Aerojet Rocketdyne common stock pursuant to a share repurchase program that had been approved by the Aerojet Rocketdyne board of directors in March 2020, as well as the possibility of potential acquisitions by Aerojet Rocketdyne of other businesses. From time to time during this period, Aerojet Rocketdyne sought advice from outside advisors regarding these strategic actions, including financial advice from two financial advisory firms and legal advice from its outside securities counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) and Morrison & Foerster LLP (“Morrison & Foerster”), and its outside mergers and acquisitions and governance counsel, Jenner & Block LLP (“Jenner & Block”).
Between September 2 and September 14, 2020, Ms. Drake had several telephone calls with Mr. St. John, during which they discussed the parties’ respective positions on valuation and other issues relating to the terms and conditions of any potential transaction. On one of these calls on September 14, 2020, Mr. St. John informed Ms. Drake that the upper range of Lockheed Martin’s assessment would not reach $60.00 per share. Ms. Drake reiterated the difference of views the two companies had on valuation. She indicated that she had no authority to negotiate below $60.00 per share. She further indicated that, if there were a compelling offer, she would take it to the Aerojet Rocketdyne board of directors for consideration. Mr. St. John indicated that he would discuss the matter further with the Lockheed Martin board of directors later that month.

In addition, on September 4, 2020, Mr. Jones had a conversation with a senior executive from Company A regarding a potential business combination transaction, as a follow-up to the conversation that Mr. Lichtenstein had with Company A in mid-August 2020. Mr. Jones was informed by that senior executive that Company A was not in a position to pursue a potential business combination involving Aerojet Rocketdyne at this time.
On September 9, 2020, Citi and Lockheed Martin’s financial advisors from Goldman Sachs and Ardea had a call to discuss their respective approaches to the calculation of transaction multiples for a potential business combination transaction involving Aerojet Rocketdyne and Lockheed Martin and other comparable transactions.
On September 18, 2020, Mr. Jones delivered an updated set of Aerojet Rocketdyne financial projections to Mr. Psihas. These updated financial projections consisted of Aerojet Rocketdyne management’s Base Case Forecast (as defined in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73) for Aerojet Rocketdyne’s business for the years 2020 through 2029, which was based upon and reflected, among other things, an assumption that the NASA SLS manifest would ramp up from one launch per year to two launches per year beginning in 2028. See the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73 for more information about these projections. The Base Case Forecast was an update of Aerojet Rocketdyne’s 10-year Management Presentation Forecast, with the addition of $500 million more revenue, and associated profit and cash flow, over the 10-year period from the emerging opportunities that were discussed between Aerojet Rocketdyne and Lockheed Martin on August 27, 2020. Shortly thereafter, Mr. Jones had a telephone discussion with Mr. Psihas during which Mr. Jones reviewed the Base Case Forecast in further detail. At the direction of Aerojet Rocketdyne management, Citi also delivered a copy of the Base Case Forecast to Goldman Sachs and Ardea.
On September 30, 2020, Ms. Drake and Mr. Jones had a telephone call with Mr. St. John and Mr. Psihas, during which Mr. St. John communicated a revised indication of interest from Lockheed Martin proposing an acquisition of Aerojet Rocketdyne in an all-cash merger transaction at a price of $56.00 per share, with the same non-price terms and conditions as had been communicated in Lockheed Martin’s August 4 letter. Mr. St. John also noted that there would be no financing contingency and that the proposal had the full support of the Lockheed Martin board of directors.
From October 2020 through December 2020, various members of the Aerojet Rocketdyne board of directors had various meetings and calls from time to time with Aerojet Rocketdyne’s senior management and, at times, representatives of Citi, representatives of Evercore, representatives of Jenner & Block and/or representatives of Gibson Dunn. A range of strategic and other matters were discussed from time to time with various members of the Aerojet Rocketdyne board of directors including valuation matters, assessments of strategic alternatives to a business combination transaction involving Lockheed Martin, Aerojet Rocketdyne’s standalone business plan and strategy, the terms and conditions of a potential transaction involving Lockheed Martin, regulatory matters, and fiduciary considerations.
On October 2, 2020, Ms. Drake and Mr. St. John had another telephone call to discuss the parties’ respective positions on valuation and other issues relating to the terms and conditions of any potential transaction involving the two companies.
On October 8, 2020, the Aerojet Rocketdyne board of directors met. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting. Ms. Drake and Mr. Jones updated the Aerojet Rocketdyne board of directors regarding the further indication of interest communicated by Lockheed Martin to Ms. Drake on September 30 for an all-cash merger transaction at a price of $56.00 per share. In describing the further indication of interest, Ms. Drake and Mr. Jones noted that while the $56.00 per share price offered had been authorized by the Lockheed Martin board of directors, they believed that it may not represent Lockheed Martin’s best and final offer, thus potentially leaving room for further negotiation of price. Ms. Drake and Mr. Jones then provided a detailed review of Lockheed Martin’s proposed terms and recapped for the Aerojet Rocketdyne board of directors the timeline of Aerojet Rocketdyne’s discussions with Lockheed Martin to date. In connection with this meeting, the Aerojet Rocketdyne board of directors was provided with (1) the Base Case Forecast and (2) a more conservative set of financial projections consisting of Aerojet Rocketdyne management’s Adjusted Base Case Forecast (as defined in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73) for Aerojet Rocketdyne’s business for the years 2020 through 2029 (which was based upon and reflected an assumption that the NASA

SLS manifest would remain at about one launch per year). See the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73 for more information about the Base Case Forecast and the Adjusted Base Case Forecast.
At this meeting, Ms. Drake and Mr. Jones then presented to the Aerojet Rocketdyne board of directors an overview of the anticipated strategic opportunities and benefits from a potential combination with Lockheed Martin, along with, among other things, an analysis of (1) Aerojet Rocketdyne’s 10-year Base Case Forecast and Adjusted Base Case Forecast, (2) valuation matters and (3) potential Lockheed Martin and Aerojet Rocketdyne synergy opportunities. Aerojet Rocketdyne management also noted to the Aerojet Rocketdyne board of directors management’s view about increasing uncertainty related to NASA’s SLS launch manifest and human space exploration program. Aerojet Rocketdyne management also presented a preliminary downside risk-based sensitivity analysis relating to the Adjusted Base Case Forecast, which downside analysis assumed that NASA’s schedule for landing a human presence on the moon could potentially be delayed and that space exploration-related new business might not be funded or won at the same rate assumed in the Adjusted Base Case Forecast.
Aerojet Rocketdyne management then presented to the Aerojet Rocketdyne board of directors information about various potential strategic combination alternatives, including Aerojet Rocketdyne management’s assessment of Lockheed Martin in comparison to other companies that might potentially be interested in a business combination with Aerojet Rocketdyne and management’s view that Lockheed Martin continued to represent the best fit for Aerojet Rocketdyne from a business, synergy and timing perspective. Management reviewed with the Aerojet Rocketdyne board of directors management’s views that (1) Company A, while potentially a good fit, had timing restrictions and had communicated that it was not in a position to pursue a transaction, (2) Company B, while potentially a good fit, had timing issues due to various business challenges and had other priorities, (3) Company C, while a moderate fit, was focused on other business areas and had low synergy potential, (4) Company D had some product overlap and no interest in the defense business, and (5) Company E had timing issues due to various business challenges and had low synergy potential.
At this same meeting, Daniel L. Boehle, who had been appointed Chief Financial Officer of Aerojet Rocketdyne in August following Mr. Lundstrom’s departure, then presented to the Aerojet Rocketdyne board of directors multiple potential recapitalization and capital deployment alternatives Aerojet Rocketdyne could consider in lieu of a strategic business combination transaction with Lockheed Martin or another company, including the redemption of Aerojet Rocketdyne’s currently outstanding convertible notes and share repurchases. In connection with this discussion, Mr. Boehle presented information on the status of Aerojet Rocketdyne’s share repurchase program, an overview of the terms of Aerojet Rocketdyne’s outstanding convertible notes and a number of potential refinancing alternatives for the notes, including a full or partial redemption of the notes using Aerojet Rocketdyne’s cash on hand, a redemption of the notes using the proceeds of a new convertible note offering, term loan, high yield bond or other debt issuance, or a privately-negotiated repurchase of a portion of the notes from various holders, and presented an overview of the pros and cons of these various potential alternatives. Management then presented various valuation models for various potential recapitalization scenarios, including a potential future sale of Aerojet Rocketdyne following a recapitalization. Mr. Kampani provided to the Aerojet Rocketdyne board of directors a summary of their fiduciary duties in connection with its consideration of these matters. Throughout these presentations the Aerojet Rocketdyne board of directors asked questions and discussed the issues. After further discussion, the Aerojet Rocketdyne board of directors directed that Aerojet Rocketdyne management provide further information about the assumptions and uncertainty underlying the Base Case Forecast and the Adjusted Base Case Forecast, a review of various strategic transactions Aerojet Rocketdyne could potentially consider and a review of potential recapitalization and other capital deployment alternatives that Aerojet Rocketdyne could consider in lieu of a strategic transaction.
On October 13, 2020, the Aerojet Rocketdyne board of directors met again to, among other things, receive an update from Aerojet Rocketdyne management about the matters requested at its October 8, 2020 meeting. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting. Mr. Jones discussed with the Aerojet Rocketdyne board of directors further information about the modeling assumptions underlying Aerojet Rocketdyne’s 10-year Adjusted Base Case Forecast and an Aerojet Rocketdyne management valuation model based on the Adjusted Base Case Forecast, each as previously presented to the Aerojet Rocketdyne board of directors at its October 8, 2020 meeting. Aerojet Rocketdyne management then presented in further detail its views regarding various growing risk factors and other uncertainties present even in Aerojet Rocketdyne’s 10-year Adjusted Base Case Forecast, particularly the current human space exploration budgetary environment, management’s view of the increasing uncertainty related to NASA’s SLS launch manifest, potential future competition and uncertainties associated with a potential new Presidential administration. Management then provided additional information about the outlook for Aerojet Rocketdyne’s Defense Business Unit. Mr. Jones then discussed with the Aerojet Rocketdyne board of directors an assessment of a possible sale of Aerojet Rocketdyne’s Space Business Unit and Defense Business Unit operations in separate transactions. Ms. Drake and Mr. Jones then discussed Aerojet Rocketdyne’s proposed formal engagement of Citi and Evercore as financial advisors, the advisors’ relevant experience and Aerojet Rocketdyne’s proposed approach for the structuring of their respective fees and other terms and conditions of their engagements.
At this meeting, management then reviewed (1) the views of representatives of Citi and Evercore regarding the likelihood that certain other companies would have interest in a strategic transaction involving Aerojet Rocketdyne, (2) Mr. Lichtenstein’s preliminary conversations earlier in the year with senior executives at Company A (who subsequently communicated that it was not in a position to pursue a transaction), Company C and Company D regarding Aerojet Rocketdyne’s business and prospects and (3) the potential of performing a more explicit market test (and related risks of leaks and any potential impact on the ongoing discussions with Lockheed Martin). Management also reviewed a summary of the material potential transaction terms and conditions proposed by Lockheed Martin and Aerojet Rocketdyne’s contemplated positions with respect to those terms and conditions, based on further assessment of the risks and uncertainties associated with Aerojet Rocketdyne’s forecasts in view of changing circumstances. Mr. Kampani then reviewed a preliminary regulatory assessment of a potential transaction with Lockheed Martin, and management discussed with the Aerojet Rocketdyne board of directors potential negotiation strategies for engaging with Lockheed Martin, with a view towards achieving an offer of a higher price per share.
At this meeting, Aerojet Rocketdyne management then further reviewed various business, financial and legal considerations relating to potential recapitalization transactions and other capital deployment alternatives that Aerojet Rocketdyne could consider pursuing in lieu of a strategic business combination. Management’s review addressed, among other things, various mechanisms and legal requirements relating to a redemption of Aerojet Rocketdyne’s outstanding convertible notes, various legal requirements and other considerations relating to privately-negotiated repurchases of the notes, mechanisms and legal requirements relating to a tender offer for Aerojet Rocketdyne shares, and considerations relating to the Aerojet Rocketdyne share repurchase program and other share repurchases. Management also discussed valuation, timing and other risks, uncertainties and considerations relating to any decision to defer a potential business combination transaction (including a potential transaction with Lockheed Martin) until after the completion of a recapitalization transaction, and various other disclosure and other legal considerations relating to a potential recapitalization transaction. Mr. Kampani reminded the Aerojet Rocketdyne board of directors of its fiduciary obligations in connection with consideration of the matters discussed at this meeting and reviewed various fiduciary considerations.
It was at this meeting that the Aerojet Rocketdyne board of directors confirmed, based on its assessment of the relative risks and uncertainties associated with its business (particularly management’s view of increasing uncertainty related to NASA’s SLS launch manifest and potential shifting priorities in space exploration under a potential new Presidential administration) and available alternative capital deployment and other strategies, that Aerojet Rocketdyne should shift its focus to pursue in earnest a transaction involving Lockheed Martin, but at a higher price than currently offered at that time by Lockheed Martin. The Aerojet Rocketdyne board of directors also determined that it would be useful to have the benefit of multiple advisory perspectives, including in respect of valuation matters, the market generally and other companies potentially interested in a business combination transaction involving Aerojet Rocketdyne. Throughout these presentations the Aerojet Rocketdyne board of directors asked questions and discussed the issues. After discussion, the Aerojet Rocketdyne board of directors then directed that management (1) review further with the assistance of outside advisors any financial and legal considerations regarding a potential near-term recapitalization or other capital deployment transaction, (2) pursue in earnest the possibility of a transaction with Lockheed Martin and begin negotiations to seek a higher price than Lockheed Martin’s September 30 indication of interest, based on Aerojet Rocketdyne’s then-current belief that $56.00 per share may not represent the best and final offer from Lockheed Martin, and (3) finalize the terms of Aerojet Rocketdyne’s formal engagement of each of Citi and Evercore as financial advisors and have those advisors review with the Aerojet Rocketdyne board of directors their respective preliminary financial analyses of Aerojet Rocketdyne and potential strategic alternatives to a potential business combination with Lockheed Martin.
On October 14, 2020, Mr. Kampani conferred with Aerojet Rocketdyne’s outside securities counsel at Gibson Dunn and Morrison & Foerster regarding legal considerations pertaining to recapitalization and other transactions, as well as other matters. Management of Aerojet Rocketdyne also consulted with Aerojet Rocketdyne’s financial advisors regarding financial considerations relating to recapitalization and other transactions that Aerojet Rocketdyne might consider.
On October 15, 2020, Mr. St. John contacted Ms. Drake to inform her that the Lockheed Martin board of directors would be meeting on October 23, 2020, and that the Lockheed Martin board of directors would want Lockheed Martin to either begin confirmatory due diligence on Aerojet Rocketdyne or move on to other strategic initiatives.
On October 17, 2020 and October 19, 2020, Aerojet Rocketdyne entered into engagement letter agreements with Citi and Evercore, respectively.
On October 18, 2020, Mr. St. John contacted Ms. Drake to reiterate that Lockheed Martin’s latest offer of $56.00 per share was at the top end of its valuation.
On October 19, 2020, the Aerojet Rocketdyne board of directors met again. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting, and representatives of Citi and Evercore attended portions of the meeting. Mr. Lichtenstein commented on Aerojet Rocketdyne’s transaction review process and provided an update regarding the engagement of Citi and Evercore as financial advisors. Representatives of Citi and Evercore then reviewed their respective preliminary financial analyses of Aerojet Rocketdyne, as well as their views on other potential buyers of Aerojet Rocketdyne. A discussion then ensued among the Aerojet Rocketdyne board of directors, Aerojet Rocketdyne’s senior management and the financial advisors regarding the analyses presented, and strategic considerations in terms of next steps in the transaction process and further discussions with Lockheed Martin regarding a potential transaction. Management of Aerojet Rocketdyne also reviewed with the Aerojet Rocketdyne board of directors management’s plan to commence negotiations with Lockheed Martin on price and submit a non-binding counterproposal for a $60.00 per share transaction that would involve (1) Lockheed Martin’s issuance of $55.00 per share of Lockheed Martin stock at closing (subject to a 10% collar) in exchange for each share of Aerojet Rocketdyne common stock and (2) Aerojet Rocketdyne’s payment of a $5.00 per share cash dividend shortly after public announcement of the transaction, subject to further discussion amongst both parties’ advisors concerning the allocation of regulatory approval risk and other key transaction terms. The dividend was intended to accelerate the delivery of cash to Aerojet Rocketdyne stockholders prior to a transaction closing. The Aerojet Rocketdyne board of directors authorized management to submit the proposed non-binding counterproposal to Lockheed Martin. At the meeting, the Aerojet Rocketdyne board of directors also approved and ratified the engagement of Citi and Evercore. Prior to approving and ratifying those engagements, the Aerojet Rocketdyne board of directors considered the written disclosures from Citi and Evercore, respectively, regarding their respective material relationships with Lockheed Martin.
On October 20, 2020, Ms. Drake spoke with Mr. St. John via telephone and communicated Aerojet Rocketdyne’s non-binding counterproposal that had been approved by the Aerojet Rocketdyne board of directors the previous day as detailed in the prior paragraph. Ms. Drake followed up with a letter that same day to Mr. St. John that further described the terms and conditions of Aerojet Rocketdyne’s non-binding counterproposal. The letter also noted that at this price, Aerojet Rocketdyne would consider a break-up fee at the higher end of the customary range. The letter further indicated that Aerojet Rocketdyne sought Lockheed Martin stock as consideration because it believed in the prospects for success of the combined businesses and because equity, rather than cash, consideration would provide a tax advantage for Aerojet Rocketdyne’s stockholders. Finally, the letter noted that an appropriate efforts provision and appropriate remedial commitments from Lockheed Martin related to regulatory review would need to be included in the merger agreement and that a customary “fiduciary out” provision would also need to be included in the merger agreement.

On October 21, 2020, Mr. St. John contacted Ms. Drake to inform her that Lockheed Martin had reviewed her letter and that the counterproposal was not acceptable, including the contemplation of stock as a form of consideration. Mr. St. John also reiterated that Lockheed Martin would not agree to a $60.00 per share price and that the only path to continue discussions would be if the Aerojet Rocketdyne board of directors could support a transaction at a price below $60.00 per share.
Later that day on October 21, 2020, Ms. Drake spoke by telephone with Mr. St. John, who again relayed Lockheed Martin’s disappointment that Aerojet Rocketdyne had not reduced its required price below $60.00 per share. Ms. Drake asked Mr. St. John to take the Aerojet Rocketdyne counterproposal to the Lockheed Martin board of directors, and Mr. St. John indicated that if Aerojet Rocketdyne was not willing to make any price movement he would communicate to the Lockheed Martin board of directors that discussions may come to an end.
On October 22, 2020, the Aerojet Rocketdyne board of directors met and was provided an update on the current state of Aerojet Rocketdyne’s discussions with Lockheed Martin. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting, and representatives of Citi and Evercore attended a portion of the meeting. Ms. Drake provided details on her latest discussions with Lockheed Martin, including Lockheed Martin’s rejection of Aerojet Rocketdyne’s October 20 counterproposal, and the Aerojet Rocketdyne board of directors discussed whether to continue to pursue negotiations with Lockheed Martin or consider other initiatives. Representatives of Citi and Evercore then discussed their views on potential next steps in the transaction process and further discussions with Lockheed Martin and other transaction-related considerations.
On October 24, 2020, the Aerojet Rocketdyne board of directors met again. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting, and representatives of Citi, Evercore and Jenner & Block attended portions of the meeting. Management discussed with the Aerojet Rocketdyne board of directors various transaction structuring and related considerations, including appropriate remedial commitments from Lockheed Martin pertaining to regulatory matters that could be included in a merger agreement. Mr. Kampani provided to the Aerojet Rocketdyne board of directors a summary of their fiduciary duties, and representatives of Jenner & Block further commented on the directors’ fiduciary obligations in the context of their consideration of any potential transactions. Representatives of Jenner & Block also commented on transaction structuring matters and deal terms considerations. After further discussion, the Aerojet Rocketdyne board of directors unanimously authorized management to submit to Lockheed Martin a non-binding counterproposal for a $58.00 per share (50% cash and 50% stock) transaction containing the following terms: (1) allowance for Aerojet Rocketdyne to issue up to a $5.00 cash dividend (which would reduce the purchase price on a dollar-for-dollar basis by the amount of the dividend); (2) a ticking fee of $0.25 per share per month if regulatory approval would exceed six months from signing; and (3) the stock consideration portion of the purchase price would be subject to a +/- 10% collar (with a floating exchange ratio within the collar and fixed exchange ratio outside the collar).
On October 26, 2020, Ms. Drake delivered a letter to Mr. St. John communicating Aerojet Rocketdyne’s revised non-binding counterproposal that had been approved by the Aerojet Rocketdyne board of directors on October 24, including the financial terms as outlined in the prior paragraph. The letter also communicated information relating to the capitalization of Aerojet Rocketdyne.
On October 26, 2020, Ms. Drake and Mr. St. John discussed Ms. Drake’s October 26 letter to Mr. St. John. Mr. St. John stated that he was unable to commit to accepting a price of $58.00 per share, but he would take the proposal to the Lockheed Martin board of directors. Mr. St. John indicated that any dividend payment would need to reduce the purchase price on a dollar-for-dollar basis and that he was opposed to Lockheed Martin issuing stock as part of the merger consideration.
On October 30, 2020, Mr. Jones had a telephone call with Mr. Psihas, during which Mr. Psihas indicated that Lockheed Martin would be sending a letter to Aerojet Rocketdyne reflecting their best and final offer of $56.00 per share. Later that day on October 30, 2020, Mr. Taiclet delivered to Ms. Drake a letter setting forth an updated non-binding acquisition proposal from Lockheed Martin. The letter indicated that Lockheed Martin was not prepared to proceed based on Aerojet Rocketdyne’s most recent counterproposal, and that Lockheed Martin wished to make a final attempt to communicate the basis on which Lockheed Martin was prepared to proceed with a transaction. The letter stated that it replaced in its entirety the earlier proposals included in Lockheed

Martin’s letters dated July 14, 2020 and August 4, 2020, and superseded the views expressed by Mr. St. John in his discussions with Ms. Drake on September 30, 2020. The letter stated that Lockheed Martin’s final proposal would be an all-cash merger at a price of $56.00 per share, and that Lockheed Martin was not prepared to offer stock consideration or to include a ticking fee. It did, however, state that Lockheed Martin was prepared to include provisions giving Aerojet Rocketdyne the option of declaring a special cash dividend of up to $5.00 per share at the time a transaction would be announced, and that if such a dividend was declared, the cash consideration at the closing of the merger would be reduced on a dollar-for-dollar basis by the amount of the dividend. Similar to Lockheed Martin’s July 14 and August 4 letters, the letter also identified key elements underlying Lockheed Martin’s valuation framework with respect to a potential acquisition of Aerojet Rocketdyne, including an explanation that Lockheed Martin projected a lower growth rate for Aerojet Rocketdyne than was included in Aerojet Rocketdyne’s Base Case Forecast. The October 30, 2020 letter also outlined the remedies and restrictions to which Lockheed Martin would be willing to agree in the context of regulatory approval of such a transaction.
On November 2, 2020, Ms. Drake and Mr. Jones had a telephone call with Mr. St. John and Mr. Psihas regarding the terms of Lockheed Martin’s revised proposal and related matters.
On November 2, 2020, the Aerojet Rocketdyne board of directors met again. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting, and representatives of Citi, Evercore and Jenner & Block attended portions of the meeting. Ms. Drake provided the Aerojet Rocketdyne board of directors an update on Mr. Lichtenstein’s and Ms. Drake’s recent discussions about desirable parameters of a potential counterproposal of $57.00 per share that Aerojet Rocketdyne could make to Lockheed Martin in response to its indication of interest for an all-cash merger transaction at $56.00 per share. Ms. Drake also provided an update on her and Mr. Jones’ recent call with Mr. St. John and Mr. Psihas. Mr. Lichtenstein then provided a further overview of discussions over the weekend among Aerojet Rocketdyne’s management, representatives of Citi and Evercore and other members of the Aerojet Rocketdyne board of directors. Management then presented an overview and analysis of Lockheed Martin’s current indication of interest at a $56.00 per share price, including a comparison of key metrics of a potential Aerojet Rocketdyne / Lockheed Martin transaction at $56.00 per share to those metrics as reflected in the 2018 Northrop Grumman / Orbital ATK transaction. Management also reviewed with the Aerojet Rocketdyne board of directors management’s views on increasing risks to and uncertainties associated with the Adjusted Base Case Forecast, with a particular focus on growing uncertainties to Aerojet Rocketdyne regarding NASA’s Space Exploration (Artemis) Program, including potential shifting priorities in space exploration under a potential new Presidential administration. Aerojet Rocketdyne management reviewed with the Aerojet Rocketdyne board of directors, among other things, (1) the fact that NASA’s Artemis-related business accounted for approximately 25% of Aerojet Rocketdyne’s annual revenues, and (2) Aerojet Rocketdyne management’s view about increasing uncertainty related to NASA’s SLS launch manifest and space exploration program and that the schedule for landing a human presence on the moon could potentially be delayed, which schedule delay could result in greater competitive pressure on Aerojet Rocketdyne from new competitive entrants into Aerojet Rocketdyne’s industry.
In connection with this meeting, the Aerojet Rocketdyne board of directors was provided with (1) another copy of Aerojet Rocketdyne’s 10-year Adjusted Base Case Forecast and (2) Aerojet Rocketdyne management’s Risk Adjusted Case Analysis (as defined in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73), which represented a downside risk-based sensitivity analysis prepared by Aerojet Rocketdyne management in respect of the Adjusted Base Case Forecast taking into account Aerojet Rocketdyne management’s evolving and expanding view that there was growing uncertainty in Aerojet Rocketdyne’s space exploration business prospects. See the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73. Aerojet Rocketdyne management also reviewed with the Aerojet Rocketdyne board of directors Aerojet Rocketdyne’s 10-year Adjusted Base Case Forecast and Risk Adjusted Case Analysis and Aerojet Rocketdyne management’s view that a $56.00 per share price was at the top end of management’s valuation range based on the Risk Adjusted Case Analysis and within management’s valuation range based on the Adjusted Base Case Forecast.
Representatives of Citi and Evercore then reviewed their respective preliminary financial analyses of Aerojet Rocketdyne, and a discussion ensued regarding the analyses presented, and strategy in terms of next steps with Lockheed Martin. Mr. Kampani provided the Aerojet Rocketdyne board of directors a summary of their fiduciary duties, and representatives of Jenner & Block further commented on the directors’ fiduciary obligations in the context of a potential transaction, including by referencing prior discussions of these matters with the Aerojet Rocketdyne board of directors. A discussion of the proposed deal terms and conditions and required regulatory approvals ensued, with representatives of Jenner & Block, Citi and Evercore commenting on such matters, contemplated transaction execution timelines and other related items.
After further discussion, the Aerojet Rocketdyne board of directors unanimously approved management’s recommendation to authorize Ms. Drake to submit to Lockheed Martin a non-binding counterproposal for an all-cash transaction at a $57.00 price per share or, if such a higher price could not be achieved, a $56.00 price per share, with any discussions and negotiations for a $56.00 per share transaction to include an Aerojet Rocketdyne request for a lower break-up fee. In connection therewith, the Aerojet Rocketdyne board of directors noted its belief that, in light of its assessment of the value of Aerojet Rocketdyne, the substantial premium of each such price to Aerojet Rocketdyne’s then-current trading price and its consideration of certain risks and uncertainties associated with Aerojet Rocketdyne’s projected performance (particularly in the space exploration sector), either price would represent a significant value enhancement for Aerojet Rocketdyne stockholders and be in their best interests.
On November 3, 2020, Ms. Drake delivered a letter (dated November 2, 2020) to Mr. Taiclet communicating Aerojet Rocketdyne’s latest non-binding counterproposal for a $57.00 per share all-cash merger transaction. The letter noted that the merger agreement would need to include provisions giving Aerojet Rocketdyne the option of declaring a special cash dividend of up to $5.00 per share at the time a transaction is announced, provided that if such a dividend is declared and paid the cash consideration delivered to Aerojet Rocketdyne stockholders at closing would be reduced on a dollar-for-dollar basis by the amount of such dividend. The letter also noted that Aerojet Rocketdyne would want to include in the merger agreement appropriate efforts provisions and appropriate regulatory remedial commitments from Lockheed Martin. The letter further indicated that Lockheed Martin would have no financing contingency and that a customary “fiduciary out” provision would be included in the merger agreement.
On November 10, 2020, Ms. Drake contacted Mr. St. John by telephone to discuss the status of Lockheed Martin’s consideration of Aerojet Rocketdyne’s latest proposal. Mr. St. John indicated that the Lockheed Martin management team had engaged in numerous conversations, including with the Lockheed Martin board of directors, and that Lockheed Martin management team believed that their previous $56.00 per share offer price remained at the high end of the valuation range and that they were unable to change their valuation position. Ms. Drake reiterated the counter-offer of $57.00 per share, but Mr. St. John stated that he was directed to send Aerojet Rocketdyne a letter affirming their $56.00 per share offer.
On November 12, 2020, Ms. Drake received a letter (dated November 10, 2020) from Mr. Taiclet responding to Aerojet Rocketdyne’s November 2, 2020 counterproposal. The letter noted that Lockheed Martin was prepared to proceed with confirmatory due diligence and to negotiate a definitive merger agreement at an all-cash price of $56.00 on the terms set forth in that letter. The letter also stated that Lockheed Martin’s price was firm and that it believed its proposal reflected appropriately the risk to and uncertainty associated with Aerojet Rocketdyne’s Base Case Forecast. On that same date, Ms. Drake communicated to Mr. St. John that the Aerojet Rocketdyne board of directors would be meeting the next day.
On November 13, 2020, the Aerojet Rocketdyne board of directors held a meeting. All Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management attended the meeting. Ms. Drake reviewed her recent discussions with Mr. St. John and the recent letter she had received from Lockheed Martin, which indicated that Lockheed Martin would only pursue a transaction at a price of $56.00 per share and that Lockheed Martin’s price was firm. Management then reviewed with the Aerojet Rocketdyne board of directors certain deal protection provisions, including termination fee amounts, contained in various merger agreements for recent transactions involving companies in the aerospace and defense industry. At this meeting, the Aerojet Rocketdyne board of directors confirmed that, consistent with its prior deliberations, the Aerojet Rocketdyne board of directors was prepared to move forward with an all-cash merger transaction with Lockheed Martin (with appropriate terms and conditions) at a price of $56.00 per share. In connection therewith, the Aerojet Rocketdyne board of directors noted its belief that, in light of its assessment of the value of Aerojet Rocketdyne, the substantial premium of such price to Aerojet Rocketdyne’s then-current trading price and its consideration of certain risks and uncertainties associated with Aerojet Rocketdyne’s projected performance (particularly uncertainties in the space exploration sector), this price would represent a significant value enhancement for Aerojet Rocketdyne stockholders and be in their best interests.

Aerojet Rocketdyne and Lockheed Martin then continued discussions based on an all-cash merger transaction at a price of $56.00 per share with the Aerojet Rocketdyne board of directors having the ability to declare a special cash dividend of up to $5.00 per share (which dividend would reduce the per share purchase price on a dollar-for-dollar basis), subject to the parties reaching agreement on other terms and conditions of a potential transaction.
On November 14, 2020, Mr. Jones had a telephone call with Mr. Psihas to discuss various key terms and provisions to be contained in the merger agreement, including Lockheed Martin’s required remedial measures related to regulatory clearance, the “no-shop” and “fiduciary out” provisions, and related break-up fee provisions.
On November 16, 2020, members of Aerojet Rocketdyne management and members of Lockheed Martin management had a further discussion concerning various key terms and conditions to be included in the merger agreement. Among other things, Aerojet Rocketdyne indicated to Lockheed Martin that Aerojet Rocketdyne expected that the merger agreement would contain a customary “fiduciary out” to any “no-shop” provision included in the merger agreement. Aerojet Rocketdyne also proposed that the break-up fee that would be payable by Aerojet Rocketdyne upon any termination of the merger agreement for certain customary events would be on the low end of the customary range of break-up fees, measured as a percentage of equity value represented in the transaction. Lockheed Martin responded that such a low break-up fee was not acceptable to it in light of the substantial premium it believed was represented by its $56.00 per share offer price in relation to the recent trading prices of Aerojet Rocketdyne stock.
On November 17, 2020, representatives of Aerojet Rocketdyne, Lockheed Martin, Jenner & Block, Hogan Lovells and McDermott, Will & Emery LLP (“McDermott Will”), antitrust counsel to Lockheed Martin, had a further discussion about various key deal points, including the level of the break-up fee that was appropriate under the circumstances. In the context of these discussions, a representative of Lockheed Martin indicated that if Aerojet Rocketdyne were to contact other potential buyers at this time, Lockheed Martin would immediately terminate its merger discussions with Aerojet Rocketdyne. The parties also discussed Lockheed Martin’s required efforts and remedial measures related to regulatory clearance.
Later that same day on November 17, 2020, certain members of Aerojet Rocketdyne management and the independent members of the Aerojet Rocketdyne board of directors had a discussion with representatives of Citi, Evercore and Jenner & Block to review the open material transaction terms and conditions and the status of the merger discussions with Lockheed Martin, including Lockheed Martin’s refusal to accept Aerojet Rocketdyne’s request for a lower break-up fee. The independent directors were further advised by Aerojet Rocketdyne management of Lockheed Martin’s assertion that it would retract its offer and cease discussions if Aerojet Rocketdyne were to conduct any further market check at this time. Aerojet Rocketdyne’s financial advisors also discussed their views regarding whether certain companies in Aerojet Rocketdyne’s industry (including Company B) would likely be interested in pursuing a potential business combination transaction with Aerojet Rocketdyne. Based on this discussion and other information previously reviewed with the Aerojet Rocketdyne board of directors, the independent directors believed that it was unlikely that there were other viable counterparties for a potential business combination involving Aerojet Rocketdyne. The independent directors and representatives of Citi and Evercore also discussed the risk that new competitive entrants could disrupt Aerojet Rocketdyne’s industry, which could result in a negative impact on Aerojet Rocketdyne’s business and standalone value. As part of this discussion, the independent directors also considered the level of break-up fees in a number of recent merger transactions, including merger transactions in the aerospace and defense industry. At this time, the independent directors of the Aerojet Rocketdyne board of directors considered the level of a break-up fee in the context of any transaction involving Lockheed Martin and determined, based on its consideration and evaluation of input from Aerojet Rocketdyne’s financial and legal advisors, that a break-up fee at the level proposed by Lockheed Martin fell within the generally acceptable range of customary break-up fees and would not likely preclude a potentially superior proposal for the acquisition of Aerojet Rocketdyne.
On November 19, 2020, Mr. Psihas sent an email to Mr. Jones purporting to reiterate Lockheed Martin’s understanding of various conversations over the past week on a number of items, including a price of $56 per share (subject to dollar-for-dollar reduction for any dividend). Mr. Psihas’ email also noted that in order to facilitate regulatory clearance for the proposed transaction, Lockheed Martin was prepared to take certain remedial measures if necessary to obtain clearance, but that Lockheed Martin would not agree to a reverse break-up fee in the context of a failure to obtain regulatory approval, which Aerojet Rocketdyne had proposed.

The email also noted that Lockheed Martin expected a break-up fee at a level based on at least 3% of the equity value of the transaction (including any special cash dividend that Aerojet Rocketdyne may declare), and that it anticipated that the members of the Aerojet Rocketdyne board of directors would execute voting and support agreements and that a similar voting and support agreement would be sought from one of Aerojet Rocketdyne’s stockholders, Steel Partners Holdings L.P. (“Steel Partners”).
On November 20, 2020, Mr. Jones responded to Mr. Psihas that Aerojet Rocketdyne agreed that his email addressed the parties’ prior discussions around the price and dividend and the general contours of antitrust-related covenants, but rejected the requirement of voting and support agreements from Steel Partners and the Aerojet Rocketdyne directors. Mr. Jones then outlined the process and timing of allowing Lockheed Martin to proceed with its confirmatory due diligence and also noted that Aerojet Rocketdyne believed that the transaction process would best be advanced by Lockheed Martin sending Aerojet Rocketdyne its proposed draft merger agreement, which Lockheed Martin had previously indicated was in process, and that all remaining issues would need to be resolved in the totality of the deal terms and conditions as embodied in the merger agreement.
Shortly thereafter, on November 20, 2020, representatives of Aerojet Rocketdyne provided various Lockheed Martin representatives access to a virtual data room so that Lockheed Martin could begin its confirmatory due diligence. During the course of Lockheed Martin’s confirmatory due diligence, representatives of Aerojet Rocketdyne had various discussions with representatives of Lockheed Martin regarding Aerojet Rocketdyne’s business, operations, financial performance and financial outlook, including Aerojet Rocketdyne’s then-current forecasts and related uncertainties associated with NASA’s human space exploration program.
On November 30, 2020, Hogan Lovells delivered to Jenner & Block a draft Merger Agreement along with a draft of a form of voting and support agreement, which Lockheed Martin indicated they expected would be executed by each of the Aerojet Rocketdyne directors and Steel Partners.
On December 3, 2020, representatives of Aerojet Rocketdyne, Lockheed Martin, Jenner & Block and Hogan Lovells held a teleconference to discuss various key issues that Aerojet Rocketdyne and its representatives had identified based on their review of the draft Merger Agreement and the draft form of voting and support agreement. The key issues discussed included Lockheed Martin’s request that the Aerojet Rocketdyne directors and Steel Partners sign voting and support agreements, the proposed terms of the “no-shop” covenant and related “fiduciary out” and other provisions that would give the Aerojet Rocketdyne board of directors flexibility to comply with its fiduciary duties in the event a third party were to submit a proposal for a potentially superior transaction, the proposed requirement that Aerojet Rocketdyne redeem its outstanding convertible notes promptly after redemption becomes permissible under the related indenture, the scope of Lockheed Martin’s remedial commitments related to regulatory review, the scope of various Lockheed Martin termination rights, Lockheed Martin’s proposed $150 million termination fee and the circumstances under which Aerojet Rocketdyne would become obligated to pay the termination fee, and the scope of Aerojet Rocketdyne’s representations and warranties and interim operating covenants.
On December 5, 2020, Jenner & Block delivered to Hogan Lovells a revised draft of the Merger Agreement, reflecting Aerojet Rocketdyne’s position on the key open issues.
On December 8, 2020, Hogan Lovells delivered to Jenner & Block a revised draft of the Merger Agreement, reflecting Lockheed Martin’s response to Aerojet Rocketdyne’s positions on the issues.
On December 9, 2020, representatives of Aerojet Rocketdyne, Lockheed Martin, Jenner & Block and Hogan Lovells held a teleconference to discuss various key issues that Aerojet Rocketdyne and its representatives had identified based on their review of the latest draft of the Merger Agreement. The key issues that were discussed included Lockheed Martin’s continuing request that each of the Aerojet Rocketdyne directors (but no other stockholder) sign voting and support agreements, the scope of Aerojet Rocketdyne’s representations and warranties, the proposed scope and substance of the interim operating covenants, the proposed terms of the “no-shop” covenant and related “fiduciary out” and other provisions that would give the Aerojet Rocketdyne board of directors appropriate flexibility to comply with its fiduciary duties in the event a third party were to submit a proposal for a potentially superior transaction, the proposed scope of remedial commitments related to regulatory review, the conditions to Lockheed Martin’s obligation to close the Merger, the scope of various Lockheed Martin termination rights and Lockheed Martin’s proposed $150 million termination fee and the circumstances under which Aerojet Rocketdyne would become obligated to pay such a fee.

On December 10, 2020, the Aerojet Rocketdyne board of directors met to consider the status of the potential transaction. All Aerojet Rocketdyne directors attended the meeting, and certain members of Aerojet Rocketdyne’s senior management and representatives of Citi, Evercore and Jenner & Block attended portions of the meeting. Mr. Jones provided an update on the transaction process and the status of Lockheed Martin’s confirmatory due diligence review. Mr. Boehle and Mr. Kampani then provided an overview of the process and timing for the declaration and payment of the $5.00 per share special cash dividend being contemplated in connection with the signing of the Merger Agreement. Mr. Kampani then reviewed the status of the negotiations with Lockheed Martin on the proposed Merger Agreement and the key terms and provisions reflected in the latest draft of the Merger Agreement, including the “no-shop” and “fiduciary out” provisions, the interim operations covenants, Lockheed Martin’s closing conditions and various termination and break-up fee payment provisions. Mr. Kampani also noted that Lockheed Martin had not yet dropped its request that all members of the Aerojet Rocketdyne board of directors execute voting and support agreements with Lockheed Martin in connection with the signing of the Merger Agreement and that further Aerojet Rocketdyne board of directors discussion of the terms of such agreements may be needed if Lockheed Martin continued to insist on those agreements as part of the Merger transaction. Mr. Kampani then reviewed various regulatory considerations and the related provisions being negotiated in the Merger Agreement. Andreas Wagner, Chief Human Resources Officer of Aerojet Rocketdyne, provided an overview of the employee retention arrangements anticipated to be adopted in connection with the Merger Agreement and intended to help ensure appropriate management continuity pending the closing of the Merger transaction. Throughout these presentations the Aerojet Rocketdyne board of directors asked questions and discussed the issues. In an executive session of this Board meeting, representatives of Jenner & Block also reviewed certain legal considerations in connection with the Aerojet Rocketdyne board of directors’ consideration of the Merger. This session included a review and discussion of the Aerojet Rocketdyne board of directors’ fiduciary obligations in connection with its consideration of these matters, including deal protection terms that might be included in the Merger Agreement. Following the executive session, the Aerojet Rocketdyne board of directors directed Aerojet Rocketdyne management to continue negotiating the Merger Agreement as discussed during the meeting.
On December 12, 2020, Jenner & Block delivered to Hogan Lovells a revised draft of the Merger Agreement, reflecting Aerojet Rocketdyne’s position on the open issues.
On December 13, 2020, Aerojet Rocketdyne and Lockheed Martin executed a Supplemental Confidentiality Agreement Governing the Establishment of a “Clean Team,” effective as of December 6, 2020, by and between Aerojet Rocketdyne and Lockheed Martin to set forth certain procedures and restrictions in respect of the sharing of certain competitively sensitive information.
Also on December 13, 2020, representatives of Aerojet Rocketdyne, Lockheed Martin, Jenner & Block and Hogan Lovells had a lengthy negotiation session on the Merger Agreement. Key issues remaining unresolved after that session included Aerojet Rocketdyne’s flexibility to issue equity and other compensatory awards to various employees and officers in 2021, the scope and terms of a transaction bonus pool that Aerojet Rocketdyne would issue in order to incentivize and reward employees through the closing of the Merger, the proposed terms of the “no-shop” covenant and related “fiduciary out” and other provisions that would give the Aerojet Rocketdyne board of directors flexibility to comply with its fiduciary duties in the event a third party were to submit a proposal for a potentially superior transaction, the scope of Lockheed Martin’s remedial commitments related to regulatory review, certain conditions to Lockheed Martin’s obligation to close the Merger, the scope of various Lockheed Martin termination rights and the circumstances under which Aerojet Rocketdyne would become obligated to pay a termination fee.
Between December 13 and December 18, 2020, representatives of Jenner & Block, Freshfields Bruckhaus Deringer LLP (“Freshfields”) (additional antitrust counsel to Aerojet Rocketdyne) and McDermott Will had further discussions regarding regulatory-related provisions in the Merger Agreement.
On December 14, 2020, the Organization & Compensation Committee of the Aerojet Rocketdyne board of directors (the “Compensation Committee”) held a meeting with certain members of Aerojet Rocketdyne’s senior management and invited advisors, including a representative of Jenner & Block and a representative of the Compensation Committee’s outside compensation consultant, to review and consider information about change in control tax issues related to executive compensation as well as proposed actions to mitigate adverse effects on executives and Aerojet Rocketdyne.

On December 16, 2020, representatives of Aerojet Rocketdyne, Lockheed Martin, Jenner & Block, Hogan Lovells and McDermott Will had a number of telephone conferences to negotiate open issues relating to the Merger Agreement. Several issues were resolved during these discussions, including the terms of the “no-shop” and “fiduciary out” and other provisions designed to provide the Aerojet Rocketdyne board of directors appropriate flexibility to comply with its fiduciary duties if a potentially superior proposal were to arise after the signing of the Merger Agreement and prior to the receipt of the requisite stockholder vote, and Lockheed Martin withdrew its request that Aerojet Rocketdyne directors execute voting and support agreements.
On December 17, 2020, the Aerojet Rocketdyne board of directors met again to consider the status of the potential Merger transaction. All Aerojet Rocketdyne directors, certain members of Aerojet Rocketdyne’s senior management and representatives of Citi, Evercore and Jenner & Block attended the meeting. Mr. Jones provided an update on the transaction process to date and the status of Lockheed Martin’s confirmatory due diligence review. Mr. Boehle and Mr. Kampani then reviewed the proposed terms and conditions of the $5.00 per share special cash dividend being contemplated in connection with the signing of the Merger Agreement. Mr. Kampani further commented on the statutory and other legal requirements relevant to the declaration and payment of a dividend, and the Aerojet Rocketdyne board of directors was presented with a review of the preliminary results of management’s solvency and related analyses. Mr. Kampani also provided an update for the Aerojet Rocketdyne board of directors regarding the key terms and conditions of the latest draft of the Merger Agreement. Representatives of Jenner & Block commented on the key terms and conditions of the Merger Agreement as well as certain fiduciary considerations relating to the Aerojet Rocketdyne board of directors’ consideration of these matters. Throughout these presentations the Aerojet Rocketdyne board of directors asked questions and discussed the issues.
On December 17, 2020, Hogan Lovells delivered to Jenner & Block a revised draft of the Merger Agreement.
On December 18, 2020, the Compensation Committee held a meeting with certain members of Aerojet Rocketdyne’s senior management and invited advisors, including a representative of Jenner & Block and a representative of the Compensation Committee’s outside compensation consultant, to review and consider information about change in control tax issues related to executive compensation as well as proposed actions to mitigate potential adverse effects on executives and Aerojet Rocketdyne. The Compensation Committee also reviewed the proposed adjustments to the Aerojet Rocketdyne stock options and stock appreciation rights required in respect of the proposed special cash dividend.
On December 18, 2020, the parties and their representatives had a number of discussions to resolve various open issues on the Merger Agreement, including (1) Aerojet Rocketdyne’s flexibility to issue equity and other compensatory awards to employees and officers in 2021 and (2) certain triggers that would require Aerojet Rocketdyne to pay a break-up fee.
On December 19, 2020, Jenner & Block delivered a revised draft of the Merger Agreement to Hogan Lovells.
Also on December 19, 2020, the Compensation Committee held a meeting to approve certain compensatory arrangements, all of which had been reviewed at previous Compensation Committee meetings. All members of the Compensation Committee, the other Aerojet Rocketdyne directors and certain members of Aerojet Rocketdyne’s senior management and a representative of Jenner & Block attended the meeting. At this meeting, the Compensation Committee approved the arrangements set forth in the section of this proxy statement captioned “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Golden Parachute Payment Mitigation.” The Compensation Committee also approved, effective as of the payment of any special cash dividend in connection with the Merger, adjustments of outstanding stock options and stock appreciation right awards to account for the special cash dividend.
Immediately after the Compensation Committee meeting on December 19, 2020, the Aerojet Rocketdyne board of directors held a meeting to consider approving the Merger Agreement and related matters. All Aerojet Rocketdyne directors, certain members of Aerojet Rocketdyne’s senior management and representatives of Citi, Evercore and Jenner & Block attended the meeting. Mr. Jones provided an update of the transaction process to date and the anticipated transaction schedule. Mr. Kampani and Mr. Boehle presented the terms of the proposed Pre-Closing Dividend, and Mr. Boehle confirmed that the proposed Pre-Closing Dividend passed the required solvency and capital surplus tests, referencing the analysis previously shared with the Aerojet Rocketdyne board of directors and updated as of the date of this meeting.

Mr. Kampani then reviewed the proposed terms and conditions of the Merger Agreement, focusing on the progress made during the most recent rounds of negotiations, and the status of Aerojet Rocketdyne’s discussions with Lockheed Martin, including the status of Lockheed Martin’s confirmatory due diligence process. A discussion ensued, with questions asked and answered.
Representatives of Evercore then reviewed with the Aerojet Rocketdyne board of directors Evercore’s financial analysis of the merger consideration, and Evercore then rendered to the Aerojet Rocketdyne board of directors Evercore’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of December 19, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend, to be received by holders of shares of Aerojet Rocketdyne common stock in the Merger was fair, from a financial point of view, to such holders. See the section of this proxy statement captioned “The Merger — Opinion of Evercore Group L.L.C.” beginning on page 64. A discussion ensued, with questions asked and answered. Representatives of Citi then reviewed with the Aerojet Rocketdyne board of directors Citi’s financial analysis relating to the fairness to the holders of shares of Aerojet Rocketdyne common stock of the merger consideration to be received in the proposed Merger by such holders, and Citi then rendered to the Aerojet Rocketdyne board of directors Citi’s oral opinion, subsequently confirmed by delivery of a written opinion, dated December 19, 2020, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as described in Citi’s written opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend, was fair, from a financial point of view, to the holders of Aerojet Rocketdyne common stock. See the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.” beginning on page 57. A further discussion ensued, with questions asked and answered.
Representatives of Jenner & Block reviewed the Aerojet Rocketdyne board of directors’ fiduciary duties in connection with their review and consideration of the Merger, and further commented on the process undertaken by the Aerojet Rocketdyne board of directors in connection with its consideration of the proposed Merger transaction over the course of this and prior meetings, as well as the proposed terms and conditions of the Merger Agreement, including the deal protection provisions.
A further discussion of the proposed Merger transaction ensued, with questions asked and answered. During the course of the meeting, the Aerojet Rocketdyne board of directors considered carefully, in addition to the matters described above, the terms and conditions of the Merger Agreement and the proposed Merger, including the merger consideration and the fact that the merger consideration constituted a substantial premium to the then-current trading price and recent trading prices of Aerojet Rocketdyne common stock, among other items. During the course of its deliberations at this and prior meetings considered the other matters described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger — Reasons for the Merger” beginning on page 52.
Following this discussion, the Aerojet Rocketdyne board of directors unanimously, among other things, (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Aerojet Rocketdyne and its stockholders, and that it is in the best interests of Aerojet Rocketdyne and its stockholders that Aerojet Rocketdyne enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (2) approved and adopted the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and the performance by Aerojet Rocketdyne of its obligations under the Merger Agreement, (3) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Aerojet Rocketdyne’s stockholders, (4) recommended that the stockholders of Aerojet Rocketdyne vote in favor of adopting and approving the Merger Agreement and the Merger, (5) approved the declaration and payment of the Pre-Closing Dividend, subject to the Aerojet Rocketdyne board of directors’ ability to modify or revoke the special cash dividend in its discretion, and (6) approved the payment of such special cash dividend to the holders of record of Aerojet Rocketdyne’s outstanding convertible notes as of the dividend record date as if they held a number of shares of Aerojet Rocketdyne common stock equal to the conversion rate set forth in the indenture governing the convertible notes multiplied by the principal amount of convertible notes held by such holder, at the same time and upon the same terms as holders of Aerojet Rocketdyne common stock without having to convert their convertible notes. The Aerojet Rocketdyne board of directors further authorized certain officers of Aerojet Rocketdyne to take such further actions as may be necessary to finalize and execute the Merger Agreement and the transactions contemplated thereby.
Also on December 19, 2020, the Lockheed Martin board of directors held a meeting to consider and approve the Merger Agreement and the transactions contemplated thereby.
Following the Aerojet Rocketdyne board of directors meeting and the Lockheed Martin board of directors meeting, the parties and their representatives worked to finalize the Merger Agreement and the related disclosure schedules and to close out Lockheed Martin’s remaining confirmatory due diligence items. On the afternoon of December 20, 2020, Aerojet Rocketdyne and Lockheed Martin executed the Merger Agreement, and thereafter each of Aerojet Rocketdyne and Lockheed Martin issued their respective separate press releases publicly announcing the execution of the Merger Agreement.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
At its meeting on December 19, 2020, the Aerojet Rocketdyne board of directors met to consider the Merger Agreement and after due consideration, at this and prior meetings of the Aerojet Rocketdyne board of directors as described above in the section of this proxy statement captioned “The Merger — Background of the Merger,” unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Aerojet Rocketdyne and its stockholders, and that it is in the best interests of Aerojet Rocketdyne and its stockholders that Aerojet Rocketdyne enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (2) approved and adopted the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and the performance by Aerojet Rocketdyne of its obligations under the Merger Agreement, (3) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Aerojet Rocketdyne’s stockholders and (4) resolved to recommend that the stockholders of Aerojet Rocketdyne vote in favor of adopting and approving the Merger Agreement and the Merger.
The Aerojet Rocketdyne board of directors unanimously recommends that stockholders vote “FOR” (1) the Merger Proposal, (2) the Adjournment Proposal and (3) the Merger-Related Named Executive Officer Compensation Proposal.
Reasons for the Merger
As described above in the section of this proxy statement captioned “The Merger — Background of the Merger,” in evaluating the Merger and the Merger Agreement, the Aerojet Rocketdyne board of directors consulted and discussed with Aerojet Rocketdyne senior management on topics and issues related to the Merger, the Merger Agreement and the other transactions contemplated thereby, and consulted with and received the advice of Aerojet Rocketdyne’s legal counsel and financial advisors.
After careful consideration, the Aerojet Rocketdyne board of directors, at a special meeting held on December 19, 2020, unanimously:
•
determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Aerojet Rocketdyne and its stockholders, and that it is in the best interests of Aerojet Rocketdyne and its stockholders that Aerojet Rocketdyne enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement;

•
approved and adopted the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and the performance by Aerojet Rocketdyne of its obligations under the Merger Agreement;

•	directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Aerojet Rocketdyne’s stockholders; and
•	recommended that the stockholders of Aerojet Rocketdyne vote in favor of adopting and approving the Merger Agreement and the Merger.

In unanimously determining to approve and adopt the Merger Agreement and the Merger and recommend that Aerojet Rocketdyne’s stockholders vote their shares of common stock in favor of the proposal to adopt the Merger Agreement, the Aerojet Rocketdyne board of directors also considered, during the course of its deliberations at its December 19, 2020 and prior meetings, the material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Aerojet Rocketdyne board of directors, but rather includes the material factors considered by the Aerojet Rocketdyne board of directors. In view of the wide variety of factors considered by the Aerojet Rocketdyne board of directors in connection with its evaluation of the Merger and the complexity of these matters, the Aerojet Rocketdyne board of directors did not consider it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Aerojet Rocketdyne board of directors may have given different weight to different factors. The Aerojet Rocketdyne board of directors made its recommendation based on the totality of the information available to the Aerojet Rocketdyne board of directors, including discussions with, and questioning of, Aerojet Rocketdyne’s management and legal counsel and financial advisors.
The Aerojet Rocketdyne board of directors considered, among other things, the following factors as supporting its decision to recommend that Aerojet Rocketdyne’s stockholders vote in favor of the adoption of the Merger Agreement:
•	the per share merger consideration of $56.00, which is expected to be reduced to $51.00 per share after the payment of the $5.00 per share Pre-Closing Dividend, constitutes a premium of:
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33.2% over the closing price of shares of Aerojet Rocketdyne common stock on December 18, 2020 (the last trading day prior to the date the Merger Agreement was approved by the Aerojet Rocketdyne board of directors);

○	35.7% over Aerojet Rocketdyne’s volume weighted average common stock price in the 30 trading days prior to the date the Merger Agreement was approved by the Aerojet Rocketdyne board of directors;
○	45.0% over Aerojet Rocketdyne’s volume weighted average common stock price in the 60 trading days prior to the date the Merger Agreement was approved by the Aerojet Rocketdyne board of directors;
○	42.5% over Aerojet Rocketdyne’s volume weighted average common stock price in the 90 trading days prior to the date the Merger Agreement was approved by the Aerojet Rocketdyne board of directors; and
○	74.2% over Aerojet Rocketdyne’s 52-week intraday low trading price in the 52 weeks prior to the date the Merger Agreement was approved by the Aerojet Rocketdyne board of directors.
•
the Aerojet Rocketdyne board of directors’ belief, based on discussions and negotiations among members of Aerojet Rocketdyne senior management and representatives of Lockheed Martin, that the per share merger consideration was the highest price that Lockheed Martin would be willing to pay for an acquisition of Aerojet Rocketdyne;

•
Citi’s financial analysis relating to the fairness to the holders of shares of Aerojet Rocketdyne common stock of the merger consideration to be received in the proposed Merger by such holders, and Citi’s oral opinion, subsequently confirmed by delivery of a written opinion, dated December 19, 2020, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as described in Citi’s written opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend, was fair, from a financial point of view, to the holders of Aerojet Rocketdyne common stock, as more fully described in the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.” beginning on page 57;

•
Evercore’s financial analysis of the merger consideration and the oral opinion of Evercore, which was subsequently confirmed in writing, rendered to the Aerojet Rocketdyne board of directors to the effect that, as of December 19, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend, to be received by holders of shares of Aerojet Rocketdyne common stock in the Merger was fair, from a financial point of view, as more fully described in the section of this proxy statement captioned “The Merger — Opinion of Evercore Group L.L.C.” beginning on page 64;
•
the Aerojet Rocketdyne board of directors’ and Aerojet Rocketdyne management’s assessment of Aerojet Rocketdyne’s present and future value on a standalone basis relative to the per share merger consideration to be paid to Aerojet Rocketdyne stockholders in the Merger, and information relating to such valuation prepared by Aerojet Rocketdyne management and reviewed by the Aerojet Rocketdyne board of directors;

•
the Aerojet Rocketdyne board of directors’ belief, based on a review of the possible alternatives to a sale of Aerojet Rocketdyne (including the prospects of continuing to operate in accordance with the existing business plan or undertaking potential recapitalization or other alternatives, including the deployment of capital for potential redemptions and repurchases of Aerojet Rocketdyne’s outstanding convertible notes, a tender offer for Aerojet Rocketdyne shares or other share repurchases, or undertaking other potential strategic initiatives) and the timing and likelihood of actually achieving additional value for stockholders from these alternatives, that none of these alternatives, on a risk- and time-adjusted basis, was reasonably likely to create value for stockholders greater than the merger consideration for the proposed Merger;

•
the risks and uncertainties associated with continuing to operate independently as a public company (including uncertainties associated with Aerojet Rocketdyne’s operations and business plan, such as the current space exploration environment, potential budgetary reductions relating to NASA’s SLS program, potential future competition from other companies in the space exploration industry and uncertainties associated with a new Presidential administration);

•	the financial condition, results or operations and businesses of the Company, on both a historical and prospective basis;
•	current industry, economic and market conditions and historical market demand and prices for Aerojet Rocketdyne’s products and services;
•	the historical market prices, price to earnings multiples and recent trading patterns of the Aerojet Rocketdyne common stock;
•	the existing competitive and market position of Aerojet Rocketdyne, including the nature of the industries in which Aerojet Rocketdyne operates;
•	certain challenges facing Aerojet Rocketdyne, including competition and potential future competition in each part of its business from other industry participants;
•
discussions with senior management of Aerojet Rocketdyne and representatives of Aerojet Rocketdyne’s financial advisors and legal counsel regarding the Merger and the other transactions contemplated by the Merger Agreement;

•	whether there were other potential parties that would likely have an interest in engaging in a strategic transaction with Aerojet Rocketdyne;
•
the fact that the merger consideration consists solely of cash (which provides certainty of value and liquidity to stockholders and does not expose them to any future risks and uncertainties related to the business or the financial markets generally, as compared to a transaction in which stockholders receive equity or other securities, or as compared to Aerojet Rocketdyne remaining independent);

•
the fact that the price Lockheed Martin will pay to Aerojet Rocketdyne stockholders was the result of extensive negotiations, as described above in the section of this proxy statement captioned “The Merger — Background of the Merger”;

•	the fact that the Merger is not subject to approval by Lockheed Martin’s stockholders;
•	the fact that the Pre-Closing Dividend may be paid to Aerojet Rocketdyne’s stockholders regardless of whether the Merger is completed;

•	the provisions of the Merger Agreement, including:
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the flexibility afforded to Aerojet Rocketdyne to declare and pay the $5.00 per share Pre-Closing Dividend which, while expected to reduce the per share merger consideration payable at closing from $56.00 per share to $51.00 per share, provides short-term liquidity to Aerojet Rocketdyne stockholders;

○
subject to the terms and conditions of the Merger Agreement, the Aerojet Rocketdyne board of directors’ ability to furnish information to, and engage in negotiations with, third parties that make an unsolicited bona fide written Acquisition Proposal if the Aerojet Rocketdyne board of directors determines, after consultation with an independent financial advisor and Aerojet Rocketdyne’s legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer, as more fully described in the section of this proxy statement captioned “The Merger Agreement — No Solicitation; Acquisition Proposals” beginning on page 107;

○
the $150 million termination fee payable under certain circumstances, which the Aerojet Rocketdyne board of directors believed, after consultation with Aerojet Rocketdyne’s legal counsel and financial advisors, was acceptable, appropriate under the circumstances and not likely to preclude a Superior Offer;

○
Aerojet Rocketdyne’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement and execute a definitive agreement with respect to a Superior Offer, as long as Aerojet Rocketdyne pays Lockheed Martin the $150 million termination fee;

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the right of the Aerojet Rocketdyne board of directors under certain circumstances, subject to compliance with the terms and conditions of the Merger Agreement, to withdraw or modify, or resolve, agree or publicly propose to withdraw or modify, the Aerojet Rocketdyne board of directors’ recommendation or declaration of advisability with respect to the Merger Agreement or the Merger;

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provisions of the Merger Agreement giving Aerojet Rocketdyne sufficient operating flexibility to conduct its business in the ordinary course consistent with past practice between the execution of the Merger Agreement and the effective time of the Merger;

○	the fact that the consummation of the Merger is not conditioned on Lockheed Martin’s ability to secure financing; and
○	the fact that the conditions to the closing of the Merger are limited in scope;
•
the Aerojet Rocketdyne board of directors’ belief that the terms and conditions of the Merger Agreement, taken as a whole, provide a reasonable expectation that required regulatory approvals will be obtained, based on, among other things:

○
the covenants contained in the Merger Agreement obligating each of the parties to use reasonable best efforts to cause the Merger to be consummated and to resolve objections under applicable antitrust laws, subject to limitations on Lockheed Martin’s obligations, among other things, to (1) litigate with any governmental authorities to oppose enforcement actions or remove court or regulatory orders impeding the ability to consummate the Merger and (2) divest certain businesses or assets of Aerojet Rocketdyne in order to obtain required regulatory approvals; and

○
the provision of the Merger Agreement that allows the outside date for completing the Merger to be extended to March 21, 2022 if the Merger has not been completed by the initial December 21, 2021 outside date because the required regulatory approvals have not been obtained;

•
the Aerojet Rocketdyne board of directors’ belief that the terms and conditions of the Merger Agreement, taken as a whole, including, among other things, the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable and appropriate under the circumstances;

•	the fact that a vote of Aerojet Rocketdyne stockholders is required under the DGCL to adopt the Merger Agreement;

•	the ability of Aerojet Rocketdyne stockholders who object to the Merger to seek to obtain a different value for their shares if they exercise and perfect their appraisal rights under Delaware law; and
•
the Aerojet Rocketdyne board of directors’ belief that the Merger represents the best strategic alternative reasonably available to Aerojet Rocketdyne and its stockholders and that the merger consideration payable to holders of Aerojet Rocketdyne common stock is the best value reasonably available to such stockholders.

In the course of its deliberations, the Aerojet Rocketdyne board of directors also considered a variety of risks, uncertainties and other countervailing factors related to the Merger Agreement and the Merger, including, among other things, the following factors:
•
the per share merger consideration of $56.00, which is expected to be reduced to $51.00 per share after the payment of the $5.00 per share Pre-Closing Dividend, constitutes a discount of 2.2% under Aerojet Rocketdyne’s 52-week intraday high trading price in the 52 weeks prior to the date the Merger Agreement was approved by the Aerojet Rocketdyne board of directors;

•
the possibility that the Merger might not be consummated in a timely manner or at all due to a failure of the conditions specified in the Merger Agreement, including, among other things, with respect to the required approvals of the Merger by antitrust regulatory authorities;

•
the limitations on Lockheed Martin’s obligations to (i) litigate with any governmental authorities to oppose enforcement actions or remove court or regulatory orders impeding the ability to consummate the Merger and (ii) divest certain businesses or assets of Aerojet Rocketdyne in order to obtain required regulatory approvals;

•
the fact that the Merger may not be completed unless and until the conditions specified in the Merger Agreement are satisfied or waived (see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger” beginning on page 116);

•
the potential risks and costs to Aerojet Rocketdyne if the Merger is not consummated, or is not consummated in a timely manner, including, among other things, the potential distraction of management and employee attention during the pendency of the Merger, employee attrition, the possible impact on customer relationships, the potential effect on existing relationships with other parties, and the impact that the failure of the Merger to close could have on the trading price of shares of Aerojet Rocketdyne common stock, Aerojet Rocketdyne’s operating results (including the costs incurred in connection with the Merger) and Aerojet Rocketdyne’s ability to maintain sales;

•
the restrictions on the conduct of Aerojet Rocketdyne’s business prior to the consummation of the Merger, which may delay or prevent Aerojet Rocketdyne from undertaking certain business opportunities, such as material acquisitions or divestitures;

•	the risk that the parties may incur significant costs and delays in connection with obtaining the regulatory approvals necessary for the completion of the Merger;
•
the provisions of the Merger Agreement that restrict Aerojet Rocketdyne’s ability to solicit from a third party an acquisition proposal to acquire Aerojet Rocketdyne or to engage in discussions or negotiations with third parties regarding an acquisition proposal to acquire Aerojet Rocketdyne, in the latter case unless (1) in response to an unsolicited bona fide written acquisition proposal that did not result from a material breach of the no solicitation provision of the Merger Agreement, (2) the Aerojet Rocketdyne board of directors determines in good faith, after consultation with Aerojet Rocketdyne’s outside legal counsel and an independent financial advisor of nationally recognized reputation, that such unsolicited acquisition proposal constitutes or would reasonably be expected to lead to a Superior Offer, (3) the Aerojet Rocketdyne board of directors determines in good faith, after considering the advice of Aerojet Rocketdyne’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Aerojet Rocketdyne under Delaware law, and (4) Aerojet Rocketdyne complies with various other terms of the Merger Agreement;

•
the provisions of the Merger Agreement that restrict the Aerojet Rocketdyne board of directors’ ability to withdraw or modify its recommendation of the Merger Agreement and the Merger in response to a Superior Offer or Change in Circumstances (as defined below) unless (1) the Aerojet Rocketdyne board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under applicable Delaware law and (2) various other terms and conditions of the Merger Agreement are complied with and satisfied;
•
the significant costs involved in connection with negotiating the Merger Agreement and completing the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger, and the fact that if the Merger is not consummated Aerojet Rocketdyne may be required to bear such costs;

•
the fact that receipt of the Merger Consideration in exchange for shares of Aerojet Rocketdyne common stock pursuant to the Merger would generally be a taxable transaction for U.S. federal income tax purposes (see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend” beginning on page 90); and

•
the fact that the all-cash consideration, while providing relative certainty of value, would prevent Aerojet Rocketdyne stockholders from having an ongoing equity interest in Lockheed Martin, meaning that stockholders will not participate in Lockheed Martin’s potential revenue or earnings growth, including any growth or share gains with current customers, and any increase in demand from customers in the industries in which Aerojet Rocketdyne operates.

In addition to considering the factors described above, the Aerojet Rocketdyne board of directors also considered (1) the prior relationships between Citi and Lockheed Martin that Citi disclosed to the Aerojet Rocketdyne board of directors, as described below in the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.,” (2) the fact that Aerojet Rocketdyne’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, those of Aerojet Rocketdyne stockholders generally, including those interests that are a result of employment and compensation arrangements with Aerojet Rocketdyne, as described below in the section of this proxy statement captioned “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger” and (3) the process undertaken by the Aerojet Rocketdyne board of directors in considering and evaluating the Merger Agreement and the Merger and potential alternatives thereto, including the number of, and quality of deliberation occurring at, meetings held by the Aerojet Rocketdyne board of directors and the fact that many of those meetings included executive sessions with only the directors in attendance and/or special executive sessions with only the independent directors in attendance.
This explanation of the Aerojet Rocketdyne board of directors’ reasons for recommending the adoption of the Merger Agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement captioned “Forward-Looking Statements” beginning on page 16.
The Aerojet Rocketdyne board of directors unanimously recommends that stockholders vote “FOR” (1) the Merger Proposal, (2) the Adjournment Proposal and (3) the Merger-Related Named Executive Officer Compensation Proposal.
Opinion of Citigroup Global Markets Inc.
Aerojet Rocketdyne retained Citi to provide financial advisory services in connection with a possible transaction involving Aerojet Rocketdyne. In connection with Citi’s engagement, Aerojet Rocketdyne’s board of directors requested that Citi evaluate the fairness, from a financial point of view, to the holders of shares of Aerojet Rocketdyne common stock of the merger consideration to be received in the proposed Merger by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On December 19, 2020, at a meeting of the Aerojet Rocketdyne board of directors held to evaluate the proposed Merger, Citi rendered to the Aerojet Rocketdyne board of directors an oral opinion, subsequently confirmed by delivery of a written opinion, dated December 19, 2020, to the effect that, as of the date of Citi’s written opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend, was fair, from a financial point of view, to the holders of shares of Aerojet Rocketdyne common stock.

The full text of Citi’s written opinion, dated December 19, 2020, to the Aerojet Rocketdyne board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Aerojet Rocketdyne board of directors (in its capacity as such) in connection with its evaluation of the proposed Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of Aerojet Rocketdyne common stock of the merger consideration. Citi’s opinion did not address any other terms, aspects or implications of the proposed Merger or the Merger Agreement. Citi’s opinion did not address the underlying business decision of Aerojet Rocketdyne to effect the proposed Merger, the relative merits of the proposed Merger as compared to any alternative business strategies that might have existed for Aerojet Rocketdyne or the effect of any other transaction in which Aerojet Rocketdyne might have engaged. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.
In arriving at its opinion, Citi:
•	reviewed a draft, dated December 17, 2020, of the Merger Agreement;
•	held discussions with certain senior officers, directors and other representatives and advisors of Aerojet Rocketdyne concerning the business, operations and prospects of Aerojet Rocketdyne;
•
examined certain publicly available business and financial information relating to Aerojet Rocketdyne as well as the Base Case Forecast and the Adjusted Base Case Forecast (collectively, the “Aerojet Rocketdyne Forecasts,” as defined and summarized in the section in this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73) and other information and data relating to Aerojet Rocketdyne which were provided to or discussed with Citi by the management of Aerojet Rocketdyne;

•
reviewed the financial terms of the proposed Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Aerojet Rocketdyne common stock, historical and projected earnings and other operating data of Aerojet Rocketdyne, and the capitalization and financial condition of Aerojet Rocketdyne;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the proposed Merger;
•
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Aerojet Rocketdyne; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.
The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.
In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi, and upon the assurances of the management of Aerojet Rocketdyne that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to each of the Aerojet Rocketdyne Forecasts and other information and data relating to Aerojet Rocketdyne provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of Aerojet Rocketdyne that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aerojet Rocketdyne as to the future financial performance of Aerojet Rocketdyne under the scenario reflected therein.
Citi assumed, with the consent of the Aerojet Rocketdyne board of directors, that the proposed Merger would be consummated in accordance with the terms, conditions and agreements set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the proposed Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Merger meaningful to its opinion and analysis. Representatives of Aerojet Rocketdyne advised Citi, and Citi further assumed, with the consent of the Aerojet Rocketdyne board of directors, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aerojet Rocketdyne nor did Citi make any physical inspection of the properties or assets of Aerojet Rocketdyne. Citi was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Aerojet Rocketdyne, nor was it requested to consider, and Citi’s opinion did not address, the underlying business decision of Aerojet Rocketdyne to effect the proposed Merger, the relative merits of the proposed Merger as compared to any alternative business strategies that might have existed for Aerojet Rocketdyne or the effect of any other transaction in which Aerojet Rocketdyne might have engaged. Citi also expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the proposed Merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. The credit, financial and stock markets, the industries in which Aerojet Rocketdyne operates, and the securities of Aerojet Rocketdyne have experienced and may continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on Aerojet Rocketdyne or the Merger.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.
In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Aerojet Rocketdyne. No company, business or transaction reviewed is identical or directly comparable to Aerojet Rocketdyne or the Merger, and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.
The estimates used by Citi for purposes of its analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the proposed Merger was determined through negotiations between Aerojet Rocketdyne, on the one hand, and Lockheed Martin and its affiliates, on the other hand, and Aerojet Rocketdyne’s decision to enter into the Merger Agreement was solely that of the Aerojet Rocketdyne board of directors. Citi’s opinion was only one of many factors considered by the Aerojet Rocketdyne board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Aerojet Rocketdyne board of directors or the management of Aerojet Rocketdyne with respect to the proposed Merger, merger consideration or any other aspect of the transactions contemplated by the Merger Agreement.
Financial Analyses
The following is a summary of the material financial analyses prepared for and reviewed with the Aerojet Rocketdyne board of directors in connection with Citi’s opinion, dated December 19, 2020, to the Aerojet Rocketdyne board of directors. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described, and such differences may be material. Approximate implied equity value per share reference ranges derived from the financial analyses described below and other per share ranges presented for reference purposes only were rounded to the nearest $0.25, except for data relating to intraday trading share prices. Except as otherwise noted, financial data utilized for Aerojet Rocketdyne in the financial analyses described below were based on the Base Case Forecast and the Adjusted Base Case Forecast as indicated and other information and data relating to Aerojet Rocketdyne provided to or discussed with Citi and approved for Citi’s use by Aerojet Rocketdyne and as further summarized in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 73. For purposes of the financial analyses described below, the term “EBITDA,” when used with respect to any company, other than Aerojet Rocketdyne, generally refers to that company’s earnings before interest, taxes, depreciation and amortization expenses; the term “adjusted EBITDA,” when used with respect to Aerojet Rocketdyne, generally refers to EBITDA excluding EBITDA attributable to its real estate segment and income/(expense) related to re-measurement of net environmental remediation asset/liability.
Discounted Cash Flow Analysis
Citi conducted a discounted cash flow analysis of Aerojet Rocketdyne using the Base Case Forecast and the Adjusted Base Case Forecast. For each set of Aerojet Rocketdyne Forecasts, Citi calculated a range of present values (as of September 30, 2020) of the estimated unlevered after-tax free cash flows that Aerojet Rocketdyne was forecasted to generate under that set of Aerojet Rocketdyne Forecasts during the fourth quarter of the fiscal year ending December 31, 2020 through the full fiscal year ending December 31, 2029 (such cash flows referred to as the “projected cash flows”). For purposes of this analysis, the projected cash flows provided by Aerojet Rocketdyne’s management were adjusted with management’s approval to exclude the impact of cash pension contributions and reimbursements, net environmental remediation cash flows and real estate cash flows (collectively, the “additional cash flow items”). The additional cash flow items were excluded from the projected cash flows on the basis that they are significant items that Aerojet Rocketdyne’s management believes are non-perpetual. The impact of cash pension contributions and reimbursements was reflected as a liability on Aerojet Rocketdyne’s balance sheet, and each of the net environmental cash flows and real estate cash flows were reflected as assets. For purposes of this analysis, stock based compensation was treated as a cash expense. Citi also calculated a range of estimated terminal values for Aerojet Rocketdyne under each set of Aerojet Rocketdyne Forecasts, by applying an illustrative range of perpetuity growth rates of 2.0% to 3.0% to Aerojet Rocketdyne’s estimated terminal year unlevered after-tax free cash flows (excluding the additional cash flow items) under that set of Aerojet Rocketdyne Forecasts. The illustrative range of perpetuity growth rates applied was selected by Citi based on its professional judgment and experience. The range of estimated terminal values for Aerojet Rocketdyne under each set of Aerojet Rocketdyne Forecasts was then discounted to present values (as of September 30, 2020) and added to the estimated present values of the projected cash flows under that set of Aerojet Rocketdyne Forecasts in order to derive ranges of implied adjusted firm values for Aerojet Rocketdyne under that set of Aerojet Rocketdyne Forecasts.
In calculating the ranges of implied adjusted firm values for Aerojet Rocketdyne, Citi discounted the projected cash flows and estimated terminal values using discount rates ranging from 7.8% to 9.0%. Citi derived this range of discount rates based on a calculation of the weighted average cost of capital of Aerojet Rocketdyne it performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.
From the range of implied adjusted firm values it derived under each set of Aerojet Rocketdyne Forecasts, Citi subtracted Aerojet Rocketdyne’s reported net debt and other as of September 30, 2020 (calculated as debt, excluding in-the-money convertible debt, plus the tax-effected net present value of net Cost Accounting Standards (“CAS”) reimbursements and cash pension contributions/other post-employment benefits (“OPEB”) payments, less cash, cash equivalents, a range of tax-effected net present values of real estate cash flows and reported net environmental asset/(liability)), and divided the results by the number of shares of Aerojet

Rocketdyne common stock outstanding on a fully diluted basis, calculated using the treasury share method and treating in-the-money convertible debt as converted to shares of Aerojet Rocketdyne common stock, based on information provided by Aerojet Rocketdyne management. The net present value of net CAS reimbursements and cash pension contributions/OPEB payments was calculated by discounting CAS reimbursements and cash pension contributions/OPEB payments reflected in the Aerojet Rocketdyne Forecasts using, at the direction of Aerojet Rocketdyne management, a 2.7% after tax cost of debt and 0% perpetuity growth rate. The range of tax-effected net present values of real estate cash flows was calculated by discounting projected cash flows from real estate provided by Aerojet Rocketdyne management using a range of discount rates of 7.8% to 9.0%, which Citi derived from a calculation of the weighted average cost of capital of Aerojet Rocketdyne. This analysis indicated the following approximate implied per share equity value reference ranges for Aerojet Rocketdyne (rounded to the nearest $0.25) under the Base Case Forecast and the Adjusted Base Case Forecast, as compared to $56.00 per share:
Implied per Share Equity Value Reference Range
Base Case Forecasts	$53.00 – $71.00
Adj. Base Case Forecasts	$49.75 – $66.25
Present Value of Future Share Price Analysis
Citi performed an analysis to derive a range of illustrative present values per share of Aerojet Rocketdyne common stock as of December 18, 2020 based on theoretical future prices calculated by Citi for the shares of Aerojet Rocketdyne common stock under each of the Base Case Forecast and the Adjusted Base Case Forecast. Citi derived a range of theoretical future values per share for the shares of Aerojet Rocketdyne common stock as of December 31 of each of 2021, 2022 and 2023 using each of the Base Case Forecast and the Adjusted Base Case Forecast. For each set of Aerojet Rocketdyne Forecasts, Citi derived this range of theoretical future values per share by (i) applying illustrative one year forward adjusted firm value to Adjusted EBITDA (as defined, and as calculated as described, in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information”) multiples of 9.5x to 10.9x to estimates of the Adjusted EBITDA of Aerojet Rocketdyne for each of calendar years 2022, 2023 and 2024, as reflected in that set of Aerojet Rocketdyne Forecasts, (ii) adjusting the resulting range of firm values to a range of equity values by subtracting Aerojet Rocketdyne’s estimated net debt and other for each period ending as of December 31 (calculated as estimated debt, excluding in-the-money convertible debt, plus estimated tax effected unfunded pension/OPEB liability, less estimated cash, cash equivalents, mid-point estimate of tax effected net present value of real estate cash flows and estimated net environmental asset/(liability)), and (iii) dividing the resulting range of equity values by the number of shares of Aerojet Rocketdyne common stock outstanding on a fully diluted basis, calculated using the treasury share method and treating in-the-money convertible debt as converted to shares of Aerojet Rocketdyne common stock, based on information provided by Aerojet Rocketdyne management. The firm value to Adjusted EBITDA multiples used by Citi were derived based on Citi’s professional judgment and experience and taking into account historical firm value to Adjusted EBITDA multiples of Aerojet Rocketdyne during the period from December 18, 2018 through December 18, 2020. By applying a discount rate of 8.7%, reflecting a mid-point estimate of Aerojet Rocketdyne’s cost of equity, Citi discounted to present value as of December 18, 2020 the theoretical future values per share it derived for Aerojet Rocketdyne under each set of Aerojet Rocketdyne Forecasts, to yield under each set of Aerojet Rocketdyne Forecasts a range of illustrative present values per share of Aerojet Rocketdyne common stock. This analysis indicated the following approximate implied per share equity value reference range for Aerojet Rocketdyne (rounded to the nearest $0.25) under each of the Base Case Forecast and the Adjusted Base Case Forecast, as compared to $56.00 per share:
Implied per Share Equity Value Reference Range
Base Case Forecasts	$43.50 – $48.50
Adj. Base Case Forecasts	$42.00 – $46.75

Selected Public Companies Analysis
Citi reviewed certain financial and stock market information relating to Aerojet Rocketdyne and the nine publicly traded companies listed below whose operations, for the purposes of Citi’s analysis and based on its experience and professional judgment, Citi considered generally relevant in evaluating those of Aerojet Rocketdyne, based on business sector participation, operational characteristics and financial metrics (such companies collectively, the “selected companies”).
For the selected companies, Citi calculated and reviewed, among other information, firm values (calculated as fully diluted market equity value, plus net debt, preferred equity and non-controlling interests, and less unconsolidated investments and non-operating assets, as applicable) as multiples of estimated calendar year 2021 EBITDA. All calculations in this review were based on closing share prices on December 18, 2020 and, with respect to the selected companies, financial data (pro forma as applicable) were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Citi also calculated and reviewed the adjusted firm value of Aerojet Rocketdyne as a multiple of its estimated Adjusted EBITDA of Aerojet Rocketdyne for calendar year 2021, based on publicly available Wall Street research analysts’ estimates, as well as based on the Base Case Forecast and the Adjusted Base Case Forecast. The estimated calendar year 2021 EBITDA multiples observed for the selected companies and for Aerojet Rocketdyne were as follows:
Selected Company	Firm Value / 2021 EBITDA
Kratos Defense & Security Solutions, Inc.	34.7x
AeroVironment, Inc.	23.9x
Mercury Systems, Inc.	22.7x
Leidos Holdings, Inc.	13.4x
Chemring Group PLC	12.2x
OHB SE	12.1x
Elbit Systems Ltd.	11.9x
CACI International Inc.	11.5x
Avio S.p.A.	9.4x
Median	12.2x
Aerojet Rocketdyne (For Reference)	Firm Value / 2021 Adj. EBITDA
Aerojet Rocketdyne (Wall Street Research)	9.5x
Aerojet Rocketdyne (Base Case Forecasts)	9.2x
Aerojet Rocketdyne (Adj. Base Case Forecast)	9.4x
Based on the multiples calculated and observed for the selected companies as described above and its professional judgment and experience, Citi identified and applied a selected illustrative range of firm value to calendar year 2021 EBITDA multiples of 11.2x to 13.2x to Aerojet Rocketdyne’s estimated calendar year 2021 Adjusted EBITDA, reflected in each of the Base Case Forecasts and the Adjusted Base Case Forecasts, to derive a range of implied adjusted firm values for Aerojet Rocketdyne under each set of Aerojet Rocketdyne Forecasts. Citi subtracted from the range of implied adjusted firm values it derived under each set of Aerojet Rocketdyne Forecasts Aerojet Rocketdyne’s reported net debt and other as of September 30, 2020 (calculated as debt, excluding in-the-money convertible debt, plus tax effected reported unfunded pension/OPEB liability, less cash, cash equivalents, mid-point estimate of tax effected net present value of real estate cash flows and reported net environmental asset/(liability)) and divided the results by the number of shares of Aerojet Rocketdyne common stock outstanding on a fully diluted basis, calculated using the treasury share method and treating in-the-money convertible debt as converted to shares of Aerojet Rocketdyne common stock, based on information provided by Aerojet Rocketdyne management. This analysis indicated the following approximate implied per share equity value reference range for Aerojet Rocketdyne (rounded to the nearest $0.25) under each of the Base Case Forecast and the Adjusted Base Case Forecast, as compared to $56.00 per share:
Implied per Share Equity Value Reference Range
Base Case Forecasts	$50.00 – $57.75
Adj. Base Case Forecasts	$48.75 – $56.25

Selected Transactions Analysis
Using publicly available information, Citi reviewed certain financial data relating to the six transactions listed below involving target companies whose operations, for the purposes of Citi’s analysis and based on its experience and professional judgment, Citi considered generally relevant in evaluating those of Aerojet Rocketdyne, based on business sector participation, operational characteristics and financial metrics (such transactions collectively, the “selected transactions”).
Citi calculated and reviewed, among other information, the implied firm value for the target company involved in each transaction at the time of announcement (calculated based on (i) the aggregate consideration paid or to be paid in such transaction, or, if and as applicable, (ii) the fully diluted equity value implied by the per share purchase price in such transaction, plus net debt, preferred equity and non-controlling interests, and less unconsolidated investments and non-operating assets, as applicable) as a multiple of the applicable target company’s publicly available EBITDA (or metric functionally equivalent thereto) for the last twelve-month period (“LTM”) prior to the announcement of the applicable transaction (such multiples, “Firm Value / LTM EBITDA”). The Firm Value / LTM EBITDA multiples observed for the selected transactions were as follows:
Announced	Acquiror	Target	Firm Value / LTM EBITDA
01/20/2020	BAE Systems plc	Collins Aerospace Military Global Positioning System business	14.1x
12/17/2019	Leidos Holdings, Inc.	Dynetics, Inc.	12.6x(1)
07/25/2019	Advent International	Cobham plc	13.2x
10/14/2018	Harris Corporation	L3 Technologies, Inc.	14.6x
09/18/2017	Northrop Grumman Corporation	Orbital ATK, Inc.	14.4x
09/4/ 2017	United Technologies Corp.	Rockwell Collins, Inc.	15.9x
(1)	Represents an NTM multiple given lack of publicly reported LTM financials.
Based on the multiples calculated and observed for the selected transactions and its professional judgment and experience, Citi identified and applied a selected illustrative range of Firm Value / LTM EBITDA multiples of 12.6x to 15.9x to Aerojet Rocketdyne’s LTM Adjusted EBITDA for the twelve-month period ended September 30, 2020, to derive a range of implied adjusted firm values for Aerojet Rocketdyne. Citi subtracted from the range of implied adjusted firm values it derived Aerojet Rocketdyne’s reported net debt and other as of September 30, 2020 (calculated as described above under the section entitled “The Merger — Opinion of Citigroup Global Markets Inc. — Selected Public Companies Analysis”), and divided the results by the number of shares of Aerojet Rocketdyne common stock outstanding on a fully diluted basis, calculated using the treasury share method and treating in-the-money convertible debt as converted to shares of Aerojet Rocketdyne common stock, based on information provided by Aerojet Rocketdyne management. This analysis indicated the following approximate implied per share equity value reference range for Aerojet Rocketdyne (rounded to the nearest $0.25), as compared to $56.00 per share:
Implied per Share Equity Value Reference Range
$48.25 – $59.25
Other Information
Citi observed certain other information with respect to Aerojet Rocketdyne that was not considered part of its financial analyses with respect to its opinion, but was noted for reference purposes only, including the following:
•
historical intraday trading prices of Aerojet Rocketdyne common stock for the 52-week period ended December 18, 2020, which indicated an overall low to high intraday trading share price range of $32.15 to $57.27 per share over the period; and

•
publicly available Wall Street research analysts’ one-year forward price targets, prepared and published in relation to Aerojet Rocketdyne common stock, which indicated an overall low to high price target range of $43.00 to $55.00 per share, implying a range of approximately $39.50 to $50.50 per share on a discounted basis (rounded to the nearest $0.25) when discounted one year at a discount rate of 8.7%, reflecting a mid-point estimate of Aerojet Rocketdyne’s cost of equity.
•
For the years 2010 through 2020 (as of December 18, 2020), Citi calculated, using publicly available information, the median one-day unaffected stock price premia paid for acquisition transactions announced during the period from 2010 through 2020 (as of December 18, 2020) involving 100% cash consideration with a transaction value between $1 billion to $10 billion that Citi deemed appropriate in its professional judgment, which indicated a median one-day unaffected stock price premium of 30%. Based on the foregoing review and its professional judgment and experience, Citi applied a premia reference range of 20% to 40% to (i) the closing share price of Aerojet Rocketdyne common stock on December 18, 2020 of $42.04 and (ii) the cash-adjusted share price of Aerojet Rocketdyne common stock on December 18, 2020 of $31.20 (calculated as price less $10.84 cash per share based on Aerojet Rocketdyne’s reported cash balance as of September 30, 2020). This analysis indicated an illustrative range of prices per share of Aerojet Rocketdyne common stock (rounded to the nearest $0.25) of $50.50 to $58.75, based on the closing share price of Aerojet Rocketdyne common stock on December 18, 2020, and $48.25 to $54.50 (including $10.84 cash per share) based on the cash-adjusted share price of Aerojet Rocketdyne common stock on December 18, 2020.

Miscellaneous
Aerojet Rocketdyne has agreed to pay Citi for its services in connection with the Merger an aggregate fee of $15 million, $2 million of which became payable upon delivery of Citi’s opinion to the Aerojet Rocketdyne board of directors, and the remainder of which is payable contingent upon the consummation of the proposed Merger. In addition, Aerojet Rocketdyne agreed to reimburse Citi for certain expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement. Although Citi and its affiliates have not provided investment banking, commercial banking or other similar financial services to Aerojet Rocketdyne during the two-year period prior to the date of Citi’s opinion for which Citi and its affiliates received compensation, Citi and its affiliates in the future may provide such services to Aerojet Rocketdyne and/or its affiliates, for which services Citi and its affiliates would expect to receive compensation.
As Aerojet Rocketdyne’s board of directors was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide certain investment banking, commercial banking and other similar financial services to Lockheed Martin unrelated to the proposed Merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of Citi’s opinion, having acted as joint bookrunner for an offering of senior notes by Lockheed Martin in May 2020. For the services described above for Lockheed Martin and its affiliates, Citi and its affiliates received, during the two-year period prior to the date of Citi’s opinion, aggregate fees of approximately $1.8 million.
In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Aerojet Rocketdyne or Lockheed Martin for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Aerojet Rocketdyne, Lockheed Martin and their respective affiliates.
Aerojet Rocketdyne’s board of directors selected Citi as a financial advisor in connection with the Merger based on Citi’s reputation, experience and familiarity with Aerojet Rocketdyne and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.
Opinion of Evercore Group L.L.C.
Aerojet Rocketdyne retained Evercore to provide financial advisory services in connection with the Merger. As part of this engagement, Aerojet Rocketdyne requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Aerojet Rocketdyne common stock. On December 19, 2020, at a meeting of the Aerojet Rocketdyne board of directors held to evaluate the proposed Merger, Evercore rendered to the Aerojet Rocketdyne board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of December 19, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $56.00 per share minus, to the extent paid, the amount per share of the Pre-Closing Dividend, to be received by holders of shares of Aerojet Rocketdyne common stock in the Merger was fair, from a financial point of view, to such holders. Evercore’s written opinion noted that shares of Aerojet Rocketdyne common stock owned by Lockheed Martin or Merger Sub or any of their respective subsidiaries, shares held by Aerojet Rocketdyne or any of its subsidiaries, and dissenting shares (as defined in the Merger Agreement) would not be converted into the right to receive the merger consideration.
The full text of the written opinion of Evercore, dated December 19, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Aerojet Rocketdyne encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Aerojet Rocketdyne board of directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Aerojet Rocketdyne board of directors or to any other persons in respect of the Merger, including as to how any holder of shares of Aerojet Rocketdyne common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Aerojet Rocketdyne, nor does it address the underlying business decision of Aerojet Rocketdyne to engage in the Merger.
In connection with rendering its opinion, Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Aerojet Rocketdyne that it deemed to be relevant, including publicly available research analysts’ estimates and reviewed certain additional business and financial information made available to Evercore by Aerojet Rocketdyne;

•
reviewed certain internal projected financial data relating to Aerojet Rocketdyne prepared and furnished to Evercore by management of Aerojet Rocketdyne, as approved for Evercore’s use by Aerojet Rocketdyne, including the Base Case Forecast and the Adjusted Base Case Forecast (collectively, the “Aerojet Rocketdyne Forecasts”);

•
discussed with management of Aerojet Rocketdyne their assessment of the past and current operations of Aerojet Rocketdyne, the current financial condition and prospects of Aerojet Rocketdyne, and the Aerojet Rocketdyne Forecasts, including their views on the alternative business scenarios underlying the Base Case Forecast and the Adjusted Base Case Forecast, respectively;

•	reviewed the reported prices and the historical trading activity of Aerojet Rocketdyne common stock;
•	compared the financial performance of Aerojet Rocketdyne and its stock market trading multiples with those of certain other publicly traded companies that it deemed relevant;
•
compared the financial performance of Aerojet Rocketdyne and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that it deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated December 17, 2020, of the Merger Agreement; and
•	performed such other analyses and examinations and considered such other factors that it deemed appropriate.
Set forth below is a summary of the material financial analyses reviewed by Evercore with Aerojet Rocketdyne’s board of directors on December 19, 2020 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 18, 2020 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Aerojet Rocketdyne. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore has not assumed responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of Aerojet Rocketdyne that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Base Case Forecast and the Adjusted Base Case Forecast, respectively, Evercore assumed with Aerojet Rocketdyne’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Aerojet Rocketdyne as to the future financial performance of Aerojet Rocketdyne in the alternative business scenarios underlying the Base Case Forecast and the Adjusted Base Case Forecast, respectively. Evercore expressed no view as to the Base Case Forecast and the Adjusted Base Case Forecast or the alternative business scenarios or other assumptions on which they were based.
For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed agreement would not differ from the draft of the Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Aerojet Rocketdyne or the consummation of the Merger or reduce the contemplated benefits to the holders of Aerojet Rocketdyne common stock of the Merger. The credit, financial and stock markets had been experiencing unusual volatility and Evercore expressed no opinion or view as to any potential effects of such volatility on the parties or the Merger. In addition, Evercore relied, without independent verification, on the assessments of the management of Aerojet Rocketdyne as to (i) the validity of, and risks associated with, Aerojet Rocketdyne’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of Aerojet Rocketdyne’s current and future products and services.
Evercore did not conduct a physical inspection of the properties or facilities of Aerojet Rocketdyne and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Aerojet Rocketdyne, nor was Evercore furnished with any such valuations or appraisals, nor has Evercore evaluated the solvency or fair value of Aerojet Rocketdyne under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm this opinion.
Evercore was not asked to pass upon, and Evercore expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the merger consideration to the holders of Aerojet Rocketdyne common stock. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration to be received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Aerojet Rocketdyne, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Aerojet Rocketdyne, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Aerojet Rocketdyne, nor does it address the underlying business decision of Aerojet Rocketdyne to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of Aerojet Rocketdyne common stock or any business combination or other extraordinary transaction involving Aerojet Rocketdyne. Evercore’s opinion did not constitute a recommendation to the Aerojet Rocketdyne board of directors or to any other persons in respect of the Merger, including as to how any holder of shares of Aerojet Rocketdyne common stock should vote or act in respect of the Merger. Evercore was not expressing any opinion as to the prices at which shares of Aerojet Rocketdyne common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Aerojet Rocketdyne or the Merger or as to the impact of the Merger on the solvency or viability of Aerojet Rocketdyne or the ability of Aerojet Rocketdyne to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Aerojet Rocketdyne and its advisors with respect to legal, regulatory, accounting and tax matters.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed discounted cash flow analyses of Aerojet Rocketdyne to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Aerojet Rocketdyne was forecasted to generate during Aerojet Rocketdyne’s fiscal years 2021 through 2029 based on each of the Base Case Forecast and the Adjusted Base Case Forecast. For purposes of this analysis, the projected cash flows provided by Aerojet Rocketdyne’s management were adjusted with management’s approval to exclude the impact of cash pension contributions and reimbursements, net environmental remediation cash flows and real estate cash flows (collectively, the “additional cash flow items”). The additional cash flow items were excluded from the projected cash flows on the basis that they are significant items that Aerojet Rocketdyne’s management believes are non-perpetual. The impact of cash pension contributions and reimbursements was reflected as a liability on Aerojet Rocketdyne’s balance sheet, and each of the net environmental cash flows and real estate cash flows were reflected as assets. Evercore calculated terminal values for Aerojet Rocketdyne by applying perpetuity growth rates of 2.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Aerojet Rocketdyne was forecasted to generate based on the Aerojet Rocketdyne Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2020 using discount rates ranging from 7.50% to 8.75%, which were based on an estimate of Aerojet Rocketdyne’s weighted average cost of capital and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, Aerojet Rocketdyne’s total debt (excluding convertible notes), cash and marketable securities (excluding restricted cash and cash used to repurchase shares since September 30, 2020 per Aerojet Rocketdyne’s management) and net environmental asset position resulting from government and other reimbursements that Aerojet Rocketdyne management projects will more than fully offset Aerojet Rocketdyne’s payments related to its environmental remediation liabilities as of September 30, 2020, Aerojet Rocketdyne’s present value of forecast cash contributions to fund pension liabilities, net of federal government reimbursement for certain pension expenses, for fiscal years 2021 through 2029, Aerojet Rocketdyne’s average estimated present value of real estate and the number of fully diluted shares of Aerojet Rocketdyne common stock, in each case as provided by Aerojet Rocketdyne’s management, this analysis indicated a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $52.00 to $71.00 in the case of the Base Case Forecast and a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $48.75 to $66.25 in the case of the Adjusted Base Case Forecast, each as compared to the merger consideration of $56.00 per share of Aerojet Rocketdyne common stock minus, to the extent paid, the amount per share of the Pre-Closing Dividend.

Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of Aerojet Rocketdyne to corresponding financial multiples and ratios for the following selected publicly traded companies in the defense industry (the “selected companies”) which Evercore deemed most relevant to consider in relation to Aerojet Rocketdyne, based on its professional judgment and experience, because they are public companies with operations that, for purposes of its analysis, Evercore considered similar to the operations of Aerojet Rocketdyne.
For each of the selected companies, Evercore calculated, based on closing share prices as of December 18, 2020 (i) enterprise value (defined as equity market capitalization plus total debt, plus after-tax unfunded pension and other post-employment benefits (“OPEB”) obligations as of December 31, 2019, plus minority interest, less cash and cash equivalents and investments in unconsolidated affiliates, all as of latest available publicly filed balance sheets unless otherwise noted) as a multiple of estimated 2021 and 2022 Adjusted EBITDA (as defined in the section of this proxy statement captioned “The Merger — Certain Unaudited Prospective Financial Information,” provided that when used with respect to companies other than Aerojet Rocketdyne, no adjustments attributable to the Aerojet Rocketdyne real estate segment and income/(expense) related to re-measurement of net environmental remediation liability are included in such definition), which we refer to as “2021E Adjusted EBITDA” and “2022E Adjusted EBITDA,” respectively, and (ii) closing share prices as a multiple of estimated 2021 and 2022 earnings per share (“EPS”), which we refer to as “2021E EPS” and “2022E EPS,” respectively. Estimated financial data of the selected companies (pro forma as applicable) were based on publicly available research analysts’ estimates.
This analysis indicated the following:
	EV/2021E Adjusted EBITDA	EV/2022E Adjusted EBITDA	Price/2021E EPS	Price/2022E EPS
General Dynamics Corporation	11.7x	10.8x	13.2x	11.9x
Huntington Ingalls Industries, Inc.	12.9x	11.1x	16.6x	13.0x
L3Harris Technologies, Inc.	12.0x	11.4x	14.3x	12.7x
Lockheed Martin Corporation	11.3x	10.7x	13.6x	12.7x
Northrop Grumman Corporation	12.7x	11.9x	12.6x	11.4x
Raytheon Technologies Corporation	14.0x	11.2x	20.3x	15.0x
Thales SA	9.0x	8.0x	12.7x	10.8x
Median	12.0x	11.1x	13.6x	12.7x
Base Case Forecast
Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore selected a reference range of: enterprise value/Adjusted EBITDA multiples of 10.0x – 12.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2021 Adjusted EBITDA based on the Base Case Forecast, enterprise value/Adjusted EBITDA multiples of 9.0x – 11.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2022 Adjusted EBITDA based on the Base Case Forecast; price/EPS multiples of 14.0x – 17.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2021 EPS (excluding cash) based on the Base Case Forecast, and price/EPS multiples of 13.0x – 16.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2022 EPS (excluding cash) based on the Base Case Forecast. “EPS (excluding cash)” reflects Aerojet Rocketdyne’s forecast net income and average fully diluted share count, excluding estimated post-tax income per average fully diluted share attributable to interest earned on Aerojet Rocketdyne’s balance of cash and marketable securities. Evercore made this adjustment to EPS in order to be able to more accurately infer a range of valuation multiples for Aerojet Rocketdyne based on the trading valuations of its peers, for which cash makes up a materially lower portion of total market capitalization. Based on these ranges of implied enterprise values, Aerojet Rocketdyne’s total debt (excluding convertible notes), cash and marketable securities (excluding restricted cash) and net environmental asset position as of September 30, 2020, Aerojet Rocketdyne’s after-tax unfunded pension and OPEB liabilities as of December 31, 2019, Aerojet Rocketdyne’s average estimated present value of real estate and the number of fully diluted shares of Aerojet Rocketdyne common stock, in each case as provided by Aerojet Rocketdyne’s management, this analysis indicated a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $45.25 to $53.25, $41.75 to $50.00, $40.50 to

$47.00, and $43.75 to $51.25, respectively, compared to the merger consideration of $56.00 per share of Aerojet Rocketdyne common stock minus, to the extent paid, the amount per share of the Pre-Closing Dividend.
Adjusted Base Case Forecast
Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore selected a reference range of: enterprise value/Adjusted EBITDA multiples of 10.0x – 12.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2021 Adjusted EBITDA based on the Adjusted Base Case Forecast, enterprise value/Adjusted EBITDA multiples of 9.0x – 11.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2022 Adjusted EBITDA based on the Adjusted Base Case Forecast; price/EPS multiples of 14.0x – 17.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2021 EPS (excluding cash) based on the Adjusted Base Case Forecast, and price/EPS multiples of 13.0x – 16.0x and applied this range of multiples to Aerojet Rocketdyne’s estimated fiscal year 2022 EPS (excluding cash) based on the Adjusted Base Case Forecast. Based on these ranges of implied enterprise values, Aerojet Rocketdyne’s total debt (excluding convertible notes), cash and marketable securities (excluding restricted cash) and net environmental asset position as of September 30, 2020, Aerojet Rocketdyne’s after-tax unfunded pension and OPEB liabilities as of December 31, 2019, Aerojet Rocketdyne’s average estimated present value of real estate and the number of fully diluted shares of Aerojet Rocketdyne common stock, in each case as provided by Aerojet Rocketdyne’s management, this analysis indicated a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $44.00 to $51.75, $40.25 to $48.00, $39.50 to $45.75, and $42.25 to $49.50, respectively, compared to the merger consideration of $56.00 per share of Aerojet Rocketdyne common stock minus, to the extent paid, the amount per share of the Pre-Closing Dividend.
Although none of the selected companies are directly comparable to Aerojet Rocketdyne, Evercore selected these companies because they are publicly traded defense companies that Evercore, in its professional judgment and experience, considered generally relevant to Aerojet Rocketdyne for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving target companies in the defense and aerospace industries announced since 2015 (the “selected transactions”). For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus minority interest and after-tax unfunded pension and OPEB liabilities (post-Financial Accounting Standards Board Accounting Standards Update 2017-07 effective date, if relevant), less cash and cash equivalents and net of acquired tax benefits, if relevant) as a multiple of last twelve-month (LTM) Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which we refer to as “LTM Adjusted EBITDA.” Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Any transactions reported in non-USD values reflect the applicable foreign exchange rate as of the date of announcement of the relevant transaction.

The selected transactions reviewed by Evercore, the date each was announced, and the results of this analysis were as follows:
Date	Acquiror	Target	EV/LTM Adjusted EBITDA
January 20, 2020	BAE Systems plc	Collins Aerospace’s GPS Business	14.1x
July 25, 2019	Advent International Corporation	Cobham Limited	13.2x
October 14, 2018	Harris Corporation	L3 Technologies, Inc.	14.2x
September 18, 2017	Northrop Grumman Corporation	Orbital ATK, Inc.	14.4x
February 24, 2017	MacDonald, Dettwiler and Associates Ltd. (rebranded as Maxar Technologies Inc.)	DigitalGlobe, Inc.	9.3x
March 17, 2016	KKR & Co. L.P.	Airbus Group SE’s Defense Electronics Business (rebranded as HENSOLDT)	11.6x
July 19, 2015	Lockheed Martin Corporation	Sikorsky Aircraft Corporation	10.3x
February 6, 2015	Harris Corporation	Exelis Inc.	9.3x
		Mean	12.0x
		Median	12.4x
Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 12.0x to 14.0x and applied this range of multiples to Aerojet Rocketdyne’s LTM Adjusted EBITDA as of September 30, 2020 based on the financial results for Aerojet Rocketdyne provided by Aerojet Rocketdyne’s management and to Aerojet Rocketdyne’s estimated 2020 Adjusted EBITDA based on the Base Case Forecast. Based on this range of implied enterprise values, Aerojet Rocketdyne’s total debt (excluding convertible notes), cash and marketable securities (excluding restricted cash) and net environmental asset position as of September 30, 2020, Aerojet Rocketdyne’s after-tax unfunded pension and OPEB liabilities as of December 31, 2019, Aerojet Rocketdyne’s average estimated present value of real estate and the number of fully diluted shares of Aerojet Rocketdyne common stock, in each case as provided by Aerojet Rocketdyne’s management, this analysis indicated a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $46.25 to $53.00 and $48.00 to $55.25, respectively, compared to the merger consideration of $56.00 per share of Aerojet Rocketdyne common stock minus, to the extent paid, the amount per share of the Pre-Closing Dividend.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to Aerojet Rocketdyne and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Aerojet Rocketdyne for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Aerojet Rocketdyne common stock during the twelve-month period ended December 18, 2020, noting that the low and high closing prices during such period ranged from $32.42 to $55.96 per share of Aerojet Rocketdyne common stock, respectively.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Aerojet Rocketdyne common stock prepared and published by equity research analysts that were publicly available as of December 18, 2020, the last full trading day prior to the delivery by Evercore of its opinion to the Aerojet Rocketdyne board of directors. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Aerojet Rocketdyne common stock at the time the price target was published. As of December 18, 2020, the range of selected equity research analyst price targets per share of Aerojet Rocketdyne common stock was $43.00 to $55.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Aerojet Rocketdyne common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Aerojet Rocketdyne and future general industry and market conditions.
Illustrative Present Value of Future Share Price
Evercore performed an illustrative analysis of the implied present value of the future price per share of Aerojet Rocketdyne common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s EPS.
In calculating the implied present value of the future price per share of Aerojet Rocketdyne common stock, Evercore first calculated a range of implied future prices per share of Aerojet Rocketdyne common stock on December 31, 2023 by multiplying Aerojet Rocketdyne’s estimated calendar year 2024 EPS based on each of the Base Case Forecast and the Adjusted Base Case Forecast by a range of illustrative price-to-earnings ratios of 20.6x to 22.6x. Evercore then discounted the implied share prices back to December 31, 2020 using discount rates ranging from 8.25% to 9.25%, which were based on an estimate of Aerojet Rocketdyne’s cost of equity. This analysis indicated a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $48.75 to $54.75 and $46.50 to $52.50 based on the Base Case Forecast and the Adjusted Base Case Forecast, respectively, compared to the merger consideration of $56.00 per share of Aerojet Rocketdyne common stock minus, to the extent paid, the amount per share of the Pre-Closing Dividend.
Premiums Paid Analysis
Using publicly available information, Evercore reviewed 39 all-cash and 50 total transactions and announced bids for control of U.S. public targets by strategic acquirors with an aggregate transaction value between $2 billion and $6 billion announced since January 1, 2015 (excluding financial, REIT, master limited partnership and pharmaceutical targets, mergers of equals, acquisitions by financial sponsors and transactions between related parties). Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day and four weeks prior to announcement of each transaction.
This analysis indicated the following:
	1 Day Prior (39 All-Cash Transactions)	1 Day Prior (50 Total Transactions)	4 Weeks Prior (39 All-Cash Transactions)	4 Weeks Prior (50 Total Transactions)
25th Percentile	18.7%	20.6%	28.6%	27.6%
Median	29.7%	31.6%	38.8%	40.5%
Mean	34.5%	34.4%	41.1%	42.2%
75th Percentile	46.7%	45.9%	46.1%	48.3%

Based on the results of this analysis and its professional judgment and experience, Evercore applied (i) a premium range of 20% to 45% to $31.26, representing the closing market price per share of Aerojet Rocketdyne common stock on December 18, 2020 minus the $10.78 amount of cash and marketable securities (excluding restricted cash) per share of Aerojet Rocketdyne common stock on Aerojet Rocketdyne’s balance sheet as of September 30, 2020, and (ii) a premium range of 25% to 45% to $31.26, representing the closing market price per share of Aerojet Rocketdyne common stock on December 18, 2020 minus the $10.78 amount of cash and marketable securities (excluding restricted cash) per share on Aerojet Rocketdyne’s balance sheet as of September 30, 2020. The resulting products were added to $10.78 of cash and marketable securities (excluding restricted cash) per share of Aerojet Rocketdyne common stock. This analysis indicated a range of implied equity values per share of Aerojet Rocketdyne common stock rounded to the nearest $0.25 of $48.25 to $56.00 and $49.75 to $56.00 based on the one-day prior and four-weeks prior premia, respectively, compared to the merger consideration of $56.00 per share of Aerojet Rocketdyne common stock minus, to the extent paid, the amount per share of the Pre-Closing Dividend.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Aerojet Rocketdyne board of directors. In connection with the review of the Merger by Aerojet Rocketdyne’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Aerojet Rocketdyne common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Aerojet Rocketdyne board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Aerojet Rocketdyne common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Aerojet Rocketdyne board of directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Aerojet Rocketdyne board of directors or Aerojet Rocketdyne’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Aerojet Rocketdyne common stock.
Pursuant to the terms of Evercore’s engagement letter with Aerojet Rocketdyne, Aerojet Rocketdyne has agreed to pay Evercore a fee for its services in the amount of approximately $15 million, of which $1 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the Merger. Aerojet Rocketdyne has also agreed to reimburse Evercore for certain expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Aerojet Rocketdyne and Evercore has not received any compensation from Aerojet Rocketdyne during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Lockheed Martin and Evercore has not received any compensation from Lockheed Martin during such period. Evercore may provide financial advisory or other services to Aerojet Rocketdyne and Lockheed Martin in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Aerojet Rocketdyne or its affiliates, Lockheed Martin or its affiliates or persons that are competitors, customers or suppliers of Aerojet Rocketdyne.
Aerojet Rocketdyne engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Unaudited Prospective Financial Information
Although Aerojet Rocketdyne may periodically issue limited guidance to investors concerning its expected financial performance, Aerojet Rocketdyne does not as a matter of course publicly disclose long-term financial projections due to, among other things, the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, particularly in the aerospace and defense industry. However, in connection with the proposed Merger, Aerojet Rocketdyne management prepared certain non-public, unaudited financial projections regarding Aerojet Rocketdyne’s future results of operations for fiscal years ending 2020 through 2029.
One set of financial projections (referred to herein as the “Base Case Forecast”) was based upon and reflected, among other things, an assumption that the NASA Space Launch System (“SLS”) manifest would ramp up from about one launch per year to two launches per year beginning in 2028. The Base Case Forecast was provided to and its assumptions were discussed with Lockheed Martin, and was also provided to, and reviewed with, the Aerojet Rocketdyne board of directors as well as Aerojet Rocketdyne’s financial advisors, Citi and Evercore, for use, with the approval of Aerojet Rocketdyne, in connection with Citi’s and Evercore’s respective financial analyses and opinions described above under the sections in this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.” and “The Merger — Opinion of Evercore Group L.L.C.,” respectively. Aerojet Rocketdyne and Lockheed Martin also discussed, among other things, the possibility that the NASA SLS manifest would remain at about one launch per year (rather than ramping up to two launches per year beginning in 2028, as contemplated by the Base Case Forecast).
Another set of more conservative financial projections (referred to herein as the “Adjusted Base Case Forecast”) was based upon and reflected, among other things, the assumption that the NASA SLS manifest would remain at about one launch per year. The Adjusted Base Case Forecast was provided to, and reviewed with, the Aerojet Rocketdyne board of directors as well as Aerojet Rocketdyne’s financial advisors, Citi and Evercore, for use, with the approval of Aerojet Rocketdyne, in connection with Citi’s and Evercore’s respective financial analyses and opinions described above under the sections in this proxy statement captioned “The Merger — Opinion of Citigroup Global Market Inc.” and “The Merger — Opinion of Evercore Group L.L.C.,” respectively.
The Base Case Forecast and the Adjusted Base Case Forecast are referred to herein collectively as the “Aerojet Rocketdyne Forecasts.”
Base Case Forecast. Aerojet Rocketdyne management prepared the Base Case Forecast as summarized below:
•
For years 2020 through 2024 in the Base Case Forecast, Aerojet Rocketdyne management used Aerojet Rocketdyne’s then-current (as of September 2020) 5-year strategic growth plan, which was based upon and reflected an assumption that the NASA SLS manifest would ramp up from about one launch per year to two launches per year beginning in 2028. Years 2020 through 2024 in the Base Case Forecast reflected numerous other Aerojet Rocketdyne management assumptions consistent with such 5-year strategic growth plan, including, among other things, (1) generation of future revenues in Aerojet Rocketdyne’s aerospace and defense business based in part on its existing firm and follow-on backlog and assumptions of new business with, in Aerojet Rocketdyne management’s view, a reasonable probability of winning, (2) aerospace and defense EBITDA margins ranging from 15.0% to 15.8%, (3) depreciation and amortization ranging from 2% to 3% of revenue, (4) capital expenditures ranging from 2% to 3% of revenue, and (5) an applicable tax rate of 26%.
•
For years 2025 through 2029 in the Base Case Forecast, Aerojet Rocketdyne management extrapolated, from the last year of Aerojet Rocketdyne’s strategic growth plan, results for those next five years, with a continuing assumption that the NASA SLS manifest would ramp up from about one launch per year to two launches per year beginning in 2028. Years 2025 through 2029 in the Base Case Forecast also reflected numerous other Aerojet Rocketdyne management assumptions, including, among other things, (1) generation of future revenues in Aerojet Rocketdyne’s aerospace and defense business based in part on its existing firm and follow-on backlog and assumptions of new business with, in Aerojet Rocketdyne management’s view, a reasonable probability of winning, (2) aerospace and defense EBITDA margin growth ranging from 16.0% to 16.5%, (3) depreciation and amortization equal to 3% of revenue, (4) capital expenditures equal to 2% of revenue, and (5) an applicable tax rate of 26%.

Adjusted Base Case Forecast. Aerojet Rocketdyne management prepared the Adjusted Base Case Forecast using similar assumptions as the Base Case Forecast, except that (1) the Adjusted Base Case Forecast was based upon and reflected an assumption that the NASA SLS manifest would remain at about one launch per year (rather than ramping up to two launches per year beginning in 2028) and (2) Aerojet Rocketdyne management decremented revenue and associated profit and cash flow in amounts that, in its judgment, were appropriate to reflect such assumed reduced NASA SLS launch manifest.
Risk Adjusted Case Analysis. In addition, in November 2020, Aerojet Rocketdyne management provided to the Aerojet Rocketdyne board of directors, Citi and Evercore a downside risk-based sensitivity analysis in respect of the Adjusted Base Case Forecast (the “Risk Adjusted Case Analysis”) taking into account Aerojet Rocketdyne management’s evolving and expanding view that there was growing uncertainty in Aerojet Rocketdyne’s space exploration business prospects. The Risk Adjusted Case Analysis was based on similar assumptions as the Adjusted Base Case Forecast, except that (1) the Risk Adjusted Case Analysis further assumed that NASA’s schedule for landing a human presence on the moon could potentially be delayed and that space exploration-related new business might not be funded or won at the same rate assumed in the Adjusted Base Case Forecast and (2) Aerojet Rocketdyne management further decremented revenue and associated profit and cash flow in amounts that, in its judgment, were appropriate to reflect such assumed slippage in the moon landing schedule and reduced space exploration-related new business.
Management Presentation Forecast. In May 2020 Aerojet Rocketdyne management had also provided to Lockheed Martin and Citi (and in October 2020 Aerojet Rocketdyne management provided to Evercore) certain non-public, unaudited financial projections regarding Aerojet Rocketdyne for the fiscal years ending December 31, 2020 through 2029 (the “Management Presentation Forecast”), which projections were subsequently superseded by the Base Case Forecast in September 2020. The Management Presentation Forecast had been based on substantially similar assumptions as the Base Case Forecast, except that the Base Case Forecast in September 2020 incorporated emerging opportunities that added approximately $500 million more revenue, and associated profit and cash flow, over the 10-year period than the Management Presentation Forecast had assumed.
The Risk Adjusted Case Analysis and the Management Presentation Forecast were neither approved by Aerojet Rocketdyne for use, nor used, by Citi or Evercore in connection with Citi’s and Evercore’s respective financial analyses and opinions described above under the sections in this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.” and “The Merger — Opinion of Evercore Group L.L.C.,” respectively.
We sometimes refer to the Base Case Forecast, the Adjusted Base Case Forecast, the Risk Adjusted Case Analysis and the Management Presentation Forecast collectively as the “Management Projections.”
The below summary of the Management Projections is included in this proxy statement for the purpose of providing stockholders certain nonpublic information that was furnished to certain persons and parties (in each case, as and to the extent described in this section of the proxy statement captioned

“The Merger — Certain Unaudited Prospective Financial Information”) in connection with evaluating the Merger and the other transactions contemplated by the Merger Agreement, and such information may not be appropriate for other purposes, and it is not included to influence the voting decision of any stockholder on the Merger Proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Merger. The Management Projections were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections, the use of non-GAAP financial measures or forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. None of Aerojet Rocketdyne, Lockheed Martin, Citi, Evercore or their respective officers, directors, affiliates, advisors or other representatives considered, or now consider, the inclusion of the Management Projections to be regarded as an indication that the Management Projections are predictive of actual future events, actual future results or performance of Aerojet Rocketdyne, or actual future results or performance of Lockheed Martin following its acquisition of Aerojet Rocketdyne, and such information should not be relied upon as such. Readers of this proxy statement are cautioned not to place undue, if any, reliance on the Management Projections.
While presented here with numeric specificity, the Management Projections were based on many variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Aerojet Rocketdyne’s business) that are inherently subjective and uncertain, continually evolving and beyond the control of Aerojet Rocketdyne’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Aerojet Rocketdyne’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, changes in laws and regulations (including, but not limited to, tax laws and regulations), changes in government priorities and other factors described in the section of this proxy statement captioned “Forward-Looking Statements” beginning on page 16. The Management Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Management Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Stockholders are urged to review the most recent SEC filings of Aerojet Rocketdyne for a description of the reported results of operations and financial condition of Aerojet Rocketdyne, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Aerojet Rocketdyne’s Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. None of Aerojet Rocketdyne, Lockheed Martin, Citi, Evercore or their respective officers, directors, affiliates, advisors or other representatives can provide you any assurance that actual results will not differ materially from this unaudited prospective financial information.
NEITHER AEROJET ROCKETDYNE, LOCKHEED MARTIN, NOR ANY OTHER PARTY UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE MANAGEMENT PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE MANAGEMENT PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES MORE LIKELY TO DIFFER MATERIALLY FROM ACTUAL RESULTS WITH EACH SUCCESSIVE YEAR.
Aerojet Rocketdyne has not made and makes no representation to Lockheed Martin or any Aerojet Rocketdyne stockholder or other stakeholder or any other party, in the Merger Agreement or otherwise, concerning the Management Projections or regarding Aerojet Rocketdyne’s actual performance compared to the Management Projections or that the projected results will be achieved. The inclusion of this unaudited prospective financial information in this proxy statement does not constitute an admission or representation by Aerojet Rocketdyne that the information is material. In light of the foregoing factors and the uncertainties inherent in this unaudited prospective financial information, Aerojet Rocketdyne urges all of its stockholders not to place undue reliance, if any, on such information and to review Aerojet Rocketdyne’s most recent SEC filings for a description of Aerojet Rocketdyne’s reported financial results and condition.

Neither Aerojet Rocketdyne’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Financial measures not presented in accordance with GAAP should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and financial measures not presented in accordance with GAAP as used by Aerojet Rocketdyne may not be comparable to similarly titled measures used by other companies. The Management Projections are not subject to SEC rules requiring reconciliation of a non-GAAP financial measure to a GAAP financial measure.
Base Case Forecast
The following table presents a summary of the Base Case Forecast for the fiscal years ending December 31, 2020 through 2029 for Aerojet Rocketdyne on a standalone basis (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Total Revenue	$2,110	$2,263	$2,385	$2,518	$2,653	$2,781	$3,021	$3,359	$3,578	$3,818
EBITDA(1)	$316	$356	$371	$385	$399	$444	$486	$544	$582	$624
Unlevered Free Cash Flow(2)	$196	$165	$116	$251	$229	$261	$287	$321	$345	$369
(1)
EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as EBITDA minus capital expenditures and taxes, and adjusted for changes in working capital and estimated pension and other postemployment benefits contributions. Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Citi Adjustments in Respect of the Base Case Forecast. The following table sets forth the estimated amounts of the Adjusted EBITDA and Adjusted Unlevered Free Cash Flow of Aerojet Rocketdyne, as calculated by Citi in respect of the Base Case Forecast based on certain information provided by Aerojet Rocketdyne management for purposes of (and as approved by Aerojet Rocketdyne management for use by Citi in connection with) Citi’s financial analyses and opinion described in the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.” (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Adjusted EBITDA(1)	$320	$359	$365	$386	$400	$442	$483	$542	$580	$622
Adjusted Unlevered Free Cash Flow(2)	$168	$220	$124	$247	$218	$261	$286	$319	$343	$366
(1)
Adjusted EBITDA refers to EBITDA excluding EBITDA attributable to Aerojet Rocketdyne real estate segment and income/(expense) related to re-measurement of net environmental remediation asset/liability. Adjusted EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Adjusted Unlevered Free Cash Flow is defined as Adjusted EBITDA less Cost Accounting Standards recoveries, less capital expenditures, less cash taxes, less changes in net working capital and adjusted for other operating adjustments. Adjusted Unlevered Free Cash Flow excludes cash flows associated with Aerojet Rocketdyne real estate segment, cash pension and other postemployment benefits contribution payments, and cash flows associated with environmental liabilities. Adjusted Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Evercore Adjustments in Respect of the Base Case Forecast. The following table sets forth the estimated amounts of the Adjusted EBITDA and Adjusted Unlevered Free Cash Flow of Aerojet Rocketdyne, as calculated by Evercore in respect of the Base Case Forecast based on certain information provided by Aerojet Rocketdyne management for purposes of (and as approved by Aerojet Rocketdyne management for use by Evercore in connection with) Evercore’s financial analyses and opinion described in the section of this proxy statement captioned “The Merger — Opinion of Evercore Group L.L.C.” (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Adjusted EBITDA(1)	$320	$359	$365	$386	$400	$442	$483	$542	$580	$622
Adjusted Unlevered Free Cash Flow(2)	—	$219	$123	$245	$216	$248	$270	$297	$318	$338
(1)
Adjusted EBITDA refers to EBITDA excluding EBITDA attributable to Aerojet Rocketdyne real estate segment and income/(expense) related to re-measurement of net environmental remediation liability. Adjusted EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Adjusted Unlevered Free Cash Flow represents Adjusted EBITDA less Cost Accounting Standards recoveries, capital expenditures, taxes, changes in net working capital and includes certain adjustments relating to stock-based compensation and other operating adjustments. Adjusted Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Adjusted Base Case Forecast
The following table presents a summary of the Adjusted Base Case Forecast for the fiscal years ending December 31, 2020 through 2029 for Aerojet Rocketdyne on a standalone basis (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Total Revenue	$2,110	$2,185	$2,266	$2,402	$2,503	$2,641	$2,866	$3,166	$3,356	$3,483
EBITDA(1)	$316	$346	$356	$370	$381	$427	$466	$520	$553	$575
Unlevered Free Cash Flow(2)	$196	$157	$104	$239	$214	$251	$273	$303	$325	$338
(1)
EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as EBITDA minus capital expenditures and taxes, and adjusted for changes in working capital and estimated pension and other postemployment benefits contributions. Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Citi Adjustments in Respect of the Adjusted Base Case Forecast. The following table sets forth the estimated amounts of the Adjusted EBITDA and Adjusted Unlevered Free Cash Flow of Aerojet Rocketdyne, as calculated by Citi in respect of the Adjusted Base Case Forecast based on certain information provided by Aerojet Rocketdyne management for purposes of (and as approved by Aerojet Rocketdyne management for use by Citi in connection with) Citi’s financial analyses and opinion described in the section of this proxy statement captioned “The Merger — Opinion of Citigroup Global Markets Inc.” (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Adjusted EBITDA(1)	$320	$349	$350	$372	$382	$424	$464	$517	$550	$573
Adjusted Unlevered Free Cash Flow(2)	$168	$210	$116	$234	$205	$250	$273	$302	$322	$336
(1)
Adjusted EBITDA refers to EBITDA excluding EBITDA attributable to Aerojet Rocketdyne real estate segment and income/(expense) related to re-measurement of net environmental remediation asset/liability. Adjusted EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Adjusted Unlevered Free Cash Flow is defined as Adjusted EBITDA less Cost Accounting Standards recoveries, less capital expenditures, less cash taxes, less changes in net working capital and adjusted for other operating adjustments. Adjusted Unlevered Free Cash Flow excludes cash flows associated with Aerojet Rocketdyne real estate segment, cash pension and other postemployment benefits contribution payments, and cash flows associated with environmental liabilities. Adjusted Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Evercore Adjustments in Respect of the Adjusted Base Case Forecast. The following table sets forth the estimated amounts of the Adjusted EBITDA and Adjusted Unlevered Free Cash Flow of Aerojet Rocketdyne, as calculated by Evercore in respect of the Adjusted Base Case Forecast based on certain information provided by Aerojet Rocketdyne management for purposes of (and as approved by Aerojet Rocketdyne management for use by Evercore in connection with) Evercore’s financial analyses and opinion described in the section of this proxy statement captioned “The Merger — Opinion of Evercore Group L.L.C.” (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Adjusted EBITDA(1)	$320	$349	$350	$372	$382	$424	$464	$517	$550	$573
Adjusted Unlevered Free Cash Flow(2)	—	$209	$114	$233	$204	$238	$257	$281	$299	$310
(1)
Adjusted EBITDA refers to EBITDA excluding EBITDA attributable to Aerojet Rocketdyne real estate segment and income/(expense) related to re-measurement of net environmental remediation liability. Adjusted EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Adjusted Unlevered Free Cash Flow represents Adjusted EBITDA less Cost Accounting Standards recoveries, capital expenditures, taxes, changes in net working capital and includes certain adjustments relating to stock-based compensation and other operating adjustments. Adjusted Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Risk Adjusted Case Analysis
The following table presents a summary of the Risk Adjusted Case Analysis for the fiscal years ending December 31, 2020 through 2029 for Aerojet Rocketdyne on a standalone basis (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Total Revenue	$2,110	$2,106	$2,140	$2,275	$2,383	$2,523	$2,775	$3,060	$3,232	$3,365
EBITDA(1)	$316	$336	$340	$355	$366	$412	$457	$508	$539	$562
Unlevered Free Cash Flow(2)	$196	$148	$92	$227	$203	$241	$265	$294	$313	$327
(1)
EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as EBITDA minus capital expenditures and taxes, and adjusted for changes in working capital and estimated pension and other postemployment benefits contributions. Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Management Presentation Forecast
The following table presents a summary of the Management Presentation Forecast for the fiscal years ending December 31, 2020 through 2029 for Aerojet Rocketdyne on a standalone basis (amounts may reflect rounding):
	Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	($ in millions)
Total Revenue	$2,088	$2,222	$2,281	$2,359	$2,476	$2,716	$3,141	$3,359	$3,572	$3,769
EBITDA(1)	$308	$346	$356	$361	$372	$433	$507	$545	$582	$616
Unlevered Free Cash Flow(2)	$190	$156	$107	$231	$209	$252	$293	$318	$340	$360
(1)
EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not a GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as EBITDA minus capital expenditures and taxes, and adjusted for changes in working capital and estimated pension and other postemployment benefits contributions. Unlevered Free Cash Flow is not a GAAP financial measure as it excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger
When considering the recommendation of Aerojet Rocketdyne’s board of directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be adopted by stockholders, Aerojet Rocketdyne’s board of directors was aware of and considered these interests, among other matters.
Insurance and Indemnification of Directors and Executive Officers
The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities by Aerojet Rocketdyne and any of its subsidiaries now existing in favor of current or former directors or officers of Aerojet Rocketdyne or any of its subsidiaries (or directors or officers of Aerojet Rocketdyne or any of its subsidiaries to the extent serving as fiduciaries with respect to any employee benefit plan maintained by Aerojet Rocketdyne or any of its subsidiaries) (such directors, officers or fiduciaries, collectively, the “Indemnified Persons”) for their acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, at or prior to the effective time of the Merger, including in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, as provided in Aerojet Rocketdyne’s or its applicable subsidiary’s respective certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of the Merger Agreement) and/or as provided in any indemnification agreement between Aerojet Rocketdyne or any of its subsidiaries and such Indemnified Person (as in effect as of the date of the Merger Agreement), shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware Law) in accordance with their terms and shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect any right thereunder of any such Indemnified Person.
As of or prior to the effective time of the Merger, Aerojet Rocketdyne agreed to purchase a six-year “tail” (i) directors’ and officers’ liability insurance policy or policies and (ii) fiduciary liability insurance policy or policies, in each case, subject to a cap on aggregate premiums equal to 300% of the last annual premiums paid prior to the date of the Merger Agreement for such policies, covering each person covered by Aerojet Rocketdyne’s directors’ and officers’ liability insurance policy or policies and fiduciary liability insurance policy or policies existing as of the date of the Merger Agreement with respect to acts, omissions or events occurring prior to the Merger.
Treatment of Equity-Based Awards
The Merger Agreement provides for the treatment set forth below with respect to the awards held by our directors and executive officers at the effective time of the Merger.
Restricted Stock
Pursuant to the Merger Agreement, as of immediately prior to the effective time of the Merger, each share of restricted common stock held by our directors and executive officers on which restrictions have not yet lapsed and that is outstanding immediately prior to the effective time of the Merger (i) shall automatically become fully vested (and for shares of restricted common stock subject to performance vesting criteria, based on deemed achievement of maximum performance) and all restrictions applicable thereto shall lapse and (ii) shall terminate and be converted into the right to receive an amount in cash equal to (A) the sum of (1) the Price Per Share, plus (2) to the extent paid or payable to holders of common stock and payable but unpaid on such share of restricted common stock, the amount per share of the Pre-Closing Dividend (including, without duplication, any accrued and unpaid dividends payable with respect to the restricted shares), less (B) any applicable withholding or other taxes or other amounts required by applicable law to be withheld.
In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will accrue dividends payable with respect to shares of restricted common stock issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
As of January 20, 2021, the Company’s executive officers held an aggregate of 656,013 shares of common stock subject to unvested restricted stock and restricted stock unit awards (all of which restricted stock units are Pre-Signing RSUs (as defined below)), and the Company’s non-employee directors held an aggregate of 14,016 shares of common stock subject to unvested restricted stock and restricted stock unit awards (all of which restricted stock units are Pre-Signing RSUs).
Options
Pursuant to the Merger Agreement, at the effective time of the Merger, each option to purchase common stock held by our executive officers that is unexpired, unexercised and outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld), upon delivery of an option notice and acknowledgment in the form attached as an exhibit to the Merger Agreement, an amount in cash equal to the product of (i) the total number of shares of common stock subject to such option, multiplied by (ii) the excess (if any) of (A) the Price Per Share over (B) the per share exercise price (determined after downward adjustments to such exercise price contemplated in connection with the Pre-Closing Dividend) for the common stock subject to such option. If the exercise price applicable to shares of Aerojet Rocketdyne common stock subject to an option is equal to or greater than the Price Per Share, the option shall terminate and be canceled for no consideration.

In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will reduce the exercise price with respect to options to purchase common stock issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
SARs
Pursuant to the Merger Agreement, at the effective time of the Merger, each stock appreciation right, or “SAR,” held by our directors and executive officers that is unexpired, unexercised and outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld), upon delivery of a stock appreciation rights notice and acknowledgment in the form attached as an exhibit to the Merger Agreement, an amount in cash equal to the product of (i) the total number of shares of common stock subject to such SAR multiplied by (ii) the excess (if any) of (A) the Price Per Share over (B) the per share grant price (determined after downward adjustments to such grant price contemplated in connection with the Pre-Closing Dividend) for the common stock subject to such SAR. If the grant price applicable to shares of Aerojet Rocketdyne common stock subject to a SAR is equal to or greater than the Price Per Share, the SAR shall terminate and be canceled for no consideration.
In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will reduce the grant price with respect to SARs issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
As of January 20, 2021, the Company’s executive officers held an aggregate of 87,485 stock appreciation rights, and the Company’s non-employee directors did not hold any stock appreciation rights.
RSUs
Pre-Signing RSUs. Pursuant to the Merger Agreement, at the effective time of the Merger, each unvested restricted stock unit, or “RSU,” held by our executive officers and granted prior to the date of the Merger Agreement, or a “Pre-Signing RSU” that is outstanding immediately prior to the effective time of the Merger shall automatically become fully vested (and for such Pre-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance). Each vested Pre-Signing RSU, including those that become vested in accordance with the immediately preceding sentence and in each case, with respect to which shares of common stock have not yet been issued, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of (i) the sum of (A) the Price Per Share, plus (B) to the extent paid or payable to holders of common stock and payable but unpaid on such Pre-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Pre-Signing RSU, if any), multiplied by (ii) the total number of shares of common stock subject to such vested Pre-Signing RSU.
Post-Signing RSUs. Pursuant to the Merger Agreement, at the effective time of the Merger, each unvested RSU granted on or after the date of the Merger Agreement, or a “Post-Signing RSU,” held by our executive officers that is outstanding immediately prior to the effective time of the Merger shall be automatically canceled and extinguished and shall receive the following treatment:
•
For each former holder of a Post-Signing RSU who remains employed with Lockheed Martin or its affiliates as of the grant date of the Lockheed Martin RSUs contemplated by this paragraph (which grant date shall in all events be within 30 days of the closing date of the Merger), Lockheed Martin shall grant an award of Lockheed Martin restricted stock units with respect to a number of shares of Lockheed Martin common stock with a value equal to the product of (A) the total number of shares of common stock subject to such canceled and forfeited Post-Signing RSUs (and for such Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), multiplied by (B) the Equity Award Exchange Ratio (as defined below) and rounded up to the nearest whole number (such replacement awards, the “Lockheed Martin RSUs”), where such Lockheed Martin RSUs shall be eligible to vest (1) to the extent such Lockheed Martin RSU replaces a Post-Signing RSU subject solely to time-based vesting, on the same vesting schedule applicable to such canceled and extinguished Post-Signing RSU, based on continued service following the effective time of the Merger through each applicable vesting date, (2) to the extent such Lockheed Martin RSU replaces a Post-Signing RSU subject to performance-based vesting, in full as of the end of the performance period applicable to such canceled and extinguished Post-Signing RSU, based on continued service following the effective time of the Merger through such vesting date, and (3) in full upon an earlier termination of employment or service by Lockheed Martin or its affiliates without cause or an earlier resignation for good reason (as defined by the parties).
•
For each former holder of a Post-Signing RSU who is employed by Aerojet Rocketdyne as of immediately prior to the effective time of the Merger and who does not remain employed with Lockheed Martin or its affiliates as of the grant date of the Lockheed Martin RSUs, such former holder shall be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of (A) the sum of (1) the Price Per Share, plus (2) to the extent paid to holders of common stock and payable but unpaid on such Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Post-Signing RSU, if any), multiplied by (B) the total number of shares of common stock subject to such canceled and forfeited Post-Signing RSU (and for such Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), which amount shall be made by the Surviving Corporation within ten business days after the termination of such former holder’s employment.

The “Equity Award Exchange Ratio” means, with respect to each Post-Signing RSU, the quotient determined by dividing (a) the sum of (i) the Price Per Share, plus (ii) to the extent paid to holders of common stock and payable but unpaid on such Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Post-Signing RSU) by (b) the volume weighted average of the closing sale prices per share of Lockheed Martin common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), on each of the five full consecutive trading days ending on and including the third (3rd) business day prior to the closing date of the Merger.
In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will accrue dividend equivalents payable with respect to RSUs issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
Quantification of Payments
For an estimate of the amounts that would be payable to each of our named executive officers in respect of their unvested equity awards, see the section entitled “The Merger — Interests of Aerojet Rocketdyne's Directors and Executive Officers in the Merger — Golden Parachute Compensation” below. The estimated aggregate amount that would be payable to our directors and 6 executive officers who are not named executive officers in respect of their 197,811 currently outstanding and unvested restricted stock and restricted stock unit awards upon the effective time of the Merger is $11,077,416; the estimated aggregate amount that would be payable to our directors and executive officers who are not named executive officers in respect of their currently outstanding stock options upon the effective time of the Merger is $0; the estimated aggregate amount that would be payable to our directors and executive officers who are not named executive officers in respect of their currently outstanding SARs upon the effective time of the Merger is $903,588 (each taking into account dividend / dividend equivalent payments and adjustments and, in the case of Post-Signing RSUs, assuming that the executive officer will not remain employed by Lockheed Martin following the effective time of the Merger).
Golden Parachute Payment Mitigation
In connection with the execution of the Merger Agreement, on December 19, 2020, the Organization & Compensation Committee of the Aerojet Rocketdyne board of directors approved the following actions, effective December 22, 2020, to, in part, mitigate the impact of adverse tax consequences to the Company and to certain of our executive officers pursuant to the golden parachute provisions of Sections 280G and 4999 of the Code: (1) accelerated payment of annual cash incentive awards under our 2020 Short-Term Incentive Program at the 150% payout level for each of our executive officers (other than Mr. Lichtenstein), with any remaining amount earned to be certified by the committee and paid in 2021; (2) accelerated vesting of performance-based restricted stock grants awarded under our 2018 Long-Term Incentive Program at the 150% payout level for each of our executive officers (other than Mr. Lichtenstein), with any remaining amount earned under such awards to be certified by the committee and vested in 2021; (3) accelerated vesting of time-based equity awards held by each of our executive officers (other than Mr. Lichtenstein) that were otherwise scheduled to vest based on continued employment in 2021; (4) accelerated vesting of time-based equity awards that were otherwise scheduled to vest based on continued employment in 2022 held by each of Ms. Drake, Mr. Boehle and, by separate action on December 22, 2020, two other executive officers who are not named executive officers; (5) accelerated vesting of time-based stock options and stock appreciation rights held by Mr. Lichtenstein that were otherwise scheduled to vest based on continued employment in 2022; (6) the grant to Ms. Drake, Mr. Boehle and one other executive officer who is not a named executive officer of the restricted stock awards that would otherwise have been granted to those executive officers in 2021 with vesting criteria consistent with prior performance-based equity awards; and (7) the payment to Mr. Lichtenstein of a cash award in the amount of $3,900,000 in lieu of any long-term incentive award in 2021, a portion of which cash award is subject to recoupment by us in the event Mr. Lichtenstein’s employment terminates prior to December 22, 2023 due to his resignation or our termination of his employment for cause prior to the closing of the Merger.
The estimated aggregate amount realized by our executive officers who are not named executive officers pursuant to the accelerated vesting described in clauses (3), (4) and (5) of the preceding paragraph (based upon our closing stock price on December 22, 2020, the date of vesting acceleration) was $3,067,279.
Payments Upon Termination Following Change-in-Control
We are party to an employment agreement with Ms. Drake, which was amended and restated on March 4, 2020 (the “Drake Employment Agreement”). Under the Drake Employment Agreement, if Ms. Drake’s employment is terminated by us without “cause” (including due to a death or disability) or by Ms. Drake for “good reason” within the period commencing six months prior to (or, if earlier, following the signing of a definitive agreement that, if consummated, would result in a change in control) and ending 24 months following a “change in control,” then Ms. Drake shall be entitled to the following payments and benefits: (i) accrued obligations; (ii) annual target bonus for the pro-rated portion of the fiscal year prior to the change in control, paid in a lump sum; (iii) a severance payment equal to three times the sum of (y) Ms. Drake’s base salary and (z) annual target bonus, paid in a lump sum; (iv) to the extent unvested at the time of Ms. Drake’s termination of employment, immediate full vesting of all of Ms. Drake’s equity awards (at the maximum level of performance, if applicable); (v) the opportunity to continue to participate in our life insurance policy in which she is enrolled before the date of termination at an amount of one times base salary for a period of 12 months following the date of termination; (vi) provided Ms. Drake timely elects and is eligible for COBRA coverage, payment by us of the premiums associated with 24 months of Ms. Drake’s continued participation, without any required contributions from Ms. Drake (but subject to all other plan terms, including co-payments and deductibles) in the health benefit plans in which Ms. Drake is enrolled prior to the date of termination; (vii) the opportunity to continue to participate in the Aerojet Rocketdyne Executive Physical Program for a period of 24 months following termination and (viii) outplacement services provided by the company-designated outplacement firm for a period of 18 months starting no later than ninety (90) days from Ms. Drake’s date of termination, with a maximum value of $25,000 (in each case, as such terms are defined in the Drake Employment Agreement). Receipt of such compensation and benefits is contingent on Ms. Drake’s timely execution of a release in the form attached to the Drake Employment Agreement.
We also maintain an executive change in control severance policy, which was amended on March 5, 2020 (the “CIC Policy”). The CIC Policy provides all of our executive officers, other than Ms. Drake and Mr. Lichtenstein, with compensation and benefits upon a termination of their employment by us without “cause” or by the executive for “good reason” (including due to an executive’s death or “disability”) within the six-month period prior to a “change in control” (or, if earlier, following the signing of a definitive agreement that, if consummated, would result in a change in control) through the 24-month period following a “change in control” (in each case, as such terms are defined in the CIC policy). In the event of an applicable termination of employment, the executive officer shall be entitled to the following:
•	lump sum payment equal to two times the executive officer’s annual base salary;
•
prorated portion of incentive compensation under our short-term incentive plan (“STIP”) for the performance year in which the “termination date” (as defined in the CIC Policy) occurs (prorated based on length of employment during such performance year), at the greater of target and actual performance;

•	full STIP payment for the year prior to the termination date, if unpaid as of the termination date, based upon actual performance;
•	lump sum payment equal to two times the target incentive compensation such executive officer could have received under the STIP for the entire year in which the termination date occurs;
•	continued participation in the Aerojet Rocketdyne Executive Physical Program for a period of 24 months following termination;
•	payment of COBRA benefit premiums until the earlier of the 24-month anniversary of the termination date or when eligible for health insurance coverage through another employer;
•	to the extent unvested, immediate full vesting of all of the executive officer’s equity awards (at the maximum level of performance, if applicable); and
•	outplacement services for a period of 12 months starting no later than 90 days from date of termination, with a maximum value of $15,000.
Receipt of compensation and benefits under the CIC Policy is contingent on the executive officer’s timely execution of a release in a form we prescribe.
The Merger will constitute a “change in control” for purposes of each of these arrangements. These arrangements do not include a “gross-up” of any golden parachute excise tax imposed on the executive officer pursuant to Section 4999 of the Internal Revenue Code. Rather, payments would be reduced to an amount equal to the greatest dollar amount that would not subject the executive officer to the imposition of the excise tax, unless the executive officer would be placed in a better after-tax position receiving all payments and paying the excise tax.
The estimated aggregate amount that would be payable to our executive officers who are not named executive officers under the CIC Policy upon the effective time of the Merger is $11,209,986.
Payments under Deferred Compensation Plan for Directors
Certain of our non-employee directors and Mr. Lichtenstein participate in the Company’s Deferred Compensation Plan for Directors. In connection with the Merger, accrued account balances under such plan will become immediately payable in a cash lump sum.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.
The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on January 15, 2021, and that the employment of each of the named executive officers were subject to an involuntary termination without cause on January 15, 2021. The amounts indicated in the table below also assume that the amount payable in respect of outstanding and unvested equity awards will be $56.00 per share. Our executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
Name(1)	Cash($)(2)	Equity Award Vesting ($)(3)	Perquisites / benefits ($)(4)	Total Payments ($)
Warren G. Lichtenstein	3,900,000	15,792,563	—	19,692,563
Eileen P. Drake	5,600,096	17,917,257	50,240	23,567,592
Daniel L. Boehle	1,677,140	1,929,048	50,166	3,656,355
John D. Schumacher	1,395,330	4,124,733	16,235	5,537,533
(1)
Mark A. Tucker, our former Chief Operating Officer, and Paul R. Lundstrom, our former Vice President, Chief Financial Officer, are not eligible to receive any benefits in connection with the Merger and thus have not been included in the table above.

(2)
For Mr. Lichtenstein, this amount reflects the cash award paid on December 22, 2020 in lieu of any long-term incentive award in 2021 (which was a single trigger payment). For the other named executive officers, the amounts reflect estimated double-trigger payments of the lump-sum cash severance that would be provided to the named executive officer under the terms of the Drake Employment Agreement or the CIC Policy, as applicable, if the named executive officer were to experience a covered termination for the purposes of the Drake Employment Agreement or the CIC Policy, as applicable, on the closing date of the merger, as described above in “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control,” calculated as (i) a pro-rated annual bonus for 2021, assuming target performance and (ii) three times, in the case of Ms. Drake, or two times, in the case of Mr. Boehle and Mr. Schumacher, base salary plus target short-term incentive compensation. The amounts assume that the annual bonus for 2020 was earned and paid prior to the closing date of the merger and thus are not reflected in the table. For each of Ms. Drake and Messrs. Boehle and Schumacher, the pro-rata bonus component is $38,095, $14,640, and $11,204, respectively, and the cash severance component is $5,562,000, $1,662,500 and $1,384,126, respectively.

(3)
The amounts reflect the aggregate payment that each named executive officer would receive with respect to equity awards outstanding and unvested as of January 15, 2021 and subject to single trigger vesting acceleration in connection with the merger, as described above in “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Treatment of Equity-Based Awards.” In addition, the amounts reflect the aggregate value, based on our closing stock price on December 22, 2020, of the equity awards that vested (single trigger) on December 22, 2020 for each of the named executive officers as described above in “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Golden Parachute Payment Mitigation.” The amounts include the following for each named executive officer: For Mr. Lichtenstein, $5,242,987 for options that vested on December 22, 2020, $3,750,000 for SARs that will vest upon consummation of the Merger and $6,799,576 for restricted stock and RSU awards that will vest upon consummation of the Merger. For Ms. Drake, $691,699 for SARs that vested on December 22, 2020, $1,162,238 for restricted stock and RSUs that vested on December 22, 2020, and $16,063,320 for restricted stock and RSU awards that will vest upon consummation of the Merger. For Mr. Boehle, $64,765 for SARs that vested on December 22, 2020, $221,467 for restricted stock and RSUs that vested on December 22, 2020, and $1,642,816 for restricted stock and RSU awards that will vest upon consummation of the Merger. For Mr. Schumacher, $156,316 for SARs that vested on December 22, 2020, $85,383 for restricted stock and RSUs that vested on December 22, 2020, $1,562,104 for SARs that will vest upon consummation of the Merger, $382,433 for options that will vest upon consummation of the Merger, and $1,938,496 for restricted stock and RSU awards that will vest upon consummation of the Merger.

(4)
Includes (i) payment for COBRA premiums, (ii) outplacement benefits, and (iii) for Ms. Drake only, continued participation in the Aerojet Rocketdyne Executive Physical Program and the company-provided life insurance policy, as described above in “The Merger — Interests of Aerojet Rocketdyne’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control.” For each of Ms. Drake and Messrs. Boehle and Schumacher, the COBRA premium component is $18,133.20, $35,166, and $2,471, respectively, and the outplacement benefits component is $25,000, $15,000 and $15,000, respectively

Certain Related Party Transactions
Mr. Lichtenstein, the Executive Chairman of Aerojet Rocketdyne, is also the Executive Chairman of Steel Partners Holdings L.P. (“Steel Holdings”) and the Chief Executive Officer of Steel Partners Ltd. (“SPL”). In addition to Aerojet Rocketdyne receiving certain services from Steel Holdings and SPL, Mr. Lichtenstein may be deemed to beneficially own the shares of common stock owned directly by SPL. See the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”
Closing and Effective Time of the Merger
The Merger Agreement provides that the closing of the Merger will take place no later than the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described in the section of this proxy captioned “The Merger Agreement — Conditions to the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

The effective time of the Merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as is agreed upon in writing by Lockheed Martin and Aerojet Rocketdyne and specified in the certificate of merger in accordance with the DGCL.
Appraisal Rights
If the Merger is completed, stockholders who have complied exactly with the procedures set forth in Section 262 of the DGCL, including stockholders who: (i) do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby; (ii) continuously hold their shares of our common stock through the effective time of the Merger; and (iii) properly demand appraisal of their shares of common stock in compliance with the requirements of Section 262 are entitled to exercise appraisal rights in connection with the Merger under Section 262.
The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in such holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, holders of shares of common stock who: (i) do not vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby; (ii) continuously hold their shares of common stock through the effective time of the Merger; and (iii) otherwise follow exactly the procedures set forth in Section 262, will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Aerojet Rocketdyne’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex D carefully.
Failure to comply exactly with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL.
A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Aerojet Rocketdyne believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must, among other requirements, do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement and the transactions contemplated thereby;
•	the stockholder must deliver to Aerojet Rocketdyne a written demand for appraisal that complies with Section 262 before the vote on the Merger Agreement at the Special Meeting; and

•	the stockholder must continuously hold the shares of common stock through the effective time of the Merger.
The stockholder or the Surviving Corporation must also file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of common stock within 120 days after the effective time of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement and the transactions contemplated thereby, abstain or not vote its shares.
Filing Written Demand
Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Aerojet Rocketdyne, before the vote on the adoption of the Merger Agreement and the transactions contemplated thereby, at the Special Meeting at which the proposal to adopt the Merger Agreement and the transactions contemplated thereby will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made, and must continue to hold the shares of record through the effective time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement and the transactions contemplated thereby or abstain from voting on the adoption of the Merger Agreement and the transactions contemplated thereby. Neither voting against the adoption of the Merger Agreement and the transactions contemplated thereby nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and the transactions contemplated thereby will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement and the transactions contemplated thereby. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement and the transactions contemplated thereby at the Special Meeting will result in a loss of appraisal rights under the DGCL.
Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in such holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record and must reasonably inform Aerojet Rocketdyne of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares of common stock in connection with the Merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES OF COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be delivered to:
Aerojet Rocketdyne Holdings, Inc.
Attn: Corporate Secretary
222 N. Pacific Coast Highway, Suite 500
El Segundo, California 90245
Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Aerojet Rocketdyne a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the Surviving Corporation.
No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that such dismissal will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the effective time of the Merger, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby that the Merger has become effective and the effective date thereof, and include with such notice a copy of Section 262.
Filing a Petition for Appraisal
Within 120 days after the effective time of the Merger, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to exercise appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed by Section 262. The failure of a holder of shares of common stock to file such a petition within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the effective time of the Merger, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby with respect to which Aerojet Rocketdyne has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of

Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to exercise appraisal rights thereunder. The Delaware Court of Chancery may require stockholders demanding appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. The Delaware Court of Chancery shall dismiss the appraisal proceeding unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.
Determination of Fair Value
After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the former Aerojet Rocketdyne stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until such certificates are surrendered to the surviving corporation). At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each former stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, and, if applicable, interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Aerojet Rocketdyne believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Aerojet Rocketdyne nor Lockheed Martin anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Aerojet Rocketdyne and Lockheed Martin reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.
If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, such stockholder’s shares of common stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the effective time of the Merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time of the Merger. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective time of the Merger or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.
Failure to comply exactly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger and Pre-Closing Dividend
The following discussion is a summary of material U.S. federal income tax consequences of the Merger and Pre-Closing Dividend that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, (“IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
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tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; retirement plans or other tax-deferred accounts; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	tax consequences to holders that received their shares of common stock on exercise of notes, warrants or options or in a compensatory transaction;
•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;
•	tax consequences to holders that hold their shares of common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	tax consequences to holders that are, or that hold their shares of common stock through a passive foreign investment company or controlled foreign corporation;
•	tax consequences to holders that hold their shares as “qualified small business stock” within the meaning of Section 1202 of the Code or Section 1244 Stock for purposes of the Code;
•	U.S. federal estate, gift or alternative minimum tax consequences, if any;
•	tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010; or
•	any state, local or foreign tax consequences.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger and Pre-Closing Dividend.
No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger or Pre-Closing Dividend described below, and no assurance can be given that a holder would ultimately prevail if the IRS were to challenge one or more of the tax consequences described in this summary.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE MERGER AND PRE-CLOSING DIVIDEND IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION AND ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust: (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Subject to the discussion below concerning any Pre-Closing Dividend, a U.S. Holder’s adjusted tax basis in our shares generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of an individual or other non-corporate U.S. Holder. The deductibility of capital losses is subject to limitation. Gain or loss realized generally must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger.
Under the terms of the Merger Agreement, the per-share amount of cash payable as Merger consideration is subject to reduction by the per-share amount of the Pre-Closing Dividend. The Pre-Closing Dividend is payable on the Dividend Payment Date to stockholders of record on the Pre-Closing Dividend Record Date, and payment of the Pre-Closing Dividend is not contingent upon approval or closing of the Merger. See the section of this proxy statement captioned “The Merger — Pre-Closing Cash Dividend.” Although the tax treatment of the Pre-Closing Dividend is not entirely clear, Aerojet Rocketdyne and Lockheed Martin intend to report the Pre-Closing Dividend as a distribution with respect to Aerojet Rocketdyne’s common stock for U.S. federal income tax purposes. Assuming that this characterization applies, the amount of this distribution would be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Aerojet Rocketdyne’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Aerojet Rocketdyne common stock (which will correspondingly reduce such basis), and finally as capital gain from the sale or exchange of Aerojet Rocketdyne common stock. Aerojet Rocketdyne cannot predict whether it will have current or accumulated earnings and profits for its current taxable year (which will end in connection with the Merger). The determination of Aerojet Rocketdyne’s earnings and profits entails complex factual and legal analysis which cannot be completed until after the closing of the Merger. Once the determination is made, Lockheed Martin will post this determination regarding Aerojet Rocketdyne’s earnings and profits for U.S. federal income tax purposes on its website or otherwise inform former Aerojet Rocketdyne’s stockholders of such determination.
Assuming the Pre-Closing Dividend will be treated as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes, individual Aerojet Rocketdyne stockholders generally should be taxed on the Pre-Closing Dividend at rates applicable to long-term capital gains so long as certain holding period and other requirements are met. Corporate Aerojet Rocketdyne stockholders may be entitled to a dividends-received deduction with respect to distributions treated as dividends if the Aerojet Rocketdyne stockholder is an otherwise qualifying corporate holder that meets the holding period and certain other requirements. A dividend may be considered an “extraordinary dividend” under U.S. federal income tax rules depending on the facts and circumstances of the Aerojet Rocketdyne stockholder. Treatment of a dividend as an extraordinary dividend may affect a corporate Aerojet Rocketdyne stockholder’s basis in its shares of common stock, or, with respect to individual stockholders, may affect the tax characterization of a sale of his or her shares of Aerojet Rocketdyne common stock. Aerojet Rocketdyne stockholders should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code in light of their particular circumstances.
It is possible that the IRS could disagree with the characterization of the Pre-Closing Dividend as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes and, instead, seek to characterize the Pre-Closing Dividend as additional cash received in connection with the Merger. If this characterization were to be sustained, the Pre-Closing Dividend would instead be treated as additional Merger consideration, with a corresponding adjustment to the gain or loss recognized by a U.S. Holder in the Merger.
U.S. Holders should consult their own tax advisors regarding the consequences of the Merger and Pre-Closing Dividend in light of their particular circumstances.

Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such Non-U.S. Holder is a foreign corporation, such gain may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower rate under an applicable income tax treaty);

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of our common stock for cash pursuant to the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses recognized in the same taxable year; or

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Aerojet Rocketdyne is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period ending on the date of the Merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “Relevant Period,” and such Non-U.S. Holder owned (actually or constructively) more than 5% of our common stock at any time during the Relevant Period. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

As discussed above under “— U.S. Holders,” although the tax treatment of the Pre-Closing Dividend is not entirely clear, Aerojet Rocketdyne and Lockheed Martin intend to report the Pre-Closing Dividend as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes. Assuming that this characterization applies, the amount of this distribution would be treated first as a taxable dividend to the extent of the Non-U.S. Holder’s pro rata share of Aerojet Rocketdyne’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) and subject to withholding (as discussed below), then as a return of capital to the extent of the Non-U.S. Holder’s basis in its Aerojet Rocketdyne common stock (which will correspondingly reduce such basis), and finally as capital gain from the sale or exchange of Aerojet Rocketdyne common stock.
Assuming the Pre-Closing Dividend will be treated as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes, a Non-U.S. Holder generally will be subject to U.S. federal income tax withholding at a rate of 30% with respect to the portion of the Pre-Closing Dividend treated as a taxable dividend if such dividend income is not effectively connected with a U.S. trade or business of the Non-U.S. Holder in the United States. The 30% rate may be reduced under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized.
Income of Non-U.S. Holders that is effectively connected with a U.S. trade or business (and attributable to a U.S. permanent establishment or fixed base in the case of Non-U.S. Holders subject to an applicable income tax treaty) will be exempt from the U.S. federal income tax withholding described above and instead will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under an applicable income tax treaty. As discussed above under “— U.S. Holders,” Aerojet Rocketdyne cannot predict whether it will have current or accumulated earnings and profits for its current taxable year (which will end in connection with the Merger). Once the determination is made, Lockheed Martin will post this determination regarding Aerojet Rocketdyne’s earnings and profits for U.S. federal income tax purposes on its website or otherwise inform former Aerojet Rocketdyne’s stockholders of such determination.

Since the determination of the portion of the Pre-Closing Dividend that is treated as a taxable dividend will not be completed until after the closing of the Merger, it is possible that a broker, dealer, bank or other custodian that holds Aerojet Rocketdyne common stock beneficially owned by a Non-U.S. Holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the Pre-Closing Dividend. Non-U.S. Holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
As discussed above under “— U.S. Holders,” it is possible that the IRS could disagree with the characterization of the Pre-Closing Dividend as a distribution with respect to Aerojet Rocketdyne common stock for U.S. federal income tax purposes and, instead, seek to characterize the Pre-Closing Dividend as additional cash received in connection with the Merger. If this characterization were to be sustained, the Pre-Closing Dividend would instead be treated as additional Merger consideration received by a Non-U.S. Holder.
Non-U.S. Holders should consult their own tax advisors regarding the consequences of the Merger and Pre-Closing Dividend in light of their particular circumstances.
FATCA
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on Aerojet Rocketdyne common stock (including potentially the Pre-Closing Dividend) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your receipt of the Pre-Closing Dividend.
Information Reporting and Backup Withholding
Information reporting and backup withholding (at the statutory rate) may apply to the proceeds received by a holder pursuant to the Merger and Pre-Closing Dividend. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on a properly completed appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Regulatory Approvals Required for the Merger
Lockheed Martin and Aerojet Rocketdyne have generally agreed to use their reasonable best efforts to obtain all necessary actions or approvals from governmental entities required to be obtained in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) that the applicable waiting period under the HSR Act, has expired or been terminated; and (ii) that any approvals or consents have been obtained, and any applicable waiting periods have expired, with respect to any non-US jurisdiction in which a premerger notification is required.
Under the Merger Agreement, each of Aerojet Rocketdyne and Lockheed Martin has agreed to use reasonable best efforts, subject to specified limitations, to obtain, or cause to be obtained, all actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required to be obtained (including under the HSR Act) from any governmental authorities or third parties in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger. See “The Merger Agreement — Efforts to Consummate the Merger” for more information.

HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Lockheed Martin and Aerojet Rocketdyne each file a Notification and Report Form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. In this matter, the FTC, and not the DOJ, has taken jurisdiction for the antitrust review. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30-day period) or the early termination of that waiting period. Under the HSR rules, the acquiring person (here, Lockheed Martin), may withdraw its filing and refile it promptly thereafter to extend the initial HSR Act review period for another 30-day period. Before the expiration of the initial waiting period, the FTC may issue a request for additional information to each of Lockheed Martin and Aerojet Rocketdyne under the HSR Act (a “Second Request”). A Second Request is a burdensome request for documents and information. Under the HSR Act, the waiting period during which the transaction cannot be completed is extended until 30 days after each party substantially complies with the Second Request. In addition, in order to provide for an orderly review process, parties frequently will enter into an agreement with the antitrust agency that they will not complete the transaction until a date that is later than 30 days after substantial compliance with the Second Request. Lockheed Martin and Aerojet Rocketdyne made the necessary filings with the FTC and the Antitrust Division of the DOJ on January 19, 2021. The parties have concluded that no foreign premerger notifications are required.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking a court order to enjoin the completion of the Merger, seeking divestiture of assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking a court order to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Other Regulatory Approvals
One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied, and could result in termination of the Merger Agreement pursuant to its terms.
Merger Litigation
On January 29, 2021, a lawsuit entitled Richard Myers v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 2:21- cv-00844, styled as a putative class action, was filed in the United States District Court for the Central District of California against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Myers Action”). Also on January 29, 2021, a lawsuit entitled Alexa Hiramitsu v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 1:21-cv-00123, was filed in the United States District Court for the District of Delaware against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Hiramitsu Action”). On February 1, 2021, a lawsuit entitled Richard Feinhals v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 1:21-cv-00892, was filed in the United States District Court for the Southern District of

New York against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Feinhals Action”). On February 2, 2021, a lawsuit entitled Shiva Stein v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 2:21-cv-00962, was filed in the United States District Court for the Central District of California (the “Stein Action”). On February 4, 2021, a lawsuit entitled Mateo Clark v. Aerojet Rocketdyne Holdings, Inc. et al., Case No. 1:21-cv-00994, was filed in the United States District Court for the Southern District of New York against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the “Clark Action”). Also on February 4, 2021, a lawsuit entitled Guy Coffman v. Aerojet Rocketdyne Holdings,Inc. et al., Case No. 2:21-cv-01917, was filed in the United States District Court for the District of New Jersey against Aerojet Rocketdyne and the members of the Aerojet Rocketdyne board of directors (the“Coffman Action”). The Myers Action, the Hiramitsu Action, the Feinhals Action, the Stein Action, the Clark Action and the Coffman Action are collectively referred to as the “Actions.” The Actions allege that the defendants violated Sections 14(a) (and Rule 14a-9 promulgated thereunder) and 20(a) of the Exchange Act by, among other things, omitting certain allegedly material information with respect to the Merger in the preliminary proxy statement filed by Aerojet Rocketdyne on January 25, 2021. The Myers Action and the Feinhals Action also allege that the members of the Aerojet Rocketdyne board of directors breached their fiduciary duties in connection with the Merger, and the Myers Action further alleges that Aerojet Rocketdyne aided and abetted the directors’ alleged breaches of fiduciary duties. The plaintiffs in the Actions seek, among other things, injunctive relief, money damages and the costs of the Actions, including reasonable attorneys’ and experts’ fees.
Aerojet Rocketdyne and the members of its board of directors disagree with and intend to vigorously defend against the Actions. If the Actions are not resolved on a timely basis, the Actions could delay consummation of the Merger and result in additional costs to Aerojet Rocketdyne, including costs associated with the indemnification of directors. Additional plaintiffs may file lawsuits against Aerojet Rocketdyne and/or our directors and officers in connection with the Merger.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
In reviewing the Merger Agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about Aerojet Rocketdyne, Lockheed Martin or any of their respective subsidiaries. The Merger Agreement contains representations, warranties and covenants by each of the parties to the Merger Agreement, which are summarized below. These representations, warranties and covenants, which are qualified and subject to important limitations agreed to by the parties in connection with the negotiation of the terms of the Merger Agreement, have been made solely for the benefit of the other parties to the Merger Agreement and:
•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
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have been qualified by certain confidential disclosures that were made to the other parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.
Moreover, information concerning the subject matter of the representations, warranties and covenants in the Merger Agreement and described below may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation, warranty or covenant may have been included in this proxy statement or in other public filings Aerojet Rocketdyne or Lockheed Martin have made with the SEC. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 127.
The Merger
Subject to the terms and conditions of the Merger Agreement, a wholly owned subsidiary of Lockheed Martin, Mizar Sub Inc. (“Merger Sub”), will be merged with and into Aerojet Rocketdyne, with Aerojet Rocketdyne continuing as the “Surviving Corporation” in the Merger. As a result of the Merger, Aerojet Rocketdyne will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Lockheed Martin. The Merger will be effective at the time a certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of Merger with the consent of Aerojet Rocketdyne and Lockheed Martin.
Merger Consideration
The Merger Agreement provides that upon completion of the Merger, each issued and outstanding share of common stock, $0.10 par value per share, of Aerojet Rocketdyne (our “common stock”) will automatically be canceled and will cease to exist and will be converted into the right to receive an amount in cash equal to (A) $56.00 minus (B) to the extent paid (or, in the event that the closing date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, to the extent payable after the closing date), the $5.00 per share amount of the Pre-Closing Dividend, without interest, other than the following: (i) any shares of common stock held by (A) Aerojet Rocketdyne or any wholly owned subsidiary of Aerojet Rocketdyne (or held in Aerojet Rocketdyne’s treasury), including shares of common stock reserved for issuance under any of our equity and performance incentive plans or the ESPP, but not including any shares of common stock held by any of our employee plans or trusts related thereto, or (B) Lockheed Martin, Merger Sub or any other wholly owned subsidiary of Lockheed Martin, immediately prior to the effective time of the Merger (collectively, the “Cancelled Shares”), which will be automatically canceled without payment of any consideration therefor and will cease to exist; and (ii) shares of common stock, other than the Cancelled Shares, that are held by a stockholder of record who did not vote in favor of the Merger Proposal with respect to such shares and is entitled to demand and validly demands appraisal of such shares of common stock pursuant to, and complies in all respects with, Section 262 of the DGCL.
The “Pre-Closing Dividend” referenced in the Merger Agreement is that certain cash dividend in an amount equal to $5.00 per share of common stock declared by the Aerojet Rocketdyne board of directors, which dividend is payable on March 24, 2021, or the “Dividend Payment Date,” to each stockholder of record of common stock as of the close of business on March 10, 2021, or the “Pre-Closing Dividend Record Date.” The Merger Agreement provides that in the event that the Merger closing date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, which we do not expect to be the case, the Surviving Corporation shall pay, and Lockheed Martin will cause the Surviving Corporation to pay, the Pre-Closing Dividend to each stockholder of record of common stock as of the Pre-Closing Dividend Record Date.
Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that the directors and officers of the Surviving Corporation immediately after the effective time of the Merger will be the directors and officers of Merger Sub immediately prior to the effective time of the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.
The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation will be amended and restated in the Merger to be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, and that the bylaws of the Surviving Corporation will be amended and restated in connection with the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger.
Treatment of Equity Awards
Restricted Stock
Pursuant to the Merger Agreement, as of immediately prior to the effective time of the Merger, each share of restricted common stock on which restrictions have not yet lapsed and that is outstanding immediately prior to the effective time of the Merger (i) shall automatically become fully vested (and for shares of restricted common stock subject to performance vesting criteria, based on deemed achievement of maximum performance) and all restrictions applicable thereto shall lapse and (ii) shall terminate and be converted into the right to receive an amount in cash equal to (A) the sum of (1) the Price Per Share, plus (2) to the extent paid or payable to holders of common stock and payable but unpaid on such share of restricted common stock, the amount per share of the Pre-Closing Dividend (including, without duplication, any accrued and unpaid dividends payable with respect to the restricted shares), less (B) any applicable withholding or other taxes or other amounts required by applicable law to be withheld.
In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will accrue dividends payable with respect to shares of restricted common stock issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
Options
Pursuant to the Merger Agreement, at the effective time of the Merger, each option to purchase common stock that is unexpired, unexercised and outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld), upon delivery of an option notice and acknowledgment in the form attached as an exhibit to the Merger Agreement, an amount in cash equal to the product of (i) the total number of shares of common stock subject to such option multiplied by (ii) the excess (if any) of (A) the Price Per Share over (B) the per share exercise price (determined after downward adjustments to such exercise price contemplated in connection with the Pre-Closing Dividend) for the common stock subject to such option. If the exercise price applicable to shares of Aerojet Rocketdyne common stock subject to an option is equal to or greater than the Price Per Share, the option shall terminate and be canceled for no consideration.

In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will reduce the exercise price with respect to options to purchase common stock issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
SARs
Pursuant to the Merger Agreement, at the effective time of the Merger, each stock appreciation right, or “SAR” that is unexpired, unexercised and outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld), upon delivery of a stock appreciation rights notice and acknowledgment in the form attached as an exhibit to the Merger Agreement, an amount in cash equal to the product of (i) the total number of shares of common stock subject to such SAR multiplied by (ii) the excess (if any) of (A) the Price Per Share over (B) the per share grant price (determined after downward adjustments to such grant price contemplated in connection with the Pre-Closing Dividend) for the common stock subject to such SAR. If the grant price applicable to shares of Aerojet Rocketdyne common stock subject to a SAR is equal to or greater than the Price Per Share, the SAR shall terminate and be canceled for no consideration.
In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will reduce the grant price with respect to SARs issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
RSUs
Pre-Signing RSUs. Pursuant to the Merger Agreement, at the effective time of the Merger, each unvested restricted stock unit, or “RSU,” granted prior to the date of the Merger Agreement, or a “Pre-Signing RSU,” that is outstanding immediately prior to the effective time of the Merger shall automatically become fully vested (and for such Pre-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance). Each vested Pre-Signing RSU, including those that become vested in accordance with the immediately preceding sentence and in each case, with respect to which shares of common stock have not yet been issued, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of (i) the sum of (A) the Price Per Share, plus (B) to the extent paid or payable to holders of common stock and payable but unpaid on such Pre-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, any accrued and unpaid dividends payable with respect to the restricted shares), multiplied by (ii) the total number of shares of common stock subject to such vested Pre-Signing RSU.
Post-Signing RSUs. Pursuant to the Merger Agreement, at the effective time of the Merger, each unvested RSU granted on or after the date of the Merger Agreement, or a “Post-Signing RSU,” that is outstanding immediately prior to the effective time of the Merger shall automatically be canceled and extinguished and shall receive the following treatment:
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For each former holder of a Post-Signing RSU who remains employed with Lockheed Martin or its affiliates as of the grant date of the Lockheed Martin RSUs contemplated by this paragraph (which grant date shall in all events be within 30 days of the closing date of the Merger), Lockheed Martin shall grant an award of Lockheed Martin restricted stock units with respect to a number of shares of Lockheed Martin common stock with a value equal to the product of (A) the total number of shares of common stock subject to such canceled and forfeited Post-Signing RSUs (and for such Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), multiplied by (B) the Equity Award Exchange Ratio (as defined below) and rounded up to the nearest whole number (such replacement awards, the “Lockheed Martin RSUs”), where such Lockheed Martin RSUs shall be eligible to vest (1) to the extent such Lockheed Martin RSU replaces a Post-Signing RSU subject solely to time-based vesting, on the same vesting schedule applicable to such canceled and extinguished Post-Signing RSU, based on continued service following the effective time of the Merger through each applicable vesting date, (2) to the extent such Lockheed Martin RSU replaces a Post-Signing RSU subject to performance-based vesting, in full as of the end of the performance period applicable to such canceled and extinguished Post-Signing RSU, based on continued service following the effective time of the Merger through such vesting date, and (3) in full upon an earlier termination of employment or service by Lockheed Martin or its affiliates without cause or an earlier resignation for good reason (as defined by the parties).
The “Equity Award Exchange Ratio” means, with respect to each Post-Signing RSU, the quotient determined by dividing (a) the sum of (i) the Price Per Share, plus (ii) to the extent paid to holders of common stock and payable but unpaid on such Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Post-Signing RSU) by (b) the volume weighted average of the closing sale prices per share of Lockheed Martin common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), on each of the five full consecutive trading days ending on and including the third (3rd) business day prior to the closing date of the Merger.
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For each former holder of a Post-Signing RSU who is employed by Aerojet Rocketdyne as of immediately prior to the effective time of the Merger and who does not remain employed with Lockheed Martin or its affiliates as of the grant date of the Lockheed Martin RSUs, such former holder shall be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of (A) the sum of (1) the Price Per Share, plus (2) to the extent paid to holders of common stock and payable but unpaid on such Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Post-Signing RSU, if any), multiplied by (B) the total number of shares of common stock subject to such canceled and forfeited Post-Signing RSU (and for such Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), which amount shall be made by the Surviving Corporation within ten business days after the termination of such former holder’s employment.

Dividend Equivalents. In connection with the payment of the Pre-Closing Dividend, Aerojet Rocketdyne will accrue dividend equivalents payable with respect to RSUs issued and outstanding as of the Pre-Closing Dividend Record Date, in an amount equal to the per-share amount of the Pre-Closing Dividend.
Treatment of Convertible Notes
Pre-Closing Dividend
The Merger Agreement provides that, at the same time and upon the same terms that the Pre-Closing Dividend is paid to holders of common stock, Aerojet Rocketdyne shall pay the Pre-Closing Dividend to each holder of Aerojet Rocketdyne convertible notes as of the Pre-Closing Dividend Record Date, solely as a result of holding the Aerojet Rocketdyne convertible notes and without having to convert the Aerojet Rocketdyne convertible notes, in accordance with the Aerojet Rocketdyne convertible notes indenture as if such holder of Aerojet Rocketdyne convertible notes held a number of shares of common stock equal to the applicable conversion rate (as defined in the convertible notes indenture) multiplied by the principal amount (expressed in thousands) of Aerojet Rocketdyne convertible notes held by such holder. The Merger Agreement provides that, to the extent required pursuant to the Aerojet Rocketdyne convertible notes indenture, as a result of the per share value of the Pre-Closing Dividend relative to the “Last Reported Sale Price” (as such term is defined in the convertible notes indenture) of our common stock on December 18, 2020, the trading day preceding the date of the announcement for the Pre-Closing Dividend, Aerojet Rocketdyne will take all necessary actions in accordance with the terms of the Aerojet Rocketdyne convertible notes indenture to (i) notify holders of Aerojet Rocketdyne convertible notes of the Pre-Closing Dividend and (ii) permit any holder of Aerojet Rocketdyne convertible notes to surrender all or any portion of its Aerojet Rocketdyne convertible notes for conversion in connection with the Pre-Closing Dividend.
Supplemental Indenture
The Merger Agreement provides that, to the extent required pursuant to the Aerojet Rocketdyne convertible notes indenture, prior to the closing of the Merger, Aerojet Rocketdyne will (i) (A) execute and deliver to the trustee under the Aerojet Rocketdyne convertible notes indenture a supplemental indenture to the Aerojet Rocketdyne convertible notes indenture, which shall become effective and operative at the effective time of the Merger, providing, among other things, that from and after the effective time of the Merger, the right of each holder of

Aerojet Rocketdyne convertible notes to convert each $1,000 principal amount of Aerojet Rocketdyne convertible notes shall be changed into a right to convert such principal amount of Aerojet Rocketdyne convertible notes solely into the amount of cash that a holder of a number of shares of common stock equal to the applicable conversion rate under the Aerojet Rocketdyne convertible notes indenture immediately prior to the effective time of the Merger would have owned or have been entitled to receive in connection with the Merger, (B) deliver to the trustee an officers’ certificate, opinion of counsel and any other documentation required to be provided pursuant to the Aerojet Rocketdyne convertible notes indenture in connection with the execution of such supplemental indenture and (C) cause notice of the execution of such supplemental indenture to be delivered to each holder of Aerojet Rocketdyne convertible notes within 20 days of execution and effectiveness thereof in accordance with the terms of the Aerojet Rocketdyne convertible notes indenture; and (ii) use its reasonable best efforts to cause the trustee to execute such supplemental indenture no later than the effective time of the Merger.
In addition, the Merger Agreement provides that Aerojet Rocketdyne and the Surviving Corporation in the Merger shall take all actions that may be required in accordance with, and subject to the terms of, the Aerojet Rocketdyne convertible notes indenture as a result of the execution and delivery of the Merger Agreement, the Merger or any of the transactions contemplated thereby, including (i) the giving of any notices that may be required in connection with any repurchases or conversions of any convertible notes occurring as a result of the Merger constituting a “Fundamental Change” and/or a “Make-Whole Fundamental Change” (as such terms are defined in the convertible notes indenture) and/or (ii) the delivery of any supplemental indentures, legal opinions, officers’ certificates or other documentation or instruments required in connection with the consummation of the Merger.
Method of Settlement
The Merger Agreement provides that the method of settlement of Aerojet Rocketdyne convertible notes, whether in cash, shares of common stock or a combination of both, shall be at the election of Aerojet Rocketdyne in accordance with the terms of the Aerojet Rocketdyne convertible notes indenture.
Stockholders Seeking Appraisal
The Merger Agreement provides that shares of common stock held by those stockholders who are entitled to demand and properly demand appraisal will not be converted into or represent the right to receive the Merger Consideration, but will instead be converted into the right to receive payment in cash for the fair value of their shares of common stock as determined in accordance with Section 262 of the DGCL. If a holder fails to perfect, or otherwise waives, withdraws or loses his, her or its right to appraisal of their shares of common stock, his, her or its shares will be deemed automatically to have been converted into, at the effective time of the Merger, and to represent only, the right to receive the Merger Consideration, without interest, under the Merger Agreement.
The fair value of shares of common stock as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the Merger Consideration. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. See “The Merger — Appraisal Rights” beginning on page 86.
Payment for the Shares
The Merger Agreement provides that, prior to the closing date of the Merger, Lockheed Martin will designate a paying agent reasonably acceptable to Aerojet Rocketdyne to make payment of the Merger Consideration as contemplated by the Merger Agreement. At the closing of the Merger, Lockheed Martin will deposit or cause to be deposited with the paying agent cash sufficient to make the payment of the aggregate Merger Consideration to the stockholders as contemplated by the Merger Agreement.
The Merger Agreement provides that, promptly after the effective time of the Merger (and in any event within two business days after the closing date of the Merger), the paying agent will send each holder of record of a certificate representing shares of common stock or of uncertificated shares of common stock immediately prior to the effective time of the Merger a customary letter of transmittal and instructions advising such holder as to how to surrender or transfer such shares of common stock in exchange for the Merger Consideration. The paying agent will promptly pay such holders the Merger Consideration upon (i) the surrender of a certificate representing shares of common stock to the paying agent (or compliance with the reasonable procedures established by the paying agent for transfer of uncertificated shares) and (ii) delivery of a properly completed letter of transmittal and any other documents reasonably required by the paying agent or Lockheed Martin. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to you will be reduced by any applicable withholding taxes. You should not surrender your shares of common stock without a letter of transmittal.
Pursuant to the Merger Agreement, in the event of a transfer of ownership of any shares of common stock that are not registered in the transfer records of Aerojet Rocketdyne, payment of Merger Consideration may be made to a person other than the holder in whose name the stock certificate formerly representing such shares or uncertificated shares is registered if: (1) any such stock certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person other than such holder (or shall have established to the reasonable satisfaction of Lockheed Martin that such bonds and taxes have been paid or are not applicable).
Pursuant to the Merger Agreement, if any stock certificate shall have been lost, stolen or destroyed, Lockheed Martin may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of common stock previously represented by such stock certificate, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Lockheed Martin may direct) as indemnity against any claim that may be made against the paying agent, Lockheed Martin or the Surviving Corporation with respect to such stock certificate.
Representations and Warranties
The Merger Agreement contains representations and warranties made by Aerojet Rocketdyne to Lockheed Martin and Merger Sub, including, among other things, representations and warranties relating to:
•	the organization, standing and power, and other corporate matters of Aerojet Rocketdyne and its subsidiaries;
•	the ownership of Aerojet Rocketdyne’s subsidiaries;
•	the organizational and governing documents of Aerojet Rocketdyne and its subsidiaries;
•	the capitalization and equity of Aerojet Rocketdyne and its subsidiaries;
•	the authorization, execution, delivery and enforceability of the Merger Agreement;
•	the absence of conflicts or violations under our organizational and governing documents, contracts or law, and required consents and approvals;
•	reports, schedules, forms, statements and other documents filed with the SEC since January 1, 2018 and the accuracy and preparation of the information in those documents;
•	our internal controls over accounting processes and financial reporting and our off-balance sheet arrangements;
•	the absence of a Material Adverse Effect (as defined below) since January 1, 2020;
•	the absence of certain changes or events since September 30, 2020;
•	the absence of material litigation and governmental orders;
•	our title to certain assets;
•	our owned, leased and development real property and tangible assets;
•	intellectual property, data privacy and cybersecurity matters;
•	our material contracts;
•	our products;
•	our major customers and suppliers;
•	the liabilities and indebtedness of Aerojet Rocketdyne and its subsidiaries;

•	our compliance with applicable laws, including applicable anti-corruption and anti-bribery laws and applicable export and import laws;
•	our governmental permits, licenses, and other authorizations;
•	our material governmental grants, incentives, tax reductions, deferral arrangements and subsidies;
•	tax matters;
•	our employee benefit plans, labor relations and other employment matters;
•	our compliance with environmental laws and other environmental matters;
•	our government contracts;
•	our insurance policies and material self-insurance programs;
•	the inapplicability of state takeover statutes;
•	the absence of stockholder rights plans and similar agreements or arrangements;
•	the absence of existing acquisition discussions with third parties;
•	approvals of Aerojet Rocketdyne stockholders required to consummate the Merger;
•	Aerojet Rocketdyne’s receipt of fairness opinions;
•	the brokers’ and finders’ fees and other expenses payable by us with respect to the Merger;
•	the accuracy of the information included in this proxy statement;
•	certain matters with respect to the Pre-Closing Dividend; and
•	Aerojet Rocketdyne’s disclaimer of all other representations or warranties made to Lockheed Martin and Merger Sub other than the foregoing.
The Merger Agreement also contains representations and warranties made by Lockheed Martin and Merger Sub to Aerojet Rocketdyne, including representations and warranties relating to:
•	organization, standing and power, and other corporate matters;
•	the ownership of Merger Sub;
•	authorization, execution, delivery and enforceability of the Merger Agreement;
•	the absence of conflicts or violations under organizational and governing documents, contracts or law, and required consents and approvals;
•	Lockheed Martin’s commitment to have sufficient funding for the closing of the Merger;
•	the accuracy of the information that Lockheed Martin or Merger Sub supply for inclusion in this proxy statement;
•	Lockheed Martin’s independent review and analysis of Aerojet Rocketdyne’s and its subsidiaries’ business; and
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the non-reliance on any express or implied representation or warranty made by Aerojet Rocketdyne and its subsidiaries except those expressly made in the Merger Agreement or pursuant to the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.
Conduct of Business Pending the Merger
From the date of the Merger Agreement through the effective time of the Merger, subject to certain exceptions, Aerojet Rocketdyne has agreed (i) that it shall conduct, and shall ensure that each of its subsidiaries conducts, its business and operations in the ordinary course and consistent with past practices; (ii) that it shall, and shall ensure that each of its subsidiaries, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and key service providers and maintain its relations and goodwill with all material suppliers, customers, distributors, employees and other persons having material business relationships with Aerojet Rocketdyne and maintain its material rights and material permits; and (iii) that it shall promptly notify Lockheed Martin of the receipt of any written notice or other communication from any person alleging that a consent of such person is or may be required in connection with the Merger.
In addition, during the same period, Aerojet Rocketdyne has agreed that, subject to certain exceptions (including certain exceptions identified to Lockheed Martin), without the prior written consent of Lockheed Martin (which, in the case of certain prohibited actions below, will not be unreasonably withheld, conditioned or delayed), it will not, and will ensure that its subsidiaries do not:
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other than in respect of Aerojet Rocketdyne convertible notes in accordance with the terms and conditions of the Aerojet Rocketdyne convertible notes indenture, repurchase, redeem or otherwise reacquire any shares of capital stock or other equity or voting securities or any other securities of Aerojet Rocketdyne or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any equity awards, except pursuant to the forfeiture conditions of such equity awards or the cashless exercise or tax withholding provisions of or authorizations related to such equity awards as in effect as of the date of the Merger Agreement);

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sell, issue, deliver, grant, or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (subject to certain exceptions with respect to Aerojet Rocketdyne convertible notes, equity award grants and issuances under the ESPP);

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except as required by the terms of our equity plans, employee plans or related contracts, as in effect as of the date of the Merger Agreement, amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of our equity plans or any provision of any contract evidencing equity awards or otherwise modify any of the terms of any outstanding equity awards or other security or any related contract;

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amend its certificate of incorporation or bylaws or other charter or organizational documents, or adopt, effect, approve or become a party to any liquidation, dissolution, merger, consolidation, conversion, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction with respect to Aerojet Rocketdyne or any of its subsidiaries;

•
acquire or agree to acquire, in a single transaction or a series of related transactions, (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than (1) purchases of raw materials, supplies, components, subassemblies or similar assets in the ordinary course of business consistent with past practice, (2) capital expenditures, which are subject to the other limitations outlined below, and (3) other assets if the amount of consideration paid or transferred by Aerojet Rocketdyne or any of its subsidiaries in such single transaction or series of related transactions would not exceed $5,000,000 in the aggregate;

•
sell, lease, license, sell and lease back or otherwise dispose of any of its material properties or any portion thereof (including owned real property and development real property) or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales, leases, licenses or other dispositions in the ordinary course of business consistent with past practice;

•
make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in Aerojet Rocketdyne’s capital expenditure budget identified to

Lockheed Martin (except that Aerojet Rocketdyne and its subsidiaries may make unbudgeted capital expenditures that individually do not exceed $2,000,000 and when added to all other unbudgeted capital expenditures made by or on behalf of Aerojet Rocketdyne and its subsidiaries, do not exceed $5,000,000 in the aggregate);
•
make any expenditure or incur any obligation or liability in respect of any development real property in excess of the amount budgeted for such expenditure in Aerojet Rocketdyne’s development budget identified to Lockheed Martin (except that Aerojet Rocketdyne and its subsidiaries may make unbudgeted expenditures in respect of any development real property that individually do not exceed $1,000,000 and, when added to all other unbudgeted expenditures in respect of any development real property made by or on behalf of Aerojet Rocketdyne and its subsidiaries, do not exceed $10,000,000 in the aggregate);

•
other than in the ordinary course of business and consistent with past practices, (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, contracts that fall under certain categories of material contracts identified by the terms of the Merger Agreement, subject to certain exceptions; (B) renew, extend, amend, or waive any material right or remedy under, contracts that fall under certain categories of material contracts identified by the terms of the Merger Agreement, subject to certain exceptions, or (C) accelerate, cancel or terminate contracts that fall under certain categories of material contracts identified by the terms of the Merger Agreement, subject to certain exceptions;

•
(a) enter into any new lease or sublease of real property as a lessee or sublessee for a term that exceeds five years in duration or for annual rental payments in excess of $3,000,000 in the aggregate, or (b) modify or amend in any material respect, or exercise any right to renew any material lease (except in accordance with and pursuant to the terms of the material lease or except if not more than a five percent increase above existing applicable rental payment obligations), or (c) acquire any material ownership interest in real property, or (d) enter into any new lease or sublease of real property as landlord, for a term that exceeds five years in duration (except in the case of development real property, in which case the applicable limit shall be a term that exceeds ten years in duration), or where the initial capital expenditures for improvements to the space exceed $3,000,000; in each case other than in the ordinary course of business consistent with past practice;

•	permit any of its material assets (including owned real property and development real property) to become subject to any encumbrance or lien, subject to certain exceptions;
•
(A) lend, advance money or make capital contributions to or investments in any person, other than Aerojet Rocketdyne or any of its subsidiaries, other than short term investments including but not limited to money market funds, bank deposits, commercial paper and other money market instruments incurred in the ordinary course consistent with past practice; or (B) incur, assume, modify in any material respect, prepay, repurchase, redeem or defease any indebtedness, other than (1) the incurrence of indebtedness under Aerojet Rocketdyne’s credit agreement in effect as of the date of the Merger Agreement in connection with the ordinary course operations of business, including as evidenced by any obligations in respect of letters of credit or similar instruments issued thereunder; (2) the incurrence of indebtedness constituting interest under indenture governing Aerojet Rocketdyne convertible notes as in effect on the date of the Merger Agreement; (3) the incurrence of indebtedness under any capitalized lease obligations or sale leaseback obligations disclosed on our latest consolidated balance sheet filed prior to the date of the Merger Agreement in connection with the ordinary course operations of business; (4) in the case of each of clauses (A) and (B), extensions of trade credit in the ordinary course operations of business, including open purchase orders and other commitments to suppliers, subcontractors, and other outsourcing partners for equipment, materials, and supplies in connection with the ordinary course operations of business; and (5) the incurrence of indebtedness (other than as set forth in clauses (1) - (4)) not in excess of $10,000,000 in the aggregate;

•
except as required by the terms of our employee plans as in effect on the date of the Merger Agreement, as required to ensure that any such employee plan as in effect on the date of the Merger Agreement is not then out of compliance with applicable law, or as specifically required pursuant to the Merger Agreement, (A) enter into or amend any collective bargaining agreement, subject to certain exceptions; (B) establish, adopt, enter into, amend or terminate any employee plan or any plan, practice, agreement, arrangement or policy that would be an employee plan if it was in existence on the date of the Merger Agreement, subject to certain exceptions; (C) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, our employees or independent contractors, subject to certain exceptions; (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, our employees and independent contractors; (E) enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any employee plan; (F) take any action to accelerate the time of payment or vesting of any compensation, benefits or funding obligations under any employee plan or otherwise; (G) make any material determination under any employee plan that is inconsistent with the ordinary course of business consistent with past practice; (H) hire any individual or promote any employee or independent contractor to a senior director role or above (1) that is a newly created position following the date of the Merger Agreement or (2) who would receive compensation and/or benefits in excess of the compensation and/or benefits provided to the person who held such position as of the date of the Merger Agreement; or (I) effectuate a “plant closing,” “mass layoff,” or similar action under the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation);
•
(A) adopt any material method of tax accounting or make any material tax election (or allow any tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing tax returns with respect to periods ending prior to the closing of the Merger Agreement (including positions, elections or methods that would have the effect of deferring income to periods ending after the closing date of the Merger or accelerating deductions to periods ending on or before the closing date of the Merger), except as required by GAAP; (B) prepare or file any material tax return or material amended tax return, in each case that is inconsistent with past practices; (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to a material amount of taxes; (D) request any ruling with respect to taxes; (E) extend or waive the period of assessment or collection for any U.S. federal or material state income taxes (in each case other than in connection with routine tax return filing extensions); (F) enter into any material agreement or arrangement the primary purpose of which relates to taxes; or (G) fail to deduct or withhold any material taxes required to be deducted or withheld from the payment of the Pre-Closing Dividend, or fail to timely pay such deducted or withheld amounts to the proper governmental authority;

•
commence or settle any legal proceeding, except (A) in the ordinary course of business and consistent with past practices and/or (B) settlements providing solely for monetary relief not in excess of $5,000,000 individually or $15,000,000 in the aggregate;

•
incur or commit to incur any expenditures in respect of independent research and development of products, systems or services other than in an amount such that the indirect rates do not exceed the forward pricing rate proposal or agreement currently in place with the applicable governmental authority;

•	enter into any new line of business outside of the businesses of Aerojet Rocketdyne and its subsidiaries as of the date of the Merger Agreement;
•	approve or adopt any stockholder rights plan or “poison pill” arrangement;
•
cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor in the ordinary course of business;

•
notwithstanding anything to the contrary contained in any organizational or governing documents of Aerojet Rocketdyne and its subsidiaries (including Article Tenth of Aerojet Rocketdyne’s Certificate of Incorporation, dated as of April 27, 2015), consent to the selection of any forum other than the Court of Chancery of the State of Delaware or take any other actions to waive the exclusive forum of the Court of Chancery of the State of Delaware, in each case, with respect to all matters related to the Merger Agreement, the Merger and the other transactions contemplated thereby;

•
(A) add as a participant to Aerojet Rocketdyne’s Amended and Restated Executive Change in Control Severance Policy, as amended and restated as of March 4, 2020, any person who is not a participant in such policy as of the date of the Merger Agreement, or otherwise amend such policy; or (B) terminate the employment (other than for “cause”), or take any actions that would give rise to resignation for “good reason” (as such terms are defined in such policy), of any participant in such policy;

•	abandon or permit to lapse any of our material intellectual property, except in the ordinary course of business consistent with past practice;
•	enter into, become bound by, renew, extend or amend any agreements under which any fees, commissions or other amounts have been paid or may become payable to Citi or Evercore; or
•	authorize, approve, agree, commit or offer to take any of the foregoing actions.
No Solicitation; Acquisition Proposals
Other than as expressly allowed by the Merger Agreement, under the Merger Agreement, Aerojet Rocketdyne agreed not to (and to not publicly propose to), agreed to ensure that its subsidiaries do not (and do not publicly propose to), and agreed to use reasonable best efforts to cause Aerojet Rocketdyne’s and its subsidiaries’ respective representatives not to, directly or indirectly:
•	solicit, initiate, knowingly encourage or knowingly induce any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below);
•
furnish or otherwise provide access to any information regarding Aerojet Rocketdyne or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•
enter into, continue or engage in discussions or negotiations with or knowingly cooperate with, any person (other than Lockheed Martin, its affiliates and its and their representatives) with respect to any Acquisition Proposal or Acquisition Inquiry; or

•
enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or contract constituting or otherwise relating to an Acquisition Transaction (other than certain confidentiality agreements entered into pursuant to, and in compliance with, the terms of the Merger Agreement).

However, the Merger Agreement provides that the foregoing does not prohibit Aerojet Rocketdyne, any of its subsidiaries or any of their respective representatives (in the case of representatives, to the extent they are acting at the direction of Aerojet Rocketdyne or any of its subsidiaries) from contacting in writing any person who, following the date of the Merger Agreement and prior to the adoption of the Merger Agreement by Aerojet Rocketdyne’s stockholders, makes an unsolicited, bona fide written Acquisition Proposal or Acquisition Inquiry to Aerojet Rocketdyne that did not result from a material breach of the terms of the Merger Agreement, solely to ask such person, and to request from such person a written response to, a question or questions for the sole purpose of clarifying (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations regarding) the written terms of such Acquisition Proposal or Acquisition Inquiry; provided, that prior to sending any such written communication to such person, Aerojet Rocketdyne shall deliver to Lockheed Martin a copy of such written communication.
Pursuant to the Merger Agreement, Aerojet Rocketdyne: (i) agreed that it will not, and it shall ensure that none of subsidiaries will, release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which Aerojet Rocketdyne or any of its subsidiaries is or becomes a party or under which any of Aerojet Rocketdyne or any of its subsidiaries has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Lockheed Martin; provided, however, that Aerojet Rocketdyne may release a person from, or amend or waive any provision of, any “standstill” or similar agreement or provision if: (A) such person confidentially approaches Aerojet Rocketdyne’s board of directors; (B) Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with Aerojet Rocketdyne’s outside legal counsel, that the failure to release such person from such agreement or provision or the failure to amend such agreement or waive such provision would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under applicable Delaware Law; and (C) Aerojet Rocketdyne provides Lockheed Martin with written notice of Aerojet Rocketdyne’s intent to take such action prior to taking such action.
“Acquisition Inquiry” means an inquiry (other than an inquiry made or submitted by or on behalf of Lockheed Martin or any of its subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal, and “Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Lockheed Martin or any of its subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement) involving:
•
any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction pursuant to which: (i) a person or “group” (as defined in Section 13(d) of the Exchange Act and the rules thereunder) of persons (in each case, other than Lockheed Martin and its subsidiaries) directly or indirectly acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or record ownership of 20% or more of the outstanding common stock or securities representing 20% or more of the outstanding securities of any class of capital stock of Aerojet Rocketdyne or any Significant Subsidiary (as defined below); or (ii) in which Aerojet Rocketdyne or any Significant Subsidiary issues securities representing 20% or more of the outstanding common stock or securities representing 20% or more of the outstanding securities of any class of capital stock of Aerojet Rocketdyne or any Significant Subsidiary (or instruments convertible into or exercisable or exchangeable for 20% or more of any class of capital stock of Aerojet Rocketdyne or any Significant Subsidiaries);

•
any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated EBITDA (earnings before interest expense, taxes, depreciation and amortization) of Aerojet Rocketdyne and its subsidiaries taken as a whole (measured based on the 12 full calendar months prior to the date of determination) or 20% or more of the consolidated assets of Aerojet Rocketdyne and its subsidiaries taken as a whole (measured based on fair market value as of the last day of the most recently completed calendar month); or

•	any liquidation or dissolution of Aerojet Rocketdyne.
“Significant Subsidiary” means any direct or indirect subsidiary of Aerojet Rocketdyne that owns assets that constitute or account for 10% or more of the consolidated net revenues or consolidated net income of Aerojet Rocketdyne and its subsidiaries taken as a whole (measured based on the 12 full calendar months prior to the date of determination) or 10% or more of the consolidated assets of Aerojet Rocketdyne and its subsidiaries taken as a whole (measured based on the fair market value as of the last day of the most recently completed calendar month).
The Merger Agreement provides that, notwithstanding the foregoing, prior to the adoption of the Merger Agreement by Aerojet Rocketdyne stockholders, Aerojet Rocketdyne may furnish or otherwise provide access to any information (including non-public information) regarding Aerojet Rocketdyne and its subsidiaries to, and may enter into discussions or negotiations and cooperate with, any person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Aerojet Rocketdyne after the date of the Merger Agreement by such person (and not withdrawn) if: (i) such Acquisition Proposal was not obtained or made as a result of a material breach of any of the provisions set forth in the non-solicitation and related provisions of the Merger Agreement; (ii) Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below); (iii) Aerojet Rocketdyne’s board of directors determines in good faith, after considering the advice of Aerojet Rocketdyne’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under Delaware law; (iv) prior to first furnishing any non-public information to, or entering into discussions or negotiations with, such person, Aerojet Rocketdyne (A) gives Lockheed Martin written notice of the identity of such person and of Aerojet Rocketdyne’s intention to furnish non-public information to, or to enter into discussions or negotiations with, such person; and (B) receives from such person, and delivers to Lockheed Martin a copy of, an executed confidentiality agreement containing provisions no less favorable to Aerojet Rocketdyne than the provisions of the confidentiality agreement between Aerojet Rocketdyne and Lockheed Martin as in effect immediately prior to the execution of the Merger Agreement (and which does not prevent Aerojet Rocketdyne from complying with its obligations under the Merger Agreement or result in a breach if Aerojet Rocketdyne complies with its obligations under the Merger Agreement); and (v) substantially contemporaneous with furnishing any non-public information to such person, Aerojet Rocketdyne furnishes such non-public information to Lockheed Martin (to the extent such non-public information has not been previously furnished or made available by Aerojet Rocketdyne to Lockheed Martin).
The term “Superior Offer” means a bona fide, written Acquisition Proposal (provided, that for this purpose the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”) by a third party that: (a) was not obtained or made as a direct or indirect result of a material breach of the non-solicitation and related provisions of the Merger Agreement, (b) is not subject to a financing contingency and (c) Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, to be more favorable from a financial point of view to Aerojet Rocketdyne’s stockholders than the Merger, in each case taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the Acquisition Proposal, the terms and conditions of the Acquisition Proposal and the terms and conditions of the Merger Agreement, that Aerojet Rocketdyne’s board of directors in good faith considers to be appropriate.
The Merger Agreement also contains covenants obligating Aerojet Rocketdyne to advise Lockheed Martin as to the status of, and provide information to Lockheed Martin with respect to, any Acquisition Proposals or Acquisition Inquiries received.
Stockholders’ Meeting; No Change in Board Recommendation
Stockholders’ Meeting
Aerojet Rocketdyne has agreed to: (i) take all action necessary under all applicable laws to call, give notice of and hold a meeting of its stockholders to vote on a proposal to adopt the Merger Agreement; (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such stockholders at such meeting; and (iii) not submit any other proposal (other than an advisory vote regarding Merger-related compensation and a customary proposal regarding adjournment of the stockholders meeting) to its stockholders in connection with such meeting without the prior written consent of Lockheed Martin, which consent shall not be unreasonably withheld or delayed if the submission of such other proposal is required by applicable law. Aerojet Rocketdyne also agreed to, in consultation with Lockheed Martin, set a record date for persons entitled to notice of, and to vote at, the stockholders meeting and to not change such record date without the prior written consent of Lockheed Martin (unless required by applicable Delaware law). Such stockholders meeting is the subject of this proxy statement. The Record Date of the Special Meeting is February 4, 2021.
Aerojet Rocketdyne agreed not to postpone or adjourn such stockholders meeting without the consent of Lockheed Martin; provided that without Lockheed Martin’s consent, Aerojet Rocketdyne may adjourn or postpone such stockholders meeting (i) after consultation with Lockheed Martin, to the extent necessary to ensure that any supplement or amendment to this proxy statement that is required by applicable law is provided to Aerojet Rocketdyne’s stockholders a reasonable amount of time in advance of the stockholders meeting or (ii) if there are not sufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the stockholders meeting or there are not sufficient affirmative votes (either in person or by proxy) to obtain the required vote to approve and adopt the Merger Agreement and the Merger, to allow reasonable additional time for solicitation of proxies for purposes of obtaining such a quorum or such sufficient affirmative votes, subject to certain limitations. In addition, if requested by Lockheed Martin, Aerojet Rocketdyne agreed to effect a postponement or adjournment of such stockholders meeting under the circumstances contemplated by clause (ii) above for a period of up to ten business days each, subject to certain limitations. Aerojet Rocketdyne agreed to use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of the Merger Agreement as soon as reasonably practicable.
No Change in Board Recommendation
The “Company Board Recommendation” means the determination of the Aerojet Rocketdyne board of directors that the Merger is advisable and fair to and in the best interests of Aerojet Rocketdyne and its stockholders and the recommendation of such board of directors that Aerojet Rocketdyne’s stockholders vote to adopt the Merger Agreement at the stockholders meeting.
The Merger Agreement provides that, subject to the exceptions noted below, Aerojet Rocketdyne’s board of directors (including any committee thereof) may not:
•
withdraw or modify in a manner adverse to Lockheed Martin, or permit the withdrawal or modification in a manner adverse to Lockheed Martin of, the Company Board Recommendation (or resolve, agree or publicly propose to take any such action);

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal (or resolve, agree or publicly propose to take any such action); or
•
approve or recommend, or cause or permit Aerojet Rocketdyne or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that would reasonably be expected to result in or lead to, an Acquisition Transaction (other than certain confidentiality agreements permitted pursuant to the terms of the Merger Agreement) (or resolve, agree or publicly propose to take any such action).

Any action referred to in the first or second bullet above is a “Company Change in Recommendation.”
Fiduciary Exception
The Merger Agreement provides that, prior to the adoption of the Merger Agreement by Aerojet Rocketdyne stockholders:
•
Aerojet Rocketdyne’s board of directors may effect a Company Change in Recommendation (and may, but need not, also cause Aerojet Rocketdyne to terminate the Merger Agreement and, concurrently with or following such termination, cause Aerojet Rocketdyne to enter into a definitive agreement in respect of a Superior Offer) if:

A.	a bona fide Acquisition Proposal is made to Aerojet Rocketdyne after the date of the Merger Agreement and is not withdrawn;
B.
such Acquisition Proposal did not result directly or indirectly from a material breach by Aerojet Rocketdyne of any of the provisions of the non-solicitation and related provisions of the Merger Agreement;

C.
Aerojet Rocketdyne provides Lockheed Martin, immediately following the time that notice is provided to members of Aerojet Rocketdyne’s board of directors prior to any meeting of Aerojet Rocketdyne’s board of directors at which Aerojet Rocketdyne’s board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by Aerojet Rocketdyne’s board of directors (including a copy of any draft contract relating to such Acquisition Proposal) and the identity of the person making such Acquisition Proposal;

D.
Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the advice of Aerojet Rocketdyne’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer;

E.
Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with Aerojet Rocketdyne’s outside counsel, that, in light of such Superior Offer, the failure to effect a Company Change in Recommendation, or the failure to terminate the Merger Agreement in order to accept such Superior Offer, would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under applicable Delaware law;

F.
no less than three business days prior to effecting a Company Change in Recommendation or terminating the Merger Agreement in order to accept such Superior Offer, Aerojet Rocketdyne’s board of directors delivers to Lockheed Martin a written notice (1) stating that Aerojet Rocketdyne has received a Superior Offer that did not result directly or indirectly from a material breach by Aerojet Rocketdyne of any of the provisions of the non-solicitation or related provisions of the Merger Agreement, (2) stating that Aerojet Rocketdyne’s board of directors intends to effect a Company Change in Recommendation (and describing any intended change) or terminate the Merger Agreement in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the person making such Superior Offer and (4) attaching copies of the most current and complete draft of any contract relating to such Superior Offer;

G.
throughout the three business day period immediately following the delivery of such notice pursuant to clause (F) above, Aerojet Rocketdyne’s board of directors has not effected a Company Change in Recommendation and Aerojet Rocketdyne engages (to the extent requested by Lockheed Martin) in good faith negotiations with Lockheed Martin to amend the Merger Agreement in such a manner that the failure to effect a Company Change in Recommendation, or the failure to terminate the Merger Agreement in order to accept such Superior Offer, would not be inconsistent with the fiduciary obligations of Aerojet Rocketdyne’s board of directors to Aerojet Rocketdyne’s stockholders under applicable Delaware law; and

H.
following the end of such three business day period, Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, that the failure to effect a Company Change in Recommendation, or the failure to terminate the Merger Agreement in order to accept such Superior Offer, would be inconsistent with the fiduciary obligations of Aerojet Rocketdyne’s board of directors to Aerojet Rocketdyne’s stockholders under applicable Delaware law in light of such Superior Offer; provided, however, that when making such determination, Aerojet Rocketdyne’s board of directors shall be obligated to consider any changes to the terms of the Merger Agreement proposed by Lockheed Martin in writing as a result of the negotiations required by clause (G) above; and

•	Aerojet Rocketdyne’s board of directors may effect a Company Change in Recommendation under the first bullet of the definition thereof if:
A.	there shall arise after the date of the Merger Agreement a Change in Circumstances (as defined below);
B.
Aerojet Rocketdyne provides Lockheed Martin, immediately following the time that notice is provided to members of Aerojet Rocketdyne’s board of directors prior to any meeting of Aerojet Rocketdyne’s board of directors at which the board of directors will consider and determine whether such Change in Circumstances requires Aerojet Rocketdyne’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances;

C.
Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, that, in light of such Change in Circumstances, the failure to effect a Company Change in Recommendation would be inconsistent with its fiduciary obligations to Aerojet Rocketdyne’s stockholders under applicable Delaware law;

D.	no less than three business days prior to effecting such Company Change in Recommendation, Aerojet Rocketdyne’s board of directors delivers to Lockheed Martin a written notice describing in reasonable detail the Change in Circumstances, stating that it intends to effect such Company Change in Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation;
E.
throughout such three business day period, Aerojet Rocketdyne engages (to the extent requested by Lockheed Martin) in good faith negotiations with Lockheed Martin to amend the Merger Agreement in such a manner that the failure to effect such Company Change in Recommendation would not be inconsistent with the fiduciary obligations of Aerojet Rocketdyne’s board of directors to Aerojet Rocketdyne’s stockholders under applicable Delaware law in light of such Change in Circumstances; and

F.
following the end of such three business day period, Aerojet Rocketdyne’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and Aerojet Rocketdyne’s outside legal counsel, that the failure to effect such Company Change in Recommendation would be inconsistent with the fiduciary obligations of Aerojet Rocketdyne’s board of directors to Aerojet Rocketdyne’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, Aerojet Rocketdyne’s board of directors shall be obligated to consider any changes to the terms of the Merger Agreement proposed by Lockheed Martin in writing as a result of the negotiations required by clause (E) above.

A “Change in Circumstances” means a material event, material development or material change in circumstances that does not relate to any Acquisition Proposal and that was not known, and would not reasonably be expected to have been known or foreseen, by Aerojet Rocketdyne’s board of directors on the date of the Merger Agreement, which event, development or change in circumstance, or any material consequence thereof, becomes known to Aerojet Rocketdyne prior to the adoption of the Merger Agreement by the required vote of Aerojet Rocketdyne’s stockholders and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, the Merger Agreement.
Efforts to Consummate the Merger
Subject to the terms and conditions of the Merger Agreement, Aerojet Rocketdyne and Lockheed Martin agreed to (i) promptly, and in any event no later than 30 days after the date of the Merger Agreement, make all required filings of Notification and Report Forms pursuant to the HSR Act, including cooperating with each other and sharing information as needed to make those filings, (ii) cooperate with each other in determining whether any filings are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents or approvals are required to be obtained from, any other governmental authorities (including any foreign jurisdiction in which Aerojet Rocketdyne or any of its subsidiaries are operating any business) or third parties in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger, (iii) timely make all such filings, (iv) use reasonable best efforts to obtain, or cause to be obtained, all actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required to be obtained (including under the HSR Act) from any governmental authorities or third parties in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger, (v) supply as promptly as practicable such information or documentation that may be requested pursuant to any antitrust law by any governmental authority, (vi) take all reasonable steps as may be necessary to avoid any proceeding by any governmental authority or third party in connection with the consummation of the Merger, (vii) use reasonable best efforts to accomplish the satisfaction of the closing conditions to the Merger, (viii) coordinate with each other in preparing and exchanging all information in connection with the foregoing and (ix) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger.
The Merger Agreement provides that, notwithstanding anything to the contrary in the Merger Agreement, including the foregoing, neither Lockheed Martin nor any of its subsidiaries shall be required to dispose of or hold separate, or agree to dispose of or hold separate, license or restrict its ownership and operation of, all or any portion of the business or assets of Aerojet Rocketdyne and its subsidiaries, or Lockheed Martin and its subsidiaries, except that Lockheed Martin shall be required, if necessary, to obtain regulatory approval from any governmental authority necessary for consummation of the Merger, to divest, hold separate, license or otherwise dispose of businesses or assets of any of Aerojet Rocketdyne or any of its subsidiaries in connection with or after the closing of the Merger that, in the aggregate, generated less than $280 million in sales in Aerojet Rocketdyne’s fiscal year 2020, without regard to consideration received, in order to obtain Merger clearance from any governmental authority under any applicable antitrust laws and otherwise enable the Merger to be consummated prior to the Outside Date (as defined below) established pursuant to the Merger Agreement; provided, however, that in no event will Lockheed Martin be obligated to divest any business or assets of Aerojet Rocketdyne or any of its subsidiaries (x) exclusively associated with any one or more of certain organizations identified on an annex to the Merger Agreement or (y) located at or managed by any one or more of certain facilities identified on an annex to the Merger Agreement.
Subject to the foregoing limitations on the amount of and type of divestitures, Lockheed Martin agreed that its reasonable best efforts shall include, if necessary to obtain regulatory clearance, entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the Merger requiring Lockheed Martin to accept behavioral limitations, conduct restrictions and similar commitments consisting of (x) acting as a non-discriminatory merchant supplier of components or other products of Aerojet Rocketdyne and its subsidiaries, and (y) establishing firewalls to protect third-party data received by Aerojet Rocketdyne and its subsidiaries and including in the case of (x) and (y) agreeing to other ancillary terms to effectuate those merchant supply and firewall commitments (including, by way of example, compliance reporting and accepting and paying for a compliance monitor); provided, however, that the merchant supply and firewall commitments in (x) and (y) and such ancillary terms shall be consistent with those identified on an annex to the Merger Agreement; and provided further that in no event will Lockheed Martin be obligated to accept or agree to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the Merger requiring Lockheed Martin (i) to provide any of Aerojet Rocketdyne’s or any of its subsidiaries’ products or services to third parties without charging a profit or fee; (ii) to charge a fee or profit for sales or transfers of products or services from Aerojet Rocketdyne or its subsidiaries for use on products of bids offered by Lockheed Martin or its subsidiaries; or (iii) to hold separate or refrain from integrating with one or more business units or organizations of Lockheed Martin any of Aerojet Rocketdyne or any of its subsidiaries, or their businesses, assets or operations (such required behavioral limitations, conduct restrictions and similar commitments referred to in clauses (x) and (y) of this sentence (and the related ancillary terms referred to above), together with the divestitures, holding separates and dispositions required by the preceding paragraph, collectively referred to as the “Permitted Restrictions”).
Notwithstanding anything in the Merger Agreement to the contrary, Aerojet Rocketdyne agreed that Lockheed Martin shall have the unilateral right to determine whether or not the parties will litigate with any governmental authorities to oppose any enforcement action seeking any action on the part of Lockheed Martin other than Permitted Restrictions or remove any court or regulatory orders impeding the ability to consummate the Merger.
Furthermore, Aerojet Rocketdyne agreed that, notwithstanding anything in the Merger Agreement to the contrary, the Merger Agreement shall not in any way restrict any acquisition by Lockheed Martin or any of its subsidiaries of any entities, or shares of capital stock, assets, businesses or facilities of any other person; provided, however, that Lockheed Martin shall not (and shall cause its subsidiaries not to) acquire, enter into or be bound by any agreement to acquire, or announce any acquisition of any equity interests of any entity or company that engages in, or any assets, businesses or facilities that engage in, the research, development, manufacture or sale of propulsion systems for missiles, hypersonic vehicles or space systems (unless such propulsion systems are acquired as complete propulsion systems or subsystems from an unrelated third person and incorporated into a product sold by such entities, companies or acquired businesses).
Employee Matters; Benefit Plans
Employee Benefits
The Merger Agreement provides that for the one-year period following the closing date of the Merger (or upon the earlier termination of a Continuing Employee’s (as defined below) employment), Lockheed Martin shall provide or cause to be provided to each employee who is employed by Aerojet Rocketdyne or any of its subsidiaries as of immediately prior to the effective time of the Merger (collectively, the “Continuing Employees”), (i) at least the same base wage rate or base salary in effect for such Continuing Employee immediately prior to the closing of the Merger, (ii) at least the same target annual cash incentive opportunities (excluding any equity-based, long-term incentive, retention, change in control or similar compensation) provided to such Continuing Employee immediately prior to the effective time of the Merger, (iii) other employee benefits

(excluding any equity-based, long-term incentive, retention, change in control or similar compensation, one-time or special benefits or arrangements, severance, nonqualified deferred compensation, defined benefit pension benefits and post-retirement health and welfare benefits) that are substantially comparable, in the aggregate, to those in effect with respect to such Continuing Employee immediately prior to the effective time of the Merger, and (iv) severance benefits that are at least the same as those in effect with respect to such Continuing Employee immediately prior to the date of the Merger Agreement, provided, however, that severance benefits provided to a similarly situated employee of Lockheed Martin or an affiliate of Lockheed Martin shall be deemed to be at least the same as those in effect with respect to such Continuing Employee immediately prior to the date of the Merger Agreement. Notwithstanding the foregoing, compensation and employee benefits for Continuing Employees covered by a collective bargaining agreement as of immediately prior to the effective time of the Merger shall be provided in accordance with the applicable collective bargaining agreement as in effect from time to time. Lockheed Martin is not prohibited from terminating the employment of or changing or modifying the terms and conditions of employment for any Continuing Employee following the closing date of the Merger.
The Merger Agreement provides that Lockheed Martin shall assume all liabilities for unpaid accrued paid time off, including vacation time, for each Continuing Employee, and give service credit under Lockheed Martin’s paid time off policy for service with Aerojet Rocketdyne as of immediately prior to the closing of the Merger.
The Merger Agreement provides that Lockheed Martin shall take all actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the closing date of the Merger in our employee plans or be eligible to participate from and after the closing date of the Merger in benefit plans of Lockheed Martin or any of its affiliates. The Merger Agreement provides that Lockheed Martin, the Surviving Corporation, their affiliates, and any Lockheed Martin replacement plans shall recognize each Continuing Employee’s years of service with Aerojet Rocketdyne and its subsidiaries (including service with any other employer that was recognized by Aerojet Rocketdyne and any of its subsidiaries) for purposes of eligibility, vesting and, solely for purposes of paid time off and severance benefits, benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under any such replacement plans, to the extent such service was credited under the corresponding employee plan of Aerojet Rocketdyne or its subsidiaries prior to the effective time of the Merger. In addition, the Merger Agreement provides that Lockheed Martin shall use commercially reasonable efforts to cause each such replacement plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding employee plan of Aerojet Rocketdyne or its subsidiaries.
Annual Bonus Plans
The Merger Agreement provides that, to the extent that participants in Aerojet Rocketdyne’s annual cash bonus plans identified to Lockheed Martin have not been paid their applicable bonuses with respect to the 2021 performance year prior to, at or in connection with the effective time of the Merger, Lockheed Martin shall pay, or cause the Surviving Corporation to pay, in cash on or before March 15 of the year following the 2021 performance year, to each Qualified Continuing Employee (as defined below) who is a participant in such bonus plans, on a prorated basis for each day employed during the performance year, such qualified Continuing Employee’s bonus paid in accordance with the objective terms and performance criteria of the bonus plans calculated based on Aerojet Rocketdyne’s performance through the closing date of the Merger, and thereafter, calculated as if target performance were achieved through December 31 of the applicable year, subject to certain modifications agreed upon by the parties. A “Qualified Continuing Employee” means (i) each Continuing Employee who is employed as of an applicable bonus plan payment date, and (ii) each Continuing Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation following the effective time of the Merger and prior to such bonus plan payment date for a reason other than “cause” or who terminated employment with the Surviving Corporation for “good reason” (each, as defined by the parties) or due to death or disability (as defined in the Surviving Corporation’s long-term disability plan or similar program).

The Merger Agreement provides that Aerojet Rocketdyne shall take certain actions with respect to certain benefit plans in connection with the Merger, including the following:
•
If requested by Lockheed Martin, terminate the Aerojet Rocketdyne Retirement Savings Plan, subject to applicable collective bargaining requirements and further subject to Lockheed Martin’s agreement to cause a tax-qualified defined contribution plan established or designated by Lockheed Martin to accept rollover contributions from the Continuing Employees of any account balances (inclusive of any plan loans) in cash or notes (in the case of loans) distributed to them by Aerojet Rocketdyne’s Retirement Savings Plan.

•
Termination of other Aerojet Rocketdyne benefit plans upon the written request of Lockheed Martin, subject to Aerojet Rocketdyne’s consent, which consent shall not be unreasonably withheld or delayed, and subject to certain limitations and standards.

•
Amendment of Aerojet Rocketdyne’s Amended and Restated Deferred Compensation Plan for Directors and Deferred Bonus Plan to require that payment of all benefits thereunder be in the form of cash and to eliminate the ability of Aerojet Rocketdyne, its delegate or any participant to elect payment in common stock.

•
Amendment of Aerojet Rocketdyne’s 401(k) Restoration Plan and Pension Restoration Plan to eliminate the ability to fund account balances or benefits upon a change in control and to authorize an independent third party review of a benefit appeal.

•
Amendment of Aerojet Rocketdyne’s Amended and Restated 2013 Employee Stock Purchase Plan to cause the offering period that commenced January 1, 2021 to be the final offering period and to remove participants’ ability to increase their contribution rates during such offering period and, termination of such plan as of the effective time of the Merger.

Indemnification and Insurance
The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities by Aerojet Rocketdyne and any of its subsidiaries now existing in favor of current or former directors or officers of Aerojet Rocketdyne or any of its subsidiaries (or directors or officers of Aerojet Rocketdyne or any of its subsidiaries to the extent serving as fiduciaries with respect to any employee benefit plan maintained by Aerojet Rocketdyne or any of its subsidiaries) for their acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, at or prior to the effective time of the Merger, including in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, as provided in Aerojet Rocketdyne’s or its applicable subsidiary’s respective certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of the Merger Agreement) and/or as provided in any indemnification agreement between Aerojet Rocketdyne or any of its subsidiaries and such indemnified person (as in effect as of the date of the Merger Agreement), shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware Law) in accordance with their terms and shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect any right thereunder of any such Indemnified Person.
As of or prior to the effective time of the Merger, Aerojet Rocketdyne agreed to purchase a six-year “tail” (i) directors’ and officers’ liability insurance policy or policies and (ii) fiduciary liability insurance policy or policies, in each case, subject to a cap on aggregate premiums equal to 300% of the last annual premiums paid prior to the date of the Merger Agreement for such policies, covering each person covered by Aerojet Rocketdyne’s directors’ and officers’ liability insurance policy or policies and fiduciary liability insurance policy or policies existing as of the date of the Merger Agreement for acts, omissions or events occurring prior to the Merger.
Financing; No Financing Condition
Lockheed Martin has represented that as of the effective time of the Merger, Lockheed Martin will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and all other amounts required to be paid under the Merger Agreement by Lockheed Martin or Merger Sub. Lockheed Martin has also agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to have a source or sources of immediately available funds sufficient to fund all of its obligations in connection with the Merger.

Lockheed Martin and Merger Sub affirmed in the Merger Agreement that it is not a condition to the closing of the Merger or to any of their other obligations under the Merger Agreement that Lockheed Martin, Merger Sub or Aerojet Rocketdyne obtain financing for or related to any of the transactions contemplated by the Merger Agreement.
Other Covenants
The Merger Agreement contains certain other covenants, including, among other things, covenants relating to providing Lockheed Martin with reasonable access to Aerojet Rocketdyne’s books, records, facilities and personnel, the preparation of this proxy statement, cooperation between the parties with respect to certain public announcements, cooperation between the parties regarding stockholder litigation relating to the Merger Agreement, the Merger or the other transactions contemplated thereby and the delisting of Aerojet Rocketdyne from the New York Stock Exchange and the deregistration of common stock under the Exchange Act in connection with the closing of the Merger.
Conditions to the Merger
The completion of the Merger and the other transactions contemplated thereby is subject to the satisfaction or waiver of a number of closing conditions, which may be waived by Lockheed Martin, Merger Sub or Aerojet Rocketdyne, as applicable.
Conditions to Obligations of Lockheed Martin and Merger Sub
Under the Merger Agreement, the obligations of Lockheed Martin and Merger Sub to consummate the Merger and otherwise consummate the other transactions contemplated thereby are subject to the satisfaction or waiver by Lockheed Martin, at or prior to the closing of the Merger and the other transactions contemplated by the Merger Agreement, of each of the following conditions:
•
Each of (A) Aerojet Rocketdyne’s representations and warranties as to no Material Adverse Effect since January 1, 2020 and certain of Aerojet Rocketdyne’s representations and warranties as to the Pre-Closing Dividend shall have been accurate in all respects as of the date of the Merger Agreement and (B) Aerojet Rocketdyne’s representations and warranties as to the required stockholder vote and certain of Aerojet Rocketdyne’s representations and warranties as to the Pre-Closing Dividend shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate as of the closing date of the Merger as if made as of and on the closing date of the Merger;

•
Each of Aerojet Rocketdyne’s representations and warranties related to certain specified capitalization matters shall have been accurate in all but de minimis respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made on and as of the closing date of the Merger (in each case, other than any such representation and warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or similar words), which shall have been accurate in all but de minimis respects as of such specific date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the disclosure schedule to the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•
Each of Aerojet Rocketdyne’s representations and warranties with respect to (i) authority to enter into the Merger Agreement and consummate the Merger and the binding nature of the Merger Agreement and (ii) advisors’ fees shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects as of the closing date of the Merger as if made on and as of such closing date (in each case, other than any such representation and warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase), which shall have been accurate in all material respects as of such specific date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the disclosure schedule to the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•
Each of Aerojet Rocketdyne’s other representations and warranties contained in the Merger Agreement (other than those described in the bullets above), shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects as of the closing date of the Merger as if made on and as of such closing date (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase), which shall have been accurate in all respects as of such specific date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the disclosure schedule to the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•
The covenants and obligations in the Merger Agreement that Aerojet Rocketdyne is required to comply with or to perform at or prior to the closing of the Merger shall have been complied with and performed in all material respects;

•	The Merger Agreement shall have been duly adopted by the required Aerojet Rocketdyne stockholder vote;
•	Since the date of the Merger Agreement, there shall not have occurred and be continuing any Material Adverse Effect;
•
Lockheed Martin shall have received a certificate of Aerojet Rocketdyne executed by its Chief Executive Officer and Chief Financial Officer confirming that the conditions above as to accuracy of Aerojet Rocketdyne’s representations and warranties, compliance with covenants and lack of a Material Adverse Effect have been duly satisfied;

•
Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any period in which the parties have agreed not to consummate the Merger pursuant to a timing agreement or similar commitment under the HSR Act shall have passed; and

•	No Legal Restraint that has the effect of preventing the consummation of the Merger or that makes the consummation of the Merger illegal shall be in effect.
For purposes of the Merger Agreement, “Legal Restraint” means any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental authority or other legal restraint or prohibition.
For purposes of the Merger Agreement, “Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or reasonably would be expected to have or result in, a material adverse effect on: (a) the business, financial condition, operations, properties, assets, results of operations or financial performance of Aerojet Rocketdyne and its subsidiaries taken as a whole; or (b) the ability of Aerojet Rocketdyne to consummate the Merger or any of the other transactions contemplated thereby in accordance with the terms of the Merger Agreement; provided, however, that an effect, change, development, event or circumstance shall not, either alone or in combination, be taken into account for any such determination if such effect, change, development, event or circumstance results or arises from: (i) any change in economic, financial, capital market, political or social conditions in the United States or in other locations in which Aerojet Rocketdyne and its subsidiaries have material operations to the extent it does not have a disproportionate adverse impact on Aerojet Rocketdyne and its subsidiaries, taken as a whole, as compared to other companies in the United States industries in which Aerojet Rocketdyne and its subsidiaries conduct their respective businesses; (ii) any change in economic conditions generally in the industries in which Aerojet Rocketdyne and its subsidiaries conduct their respective businesses to the extent it does not disproportionately impact Aerojet Rocketdyne and its subsidiaries, taken as a whole, as compared to other companies in the United States industries in which Aerojet Rocketdyne and its subsidiaries conduct their respective businesses; (iii) changes after the date of the Merger Agreement (or after December 31, 2019 in the case of Aerojet Rocketdyne’s representation and warranty as to no Material Adverse Effect since January 1, 2020) in applicable laws or other legal or regulatory conditions or changes after the date of the Merger Agreement (or after December 31, 2019 in the case of Aerojet Rocketdyne’s representation and warranty as to no Material Adverse Effect since January 1, 2020) in GAAP or other accounting standards (or the interpretation thereof) to the extent it does not have a disproportionate effect on Aerojet Rocketdyne and its subsidiaries as compared to other companies in the United States industries in which Aerojet Rocketdyne and its subsidiaries conduct their respective businesses; (iv) any changes in political conditions in the U.S. or any other country in the world, or any acts of war, sabotage or terrorism in the U.S. or in other locations in which Aerojet Rocketdyne and its subsidiaries have material operations to the extent they do not have a disproportionate effect on Aerojet Rocketdyne and its subsidiaries as compared to any of the other companies in the United States industries in which Aerojet Rocketdyne and its subsidiaries conduct their respective businesses; (v) acts of God, natural disasters, weather conditions, pandemics (including the COVID-19 pandemic) or other calamities to the extent they do not have a disproportionate effect on Aerojet Rocketdyne and its subsidiaries as compared to any of the other companies in the United States industries in which Aerojet Rocketdyne and its subsidiaries conduct their respective businesses; (vi) the announcement or pendency of the Merger Agreement, including any losses of customers, suppliers, distributors or other business partners or employees to the extent they are attributable thereto; (vii) any change in the market price or trading volume of common stock or failure of Aerojet Rocketdyne and its subsidiaries to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) any action required by the Merger Agreement; or (ix) any action taken (or not taken) with the written consent of or at the written request of Lockheed Martin or Merger Sub.
Conditions to Obligations of Aerojet Rocketdyne
Under the Merger Agreement, the obligations of Aerojet Rocketdyne to consummate the Merger and otherwise consummate the other transactions contemplated thereby are subject to the satisfaction or waiver by Aerojet Rocketdyne, at or prior to the closing of the Merger and the other transactions contemplated by the Merger Agreement, of each of the following conditions:
•
Each of Lockheed’s and Merger Sub’s representations and warranties with respect to corporate power and authority to perform their obligations under the Merger Agreement and binding nature of the Merger Agreement shall have been accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects as of the closing date of the Merger as if made on and as of such closing date;

•
Each of Lockheed’s and Merger Sub’s representations and warranties contained in the Merger Agreement (other than those in the bullet above) shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects as of the closing date of the Merger as if made on and as of such closing date, except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Lockheed Martin and Merger Sub to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded;

•
The covenants and obligations in the Merger Agreement that Lockheed Martin and Merger Sub are required to comply with or to perform at or prior to the closing of the Merger shall have been complied with and performed in all material respects;

•	The Merger Agreement shall have been duly adopted by the required Aerojet Rocketdyne stockholder vote;
•
Aerojet Rocketdyne shall have received a certificate executed by an officer of Lockheed Martin confirming that the conditions above as to the accuracy of Lockheed Martin’s and Merger Sub’s representations and warranties and compliance with covenants have been duly satisfied;

•
Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any period in which the parties have agreed not to consummate the Merger pursuant to a timing agreement or similar commitment under the HSR Act shall have passed; and

•	No Legal Restraint that has the effect of preventing the consummation of the Merger or that makes the consummation of the Merger illegal shall be in effect.
Termination of the Merger Agreement
The Merger Agreement may be terminated prior to the effective time of the Merger (whether before or after the adoption of the Merger Agreement by the required Aerojet Rocketdyne stockholder vote, except as otherwise indicated below) by written notice of the terminating party to the other parties:
•	by mutual written consent of Lockheed Martin and Aerojet Rocketdyne;
•
by either Lockheed Martin or Aerojet Rocketdyne if the Merger shall not have been consummated by 11:59 p.m. (New York time) on December 21, 2021 (the “Outside Date”); provided, however, that (x) if, on such date, the conditions to closing of the Merger with respect to termination or expiration of any waiting period under the HSR Act and required approvals under other antitrust laws shall not have been fulfilled but all other conditions to closing of the Merger either have been fulfilled or waived or would be fulfilled if such closing were to occur on such date, then the Outside Date shall, without any action on the part of the parties, automatically be extended to March 21, 2022 and such date shall become the “Outside Date” for all purposes of the Merger Agreement and (y) a party shall not be permitted to terminate the Merger Agreement pursuant to this provision if the failure to consummate the Merger by the Outside Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the effective time of the Merger;

•
(i) by either Lockheed Martin or Aerojet Rocketdyne if any Legal Restraint causing a failure of the applicable closing conditions to the Merger shall be in effect and shall have become final and nonappealable; (ii) by Lockheed Martin if any litigation shall have been filed by the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) and not withdrawn by the FTC or DOJ or resolved that, if successful, would have the effect of preventing the consummation of the Merger or making the consummation of the Merger illegal shall be in effect (other than a Legal Restraint seeking a Permitted Restriction); provided, that Lockheed Martin shall, within the 30 day period following filing of such litigation either (x) elect to terminate the Merger Agreement pursuant to this provision by delivering written notice thereof to Aerojet Rocketdyne, or (y) elect to defend such litigation by delivering written notice thereof to Aerojet Rocketdyne, whereupon Lockheed Martin shall use reasonable best efforts to defend against such litigation and the Merger Agreement shall continue in force and effect subject to the terms hereof unless and until Lockheed Martin thereafter delivers a notice of termination (it being understood and agreed that Lockheed Martin may deliver notice to Aerojet Rocketdyne that it no longer intends to defend against such litigation and thereby terminate the Merger Agreement pursuant to this provision at any time following delivery of a notice of intent to litigate in accordance with the foregoing for so long as the applicable litigation has not been withdrawn by the FTC or DOJ or resolved); or (iii) by Aerojet Rocketdyne if (A) any litigation shall have been filed by the FTC or the DOJ that, if successful, would have the effect of preventing the consummation of the Merger or making the consummation of the Merger illegal (other than a Legal Restraint seeking a Permitted Restriction) and (B) Lockheed Martin has either (x) failed to timely deliver a termination or litigation notice within the 30 day period following the filing of litigation in accordance with clause (ii) above, or (y) failed, following delivery of a notice of intent to litigate in accordance with the foregoing, to continue to use reasonable best efforts to defend against such litigation;

•	by either Lockheed Martin or Aerojet Rocketdyne if: (i) the contemplated Aerojet Rocketdyne stockholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Aerojet Rocketdyne’s stockholders shall have taken a final vote on a proposal to adopt the Merger Agreement; and (ii) this Agreement shall not have been adopted at such stockholders’ meeting (and shall not have been adopted at any adjournment or postponement thereof) by the required Aerojet Rocketdyne stockholder vote;
•	by Lockheed Martin (at any time prior to the adoption of the Merger Agreement by the required Aerojet Rocketdyne stockholder vote) if a Triggering Event (as defined below) shall have occurred;
•
by Lockheed Martin if: (i) any of Aerojet Rocketdyne’s representations or warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase)) such that any of the conditions as to accuracy of Aerojet Rocketdyne’s representations and warranties would not be satisfied, (ii) any of Aerojet Rocketdyne’s representations or warranties contained in this Agreement made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase) shall be inaccurate as of such specified date such that any of the conditions as to the accuracy of Aerojet Rocketdyne’s representations and warranties would not be satisfied or (iii) Aerojet Rocketdyne shall have breached any of Aerojet Rocketdyne’s covenants or obligations contained in this Agreement such that the condition as to Aerojet Rocketdyne’s compliance with covenants and obligations would not be satisfied; provided, however, that for purposes of clauses (i), (ii) and (iii) above, if an inaccuracy in any of Aerojet Rocketdyne’s representations or warranties or a breach of a covenant or obligation by Aerojet Rocketdyne is curable by Aerojet Rocketdyne prior to the Outside Date (as it may be extended in accordance with the bullet above) and Aerojet Rocketdyne is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Lockheed Martin may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Lockheed Martin gives Aerojet Rocketdyne notice of such inaccuracy or breach; provided, however, that Lockheed Martin shall not have the right to terminate the Merger Agreement pursuant to this provision if Lockheed Martin is then in material breach of any of its obligations under the Merger Agreement so as to result in the failure of a condition to Aerojet Rocketdyne’s obligations to consummate the Merger;

•
by Aerojet Rocketdyne if: (i) any of Lockheed Martin’s representations or warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase)) such that any of the conditions as to the accuracy of Lockheed Martin’s and Merger Sub’s representations and warranties would not be satisfied, (ii) any of Lockheed Martin’s representations or warranties contained in the Merger Agreement made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase) shall be inaccurate as of such specified date such that any of the conditions as to accuracy of Lockheed Martin’s and Merger Sub’s representations and warranties would not be satisfied or (iii) Lockheed Martin shall have breached any of Lockheed Martin’s covenants or obligations contained in the Merger Agreement such that the condition as to Lockheed Martin’s and Merger Sub’s compliance with covenants and obligations would not be satisfied; provided, however, that for purposes of clauses (i), (ii) and (iii) above, if an inaccuracy in any of Lockheed Martin’s representations or warranties or a breach of a covenant or obligation by Lockheed Martin is curable by Lockheed Martin by the Outside Date (as it may be extended in accordance with the bullet above) and Lockheed Martin is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Aerojet Rocketdyne may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Aerojet Rocketdyne gives Lockheed Martin notice of such inaccuracy or breach; provided, however, that Aerojet Rocketdyne shall not have the right to terminate the Merger Agreement pursuant to this provision if Aerojet Rocketdyne is then in material breach of any of its obligations under the Merger Agreement so as to result in the failure of a condition to Lockheed Martin’s and Merger Sub’s obligations to consummate the Merger; or
•
by Aerojet Rocketdyne (at any time prior to the adoption of the Merger Agreement by the required Aerojet Rocketdyne stockholder vote) in order to accept a Superior Offer and enter into a binding, written, definitive agreement in respect of the transaction contemplated by such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) Aerojet Rocketdyne’s board of directors, after satisfying all of the applicable requirements set forth under “The Merger Agreement — Stockholders’ Meeting; No Change in Board Recommendation” above, shall have authorized Aerojet Rocketdyne to enter into such Alternative Acquisition Agreement; (ii) Aerojet Rocketdyne shall have delivered to Lockheed Martin a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing Aerojet Rocketdyne’s representation and warranty that Aerojet Rocketdyne’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of Aerojet Rocketdyne and that Aerojet Rocketdyne will enter into the Alternative Acquisition Agreement concurrently with the termination of the Merger Agreement pursuant to this provision; (iii) substantially concurrently with the termination of the Merger Agreement pursuant to this provision, Aerojet Rocketdyne enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (iv) prior to or substantially concurrently with such termination, Aerojet Rocketdyne shall have paid to Lockheed Martin or its designee the Termination Fee (as defined below).

For purposes of the Merger Agreement, a “Triggering Event” is deemed to have occurred upon the occurrence of any of the following:
•	Aerojet Rocketdyne’s board of directors or any committee thereof shall have effected a Company Change in Recommendation;
•	Aerojet Rocketdyne shall have failed to include the Company Board Recommendation in this proxy statement;
•
a tender or exchange offer for 10% or more of the outstanding common stock or securities representing 10% or more of the outstanding capital stock (on a fully diluted basis) of Aerojet Rocketdyne shall have been commenced and publicly announced, and not publicly withdrawn at least 24 hours prior to the stockholders’ meeting to approve the Merger Agreement, and Aerojet Rocketdyne’s board of directors shall have failed to recommend against such tender or exchange offer and reaffirm the Company Board Recommendation on or before the earlier of (i) the date that is ten business days after the commencement and announcement of such tender or exchange offer and (ii) the date immediately prior to the date of the stockholders’ meeting to approve the Merger Agreement;

•
Lockheed Martin shall have delivered a written request to Aerojet Rocketdyne, at any time after an Acquisition Proposal received by Aerojet Rocketdyne has been publicly disclosed or announced and not publicly withdrawn, that the Company Board Recommendation be reaffirmed publicly, and Aerojet Rocketdyne’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation prior to the earlier of (x) 11:59 p.m. New York time on the tenth business day after such written request was received by Aerojet Rocketdyne and (y) 11:59 p.m. New York time on the second business day prior to the stockholders’ meeting to approve the Merger Agreement (provided, however, that for purposes of this clause, Lockheed Martin shall not be entitled to request more than one such reaffirmation with respect to any specific Acquisition Proposal and one additional reaffirmation with respect to each material modification thereto, and Lockheed Martin shall not be entitled to request any reaffirmation unless Lockheed Martin’s written request therefor is delivered to Aerojet Rocketdyne either at least six business days prior to the stockholders’ meeting to approve the Merger Agreement or, if later, within 24 hours after Aerojet Rocketdyne advises Lockheed Martin of its receipt of an Acquisition Inquiry or Acquisition Proposal; provided further that in no event shall Lockheed Martin be entitled to request any such reaffirmation unless Lockheed Martin’s written request therefor is delivered to Aerojet Rocketdyne at least three business days prior to the stockholders’ meeting to approve the Merger Agreement except that, if an Acquisition Proposal received by Aerojet Rocketdyne has been publicly disclosed or announced less than four business days prior to the stockholders’ meeting to approve the Merger Agreement, Lockheed Martin, in its sole discretion, may request Aerojet Rocketdyne to adjourn the stockholders’ meeting to approve the Merger Agreement, and upon receipt of such request Aerojet Rocketdyne shall adjourn the stockholders’ meeting to approve the Merger Agreement, for a period of time to allow Lockheed Martin to request such reaffirmation at least three business days prior to the stockholders’ meeting to approve the Merger Agreement (or such shorter period as the parties may agree)); or
•
Aerojet Rocketdyne or any of its subsidiaries shall have materially breached any of the non-solicitation provisions of the Merger Agreement, such breach shall have resulted in an Acquisition Proposal, and Aerojet Rocketdyne’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation prior to the earlier of (x) 11:59 p.m. New York time on the third business day after written request was received by Aerojet Rocketdyne from Lockheed Martin requesting that the Company Board Recommendation be reaffirmed publicly and (y) 11:59 p.m. New York time on the second business day prior to the stockholders’ meeting to approve the Merger Agreement, provided in no event shall Lockheed Martin be entitled to request any such reaffirmation unless Lockheed Martin’s written request therefor is delivered to Aerojet Rocketdyne at least three business days prior to the stockholders’ meeting to approve the Merger Agreement except that, if an Acquisition Proposal received by Aerojet Rocketdyne has been publicly disclosed or announced less than four business days prior to the stockholders’ meeting to approve the Merger Agreement, Lockheed Martin, in its sole discretion, may request Aerojet Rocketdyne to adjourn the stockholders’ meeting to approve the Merger Agreement, and upon receipt of such request Aerojet Rocketdyne shall adjourn the stockholders’ meeting to approve the Merger Agreement, for a period of time to allow Lockheed Martin to request such reaffirmation at least three business days prior to the stockholders’ meeting to approve the Merger Agreement (or such shorter period as the parties may agree) (provided, however, that for purposes of this clause, Lockheed Martin shall be entitled to request such reaffirmation with respect to any specific Acquisition Proposal resulting from such breach without regard to any limitations set forth in the immediately preceding bullet and any such request under this clause shall not be considered a request under the immediately preceding bullet).

Termination Fees and Expenses
Termination Fee
The Merger Agreement provides that Aerojet Rocketdyne must pay a non-refundable termination fee of $150,000,000 (the “Termination Fee”) to Lockheed Martin if:
•
(i) the Merger Agreement is terminated by Lockheed Martin or Aerojet Rocketdyne as a result of failure to close the Merger by the Outside Date; (ii) at or prior to the time of the termination of the Merger Agreement, an Acquisition Proposal shall have been publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of termination of the Merger Agreement; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed; provided, however, that, for purposes of this provision, (A) all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (B) all references to “10%” in the definition of Significant Subsidiary shall be deemed to be references to “50%”;

•
(i) the Merger Agreement is terminated by Lockheed Martin or Aerojet Rocketdyne as a result of failure to obtain the required Aerojet Rocketdyne stockholder vote; (ii) at or prior to the time of the stockholders’ meeting to approve the Merger Agreement, an Acquisition Proposal shall have been publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn at least five business days prior to the stockholders’ meeting to approve the Merger Agreement; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed; provided, however, that, for purposes of this provision, (A) all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (B) all references to “10%” in the definition of Significant Subsidiary shall be deemed to be references to “50%”; or

•
the Merger Agreement is terminated: (i) by Lockheed Martin due to the occurrence of a Triggering Event; (ii) by Lockheed Martin or Aerojet Rocketdyne pursuant to any termination provision (other than pursuant to mutual written consent of the parties) at any time at which Lockheed Martin has the right to terminate the Merger Agreement due to the occurrence of a Triggering Event; or (iii) by Aerojet Rocketdyne in order to accept a Superior Offer and enter into an Alternative Acquisition Agreement with respect to such Superior Offer.

Payment of Expenses
The Merger Agreement provides that, except with respect to the Termination Fee or the failure of Aerojet Rocketdyne to pay the Termination Fee when due, all fees and expenses incurred in connection with the Merger Agreement or any of the transactions contemplated thereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
Amendment and Waiver
The Merger Agreement may be amended by Aerojet Rocketdyne, Lockheed Martin and Merger Sub at any time (whether before or after the adoption of the Merger Agreement by the Aerojet Rocketdyne stockholders); provided, however, that after any such adoption of the Merger Agreement by the Aerojet Rocketdyne stockholders, no amendment shall be made which by applicable law requires further approval of the Aerojet Rocketdyne stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
The Merger Agreement provides that no party shall be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under the Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; provided, however, that after any adoption of the Merger Agreement by the Aerojet Rocketdyne stockholders, no waiver shall be made which by applicable law requires further approval of the Aerojet Rocketdyne stockholders without the further approval of such stockholders. Any such waiver shall not be applicable or have any effect except for the specific purposes for which it is given. The Merger Agreement provides that no failure on the part of any party to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of February 2, 2021, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Aerojet Rocketdyne Holdings, Inc., 222 N. Pacific Coast Highway, El Segundo, California 90245.
The percentages in the tables below are based on 77,561,043 shares of common stock outstanding as of February 2, 2021. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.
Beneficial Owners of 5% or More
The following table presents beneficial owners of more than 5% of the 77,561,043 outstanding as of February 2, 2021, based on reports on Schedule 13D and Schedule 13G filed with the SEC on or prior to that date.
Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	11,987,987(1)	15.5%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	8,594,340(2)	11.1%
GAMCO Investors, Inc. One Corporate Center, Rye, NY 10580	6,494,885(3)	8.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	6,427,418(4)	8.3%
Steel Partners Holdings L.P. 590 Madison Avenue, 32nd Floor, New York, NY 10022	4,180,997(5)	5.4%
(1)
BlackRock, Inc. reported sole voting power with respect to 11,847,168 shares and sole dispositive power with respect to 11,987,987 shares. The foregoing information is according to Amendment No. 10 to a Schedule 13G dated February 3, 2020, and filed with the SEC on February 4, 2020.

(2)
The Vanguard Group reported sole voting power with respect to 128,799 shares, shared voting power with respect to 10,948 shares, sole dispositive power with respect to 8,463,530 shares, and shared dispositive power with respect to 130,810 shares. The foregoing information is according to Amendment No. 2 to a Schedule 13G dated February 10, 2020 and filed with the SEC on February 12, 2020.

(3)
Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., GGCP, Inc., Gabelli & Company Investment Advisers, Inc., Gabelli Foundation, Inc. and Associated Capital Group, Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 2,373,868 shares. GAMCO Asset Management Inc. reported sole voting power with respect to 2,971,431 shares and sole dispositive power with respect to 3,203,731 shares. Teton Advisors, Inc. reported sole voting power and sole dispositive power with respect to 909,516 shares. GGCP, Inc. reported sole voting power and sole dispositive power with respect to 5,600 shares. Gabelli & Company Investment Advisers, Inc. and Gabelli Foundation, Inc. each reported sole voting power and sole dispositive power with respect to 600 shares. Associated Capital Group, Inc. reported sole voting power and sole dispositive power with respect to 70 shares. Mario J. Gabelli reported sole voting power and sole dispositive power with respect to 900 shares. All of the foregoing information is according to Amendment No. 56 to a Schedule 13D dated June 9, 2020 and filed with the SEC on June 9, 2020, and is inclusive of an aggregate amount of 144,233 shares issuable upon the conversion of the Company’s 2.25% Convertible Senior Notes held by the reporting entities.

(4)
T. Rowe Price Associates, Inc. reported sole voting power with respect to 1,501,221 shares and sole dispositive power with respect to the 6,427,418 shares. The foregoing information is according to Amendment No. 2 to a Schedule 13G dated February 14, 2020 and filed with the SEC on February 14, 2020.

(5)
Consists of shares owned directly by Steel Excel. SPH Group Holdings LLC (“SPHG Holdings”) owns 100% of the outstanding shares of common stock of Steel Excel. SPLP owns 99% of the membership interests of SPH Group LLC (“SPHG”). SPHG is the sole member of SPHG Holdings. Steel Partners Holdings GP Inc. (“Steel Partners GP”) is the general partner of SPLP, the managing member of SPHG and the manager of SPHG Holdings. By virtue of these relationships, each of SPLP, SPHG and Steel Holdings GP may be deemed to beneficially own the shares owned directly by Steel Excel. Each of the foregoing may be deemed to have shared voting and dispositive power with respect to such shares. All of the foregoing information is according to Amendment No. 24 to a Schedule 13D dated December 26, 2017 and filed with the SEC on December 26, 2017.

Security Ownership of Officers and Directors
The following table lists share ownership of common stock by the Company’s current Directors and named executive officers, as well as the number of shares beneficially owned by all of the current Directors and executive officers as a group. Unless otherwise indicated, share ownership is direct. Amounts owned reflect ownership as of February 2, 2021.
Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Non-Employee Directors
Kevin P. Chilton(2)	14,604	*
Thomas A. Corcoran(3)	105,231	*
James R. Henderson(4)	125,786	*
Lance W. Lord(5)	36,079	*
Audrey A. McNiff(6)	3,586	*
Martin Turchin(7)	120,145	*
Named Executive Officers
Warren G. Lichtenstein(8)	783,588	1.01%
Eileen P. Drake(9)	412,084	*
Daniel L. Boehle	34,909	*
Paul R. Lundstrom(10)	110,160	*
John D. Schumacher(11)	96,360	*
All Directors and Executive Officers as a group (13 persons)	1,921,729	2.48%
*	Less than 1.0%
(1)
Includes restricted shares granted under the 1999 Equity and Performance Incentive Plan, the 2009 Equity and Performance Incentive Plan, the 2018 Incentive Plan, the 2019 Incentive Plan and shares owned outright.

(2)	These shares are held in the name of the rabbi trust established for the Company’s Deferred Compensation Plan for Directors (the “Rabbi Trust”).
(3)	Includes 100,825 shares held in the Thomas A. Corcoran TTEE U/A DTD 07/16/2001.
(4)	Includes 77,679 shares held in the name of the Rabbi Trust.
(5)	These shares are held in the name of the Rabbi Trust.
(6)	These shares are held in the name of the Rabbi Trust.
(7)
Includes 12,768 shares held in the name of the Rabbi Trust, 7,500 shares held in the name of Martin Turchin IRA Rollover, 3,000 shares held in the name of Peter Turchin Trust, 1,000 shares held in the name of Coulter Turchin and 1,000 shares held in the name of Tyler Turchin Trust.

(8)
Includes 515,089 shares held in the name of the Rabbi Trust and 60,546 shares held through Steel Partners, Ltd. (“SPL”). Mr. Lichtenstein, as the CEO and sole director of SPL, may be deemed to beneficially own the shares of common stock owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of such shares owned by SPL except to the extent of his pecuniary interest therein.

(9)	Includes 172,108 shares held in the EPD 2018 Trust dated August 7, 2018.
(10)	Mr. Lundstrom resigned as Chief Financial Officer and Vice President of Aerojet Rocketdyne on August 5, 2020.
(11)
Includes 11,610 shares issuable upon the exercise of stock options that may be exercised within 60 days after February 2, 2021. Also includes shares credited in the Aerojet Rocketdyne Retirement Savings Plan as of February 2, 2021.

FUTURE STOCKHOLDER PROPOSALS
As of the date of this proxy statement, the Company’s board of directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.
The Company currently expects to complete the Merger in the second half of 2021. As such, the Company expects to hold an annual meeting of stockholders in 2021 (the “2021 Annual Meeting”).
A stockholder who wishes to submit a proposal for consideration at the 2021 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) and desires for that proposal to appear in the Company’s proxy materials for that meeting must comply with Rule 14a-8. Generally, a stockholder is required to submit the proposal in writing to the Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, Aerojet Rocketdyne Holdings, Inc., 222 N. Pacific Coast Highway, Suite 500, El Segundo, California 90245, 120 days prior to the anniversary of the date the proxy statement for the previous year's annual meeting was first released to stockholders, meaning the Company was required to receive such proposal no later than November 27, 2020. If, however, the 2021 Annual Meeting is held more than 30 days later than the anniversary of the 2020 annual meeting of stockholders, the Company will provide notice of or otherwise publicly disclose the date on which the 2021 Annual Meeting will be held, and a stockholder may submit a proposal for consideration pursuant to Rule 14a-8 within a reasonable time before the Company begins to print and send its proxy materials for the 2021 Annual Meeting.
Stockholders who wish to present proposals of other business at the 2021 Annual Meeting without inclusion of that proposal in the Company’s proxy materials, but instead for presentation directly at that meeting, must comply with the requirements set forth in the Bylaws. In part, these Bylaws require that for such other business to be properly brought before the 2021 Annual Meeting a stockholder must have provided written notice to the Company at the address above no later than the close of business on February 5, 2021, nor earlier than the close of business on January 6, 2021. In the event that the date of the 2021 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2020 annual meeting of stockholders notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
Stockholders may contact the Corporate Secretary at Aerojet Rocketdyne Holdings, Inc., 222 N. Pacific Coast Highway, El Segundo, California 90245 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws is available on our website at https://ir.aerojetrocketdyne.com/corporate-governance. The information included on our website is not incorporated by reference into this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC.
The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Aerojet Rocketdyne filings with the SEC are incorporated by reference:
•	Aerojet Rocketdyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;
•	Aerojet Rocketdyne’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;
•	Aerojet Rocketdyne’s Current Reports on Form 8-K filed on March 6, 2020, March 13, 2020, May 7, 2020, August 7, 2020, August 20, 2020 and December 21, 2020; and
•	Aerojet Rocketdyne’s Definitive Proxy Statement filed on March 24, 2020 relating to the Annual Meeting of Stockholders held on May 6, 2020.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at:
Aerojet Rocketdyne Holdings, Inc.
Attn: Corporate Secretary
222 N. Pacific Coast Highway
El Segundo, California 90245
(310) 252-8100
If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC can be found at http://www.sec.gov and are also promptly available through the Investor Relations section of our website, https://ir.aerojetrocketdyne.com/financial-information, under “SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
Okapi Partners
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
toll-free at 1-888-785-6707
info@okapipartners.com

MISCELLANEOUS
Aerojet Rocketdyne has supplied all information relating to Aerojet Rocketdyne, and Lockheed Martin has supplied, and Aerojet Rocketdyne has not independently verified, all of the information relating to Lockheed Martin and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 5, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
By Order of the Board of Directors,

/s/ Arjun L. Kampani
ARJUN L. KAMPANI
Senior Vice President,
General Counsel and Secretary

Annex A

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER

by and among:

Lockheed Martin Corporation,
a Maryland corporation;

Mizar Sub, Inc.
a Delaware corporation;

and

Aerojet Rocketdyne Holdings, Inc.
a Delaware corporation

Dated as of December 20, 2020

A-i

A-ii

Exhibits
Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit C	-	Form of Option Notice and Acknowledgment
Exhibit D	-	Form of SAR Notice and Acknowledgment

Annexes
Annex 5.9(e)(x)	-	Specified Organizations
Annex 5.9(e)(y)	-	Specified Facilities
Annex 5.9(f)	-	Merchant Supply, Firewall and Ancillary Commitments
Annex 6.6	-	Foreign Antitrust Laws
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 20, 2020, by and among Lockheed Martin Corporation, a Maryland corporation (“Parent”), Mizar Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A. Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”
RECITALS
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.
B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
SECTION 1. DESCRIPTION OF TRANSACTION
1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004 (or, at Parent’s election, by means of a virtual closing through electronic exchange of signatures) at 10:00 a.m. (Washington, D.C. time) on a date to be designated by Parent, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions which are by their terms to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with the Closing, filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent and the Company (the time at which the Merger becomes effective being referred to as the “Effective Time”).
1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;
(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury), but excluding for the avoidance of doubt any shares of Company Common Stock held by any Company Employee Plan or trust related thereto (other than, for the avoidance of doubt, shares of Company Common Stock reserved for issuance under any of the Company Equity Plans or the ESPP), or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) except as provided in Section 1.5(a)(i) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to (A) $56.00 minus (B) to the extent paid (or, in the event that the Closing Date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, to the extent payable after the Closing Date), the amount per share of the Pre-Closing Dividend (such cash amount per share, as it may be adjusted further pursuant to Section 1.5(c), the “Price Per Share”), without interest; and
(iii) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(b) As of immediately prior to the Effective Time, without duplication of Section 1.5(a)(ii), each share of Company Restricted Stock on which restrictions have not yet lapsed and which is outstanding immediately prior to the Effective Time (i) shall automatically become fully vested (and for shares of Company Restricted Stock subject to performance vesting criteria, based on deemed achievement of maximum performance) and all restrictions applicable thereto shall lapse and (ii) shall terminate and be converted into the right to receive an amount in cash equal to (A) the sum of (1) the Price Per Share, plus (2) to the extent paid or payable to holders of Company Common Stock and payable but unpaid on such share of Company Restricted Stock, the amount per share of the Pre-Closing Dividend, less (B) any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld (the “Restricted Share Merger Consideration”). As of the Effective Time, each holder of a share of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Share Merger Consideration for each share of Company Restricted Stock, without interest, pursuant to this Section 1.5 and payable in accordance with Section 1.7.
(c) If, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Price Per Share shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.
1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry (each such share, an “Uncertificated Share”) shall cease to have any rights as stockholders of the Company, other than the rights that such former holders may have under this Agreement or Section 262 of the DGCL; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company

Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.
1.7 Exchange of Certificates.
(a) Prior to the Closing Date, Parent shall designate a reputable bank, trust company or agent reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). At the Closing, subject to Section 1.8, Parent shall deposit or cause to be deposited with the Paying Agent cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5 (other than payments of any Restricted Share Merger Consideration in respect of which there is a Tax withholding obligation) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent and any and all interest and other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent; provided, however, that (i) any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States; and (ii) no investment of the Payment Fund shall relieve Parent or the Paying Agent from paying the Merger Consideration in accordance with this Agreement, and following any Losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent in the amount of such Losses to the extent the funds in the Payment Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Payment Fund.
(b) Promptly after the Effective Time (and in any event within two (2) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates or Uncertificated Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions (A) as Parent may reasonably specify as to title, authorization, execution and delivery (including a provision confirming that delivery of Company Stock Certificates or transfer of Uncertificated Shares shall be effected, and risk of loss and title to Company Stock Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent) and (B) as otherwise are reasonably acceptable to the Company; and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange (or compliance with the reasonable procedures established by the Paying Agent for transfer of Uncertificated Shares), together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered or transferred shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock that are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered or transferred as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Shares.
(c) Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is three hundred sixty-five (365) days after the Effective Time shall be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Paying Agent for transfer of Uncertificated Shares, in accordance with this Section 1.7, thereafter shall look only to Parent for satisfaction of their claims for Merger Consideration.
(d) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as Parent determines to be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.
(e) If any Company Stock Certificate has not been surrendered, or any Uncertificated Share has not been transferred, by the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive otherwise would escheat to or become the property of any Governmental Authority, then such cash amount shall, to the extent permitted by applicable Law and without any action by Parent, the Surviving Corporation or any other Person, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.
(f) None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official in accordance with any applicable abandoned property law, escheat law or similar applicable Law.
(g) Promptly after the Effective Time, Parent shall cause to be paid, through Parent’s or the Surviving Corporation’s standard payroll practices, to each holder of a share of Company Restricted Stock with respect to which there is a Tax withholding obligation, the applicable Restricted Share Merger Consideration, without interest.
1.8 Dissenting Shares.
(a) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 1.8(b), shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who otherwise has complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.
(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Shares, upon compliance with the procedures established by the Paying Agent for the transfer of such Uncertificated Shares, and Parent shall in such event promptly deposit or cause to be deposited in the Payment Fund additional cash in an amount sufficient to pay such Merger Consideration in accordance with Section 1.5, to the extent there are insufficient funds in the Payment Fund to pay such Merger Consideration.
(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL and any withdrawal of any such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, at Parent’s sole cost and expense. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer, and shall not be obligated to make any such payment or settlement offer prior to the Effective Time pursuant to any negotiations and proceedings directed by Parent.
1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. In the event that the Closing Date occurs after the Pre-Closing Dividend Record Date but before the Dividend Payment Date, the Surviving Corporation shall pay, and Parent will cause the Surviving Corporation to pay, the Pre-Closing Dividend to each stockholder of record of Company Common Stock as of the Pre-Closing Dividend Record Date.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub as follows, it being understood that the representations and warranties contained in this Section 2 are subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule (subject to Section 9.6); and (b) any information set forth in any Company SEC Report filed with the SEC at least two (2) Business Days prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on or after January 1, 2018 (the “Filed SEC Reports”) (but excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other information, statement or other disclosure that is similarly predictive or forward-looking and not a statement of historical or current fact); provided in the case of disclosure in a Filed SEC Report that such disclosure shall be deemed to relate to and qualify only those particular representations and warranties contained in this Section 2 where it is reasonably apparent on its face from the substance of the matter disclosed that the information relates or is relevant to that representation or warranty):
2.1 Due Organization; Subsidiaries.
(a) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary corporate, limited liability company or other organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound except with respect to Acquired Companies other than the Company where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Each of the Acquired Companies is qualified, registered or licensed to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business or the ownership or use of its assets requires such qualification, registration or licensure, except where that failure to be so qualified, registered or licensed would not reasonably be expected to have or result in a Material Adverse Effect.
(b) Part 2.1(b)-1 of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Part 2.1(b)-2 of the Disclosure Schedule, (i) neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other

Entity, other than another Acquired Company and other than marketable securities held for investment purposes that represent less than two percent (2%) of the outstanding capital stock of such Entity, (ii) none of the Acquired Companies has at any time since January 1, 2018 been a general partner of any general or limited partnership and (iii) none of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational or governing documents of the Company and each other Acquired Company, including all amendments or modifications thereto as of the date of this Agreement; provided, however, that if any such certificate of incorporation, bylaws and other charter and organizational or governing documents of the Company and each other Acquired Company have been amended and restated, the Company has Made Available to Parent only copies of such documents as amended and restated forward. The Company has Made Available to Parent accurate and complete copies of: any final approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and to the extent applicable, each committee thereof) of the Company, each other Acquired Company that constitutes a Significant Subsidiary and Easton Development Company, LLC for the period from December 31, 2015 through the date of this Agreement; provided, that the final approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors or similar governing body (and to the extent applicable, each committee thereof) of the Company, each of the Significant Subsidiaries and Easton Development Company, LLC Made Available to Parent may be (i) excluded to the extent that the discussions at such meeting were with respect to the Contemplated Transactions or (ii) redacted, but only with respect to discussions of the Contemplated Transactions or other similar strategic transactions, and not with respect to any other matter. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws, (or equivalent charter and organizational or governing documents), including all amendments thereto, of such Entity, except in respect of the Acquired Companies other than the Company as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.
2.3 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 76,486,519 shares (excluding shares of Company Restricted Stock) have been issued and are outstanding as of December 16, 2020 (the “Measurement Time”); and (ii) 15,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. Except to the extent issued in connection with exercises of Company Options included in Section 2.3(b)(i) or conversions of any Company Convertible Notes, from the Measurement Time until and including the date of this Agreement, the Company has not issued any shares of Company Common Stock.
As of the Measurement Time, 2,001,875 shares of Company Common Stock are held by the Company as treasury stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except for the shares of Company Common Stock held by the Company as treasury stock, there are no shares of Company Common Stock held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock, except for the Confidentiality Agreement. Except as set forth in Part 2.3(a) of the Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities of the Company (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or Tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement).

(b) As of the close of business on the Measurement Time:
(i) 395,896 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans;
(ii) 678,692 shares of Company Common Stock are reserved for future issuance pursuant to outstanding options in respect of the current “offering period” under the Company’s Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”);
(iii) 582,841 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company RSUs granted and outstanding under the Company Equity Plans (reflecting Company RSUs that vest based on performance-based vesting requirements assuming deemed achievement of maximum performance) (including 88,649 shares of Company Common Stock subject to issuance and/or delivery pursuant to Company RSUs that have vested and Company RSUs, in each case, credited to the Directors Deferred Compensation Plan);
(iv) 790,784 shares of Company Restricted Stock are outstanding under the Company Equity Plans (reflecting shares of Company Restricted Stock that vest based on performance-based vesting requirements assuming deemed achievement of maximum performance);
(v) 1,025,981 Company SARs (denominated in shares of Company Common Stock) are granted and outstanding under the Company Equity Plans (including both cash- and stock-settled Company SARs);
(vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans and the ESPP and referenced in the preceding clauses (i) through (v);
(vii) 4,846,698 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans and the ESPP; and
(viii) 888 phantom shares of Company Common Stock are credited to accounts under and pursuant to the Company Deferred Compensation Plans (excluding the 88,649 vested and unvested Company Equity Awards subject to issuance and/or delivery pursuant to such Company Deferred Compensation Plans reflected in (iii) above).
From the Measurement Time until and including the date of this Agreement, the Company has not issued any equity awards of the type described in the preceding sentence, except with respect to any Company Option or Company SAR exercised by Company Associates during such period. Part 2.3(b) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name, or, to the extent required by applicable Information Privacy and Security Laws, an employee identification number, of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the grant date of such Company Equity Award; (F) the applicable vesting schedule and/or vesting date, and the extent to which such Company Equity Award is vested and/or exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company RSU, whether such Company RSU is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A” ); and (J) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise) as of the date of this Agreement. The exercise price of each Company Option, and the grant price of each Company SAR, is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option or such Company SAR, as the case may be. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Filed SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).
(c) Except as set forth in Part 2.3(b) and Part 2.3(c) of the Disclosure Schedule, as contemplated by the Company Convertible Notes Indenture and for shares of Company Common Stock issued following the Measurement Time pursuant to the exercise or vesting of Company Equity Awards outstanding as of the Measurement Time, as of the date of this Agreement there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies (including any subscription or other right to purchase shares of Company Common Stock under the ESPP); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; (iii) Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that, to the Knowledge of the Company, gives rise to or provides a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.
(d) Except as set forth on Part 2.3(d) of the Disclosure Schedule, all outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.
(e) Except as set forth on Part 2.3(e) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another Acquired Company, free and clear of any Encumbrances.
2.4 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company’s board of directors (at a meeting duly called and held) on or prior to the date of this Agreement has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Law that otherwise might apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.5 Non-Contravention; Consents. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other Antitrust Law, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger or any of the other Contemplated Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):
(a) subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote, contravene, conflict with or result in a violation of the certificate of incorporation, bylaws or other charter or organizational or governing documents of any of the Acquired Companies;
(b) subject to any filings, notices or Consents referenced in the following sentence, contravene, conflict with or result in a violation of any Law or Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;
(c) subject to any filings, notices or Consents referenced in the following sentence, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;
(d) subject to any notices or Consents set forth in Part 2.5(d) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a penalty under any Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract; or
(e) except as set forth in Part 2.5(e) of the Disclosure Schedule result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any of the Acquired Companies; except, in the case of clauses (b), (c), (d) and (e) above, for any such filings, notices or Consents (or lack thereof), contraventions, conflicts, violations, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Contemplated Transactions.
Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other Antitrust Law filing, and except as set forth in Part 2.5-1 of the Disclosure Schedule, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Contemplated Transactions.
2.6 SEC Filings; Financial Statements.
(a) All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2018 (the “Company SEC Reports”) have been so filed on a timely basis and, as of the date hereof, are publicly available on EDGAR. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the

Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification were accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which any document or information is furnished or supplied to the SEC. As of the date of this Agreement, there are no unresolved written comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.
(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. To the Knowledge of the Company, no financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.
(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d) The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are sufficient to provide reasonable assurances (i) that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors and in a Company SEC Report (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange and, since January 1, 2018, has not received any notice from the New York Stock Exchange asserting any non-compliance with such rules and regulations.
(e) Part 2.6(e) of the Disclosure Schedule sets forth a list of all “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K under the Exchange Act) effected by any of the

Acquired Companies as of November 30, 2020, and except as set forth in Part 2.6(e) of the Disclosure Schedule no other “off-balance sheet arrangements” have been effected by any of the Acquired Companies since November 30, 2020 through the date of this Agreement.
(f) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(g) Between January 1, 2018 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material and adverse to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports. The reserves reflected in such financial statements contained in the Company SEC Reports have been determined and established in accordance with GAAP applied on a consistent basis.
(h) Between January 1, 2018 and the date of this Agreement, there have not been any transactions, agreements, arrangements or understandings between any Acquired Company and any other Person that would be required to be disclosed in filings with the SEC under the Securities Act or the Exchange Act pursuant to Item 404 of Regulation S-K which has not been disclosed in a Filed SEC Report.
2.7 Absence of Changes.
(a) Between January 1, 2020 and the date of this Agreement, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, reasonably would be expected to have or result in a Material Adverse Effect.
(b) Between September 30, 2020 and the date of this Agreement, none of the Acquired Companies has taken any action, or authorized, approved, committed or agreed to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(iii), Section 4.2(b)(iv) (with respect to the Company itself), Section 4.2(b)(v), Section 4.2(b)(vi), Section 4.2(b)(xi), Section 4.2(b)(xii), Section 4.2(b)(xiii) or Section 4.2(b)(xiv).
2.8 Legal Proceedings; Orders.
(a) Except as set forth in Part 2.8(a) of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except for Legal Proceedings that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole; or (ii) that, as of the date of this Agreement, challenges, or that may reasonably be expected to have the effect of preventing, delaying or otherwise interfering with, the Merger or any of the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that reasonably would be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.
(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject, except for Orders that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole. To the Knowledge of the Company, no officer of any of the Acquired Companies is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.
2.9 Title to Assets. Except for Owned Real Property and Development Real Property for which the representations with respect to title are the subject of Section 2.10, the Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material to the Acquired Companies taken as a whole. Except as set forth in Part 2.9 of the Disclosure Schedule, all of the material tangible personal assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.
2.10 Real Property; Equipment; Leasehold.
(a) Part 2.10(a)-1 of the Disclosure Schedule sets forth the address of each parcel of real property owned by the Acquired Companies as of the date of this Agreement (excluding the Development Real Property which is addressed in Section 2.10(e) below) (the “Owned Real Property”). Except as set forth in Part 2.10(a)-1 of the Disclosure Schedule, none of the Acquired Companies owns any real property or any interest in real property as of the date of this Agreement. The Acquired Companies are the sole owners of the Owned Real Property and, subject to the Permitted Encumbrances, have good and valid fee simple title and, to the Knowledge of the Company, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrances, except for Permitted Encumbrances. Part 2.10(a)-2 of the Disclosure Schedule sets forth a list of each material real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person as of the date of this Agreement (the “Leases”). The Acquired Companies are the sole holders of good and valid leasehold interests in and to all of the Leased Real Property, and the Acquired Companies’ interests in the Leased Real Property are free and clear of any Encumbrances, except for Permitted Encumbrances. All of the Leases are (i) valid, binding on and enforceable against the applicable Acquired Company and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, and (ii) are in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all material rents, additional rents and other amounts due to date pursuant to each Lease have been paid, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Acquired Companies taken as a whole. To the Knowledge of the Company, no Acquired Company has received any written notice of a material breach or default under any Lease to which it is a party, nor, to the Knowledge of the Company, has any other party to any Lease breached such Lease in any material respect, nor has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute a material breach or default under any Lease. The Company has Made Available to Parent accurate and complete copies of all Leases as of the date of this Agreement (excluding any amendments thereto superseded or not in effect as of the date of this Agreement).
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Acquired Companies taken as a whole, other than as set forth on Part 2.10(b) of the Disclosure Schedule, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term and, to the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is authorized by, and is in compliance with all applicable zoning, land use, building, fire, health, labor, safety and health laws and other applicable Laws. To the Knowledge of the Company, the Company has not received written notice of a pending or threatened Legal Proceeding that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any material Owned Real Property or Leased Real Property. To the Knowledge of the Company, the Company has not received any written notice of any pending rezoning, condemnation or eminent domain proceedings relating to any Owned Real Property or Leased Real Property. To the Knowledge of the Company, and except as set forth in Part 2.10(c) of the Disclosure Schedule, there are no variances, special zoning exceptions, conditions or agreements affecting the Owned Real Property or any part thereof, that would have a material and adverse effect on the use of the Owned Real Property and, to the Knowledge of the Company, the Company’s use of the Leased Real Property as of the date of this Agreement.
(c) Except as set forth in Part 2.10(c) of the Disclosure Schedule, and except for customary access rights or easements or licenses granted in the ordinary course of owning or operating the Owned Real Property or Leased Real Property, as applicable, that are deemed to constitute Permitted Encumbrances pursuant to the terms of this Agreement, (i) there are no leases, subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Acquired Companies, (ii) there is no Person in possession of any of the Owned Real Property or Leased Real Property other than the Acquired Companies, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein.
(d) Except as set forth in Part 2.10(d) of the Disclosure Schedule, all buildings, structures, fixtures, material items of equipment and other material tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted and are in good condition and repair in all material respects (ordinary wear and tear excepted).
(e) Part 2.10(e)-(1) of the Disclosure Schedule sets forth an accurate and complete description of the projects within each parcel of undeveloped real property owned by the Acquired Companies, as of the date of this Agreement, that is held for development or anticipated to be sold by an Acquired Company for development (the “Development Real Property”). The Acquired Companies are the sole owners of the Development Real Property and, subject to Permitted Encumbrances, have good, valid and marketable fee simple title to the Development Real Property, and the Development Real Property is free and clear of any Encumbrances, except for Permitted Encumbrances. Part 2.10(e)-1 of the Disclosure Schedule sets forth the current zoning of each parcel of the Development Real Property and the status of entitlements for each parcel of Development Real Property. Except as set forth on Part 2.10(e)-1 of the Disclosure Schedule, no parcel of any of the Development Real Property is subject to any restrictions applicable to any parcel of the Development Real Property that would restrict in any material respect the development of such parcel for commercial or residential use, except for Permitted Encumbrances. Except as set forth on Part 2.10(e)-2 of the Disclosure Schedule, no portion of the Development Real Property is subject to a Contract for sale and no third party has the right to use or occupy any portion of the Development Real Property. Part 2.10(e)-3 sets forth (i) each parcel of Development Real Property that is currently under development and (ii) the anticipated use of such parcel. The Acquired Companies have not encumbered, sold or agreed to sell or encumber any development rights, air rights or other similar rights except for Permitted Encumbrances.
2.11 Intellectual Property.
(a) Part 2.11(a) of the Company Disclosure Schedule accurately identifies: (i) (A) each item of material Registered IP in which any Acquired Company has (or purports to have) an ownership interest, (B) each item of material Registered IP in which any Acquired Company has (or purports to have) any material exclusive license or similar exclusive right, in any field or territory, and (C) each item of material Registered IP in which any Acquired Company has (or purports to have) an ownership interest as to which material rights have been granted to another Person pursuant to a material Company Outbound License, in each case including the jurisdiction in which such item of material Registered IP has been registered or filed and the applicable application, registration or serial number and date and the record owner and, if different, the legal owner and beneficial owner, (ii) each material Company Inbound License; and (iii) each material Company Outbound License, in each case as of the date of this Agreement.
(b) Except as set forth in Part 2.11(b) of the Disclosure Schedule, the Acquired Companies exclusively own all right, title and interest in and to the material Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP that is material Registered IP have been validly executed, delivered and filed with the appropriate Governmental Authority at a time so as not to cause a loss or impairment of such material Registered IP; (ii) each Person who is or was involved in the creation or development of any material Intellectual Property or material Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such material Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights; (iii) no Governmental Authority, university, college, or other educational institution or research center has or purports to have any (A) ownership in any material Company IP or (B) any rights to any material Company IP delivered pursuant to a Government Contract other than rights granted to the U.S. government in the ordinary course of business; (iv) each Acquired Company has taken the steps reasonably required under any Government Contract and applicable Law to assert, protect and support its rights in material Company IP so that no more than the rights or licenses intended to be provided by each Acquired Company under such applicable Laws and Government Contract terms will have been provided to the relevant prime contractor or Governmental Authority, including to list material Software and material technical data covered by Company IP in any required assertions table and to include the proper and required restrictive legends on copies of such material Software and material technical data delivered under any Government Contract; (v) each Acquired Company has taken commercially reasonable steps to maintain the confidentiality of its material trade secrets and other material confidential information, and to otherwise protect, maintain and preserve its material Intellectual Property and Intellectual Property Rights, and, to the Knowledge of the Company, since January 1, 2018, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing; (vi) none of the Acquired Companies: (1) is or has been a member of, made any submission or contribution to, or is subject to any Contract with any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that does or would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any material Company IP; or (2) has received a request in writing from any Person for any license or other right to any material Company IP in connection with the activities of or participation in any Standards Organization; (vii) no material Company IP is subject to any commitment that does or would require the grant of any license or right to any Person, or otherwise limit any Acquired Company’s control, of any material Company IP; (viii) except for Intellectual Property Rights licensed to Acquired Companies under Company Inbound Licenses, and except for Intellectual Property Rights in components, Software, and technical data supplied to the Acquired Companies by their suppliers, the Acquired Companies own all material Intellectual Property Rights in each Company Product; and (ix) the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all material Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted.
(c) All Company IP that is material Registered IP is subsisting, and, to the Knowledge of the Company, valid and enforceable. Without limiting the generality of the foregoing: (i) with respect to each item of Company IP that is material Registered IP, all necessary (A) fees, payments and filings have been timely submitted to the relevant Governmental Authority; and (B) other actions have been timely taken, in the case of each of clauses (A) and (B), so as to maintain such material Registered IP in full force and effect; and (ii) no Legal Proceeding is pending, has since January 1, 2018 been pending or, to the Knowledge of the Company, has since January 1, 2018 been threatened, in which the ownership, scope, validity or enforceability of any material Company IP is being, has been, or reasonably would be expected to be contested or challenged, except for Legal Proceedings before a government patent or trademark office for the ordinary-course prosecution of Registered IP.
(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any material Company IP; (ii) a breach of, default under, termination of, or reduction or limitation on the scope of any license under any material Company Inbound License or a breach of, default under, termination of, or expansion of the scope of any material Company Outbound License; (iii) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any material Company IP or material Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right, immunity, or interest under, in or to any material Company IP or material Intellectual Property Right owned by Parent, the Surviving Corporation or any of their Affiliates; (iv) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of material Intellectual Property or Intellectual Property Rights anywhere in the world;

(v) a reduction of any royalties or other payments that an Acquired Company otherwise would be entitled to with respect to any material Company IP; or (vi) Parent, the Surviving Corporation or any of their Affiliates being obligated by the terms of any Company Contract related to Intellectual Property to pay any material royalties or other material amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing.
(e) No Acquired Company has ever infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, and none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, in each case in a manner that would, or would be reasonably expected to, create a material Liability for any of the Acquired Companies. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar Legal Proceeding is pending or threatened in writing (or to the Knowledge of the Company otherwise threatened) against any Acquired Company or, to the Knowledge of the Company, pending or threatened against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such Legal Proceeding; and (ii) to the Knowledge of the Company, since January 1, 2018, no Acquired Company has received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, in the case of each of clauses (i) and (ii), that would, or would be reasonably expected to, create a material Liability for any of the Acquired Companies.
(f) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or reasonably would be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any material Company IP to any escrow agent or other Person. To the Knowledge of the Company, no event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or reasonably would be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any material Company IP that any Acquired Company maintains, or desires to maintain, as confidential or proprietary to any escrow agent or other Person.
(g) No material Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its material Intellectual Property Rights or that any other Software included in any material Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software in all material respects.
(h) The Acquired Companies’ receipt, use, disclosure, collection, confidentiality, processing, transfer or security of Protected Information has since January 1, 2018 complied, and complies with, in all material respects: (i) each Company Contract; (ii) applicable Information Privacy and Security Laws; and (iii) applicable policies and procedures adopted by the Acquired Companies relating to Protected Information.
(i) Except as set forth in Part 2.11(i) of the Disclosure Schedules, the Acquired Companies have adopted, and are and since January 1, 2018 have been in compliance in all material respects with, reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Acquired Companies.

(j) Each Acquired Company appropriately protects in all material respects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption. Each Acquired Company has implemented and maintains an information security program that: (i) complies in all material respects with all applicable Information Privacy and Security Laws and prevailing industry standards; (ii) reasonably identifies internal and external risks to the security of any proprietary or confidential information, including Protected Information; (iii) monitors and protects Protected Information and all material IT Systems against any unauthorized use, access, interruption, modification or corruption, in each case in conformance with applicable Information Privacy and Security Laws in all material respects; (iv) reasonably implements, monitors and maintains appropriate administrative, organizational, technical and physical safeguards to control the risks described in clauses (ii) and (iii) above; (v) is described in written data security policies and procedures; (vi) reasonably assesses each of the Acquired Companies’ data security practices, programs and risks; and (vii) maintains incident response and notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws. Each Acquired Company is taking, and has since January 1, 2018 taken, reasonable measures to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws and consistent with general industry standards.
(k) Each Acquired Company has taken reasonable and appropriate measures to secure all Company Technology prior to selling, distributing, deploying or providing it to customers, in each case in all material respects and, in any event, as required by applicable Company Contracts, or in the case of any Company Technology sold, distributed, or provided to customers, in all material respects and, in any event, as required by applicable Company Contracts and in accordance with industry standards. No Company Technology contains any listening or recording device of which the user or the customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. To the Knowledge of the Company, since January 1, 2018, there has been no material data security breach of any IT System, or material unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received or controlled by or on behalf of any of the Acquired Companies, or investigation, audit, complaint or litigation relating to any data security breach or violation of applicable Information Privacy and Security Laws by any Acquired Company.
2.12 Material Contracts.
(a) Part 2.12(a)-1 of the Company Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts, excluding any Parent Contracts and Bids:
(i) any Company Contract: (A) relating to the employment of, or the performance of services by, any officer; or (B) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment or series of payments (other than payments constituting base salary or base compensation) in excess of $100,000 in any given period of twelve (12) months to any Company Associate;
(ii) any Company Contract relating to employment or employee benefits, including any stock option plan, stock appreciation right plan, restricted stock or stock unit plan, stock purchase plan or other equity incentive plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii) any Company Contract relating to the development, sale or disposition of any Owned Real Property or Development Real Property;
(iv) any Company Contract: (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue; or (B) for any capital expenditure over the remaining life of such Company Contract in excess of $2,500,000 that is not included in the Company’s capital expenditure budget set forth in Part 2.12(a)-1(iv) of the Disclosure Schedule;
(v) any Company Contract entered into since January 1, 2010, relating to the acquisition, transfer, sale, development (including joint development) or joint ownership of any material Company IP (other than assignments of Intellectual Property to the Acquired Companies from their employees or contractors on standard forms used by such Acquired Companies);
(vi) any Company Contract entered into at any time since January 1, 2018: (A) relating to the disposition or acquisition by any Acquired Company of any business, product line or other assets outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such Company Contracts; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, other than short term investments including but not limited to money market funds, bank deposits, commercial paper and other money market instruments as disclosed in the Company Balance Sheet or the notes thereto, or incurred in the ordinary course consistent with past practice since the date of the Company Balance Sheet, for consideration in excess of $10,000,000 in any other Person, other than another Acquired Company;
(vii) any Company Contract relating to the disposition or acquisition by any Acquired Company of any business, product line or other material assets of the Acquired Company or another Entity outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with continuing material indemnification obligations of any Acquired Company, or any material remaining “earn out” or other contingent payment or consideration of any Acquired Company that has not been substantially satisfied prior to the date of this Agreement;
(viii) any Company Contract containing any “standstill” or similar provisions that limit or restrict; (A) the ability of a Person to acquire any securities or assets of an Acquired Company or (B) the ability of an Acquired Company to acquire any securities or assets of a Person that is not an Acquired Company;
(ix) any Company Contract that by its terms materially limits or restricts the right or ability of any Acquired Company (or, by its terms, following the Closing would limit or restrict Parent or any Subsidiary of Parent (other than those Subsidiaries constituting Acquired Companies)): (A) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; (B) to acquire any product or other asset or any service from any Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or other asset or license any Intellectual Property Right to or for any other Person;
(x) any Company Contract that by its terms: (A) grants exclusive rights to market, sell or deliver any material product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty for a material product or service of any Acquired Company; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party; or any Company Contract that, by its terms, following the Closing would grant, contain or provide, or purport to grant, contain or provide, any of the foregoing rights in respect of Parent or any Subsidiary of Parent (other than those Subsidiaries constituting Acquired Companies);

(xi) any Company Contract that involves or includes, as the case may be: (A) fixed price development work with a completion criteria in excess of $5,000,000 over the remaining life of such Company Contract; or (B) as of September 30, 2020, an anticipated loss for the remaining life of the Company Contract determined in accordance with GAAP in excess of $5,000,000;
(xii) any settlement, conciliation or similar Company Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $5,000,000 in the aggregate following the date of this Agreement;
(xiii) any Company Contract (other than a Company Contract under any Company Equity Plan or evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent, and other than the Company Convertible Notes Indenture): (A) relating to the future acquisition, issuance, voting, registration, sale or transfer of any security, other than Company Contracts for marketable securities held for investment purposes that represent less than two percent (2%) of the outstanding capital stock of such Entity; or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security;
(xiv) any Bid submitted by an Acquired Company that, if awarded to the Acquired Company, would result or be expected to result following a period of negotiations, in a Company Contract contemplated by any of the foregoing clauses (i) through (x); and
(xv) any other Company Contract (other than any other Material Contract), if a termination of such Company Contract reasonably would be expected to have or result in a Material Adverse Effect on the Company.
For purposes of this Agreement (except as otherwise set forth herein), Company Contracts of the type required to be set forth in Part 2.10(c), Part 2.11(a)(ii)-(iii), Part 2.12(a)-1, Part 2.15(b), Part 2.19(a)-1, Part 2.19(a)-2 and Part 2.21(a) of the Disclosure Schedule, any Parent Contact and Bid that would be required to be listed in Part 2.12(a)-1 but for the exclusion of Parent Contracts and Bids, and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), in each case as of the date of this Agreement shall be deemed to constitute a “Material Contract.” Except as set forth on Part 2.12(a)-2 of the Disclosure Schedule, the Company has Made Available to Parent an accurate and complete copy of each Material Contract.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Acquired Companies taken as a whole, each Company Contract that constitutes a Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against each Acquired Company which is a party thereto, subject to the Enforceability Exceptions and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) reasonably would be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to receive or require a penalty under any Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract (or any material obligation thereunder); or (v) give any Person the right to cancel, terminate or modify any Material Contract. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding an actual or alleged material breach by an Acquired Company of, or default by an Acquired Company under, any Material Contract.
2.13 Company Products. To the Knowledge of the Company, each Company Product sold, delivered, provided or otherwise made available by any Acquired Company or accepted by any customer of any Acquired Company since January 1, 2018 (a) conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract terms and (b) is free of any material design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, delivered, provided or otherwise made available, in each case except for any such non-conformities, non-compliance, defects or deficiencies that would either (i) individually, not reasonably be expected to result in liabilities in excess of $1,000,000; or (ii) in the aggregate, not reasonably be expected to result in liabilities in excess of $10,000,000. Notwithstanding anything to the contrary contained in this Section 2.13, the Company makes no representations or warranties with respect to any Parent Contracts and Bids in this Section 2.13.
2.14 Major Customers and Suppliers.
(a) Part 2.14(a) of the Disclosure Schedule sets forth an accurate and complete list of each customer who was one of the five largest sources of revenues for the Acquired Companies for each of 2019 and 2020, based on amounts paid or payable as of the date of this Agreement (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. Since January 1, 2018 no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer likely will not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies in any manner materially adverse to any Acquired Company, including by materially reducing the scale of the business conducted with, any of the Acquired Companies. To the Knowledge of the Company, the Acquired Companies have satisfied all material commitments, as and when such material commitments have been required to be satisfied, under each Contract with a Major Customer with respect to Company Products, including commitments relating to delivery schedules and product performance.
(b) Part 2.14(b) of the Disclosure Schedule sets forth an accurate and complete list of each supplier who was one of the 10 largest suppliers of the Acquired Companies for each of 2019 and 2020, based on amounts paid or payable to such suppliers as of the date of this Agreement (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. Since January 1, 2018, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies in any manner materially adverse to any Acquired Company, including by materially reducing the scale of the business conducted with, any of the Acquired Companies.
(c) Notwithstanding anything to the contrary contained in this Section 2.14, the Company makes no representations or warranties with respect to any Parent Contracts and Bids in this Section 2.14.
2.15 Liabilities; Indebtedness.
(a) As of the date hereof, none of the Acquired Companies has any Liability that would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the footnotes thereto under GAAP), except for: (i) Liabilities reflected, reserved against or otherwise included or disclosed in the Company Balance Sheet or the notes thereto; (ii) Liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (iii) Liabilities for performance of obligations of the Acquired Companies not yet due under Company Contracts; (iv) Liabilities described and in the amounts stated in Part 2.15(a) of the Disclosure Schedule; (v) Liabilities incurred in connection with the Contemplated Transactions and (vi) other Liabilities that, individually or in the aggregate, are not material and adverse to the Acquired Companies taken as a whole.
(b) Part 2.15(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $250,000,000 in the aggregate (other than any such indebtedness owed to another Acquired Company).

2.16 Compliance with Laws.
(a) Each of the Acquired Companies is, and at all times since January 1, 2018 has been, in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority or other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law, except for such actual or alleged violations or failures to comply as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole. Notwithstanding anything to the contrary contained in this Section 2.16(a), the Company makes no representations or warranties in this Section 2.16(a) with respect to any applicable Laws pertaining to Government Contracts or Government Bids.
(b) None of the Acquired Companies, and no director or officer or other employee acting on behalf of an Acquired Company or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 and any other comparable law of a jurisdiction outside the United States; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.16(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since January 1, 2015, none of the Acquired Companies or any other Entity under their control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any applicable Law in respect of the matters contemplated by this Section 2.16(b). Since January 1, 2015, none of the Acquired Companies or any Entity under their control has disclosed to any Governmental Authority information that establishes or indicates that an Acquired Company violated or would reasonably be expected to have violated any applicable Law in respect of the matters contemplated by this Section 2.16(b), and to the Knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to such a violation in the future.
(c) Since January 1, 2015, each of the Acquired Companies and, to the Knowledge of the Company, each Entity under their control (i) has been and is in compliance in all material respects with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has complied in all material respects with, all of its licenses, registrations and other authorizations for export, re-export, deemed export or re-export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business. Since January 1, 2015, none of the Acquired Companies has been cited or fined for a material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is, or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.
(d) Since January 1, 2015 (except where otherwise expressly indicated below), none of the Acquired Companies nor, to the Knowledge of the Company, any Entity under their control or any of their respective directors, officers, employees or agent acting on behalf of any Acquired Company (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar

Governmental Authority; (ii) has violated or made a disclosure (voluntary or otherwise) to a responsible Governmental Authority regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; (iii) has engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine/Russia since December 19, 2014, or with Cuba, Iran, North Korea, Sudan or Syria since October 5, 2015 with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the proposal or transaction involved goods, software, services or technology controlled by ITAR; or (iv) has employed or is currently employing at any of its facilities a foreign person within the meaning of the ITAR who is a national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia.
2.17 Governmental Authorizations.
(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole: (i) the Acquired Companies hold, and since January 1, 2018 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required and (iii) each Acquired Company is, and since January 1, 2018 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any material Governmental Authorization.
(b) Part 2.17(b) of the Disclosure Schedule describes the material terms of each material grant, incentive, tax reduction or deferral arrangement or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any Governmental Authority or otherwise, which is in effect as of the date of this Agreement. Each of the Acquired Companies is in compliance in all material respects with all of the terms and requirements of each grant, incentive, tax reduction or deferral arrangement or subsidy identified or required to be identified in Part 2.17(b) of the Disclosure Schedule, except where the failure to be in compliance would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive, tax reduction or deferral arrangement or subsidy identified or required to be identified in Part 2.17(b) of the Disclosure Schedule.
2.18 Tax Matters.
(a) Except as would not be material and adverse to the Acquired Companies taken as a whole: (i) each of the Tax Returns filed, or required to be filed, by or on behalf of any Acquired Company with any Governmental Authority with respect to any taxable period ending on or before the Closing Date (A) has been or will be filed on or before the applicable due date (taking into account any available extensions of such due date) and (B) has been, or will be when filed, accurate and complete and in compliance with all applicable Laws; (ii) each of the Acquired Companies has timely paid all Taxes required to be paid by it; (iii) each of the Acquired Companies has withheld from each payment or deemed payment made to any Company Associate or to its past or present suppliers, creditors, stockholders or other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Law, paid such withheld amounts to the proper Governmental Authority and complied with all related reporting and record retention requirements; and (iv) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except for Permitted Encumbrances.

(b) The Company Balance Sheet fully accrues all actual and contingent Liabilities of the Acquired Companies for Taxes in accordance with GAAP (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).
(c) There is no currently effective agreement extending or waiving the period of assessment or collection for any material Tax. The relevant statute of limitations is closed with respect to all material Tax Returns of each of the Acquired Companies for all taxable years through December 31, 2016.
(d) No audit, claim or Legal Proceeding with respect to material Taxes or Tax Returns of any Acquired Company is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Tax, and no deficiency for any material amount of Tax has been asserted or assessed in writing by a Governmental Authority against any Acquired Company that has not been completely settled, paid or withdrawn.
(e) No claim has ever been made in writing by any Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
(f) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(g) In the five (5) years prior to the date hereof, no Acquired Company (i) has been a member of an “affiliated group” as defined in Section 1504(a) of the Code (or similar state, local or foreign filing group) other than a group consisting solely of the Company and one or more of its Subsidiaries, or (ii) has any material Liability for the Taxes of any Person other than an Acquired Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, or by Contract.
(h) None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement solely between two or more Acquired Companies or entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes).
(i) Each of the Acquired Companies has at all times complied in all material respects with Section 482 of the Code and any similar provision of foreign Tax Law.
(j) Except as set forth in Part 2.18(j) of the Disclosure Schedule, no Acquired Company has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar applicable Law.
(k) None of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 of the Code (or any comparable provision under state, local or foreign applicable Tax Laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign applicable Tax Laws) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received prior to the Closing; or (v) any election under Section 108(i) or Section 965(h) of the Code made prior to the Closing.
(l) No Acquired Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m) Except as set forth in Part 2.18(m) of the Disclosure Schedule, no Acquired Company has elected to defer the payment of any “applicable employment taxes” pursuant to Section 2302 of the CARES Act. No Acquired Company has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

2.19 Employee and Labor Matters; Benefit Plans.
(a) Except as set forth in Part 2.19(a)-1 of the Disclosure Schedule, none of the Acquired Companies is or since January 1, 2018 has been a party to, subject to, or under any obligation to bargain for, any Collective Bargaining Agreement, and there are no labor organizations representing or purporting to represent any Company Associate, nor does any Union hold bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of the Company, threatened in writing to apply to be certified as the bargaining agent of any Company Associate. There are no organizing, election, certification petitions or campaigns pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Union with respect to any Company Associate. Except as set forth in Part 2.19(a)-1 or Part 2.19(a)-2 of the Disclosure Schedule, no Acquired Company has agreed to recognize any Union, nor has any Union been certified as the exclusive bargaining representative of any Company Associate. Except as Made Available to Parent, there is no Union that, pursuant to any applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transaction. Except as would not have a material and adverse effect on the Acquired Companies, taken as a whole, since January 1, 2018, no Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or Union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees.
(b) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, each Company Associate that currently renders or has rendered services to any of the Acquired Companies that is classified as a Contract Worker or other nonemployee status or as an exempt employee, is properly characterized as such for all purposes.
(c) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, no Contract Worker is eligible to participate in any Company Employee Plan.
(d) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, to the Knowledge of the Company, since January 1, 2018 no Person has claimed or has reason to claim that any Company Associate: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement, nondisclosure agreement, any other restrictive covenant with such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, to the Knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.
(e) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, each Acquired Company is, and since January 1, 2018 has been, in compliance in all respects with all applicable Laws respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). Since January 1, 2019, none of the Acquired Companies has effectuated a “plant closing” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Law or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the Contemplated

Transactions. None of the Acquired Companies is a party to any Contract that restricts any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of such Acquired Company. Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, each of the Acquired Companies has properly accrued in the ordinary course of business and in accordance with GAAP, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation, together with any related Taxes and any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice), for any services performed, directly or indirectly, for any Acquired Company.
(f) No formal allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior has been made since January 1, 2018 against any Person who is or was a member of the board of directors, officer or direct report of an officer of any Acquired Company (a “Sexual Misconduct Allegation”), where “formal” refers to an allegation, complaint, charge or claim made through the Company’s Ethics Hotline or to a Human Resources employee designated to take complaints in his or her official capacity or to any of the individuals listed in the definition of Knowledge. No Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation.
(g) The Acquired Companies have used commercially reasonable efforts to adhere to applicable guidance from applicable Governmental Authorities such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration relating to COVID-19.
(h) The Acquired Companies are and have, since January 1, 2018, been in compliance in all material respects with Executive Order No. 11246 (“E.O. 11246”), Section 503 of the Rehabilitation Act (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act (“VEVRAA”), including all implementing regulations. The Acquired Companies maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations, where required to do so by applicable Laws.
(i) No Acquired Company or any of its directors or officers, or any management level employees, is under administrative, civil or criminal (i) indictment or audit or (ii) to the Knowledge of the Company, investigation, in each case by any Governmental Authority relating to labor or employment matters at an Acquired Company that reasonably could be expected to result in a notice of material violation, material finding of reasonable cause, or similar material adverse finding.
(j) Part 2.19(j) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan. None of the Acquired Companies intends, and none of the Acquired Companies has committed, to establish or enter into any new arrangement that would constitute a material Company Employee Plan, or to materially modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Laws or as required by this Agreement). The Company has Made Available to Parent, in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests performed under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine filings, notices, correspondence or other communications relating to any Company Employee Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the DOL, the SEC, or any other Governmental Authority since January 1, 2018 to the date of this Agreement.

(k) Except as would not have a material and adverse effect on the Acquired Companies taken as a whole, since January 1, 2018, each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that reasonably would be expected to result in the loss of such qualification. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies taken as a whole, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan since January 1, 2018. Except as set forth on Part 2.19(k) of the Disclosure Schedule, there is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing by the IRS, DOL, PBGC or any other Person with respect to any Company Employee Plan. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Acquired Companies taken as a whole, none of the Acquired Companies or any ERISA Affiliate has incurred any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code since January 1, 2018. Each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. None of the Acquired Companies or any ERISA Affiliate sponsors, maintains, participates in, or contributes to, or has an obligation to contribute to or has any Liability with respect to any Foreign Plan.
(l) Except as set forth on Part 2.19(l) of the Disclosure Schedule, none of the Acquired Companies, and no ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any Liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413(c) of the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No material Liability under Title IV (other than any Liability for premiums due to the PBGC (which premiums have been paid when due)) has been incurred by the Acquired Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Acquired Companies or any ERISA Affiliate of incurring any such Liability. With respect to each Company Pension Plan that is subject to Title IV of ERISA as of the date hereof, there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect. Since January 1, 2014 (or such shorter period provided hereafter), with respect to each Company Pension Plan that is subject to Title IV of ERISA as of the date hereof, (i) no proceeding has been initiated to terminate such plan under Section 4042 of ERISA, (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA) since January 1, 2018; (iii) no such plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year; (iv) all required contributions to each such plan have been made in compliance with Section 412 and 430 of the Code and Section 302 and 303 of ERISA on or before the applicable due date; (v) no such plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (vi) all premiums payable and due pursuant to Section 4007 of ERISA have been timely paid.
(m) Except as set forth in Part 2.19(m) of the Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws at the recipient’s sole premium expense. No Company Employee Plan provides or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, life insurance, health benefits or other welfare benefits to any member of the Company’s Board of Directors for any reason, unless such director is also an employee of an Acquired Company.
(n) Except as set forth in Part 2.19(n)-1 of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, except as set forth on Part 2.19(n)-2 of the Disclosure Schedule, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. No Acquired Company has any obligation to gross-up or otherwise reimburse or compensate any Company Associate for any Taxes incurred by such Company Associate under or pursuant to Section 409A, Section 4999, or otherwise.
2.20 Environmental Matters.
(a) Except as set forth on Part 2.20(a) of the Disclosure Schedule, each of the Acquired Companies is, and since January 1, 2016 has been, in compliance in all material respects with, and is not subject to any material Liability under, any applicable Environmental Law, which compliance includes timely applying for, possessing, maintaining, and complying with the terms and conditions of all Environmental Authorizations. No notice or consent is required for any such Environmental Authorization to remain in full force and effect following consummation of the Contemplated Transactions.
(b) Except as set forth on Part 2.20(b) of the Disclosure Schedule or as would not reasonably be expected to result in material Liability under any applicable Environmental Law to any Acquired Company, (i) there has been no Release of Hazardous Substances at, on under or from (A) any real property currently owned, operated or leased by any Acquired Company or (B) to the Knowledge of the Company, at any real property formerly owned, operated or leased by the Acquired Company during its ownership, operation or tenancy, and (ii) since January 1, 2015 no Acquired Company has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances at any location.
(c) Except as set forth on Part 2.20(c) of the Disclosure Schedule, there are no Legal Proceedings pending, or, to the Knowledge of the Company, threatened in writing against any Acquired Company and since January 1, 2015 (or, to the Knowledge of the Company, earlier for matters that remain unresolved), none of the Acquired Companies has received any written notice, request for information from a Governmental Authority, demand, letter, citation, summons, complaint, penalty or claim, in each case of the foregoing, that alleges that any of the Acquired Companies is not in material compliance with, any Environmental Law, or that alleges or could reasonably be expected to result in material Liability under any Environmental Law or with respect to Hazardous Substances.
(d) The Acquired Companies have Made Available to Parent copies of all Phase I environmental reports prepared on behalf of any of the Acquired Companies in their possession or under their control since January 1, 2013 through the date of this Agreement that relate to the acquisition of any of the Acquired Companies.
2.21 Government Contracts.
(a) Part 2.21(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (i) each Government Contract to which an Acquired Company is a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, accounting for revenues for the period from January 1, 2020 through September 30, 2020 in excess of $10,500,000, (ii) each pending Government Bid that any Acquired Company has submitted with an aggregate contract value, if awarded to the Acquired Company, in excess of $50,000,000 and (iii) each Government Contract to which an Acquired Company is a party accounting for revenues for the period from January 1, 2020 through September 30, 2020 in excess of $10,500,000, and that requires the other contracting party’s consent for a change in control or ownership of an Acquired Company, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of an Acquired Company. Notwithstanding anything to the contrary contained in this Section 2.21(a), the Company is not obligated to list any Parent Contracts and Bids in Part 2.21(a) of the Disclosure Schedule.
(b) As of the date of this Agreement, no Acquired Company has received written notice that any Government Contracts or Government Bids are the subject of bid or award protest Proceedings or that the counterparty to any such Government Contract intends to materially reduce future expenditures under or refrain from exercising any material options under such Government Contracts.
(c) Except as set forth on Part 2.21(c) of the Disclosure Schedule, to the Knowledge of the Company: (i) each Acquired Company has complied in all material respects with all applicable Laws pertaining to all Government Contracts or Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the FAR; the Defense Federal Acquisition Regulation Supplement (“DFARS”); Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; (ii) no Acquired Company has received any written notice from a Governmental Authority regarding any alleged violation by the Company of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Acquired Companies taken as a whole; (iii) each Acquired Company is in compliance in all material respects with all national security requirements, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)); (iv) in the past six (6) years, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law; (v) each Acquired Company has complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (vi) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified any Acquired Company in writing that the Acquired Company has breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contracts or Government Bids.
(d) Except as set forth on Part 2.21(d) of the Disclosure Schedule, since August 14, 2019, no Acquired Company has provided covered telecommunications equipment or services to Government Authorities in the performance of a Government Contract. Since August 14, 2020, to the Knowledge of the Company, no Acquired Company has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.
(e) To the Knowledge of the Company, in the past six (6) years, all facts set forth in or acknowledged in any disclosure statements, representations, warranties, certifications or other documents made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid (including all representations and certifications contained in each Acquired Company’s System for Award Management Registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were correct, current, and complete in all material respects as of their submission date. Except as set forth on Part 2.21(e) of the Disclosure Schedules, no termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment, or material dispute is currently in effect, has been issued or made since January 1, 2018, or, to the Knowledge of the Company, has been threatened in writing since January 1, 2018, in each case, with respect to any Government Contract in excess of $150,000,000.
(f) Except as set forth on Part 2.21(f) of the Disclosure Schedules, at all times since January 1, 2018 and to the extent applicable and required: (i) the Company’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws and with the requirements of the Company’s Government Contracts; and (ii) the Company has not received written notice of a finding of fraud or any claim of any material Liability as a result of defective pricing, labor mischarging, or improper payments on the part of any Acquired Company in connection with any Government Contracts or Government Bids. To the Knowledge of the Company, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, reasonably would be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to the Company’s Government Contracts.
(g) Since January 1, 2018, (i) no Acquired Company or any of its directors or officers, or, to the Knowledge of the Company, employees, is or has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any Acquired Company’s Government Contracts or Government Bids; and (ii) the Company has not received any written communication from any Governmental Authority that the Company will be subject to any administrative, civil, or criminal investigation, indictment, or audit with respect to any Acquired Company’s Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants, or civil investigative demands received by any Acquired Company or any of its officers, directors or, to the Knowledge of the Company, employees with respect to any Acquired Company’s Government Contracts or Government Bids.
(h) Except as set forth on Part 2.21(h) of the Disclosure Schedules, within the five (5) year period immediately preceding the date of this Agreement, no Governmental Authority has assigned any Acquired Company a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by Defense Contract Management Agency to any Acquired Company since January 1, 2018 to the date of this Agreement, and any related summary of corrective action responses and plans, have been Made Available to Parent.
(i) Since January 1, 2015, no Acquired Company or any of its Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and Liability rendered against them in any administrative or civil Proceeding for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of Federal or State antitrust laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating Federal criminal Tax Laws, or receiving stolen property. Since January 1, 2015, no Acquired Company has had a disposition in a criminal, civil, or administrative Proceeding by consent or compromise with an acknowledgment of fault by the Acquired Company if the Proceeding could have led to any of the outcomes specified in clauses (i) through (iii) of the preceding sentence.
(j) No Acquired Company or any of its Principals (as defined FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed nonresponsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, nor does any other condition exist that would require disclosure under

FAR 52.209-5. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of any Acquired Company or its Principals (as defined in FAR 52.209-5).
(k) Except as set forth in Part 2.21(k) of the Disclosure Schedule, since January 1, 2018, neither the Company nor any of its Representatives has made a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, nor made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and, to the Knowledge of the Company, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13. Since January 1, 2018, no Acquired Company has provided to any third party any Intellectual Property developed under any Government Contract in violation of such Government Contract.
(l) The Acquired Companies are not performing work for a Governmental Authority with an aggregate cost to the Acquired Companies of $20,000,000 without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, nor did any billed accounts receivable arise pursuant to such an arrangement.
(m) To the Knowledge of the Company, (i) all personnel security clearances and facility security clearances required by the Acquired Companies’ Government Contracts are valid and in full force and effect, (ii) the Company has not received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance nor has the Company received any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance, (iii) since January 1, 2018, the Company has not received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit, and (iv) there has been no material unauthorized disclosure of classified information by employees of the Company.
(n) To the Knowledge of the Company, (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, program, or work and restrict any Acquired Company’s ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5, (ii) there are no activities or relationships between, on the one hand, an Acquired Company and, on the other hand, Parent, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the Contemplated Transactions, and (iii) the Acquired Companies are and have been at all times since January 1, 2016 in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by an Acquired Company in connection with any active program or proposal. Since January 1, 2018, no Acquired Company has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.
2.22 Insurance. Set forth on Part 2.22 of the Disclosure Schedule is a list of all material self-insurance programs of the Company, as of the date of this Agreement. The Company has Made Available to Parent all material insurance policies with third party insurers relating to the business, assets and operations of the Acquired Companies as of the date of this Agreement. Each of the material insurance policies relating to the business, assets and operations of the Acquired Companies is in full force and effect, no written notice of a material default or termination has been received by any Acquired Company in respect thereof and all premiums due thereon have been paid in full. Since January 1, 2019, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) except as set forth on Part 2.22 of the Disclosure Schedule, refusal of any coverage or rejection of any material claim under any insurance policy.

2.23 Takeover Statutes; No Rights Plan. The Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to this Agreement, as it relates to the Merger or any of the Contemplated Transactions. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.
2.24 No Existing Discussions. As of the date of this Agreement, none of the Acquired Companies, and, to the Knowledge of the Company, no Representative of any of the Acquired Companies, is currently engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.
2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holders of any other securities of the Company (including the Company Convertible Notes), necessary to adopt this Agreement and approve the Merger.
2.26 Fairness Opinion. The Company’s board of directors has received the respective oral opinions of Citigroup Global Markets Inc. and Evercore Group L.L.C., financial advisors to the Company, to be confirmed by delivery of the respective written opinions of each of Citigroup Global Markets Inc. and Evercore Group L.L.C. to the Company’s board of directors, each to the effect that as of the date of the respective opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in each of the respective written opinions, the Price Per Share is fair, from a financial point of view, to the stockholders of the Company. The Company will make an accurate and complete copy of each such written opinion available to Parent for informational purposes only promptly following the receipt thereof and execution of this Agreement, and it is understood and agreed by Parent and Merger Sub that such opinions may not be relied upon by Parent and Merger Sub.
2.27 Advisors’ Fees. Except for Citigroup Global Markets Inc. and Evercore Group L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Citigroup Global Markets Inc. and Evercore Group L.L.C.
2.28 Disclosure. None of the information included or incorporated by reference in the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements included therein based on information provided to the Company by Parent in writing and specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.
2.29 Pre-Closing Dividend.
On or prior to the date of this Agreement, the Company’s board of directors has (i) duly authorized and declared a cash dividend in an amount equal to $5.00 per share of Company Common Stock (the “Pre-Closing Dividend”), which dividend is payable on March 24, 2021 (the “Dividend Payment Date”), to each stockholder of record of Company Common Stock as of the close of business on March 10, 2021 (the “Pre-Closing Dividend Record Date”), and (ii) authorized and approved, in accordance with the terms of the Company Convertible Notes Indenture, the participation of all holders of Company Convertible Notes as of the Pre-Closing Dividend Record Date in the Pre-Closing Dividend, at the same time and upon the same terms as holders of the Company Common Stock and solely as a result of holding the Company Convertible Notes, without having to convert their Company Convertible Notes, as if such holders of Company Convertible Notes held a number of shares of Company Common Stock equal to the Conversion Rate (as such term is defined in the Company Convertible Notes Indenture) multiplied by the principal amount (expressed in thousands) of Company Convertible Notes held by such holder. No other dividend or other distribution has been declared on the Company Common Stock with a record date or payment date on or after the date of this Agreement. The Company has taken all necessary actions in accordance with the terms of the Company Convertible Notes Indenture to avoid any adjustment of the Conversion Rate as a result of the Pre-Closing Dividend.
2.30 No Other Representations or Warranties.
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ANY OTHER ACQUIRED COMPANY, ANY OF THEIR RESPECTIVE BUSINESSES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1 Due Organization. Parent is a corporation validly existing and in good standing under the laws of the State of Maryland and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2 Merger Sub; Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.
3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
3.4 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) conflict with or result in any breach of the articles or certificate of incorporation, bylaws or other charter or organizational or governing documents of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any applicable Law or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material and adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other Antitrust Law filing, and except as set forth in Part 3.4 of the Parent Disclosure Schedule, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, in each case prior to the Closing, any Governmental Authority or any other Person in connection with: (i) the execution, delivery or performance by Parent or Merger Sub of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub, except for any filing, notice or Consent that will not have a material and adverse effect on Parent’s ability to consummate the Merger.
3.5 Funding. As of the Effective Time, Parent will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and all other amounts required to be paid under this Agreement by Parent or Merger Sub.
3.6 Disclosure. None of the information supplied in writing by Parent specifically for inclusion in the Proxy Statement at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
3.7 Investigation by Parent. Parent has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Acquired Companies and their respective businesses. Parent acknowledges that, except for the representations and warranties of the Company set forth in this Agreement and any certificate delivered by the Company pursuant to this Agreement, none of the Company nor any of its Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in Section 2, none of the Company nor any of its Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets of future results or future financial condition relating to any of the Acquired Companies or their respective businesses or (ii) any material, documents or information relating to the Acquired Companies or their respective businesses made available to Parent or its Representatives in any “data room” or otherwise. Parent and Merger Sub acknowledge that they are not relying nor have they relied on any express or implied representations or warranties except for those expressly made by the Company in this Agreement and any certificate delivered by the Company pursuant to this Agreement, and that only those representations and warranties in this Agreement and any certificate delivered by the Company pursuant to this Agreement shall have any legal effect.
SECTION 4. CERTAIN COVENANTS OF THE COMPANY
4.1 Access and Investigation.
(a) During the Pre-Closing Period, the Company shall, and shall ensure that each of the other Acquired Companies: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ personnel, properties, facilities and assets and to all existing books, records, Tax Returns, Contracts, permits, work papers and other documents and information relating to the Acquired Companies; (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, Contracts, permits, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; (iii) instruct the employees, counsel, accountants and other Representatives, in each case, as appropriate or relevant, of the Acquired Companies to reasonably cooperate with and make themselves reasonably available to Parent in good faith in connection with the foregoing; and (iv) maintain in operation the electronic data room(s) made available by the Company to Parent and its Representatives in connection with the Contemplated Transactions and continue to provide Parent and its Representatives with access through such electronic data room(s) to all information contained therein as of the date of this Agreement to the same extent provided prior to the date hereof, and (v) promptly notify Parent of the commencement of any material Legal Proceeding the commencement of which Parent has not previously been notified by the Company or its Representatives and provide periodic briefings at the request of Parent to update Parent at a reasonable level of detail on the status of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies, or any material developments in ongoing material Legal Proceedings of the Acquired Companies, in the case of the foregoing clause (i), (A) upon reasonable advance notice, during normal business hours, in accordance with reasonable procedures established by Parent and the Company and in a manner that does not unreasonably interfere with the normal operation of the business of the Acquired Companies, including any reasonable procedures established by the Acquired Companies in response to the COVID-19 pandemic; (B) as Parent may reasonably request for purposes reasonably related to the Contemplated Transactions; (C) which shall exclude any invasive testing or evaluation, including any Phase II environmental testing; and (D) which shall be at Parent’s sole cost and expense. Without limiting the generality, in each case of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent, upon request, with copies of: (x) any written materials or communications sent by or on behalf of the Company to its stockholders; and (y) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of the Acquired Companies in connection with the Merger or any of the other Contemplated Transactions.
(b) Notwithstanding anything in clause (a) of this Section 4.1, no Acquired Company shall be required to afford access or furnish information to the extent that affording such access or furnishing such information would (i) violate applicable Laws; (ii) violate any confidentiality agreement or provision with any third party to which any Acquired Company is a party; (iii) jeopardize the attorney-client privilege, work product doctrine or other legal privilege held by any Acquired Company; or (iv) in the Company’s reasonable judgment, after consultation with in-house or outside legal counsel, constitute inappropriate disclosure of competitively sensitive information, including any Government Contract or Government Bid (provided that, the Company shall use its reasonable best efforts to allow for such access or to furnish such information in a manner that does not violate any such confidentiality agreement or provisions, any applicable Laws or constitute disclosure of competitively sensitive information or does not jeopardize the attorney-client privilege, work product doctrine or other legal privilege).
(c) Subject to the terms and conditions herein provided and subject to applicable Laws, the Company shall, and shall cause each of its respective Subsidiaries to, cooperate with Parent and take all reasonable actions requested by Parent to ensure an orderly transition and integration process in connection with the Merger and the other Contemplated Transactions in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.
(d) All non-public or otherwise confidential information regarding any Acquired Company obtained by Parent or its Representatives pursuant to this Section 4.1 shall be kept confidential in accordance with the Confidentiality Agreement.
4.2 Operation of the Company’s Business.
(a) During the Pre-Closing Period, except (v) as expressly permitted by Section 4.4 or Section 5.2 hereof, (w) as may be required by applicable Law, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall, and shall ensure that each of the other Acquired Companies, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and key service providers and maintain its relations and goodwill with all material suppliers, customers, distributors, employees and other Persons having material business relationships with such Acquired Company and maintain its material rights and material Permits; provided, that this clause (ii) shall in no event apply to (A) termination of any Company Associate in the ordinary course of business consistent with past practices, or (B) allowing any Company Contracts with employees, service providers, suppliers, customers, distributors, and other Persons having business relationships with the Acquired Companies to expire in accordance with their terms in the ordinary course of business and consistent with past practices; and (iii) the Company shall promptly notify Parent of the receipt of any written notice or, to the Knowledge of the Company, other communication from any Person alleging that a consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions, other than any such consent that is listed on the Disclosure Schedule.

(b) During the Pre-Closing Period, except (v) as expressly permitted by Section 4.4or Section 5.2 hereof, (w) as may be required by applicable Law, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Parent may withhold, condition or delay such written consent in its discretion with respect to the taking of any action prohibited by any of clauses (i), (ii), (iii), (iv), (v), (xiii), (xiv), (xvii), (xix), (xx) or (xxii) (and with respect to clause (xxiv), with respect to the other foregoing clauses only); (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that the other Acquired Companies do not:
(i) other than in respect of the Company Convertible Notes in accordance with the terms and conditions of the Company Convertible Notes Indenture, repurchase, redeem or otherwise reacquire any shares of capital stock or other equity or voting securities or any other securities of any Acquired Company convertible into or exchangeable or exercisable for capital stock or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or Tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement);
(ii) sell, issue, deliver, grant, or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards in accordance with their terms or pursuant to the conversion of any Company Convertible Notes in accordance with their terms, in each case, outstanding as of the date of this Agreement or granted in accordance with clause (2) below; (2) the Company may, in the ordinary course of business, but subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, grant Company Equity Awards to employees and directors of the Company; and (3) the Company may sell and issue shares of Company Common Stock pursuant to the ESPP in accordance with Section 5.4);
(iii) except as required by the terms of any Company Equity Plan, Company Employee Plan or Contract, each in effect as of the date of this Agreement, amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award or otherwise modify any of the terms of any outstanding Company Equity Award or other security or any related Contract;
(iv) amend its certificate of incorporation or bylaws or other charter or organizational documents, or adopt, effect, approve or become a party to any liquidation, dissolution, merger, consolidation, conversion, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction with respect to any Acquired Company;
(v) acquire or agree to acquire, in a single transaction or a series of related transactions, (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (B) any other assets other than (1) purchases of raw materials, supplies, components, subassemblies or similar assets in the ordinary course of business consistent with past practice, (2) capital expenditures, which are subject to the limitations of clause (vii) below, and (3) other assets if the amount of consideration paid or transferred by the Acquired Companies in such single transaction or series of related transactions would not exceed $5,000,000 in the aggregate;

(vi) sell, lease, license, sell and lease back or otherwise dispose of any of its material properties or any portion thereof (including Owned Real Property and Development Real Property) or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales, leases, licenses or other dispositions in the ordinary course of business consistent with past practice;
(vii) make any capital expenditure or incur any obligation or Liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vii) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that individually do not exceed $2,000,000 and when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $5,000,000 in the aggregate);
(viii) make any expenditure or incur any obligation or Liability in respect of any Development Real Property in excess of the amount budgeted for such expenditure in the Company’s development budget as set forth in Part 4.2(b)(viii) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted expenditures in respect of any Development Real Property that individually do not exceed $1,000,000 and, when added to all other unbudgeted expenditures in respect of any Development Real Property made by or on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $10,000,000 in the aggregate);
(ix) other than in the ordinary course of business and consistent with past practices, (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Material Contract if it had been entered into immediately prior to the date of this Agreement except entering into or becoming bound by, or permitting any of the assets owned or used by it to become bound by, any such Contract in replacement of any such Material Contract in existence on the date of this Agreement, provided that such Contract contains terms which are substantially similar to those of such Material Contract and are not in the aggregate less favorable to the Acquired Company party thereto, relative to the terms of such Material Contract in existence on the date of this Agreement; (B) renew, extend, amend, or waive any material right or remedy under, any Material Contract, except any such renewal, extension, amendment or waiver which would not have a material and adverse impact on the Acquired Companies taken as a whole, or (C) accelerate, cancel or terminate any Material Contract, except for allowing any such Material Contract to expire in accordance with its terms;
(x) (a) enter into any new lease or sublease of real property as a lessee or sublessee for a term that exceeds five (5) years in duration or for annual rental payments in excess of $3,000,000 in the aggregate, or (b) modify or amend in any material respect, or exercise any right to renew any material Lease (except in accordance with and pursuant to the terms of the material Lease or except if not more than a five percent (5%) increase above existing applicable rental payment obligations), or (c) acquire any material ownership interest in real property, or (d) enter into any new lease or sublease of real property as landlord, for a term that exceeds five (5) years in duration (except in the case of Development Real Property, in which case the applicable limit shall be a term that exceeds ten (10) years in duration), or where the initial capital expenditures for improvements to the space exceed $3,000,000; in each of clauses (a), (b), (c) and (d), other than in the ordinary course of business consistent with past practice or as disclosed to Parent in Part 2.10 of the Disclosure Schedules;
(xi) permit any of its material assets (including Owned Real Property and Development Real Property) to become subject to any Encumbrance, except for Permitted Encumbrances and for Encumbrances that do not, individually or in the aggregate, materially and adversely affect the value or use of such property for its current and anticipated purposes;
(xii) (A) lend, advance money or make capital contributions to or investments in any Person, other than any Acquired Company, other than short term investments including but not limited to money market funds, bank deposits, commercial paper and other money market instruments incurred in the ordinary course consistent with past practice; or (B) incur, assume, modify in any material respect, prepay, repurchase, redeem or defease any Indebtedness, other than (1) the incurrence of Indebtedness under the Company Credit Agreement in effect as of the date of this Agreement in connection with the ordinary course operations of the Acquired Companies’ business, including as evidenced by any obligations in respect of letters of credit or similar instruments issued thereunder; (2) the incurrence of Indebtedness constituting interest under the Company Convertible Notes Indenture as in effect on the date of this Agreement; (3) the incurrence of Indebtedness under any capitalized lease obligations or sale leaseback obligations disclosed on the Company Balance Sheet in connection with the ordinary course operations of the Acquired Companies’ business; (4) in the case of each of clauses (A) and (B), extensions of trade credit in the ordinary course operations of the Acquired Companies’ business, including open purchase orders and other commitments to suppliers, subcontractors, and other outsourcing partners for equipment, materials, and supplies in connection with the ordinary course operations of their business; and (5) the incurrence of Indebtedness (other than as set forth in clauses (1)—(4)) not in excess of $10,000,000 in the aggregate;
(xiii) except as required by the terms of a Company Employee Plan as in effect on the date of this Agreement, as required to ensure that any Company Employee Plan as in effect on the date of this Agreement is not then out of compliance with applicable Law, or as specifically required pursuant to this Agreement, (A) enter into or amend any Collective Bargaining Agreement (other than, with respect to a preexisting bargaining unit that is covered by a preexisting Collective Bargaining Agreement in effect as of the date hereof, (x) as required pursuant to a Collective Bargaining Agreement in effect as of the date hereof or (y) where such actions are made in the ordinary course of business consistent with past practice); (B) establish, adopt, enter into, amend or terminate any Company Employee Plan or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan if it was in existence on the date of this Agreement other than (x) in the ordinary course of business and consistent with past practices in connection with the annual renewal of Company Employee Plans that are group health or welfare plans; or (y) entering into any Company Employee Plans with new hires that are terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit (for the avoidance of doubt, other than any severance or other benefits made available pursuant to the terms of a Company Employee Plan as in effect on the date of this Agreement and set forth in Part 4.2(b)(xiii) of the Disclosure Schedule); and (z) the termination of any Company Employee Agreement in connection with the termination of a Company Associate permitted pursuant to this Agreement; (C) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate other than in the ordinary course, consistent with past practice and subject to Part 4.2(b)(xiii) of the Disclosure Schedule; (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Associate; (E) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan; (F) take any action to accelerate the time of payment or vesting of any compensation, benefits or funding obligations under any Company Employee Plan or otherwise; (G) make any material determination under any Company Employee Plan that is inconsistent with the ordinary course of business consistent with past practice; (H) hire any individual or promote any Company Associate to a senior director role or above (1) that is a newly created position following the date of this Agreement or (2) who would receive compensation and/or benefits in excess of the compensation and/or benefits provided to the person who held such position as of the date of this Agreement; or (I) effectuate a “plant closing,” “mass layoff,” or similar action under the WARN Act.
(xiv) (A) adopt any material method of Tax accounting or make any material Tax election (or allow any Tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to the Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), except as required by GAAP; (B) prepare or file any material Tax Return or material amended Tax Return, in each case that is inconsistent with past practices; (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to a material amount of Taxes; (D) request any ruling with respect to Taxes; (E) extend or waive the period of assessment or collection for any U.S. federal or material state income Taxes (in each case other than in connection with routine Tax Return filing extensions); (F) enter into any material agreement or arrangement the primary purpose of which relates to Taxes; or (G) fail to deduct or withhold any material Taxes required to be deducted or withheld from the payment of the Pre-Closing Dividend, or fail to timely pay such deducted or withheld amounts to the proper Governmental Authority;
(xv) commence or settle any Legal Proceeding, except (A) in the ordinary course of business and consistent with past practices and/or (B) settlements providing solely for monetary relief not in excess of $5,000,000 individually or $15,000,000 in the aggregate;
(xvi) incur or commit to incur any expenditures in respect of independent research and development of products, systems or services other than in an amount such that the indirect rates do not exceed the forward pricing rate proposal or agreement currently in place with the applicable Governmental Authority;
(xvii) enter into any new line of business outside of the businesses of the Acquired Companies as of the date of this Agreement;
(xviii) approve or adopt any stockholder rights plan or “poison pill” arrangement;
(xix) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor in the ordinary course of business;
(xx) notwithstanding anything to the contrary contained in any organizational or governing documents of any Acquired Company (including Article Tenth of the Company’s Certificate of Incorporation, dated as of April 27, 2015), consent to the selection of any forum other than the Court of Chancery of the State of Delaware or take any other actions to waive the exclusive forum of the Court of Chancery of the State of Delaware, in each case, with respect to all matters related to this Agreement, the Merger and the other Contemplated Transactions;
(xxi) (A) add as a participant to the Company’s Amended and Restated Executive Change in Control Severance Policy, as amended and restated as of March 4, 2020 (the “Executive CIC Severance Policy”), any Person who is not a participant in the Executive CIC Severance Policy as of the date of this Agreement, as set forth on Part 4.2(b)(xxi) of the Disclosure Schedule (the “Executive CIC Severance Policy Participants”), or otherwise amend the Executive CIC Severance Policy; or (B) terminate the employment (other than for “cause”), or take any actions that would give rise to resignation for “good reason” (as such terms are defined in the Executive CIC Severance Policy), of any Executive CIC Severance Policy Participant;
(xxii) abandon or permit to lapse any material Company IP, except in the ordinary course of business consistent with past practice;
(xxiii) enter into, become bound by, renew, extend or amend any agreements under which any fees, commissions or other amounts have been paid or may become payable to Citigroup Global Markets Inc. or Evercore Group L.L.C.
(xxiv) authorize, approve, agree, commit or offer to take any of the actions described in clauses (i) through (xxiv) of this Section 4.2(b).
(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any material breach of any covenant or obligation of the Company; and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or reasonably unlikely or that has had or reasonably could be expected to have or result in a Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
4.3 Restrictions on Dividends. During the Pre-Closing Period, the Company shall not, and the Company shall ensure that the other Acquired Companies do not, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or other equity or voting interests or in respect of Company Convertible Notes, other than (a) dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and (b) the Pre-Closing Dividend and (i) adjustments related to the Pre-Closing Dividend to outstanding Company Options and Company SARS, and accrual of dividends and/or dividend equivalents to outstanding shares of Company Restricted Stock and Company RSUs required by Section 5.3(h); and (ii) the distribution related to the Pre-Closing Dividend in respect of the Company Convertible Notes contemplated by Section 5.7(c) (provided that in the event the Pre-Closing Dividend is paid to holders of Company Common Stock and not earlier revoked in accordance with its terms, the terms and timing of the Pre-Closing Dividend and such related distribution in respect of the Company Convertible Notes shall not be modified during the Pre-Closing Period in contravention of Section 5.7(c)).
4.4 No Solicitation.
(a) Except as permitted by Section 4.4(b), Section 4.4(e) or Section 5.2, the Company shall not (and shall not publicly propose to), and shall ensure that the other Acquired Companies do not (and do not publicly propose to), and shall use reasonable best efforts to cause the Company’s and the other Acquired Companies’ respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly induce any Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) enter into, continue or engage in discussions or negotiations with or knowingly cooperate with, any Person (other than Parent, its Affiliates and its and their Representatives) with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or Contract constituting or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement entered into pursuant to, and in compliance with, clause (iv)(B) of Section 4.4(b) and any related “clean team” agreement whose terms are comparable with the Clean Team Agreement, with such changes in such clean team agreement as are necessary to reflect the identity of the other Person and the nature of its business); provided, however, that nothing in this Section 4.4(a) shall prohibit the Company, any other Acquired Company or any of their respective Representatives (in the case of Representatives, to the extent they are acting at the direction of the Company or any Acquired Company) from contacting in writing any Person who, following the date of this Agreement and prior to the adoption of this Agreement by the Required Company Stockholder Vote, makes an unsolicited, bona fide written Acquisition Proposal or Acquisition Inquiry to the Company that did not result from a material breach of this Section 4.4 or Section 5.2, solely to ask such Person, and to request from such Person a written response to, a question or questions for the sole purpose of clarifying (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations regarding) the written terms of such Acquisition Proposal or Acquisition Inquiry; provided, further, that prior to sending any such written communication to such Person, the Company shall deliver to Parent a copy of such written communication.
(b) Notwithstanding anything to the contrary contained in this Section 4.4, prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish or otherwise provide access to any information (including non-public information) regarding the Acquired Companies to, and may enter into discussions or negotiations and cooperate with, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) such Acquisition Proposal was not obtained or made as a result of a material breach of any of the provisions set forth in this Section 4.4 or in Section 5.2; (ii) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the

Company’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer; (iii) the Company’s board of directors determines in good faith, after considering the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under Delaware law; (iv) prior to first furnishing any non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or to enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (and which does not prevent the Company from complying with its obligations under this Agreement or result in a breach if the Company complies with its obligations under the Agreement); and (v) substantially contemporaneous with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished or made available by the Company to Parent, including through any electronic data room).
(c) If the Company or any other Acquired Company receives (either directly or through its Representatives) an Acquisition Proposal or an Acquisition Inquiry, at any time during the Pre-Closing Period, then the Company shall (i) promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry) and the material terms and conditions thereof including any subsequent material amendments thereto; and (ii) promptly (and in no event later than twenty-four (24) hours after receipt) provide Parent with copies of any such written Acquisition Proposal or Acquisition Inquiry (or amendment thereto, it being understood that drafts of any acquisition agreement exchanged between the Company or any other Acquired Company on the one hand (or any of their Representatives) and the other Person (or any of its Representatives) on the other hand shall constitute material amendments)) setting forth the material terms and conditions of such Acquisition Proposal, including any subsequent material written amendments thereto and copies of material written proposals and proposed agreements relating thereto. The Company shall keep Parent reasonably informed on a reasonably current basis with respect to the status of any such Acquisition Proposal or Acquisition Inquiry (including the material terms thereof) and any material modification or proposed material modification thereto and the status of any discussions or negotiations relating thereto. With regard to any meeting of the Company’s board of directors at which the board is expected to consider any Acquisition Proposal or Acquisition Inquiry, the Company shall provide advance notice of such meeting to Parent immediately following the time that notice is provided to the members of the Company’s board of directors.
(d) The Company shall, and shall ensure that each of the other Acquired Companies, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with, any Person (other than Parent, its Affiliates and its and their Representatives) relating to any Acquisition Proposal or Acquisition Inquiry. (e) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any “standstill” or similar agreement or provision if: (A) such Person confidentially approaches the Company’s board of directors; (B) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law; and (C) the Company provides Parent with written notice of the Company’s intent to take such action prior to taking such action.
(f) Within two (2) Business Days after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in the last twelve (12) months (that remains in effect) in connection with such Person’s consideration of a possible Acquisition Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies or any Representative of an Acquired Company to the extent that the Company is entitled to have such documents returned or destroyed; provided, however, that the Company shall have no obligation to do so with respect to a particular Person if the Company previously has submitted such a request to that Person and that Person has confirmed that it has returned or destroyed all such confidential information.
(g) For the avoidance of doubt, for all purposes of this Agreement each of Evercore Group L.L.C. and Citigroup Global Markets Inc. shall be deemed to be an independent financial advisor of nationally recognized reputation. The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company (whether or not such Representative is purporting to act on behalf of any of the Acquired Companies) which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.4 or in Section 5.2 shall be deemed to constitute a breach of such provision by the Company.
(h) For the avoidance of doubt, the Company may not furnish non-public information regarding the Acquired Companies to, and may not enter into discussions or negotiations with, any Person (other than Parent, its Affiliates and their Representatives) regarding any Acquisition Proposal or Acquisition Inquiry after the adoption of this Agreement by the Required Company Stockholder Vote.
4.5 Title Commitments; Surveys.
(a) Parent shall have the right to order, at its sole cost and expense, a survey (the “Surveys”) or title commitment for the Owned Real Property and Development Real Property (each, a “Commitment”) from a title insurance company selected by Parent and reasonably acceptable to the Company, sufficient in form to allow Parent to obtain, at Parent’s sole cost and expense, an owner’s title insurance policy (the “Title Insurance Policies”) insuring the fee simple interest in the Owned Real Property and Development Real Property. The Company and each other Acquired Company agree to reasonably cooperate with Parent, at no cost and without incurring liability to Company, to provide any information as may be reasonably required by such title insurance company under the requirements section of each Commitment or otherwise in connection with the issuance of the final Title Insurance Policies, including using commercially reasonable efforts to provide an affidavit of title and/or such other information as such title insurance company may reasonably require in order for such title insurance company to delete the mechanics’ lien and parties in possession exceptions and to insure over the “gap” (i.e., the period of time between the effective date of such title insurance company’s last bringdown of title to such Owned Real Property and Development Real Property and the Closing Date), and using commercially reasonable efforts to cause such title insurance company to delete all standard exceptions from the final Title Insurance Policies.
SECTION 5. ADDITIONAL CONVENANTS OF THE PARTIES
5.1 Proxy Statement. No later than January 25, 2021, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement in preliminary and definitive form and any amendment or supplement thereto and any additional soliciting material in connection therewith (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendment or supplement thereto or any additional soliciting material in connection therewith), and shall reasonably consider in good faith all comments made by Parent, prior to the filing thereof. Parent shall as promptly as reasonably practicable furnish to the Company any and all information relating to the Parent and its Affiliates that is required or reasonably requested by the Company to be included in the Proxy Statement, including any information required by the Exchange Act and the rules and regulations thereunder. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Laws. If, prior to the expiration of the ten (10)-day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either comments from the SEC on the preliminary Proxy Statement or notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable, and in no event later than four (4) Business Days, after the expiration of such waiting period. The Company shall (i) promptly notify Parent and its legal counsel after notification from the SEC that it will review the preliminary Proxy Statement and upon receipt of any comments from the SEC with respect to the Proxy Statement or any amendment or supplement thereto or any additional soliciting material in connection therewith, (ii) promptly provide Parent and its legal counsel with a copy of any correspondence received by the Company or its legal counsel from the SEC with respect to the Proxy Statement or any amendment or supplement thereto, (iii) to the extent reasonably practicable, permit Parent and its legal counsel to participate in all communications with the SEC (including all meetings and telephone conferences with the staff of the SEC) relating to the Proxy Statement or any amendment or supplement thereto, and (iv) respond promptly to any such comments from the SEC. If the SEC reviews the preliminary Proxy Statement, the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable, and in no event later than four (4) Business Days, after the SEC notifies the Company that the SEC has no further comments on the Proxy Statement. If the Company becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, so that the Proxy Statement otherwise complies as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, or otherwise so that the Proxy Statement complies with all applicable rules and regulations of the SEC and all other applicable Laws, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the Company’s stockholders.
5.2 Company Stockholders Meeting.
(a) The Company: (i) shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) to vote on a proposal to adopt this Agreement; (ii) shall submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders Meeting, and (iii) shall not submit any other proposal (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) to such holders in connection with the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed if the submission of such other proposal is required by applicable Law. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date without the prior written consent of Parent (unless required by applicable Delaware Law). The Company Stockholders Meeting shall be held as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders (on a date selected by the Company and reasonably acceptable to Parent, which date shall not be more than thirty-five (35) calendar days after the commencement of the mailing of the Proxy Statement to the Company’s stockholders). The Company shall ensure that all proxies solicited by or on behalf of the Company in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent; provided that without Parent’s consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company’s stockholders a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient shares of Company Common Stock represented

(either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting or there are not sufficient affirmative votes (either in person or by proxy) to obtain the Required Company Stockholder Vote to approve and adopt this Agreement and the Merger, to allow reasonable additional time for solicitation of proxies for purposes of obtaining such a quorum or such sufficient affirmative votes; provided, further, that any such postponement or adjournment and the date, time and place of the postponed or adjourned meeting shall be announced at the meeting so as, to the maximum extent permitted by Delaware law, not to require a change in the record date for the Company Stockholders Meeting and, unless consented to by Parent, (x) any such postponement or adjournment shall be for a period of no more than ten (10) Business Days each and (y) the Company shall only be permitted to effect up to two (2) such postponements or adjournments pursuant to this clause (ii); and, provided, further, that, if requested by Parent, the Company shall effect a postponement or adjournment of the Company Stockholders Meeting under the circumstances contemplated by this clause (ii) for a period of up to ten (10) Business Days each (provided, that Parent shall only be entitled to make up to two (2) such requests, and no such request by Parent for a postponement or adjournment shall be permitted if it would require a change in the record date for the Company Stockholders Meeting). The Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.
(b) Unless a Company Change in Recommendation has been effected in accordance with the provisions and requirements of Section 5.2(d), the Proxy Statement shall include a statement to the effect that the Company’s board of directors (i) has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has approved this Agreement and approved the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders Meeting. The determination of the Company’s board of directors that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement at the Company Stockholder Meeting are collectively referred to as the “Company Board Recommendation.” The Company shall ensure that the Proxy Statement includes a copy of the written opinions of the financial advisors referred to in Section 2.26.
(c) Except as provided in Section 5.2(d), neither the Company’s board of directors nor any committee thereof shall: (i) (A) withdraw or modify in a manner adverse to Parent, or permit the withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation (or resolve, agree or publicly propose to take any such action) or (B) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal (or resolve, agree or publicly propose to take any such action) (any action in this clause (i) being referred to as a “Company Change in Recommendation” ); or (ii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that would reasonably be expected to result in or lead to, an Acquisition Transaction (other than a confidentiality agreement referred to in clause (iv)(B) of Section 4.4(b) and any related “clean team” agreement whose terms are comparable with the Clean Team Agreement, with such changes in such clean team agreement as are necessary to reflect the identity of the other Person and the nature of its business) (or resolve, agree or publicly propose to take any such action).
(d) Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote:
(i) the Company’s board of directors may effect a Company Change in Recommendation (and may, but need not, also cause the Company to terminate this Agreement in accordance with Section 8.1(h) and, concurrently with or following such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(h)) if: (A) a bona fide Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a material breach by the Company of any of the provisions of Section 4.4 or Section 5.2; (C) the Company provides Parent, immediately following the time that notice is provided to members of the Company’s board of directors prior to any meeting of the Company’s board of directors at which the Company’s board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company’s board of directors (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after consultation with the Company’s outside counsel, that, in light of such Superior Offer, the failure to effect a Company Change in Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law; (F) no less than three (3) Business Days prior to effecting a Company Change in Recommendation or terminating this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a material breach by the Company of any of the provisions of Section 4.4 or this Section 5.2, (2) stating that the Company’s board of directors intends to effect a Company Change in Recommendation (and describing any intended Company Change in Recommendation) or terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; (G) throughout the three (3) Business Day period immediately following the delivery of such Recommendation Change Notice pursuant to clause (F) above, the Company’s board of directors has not effected a Company Change in Recommendation and the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to effect a Company Change in Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would not be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law; and (H) following the end of such three (3) Business Day period, the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to effect a Company Change in Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law in light of such Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (G) above; and
(ii) the Company’s board of directors may effect a Company Change in Recommendation under clause (A) of the definition thereof if: (A) there shall arise after the date of this Agreement a material event, material development or material change in circumstances that does not relate to any Acquisition Proposal and that was not known, and would not reasonably be expected to have been known or foreseen, by the Company’s board of directors on the date of this Agreement, which event, development or change in circumstance, or any material consequence thereof, becomes known to the Company prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Change in Circumstances”); (B) the Company provides Parent, immediately following the time that notice is provided to members of the Company’s board of directors prior to any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to effect a Company Change in Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law; (D) no less than three (3) Business Days prior to effecting such Company Change in Recommendation, the Company’s board of directors delivers to Parent a written notice describing in reasonable detail the Change in Circumstances, stating that it intends to effect such Company Change in Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; (E) throughout such three (3) Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to effect such Company Change in Recommendation would not be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law in light of such Change in Circumstances; and (F) following the end of such three (3) Business Day period, the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to effect such Company Change in Recommendation would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware Law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (E) above.
For purposes of clause (i) of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable (including any modification in any proposed dividend payable in connection therewith) in connection with a Superior Offer, and any other material change to the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that, in each case, any references to three (3) Business Days in clause (i) of the first sentence of this Section 5.2(d) shall then and thereafter be deemed to be references to two (2) Business Days rather than three (3) Business Days. The Company shall ensure that any Company Change in Recommendation under clause (A) of the definition thereof: (x) does not change or otherwise affect the approval of this Agreement by the Company’s board of directors or any other approval of the Company’s board of directors; and (y) does not have the effect of causing any corporate Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement, the Merger or any of the other Contemplated Transactions. The Company agrees to keep confidential, and not to disclose to the public or to any Person (other than its Representatives), any and all information regarding any negotiations that take place pursuant to clause (i)(G) or clause (ii)(E) of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent that such disclosure is required by applicable Law, legal process or the rules of any applicable stock exchange.
(e) Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Change in Circumstances. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

(f) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders any position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making a “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware Law or (iv) making any other disclosure to the Company’s stockholders that is required by applicable Law; provided, however, that this Section 5.2(f) shall not be deemed to permit the Company’s board of directors to effect a Company Change in Recommendation except to the extent permitted by Section 5.2(d).
5.3 Treatment of Company Options, Company SARs and Company Restricted Stock Units.
(a) At the Effective Time, each In the Money Option, whether vested or unvested, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld), upon delivery of an option notice and acknowledgment in the form attached hereto as Exhibit C, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such In the Money Option multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share exercise price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such In the Money Option. Following the Effective Time, any such canceled In the Money Option shall entitle the former holder of such In the Money Option only to the payment described in this Section 5.3(a), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time.
(b) At the Effective Time, each Out of the Money Option shall be canceled and extinguished for no consideration.
(c) At the Effective Time, each In the Money SAR, whether vested or unvested, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) upon delivery of stock appreciation rights notice and acknowledgment in the form attached hereto as Exhibit D, an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such In the Money SAR multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share grant price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such In the Money SAR. Following the Effective Time, any such canceled In the Money SAR shall entitle the former holder of such In the Money SAR only to the payment described in this Section 5.3(c), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time.
(d) At the Effective Time, each Out of the Money SAR shall be canceled and extinguished for no consideration.
(e) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each unvested Company RSU granted prior to the date of this Agreement (each, a “Company Pre-Signing RSU”) that is outstanding immediately prior to the Effective Time shall automatically become fully vested (and for such Company Pre-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance). Each vested Company Pre-Signing RSU, including those Company Pre-Signing RSUs that become vested in accordance with the immediately preceding sentence and in each case, with respect to which shares of Company Common Stock have not yet been issued, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (i) the sum of (A) the Price Per Share, plus (B) to the extent paid or payable to holders of Company Common Stock and payable but unpaid on such Company Pre-Signing RSU, the amount per share of the Pre-Closing Dividend, multiplied by (ii) the total number of shares of Company Common Stock subject to such vested Company Pre-Signing RSU. Following the Effective Time, any such canceled vested Company

Pre-Signing RSU shall entitle the former holder of such Company Pre-Signing RSU only to the payment described in this Section 5.3(e), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company Pre-Signing RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.
(f) At the Effective Time, each unvested Company RSU granted on or after the date of this Agreement (each, a “Company Post-Signing RSU”) that is outstanding immediately prior to the Effective Time shall be canceled and extinguished. With respect to each cancelled and extinguished Company Post-Signing RSU:
(i) for each former holder thereof who remains employed with Parent and its Affiliates as of the Parent RSU grant date (which grant date shall in all events be within thirty (30) days of the Closing Date), Parent shall grant an award of Parent restricted stock units with respect to a number of shares of Parent Common Stock with a value equal to the product of (A) the total number of shares of Company Common Stock subject to such cancelled and forfeited Company Post-Signing RSU (and for such Company Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number) (such replacement awards, the “Parent RSUs”), where such Parent RSUs shall be eligible to vest (1) to the extent such Parent RSU replaces a Company Post-Signing RSU subject solely to time-based vesting, on the same vesting schedule applicable to such cancelled and extinguished Company Post-Signing RSU, based on continued service following the Effective Time through each applicable vesting date, (2) to the extent such Parent RSU replaces a Company Post-Signing RSU subject to performance-based vesting, in full as of the end of the performance period applicable to such cancelled and extinguished Company Post-Signing RSU, based on continued service following the Effective Time through such vesting date, and (3) upon an earlier termination of employment or service by Parent or its Affiliates without “cause” (as defined in the Executive CIC Severance Policy or an earlier resignation for “good reason” (as defined on Part 5.3(f)(ii) of the Disclosure Schedule); or
(ii) for each former holder thereof who is employed by the Acquired Companies as of immediately prior to the Effective Time and who does not remain employed with Parent and its Affiliates as of the grant date of the Parent RSUs, such former holder shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (A) the sum of (1) the Price Per Share, plus (2) to the extent paid to holders of Company Common Stock and payable but unpaid on such Company Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Company Post-Closing RSU, if any), multiplied by (B) the total number of shares of Company Common Stock subject to such cancelled and forfeited Company Post-Signing RSU (and for such Company Post-Signing RSUs subject to performance vesting criteria, based on deemed achievement of maximum performance), which amount shall be made by the Surviving Corporation within ten (10) Business Days after the termination of such former holder’s employment.
Following the Effective Time, any such canceled and extinguished Company Post-Signing RSU shall entitle the former holder of such Company Post-Signing RSU only to the payments and, if applicable, Parent RSUs described in this Section 5.3(f).
(g) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including using reasonable best efforts to obtain any required consents) to (i) effectuate the provisions set forth in this Section 5.3 and (ii) terminate each Company Equity Plan as of the Effective Time; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time.
(h) The Company’s board of directors or the committee of the Company’s board of directors authorized to modify the terms and conditions of outstanding Company Equity Awards under the applicable Company Equity Plans has authorized and determined under the terms of such applicable Company Equity Plans that, in connection with the Pre-Closing Dividend, the adjustments to the

Company Equity Awards set forth on Part 5.3(h) of the Disclosure Schedule are necessary, appropriate and required and shall be implemented without further action on the part of the Company’s board of directors or any committee of the Company’s board of directors effective upon the payment of the Pre-Closing Dividend.
5.4 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (x) no new “offering period” (or similar period during which shares may be purchased) shall commence under the ESPP following the offering period ending June 30, 2021; (y) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (z) except for those enrolled in the ESPP as of the date of this Agreement, no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (a) cause the offering period (or similar period during which shares may be purchased) scheduled to commence on January 1, 2021 to be the final offering period under the ESPP and to terminate on the earlier of the date determined in accordance with the terms of the ESPP or no fewer than five (5) days prior to the Closing Date (the “Final Exercise Date”); (b) cause each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the Final Exercise Date; and (c) terminate the ESPP as of the Effective Time. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.
5.5 Payoff of Certain Indebtedness. On the Closing Date, the Company shall use reasonable best efforts to deliver or cause to be delivered to Parent a copy of an executed payoff letter, in customary form, from each creditor with respect to the Indebtedness identified on Part 5.6 of the Disclosure Schedule (and shall use reasonable best efforts to deliver to Parent drafts of such payoff letters on or before the third (3rd) Business Day prior to the Closing Date), which payoff letter shall (i) indicate the aggregate amount required to be paid to such creditor on the Closing Date in order to fully discharge all obligations with respect to such Indebtedness and provide wire transfer information for such payment and (ii) provide that upon receipt of the applicable payoff amounts, the applicable agreements evidencing such Indebtedness shall be terminated (other than any provisions that by their terms survive the termination thereof) and all Liens on the assets and properties of the Company and its Subsidiaries securing any such Indebtedness and all guarantees by any of the Acquired Companies of such Indebtedness shall be released and terminated.
5.6 Company Convertible Notes.
(a) To the extent required pursuant to the Company Convertible Notes Indenture, prior to the Closing, the Company shall (i) (A) execute and deliver to the trustee under the Company Convertible Notes Indenture (the “Trustee”) a supplemental indenture to such Company Convertible Notes Indenture, which shall become effective and operative at the Effective Time, providing, among other things, that from and after the Effective Time, the right of each holder of Company Convertible Notes to convert each $1,000 principal amount of Company Convertible Notes shall be changed into a right to convert such principal amount of Company Convertible Notes solely into the amount of cash that a holder of a number of shares of Company Common Stock equal to the “Conversion Rate” (as such term is defined in the Company Convertible Notes Indenture) immediately prior to the Effective Time would have owned or have been entitled to receive in connection with the Merger, (B) deliver to the Trustee an officers’ certificate, opinion of counsel and any other documentation required to be provided pursuant to the Company Convertible Notes Indenture in connection with the execution of such supplemental indenture and (C) cause notice of the execution of such supplemental indenture to be delivered to each holder of Company Convertible Notes within twenty (20) days of execution and effectiveness thereof in accordance with the terms of the Company Convertible Notes Indenture; and (ii) use its reasonable best efforts to cause the Trustee to execute such supplemental indenture no later than the Effective Time.
(b) In addition, the Company and the Surviving Corporation shall take all actions that may be required in accordance with, and subject to the terms of, the Company Convertible Notes Indenture as a result of the execution and delivery of this Agreement, the Merger or any of the other Contemplated Transactions, including, with respect to the Company Convertible Notes Indenture, (i) the giving of any notices that may be required in connection with any repurchases or conversions of any Company Convertible Notes occurring as a result of the Merger constituting a “Fundamental Change” and/or a “Make-Whole Fundamental Change” (as such terms are defined in the Company Convertible Notes Indenture) and/or (ii) the delivery of any supplemental indentures, legal opinions, officers’ certificates or other documentation or instruments required in connection with the consummation of the Merger.
(c) At the same time and upon the same terms that the Pre-Closing Dividend is paid to holders of the Company Common Stock, the Company shall pay the Pre-Closing Dividend to each holder of Company Convertible Notes as of the Pre-Closing Dividend Record Date, solely as a result of holding the Company Convertible Notes and without having to convert its Company Convertible Notes, in accordance with the Company Convertible Notes Indenture as if such holder of Company Convertible Notes held a number of shares of Company Common Stock equal to the Conversion Rate multiplied by the principal amount (expressed in thousands) of Company Convertible Notes held by such holder. To the extent required pursuant to the Company Convertible Notes Indenture, as a result of the per share value of the Pre-Closing Dividend relative to the Last Reported Sale Price (as such term is defined in the Company Convertible Notes Indenture) of the Company Common Stock on the Trading Day (as such term is defined in the Company Convertible Notes Indenture) preceding the date of announcement for the Pre-Closing Dividend, the Company shall take all necessary actions in accordance with the terms of the Company Convertible Notes Indenture to (i) notify holders of Company Convertible Notes of the Pre-Closing Dividend and (ii) permit any holder of Company Convertible Notes to surrender all or any portion of its Company Convertible Notes for conversion in connection with the Pre-Closing Dividend.
(d) The method of settlement of Company Convertible Notes, whether in cash, shares of Company Common Stock or a combination of both, shall be at the election of the Company in accordance with the terms of the Company Convertible Notes Indenture.
5.7 Employee Benefits.
(a) In respect of the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or upon the earlier termination of a Continuing Employee’s employment), Parent shall provide or cause to be provided to each employee who is employed by the Acquired Companies as of immediately prior to the Effective Time (collectively, the “Continuing Employees”), (i) at least the same base wage rate or base salary in effect for such Continuing Employee immediately prior to the Closing, (ii) at least the same target annual cash incentive opportunities (excluding any equity-based, long-term incentive, retention, change in control or similar compensation) provided to such Continuing Employee immediately prior to the Effective Time, (iii) other employee benefits (excluding any equity-based, long-term incentive, retention, change in control or similar compensation, one-time or special benefits or arrangements, severance, nonqualified deferred compensation, defined benefit pension benefits and post-retirement health and welfare benefits) that are substantially comparable, in the aggregate, to those in effect with respect to such Continuing Employee immediately prior to the Effective Time, and (iv) severance benefits that are at least the same as those in effect with respect to such Continuing Employee immediately prior to the date of this Agreement, provided, however, that severance benefits provided to a similarly situated employee of Parent or an Affiliate of Parent shall be deemed to be at least the same as those in effect with respect to such Continuing Employee immediately prior to the date of this Agreement. Notwithstanding the foregoing, compensation and employee benefits for Continuing Employees covered by a Collective Bargaining Agreement as of immediately prior to the Effective Time shall be provided in accordance with the applicable Collective Bargaining Agreement as in effect from time to time. For the avoidance of doubt, Purchaser shall not be prohibited by this Section 5.7(a) from terminating the employment of or changing or modifying the terms and conditions of employment for any Continuing Employee following the Closing Date.
(b) Parent shall assume all liabilities for unpaid accrued paid time off, including vacation time, for each Continuing Employee, giving service credit under Parent’s paid time off policy for service with the Company as of immediately prior to the Closing, and shall permit each Continuing Employee to use their paid time off entitlement accrued as of the Closing Date in accordance with the Parent’s policies for carrying over unused vacation and/or paid time off, and, to the extent that such accrued paid time off for any Continuing Employee exceeds the capped amounts permitted under Parent’s policies, Parent shall either provide a cash payment to such Continuing Employee equal to the value of such excess paid time off, if permitted by applicable Law, or require that such Continuing Employee use such excess paid time off within a reasonable period of time after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, no Continuing Employee shall be entitled to receive duplicative credit for the same period of service.
(c) If requested by Parent in writing at least five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”), in each case, subject to applicable Laws and with respect to requirements imposed by Collective Bargaining Agreements. If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors (or such person or persons authorized to take such actions) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. The Company shall also take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request and as may be required in accordance with applicable Law. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.7(b) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three Business Days prior to the Closing Date. Subject to the Company’s consent, which consent shall not be unreasonably withheld or delayed, and subject the standards set forth in Part 5.7(c) of the Disclosure Schedule, Parent may request in writing at least five (5) Business Days prior to the Closing Date that any other Company Employee Plan (other than the 2009 Benefits Restoration Plan for the Aerojet Rocketdyne 401(k) Plan) be terminated prior to the Effective Time, and the Company shall take such actions described in the preceding sentences of this Section 5.7(b) with respect to such Company Employee Plan, other than those described in the immediately preceding sentence. Parent shall take reasonable actions to cause a tax-qualified defined contribution plan established or designated by Parent (the “Parent 401(k) Plan”), including, if necessary, making amendments to the Parent 401(k) Plan, to accept rollover contributions from the Continuing Employees of any account balances (inclusive of any plan loans) in cash or notes (in the case of loans) distributed to them by the Company 401(k) Plan, except if acceptance of such rollover contributions would reasonably be expected to materially adversely affect the qualified status of such Parent 401(k) Plan. For the avoidance of doubt, nothing contained in this subsection shall eliminate or reduce the obligations to the Continuing Employees of Section 5.7(a).
(d) To the extent any employee notification or consultation requirements are imposed by applicable Laws with respect to the Contemplated Transactions, including with respect to requirements imposed by Collective Bargaining Agreements, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, none of the Acquired Companies or any of their respective Affiliates shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.7, without the prior written approval of Parent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Parent retains the right, in its reasonable and good faith discretion after discussions with the Company, to approve or reject any tentative agreements reached in connection with notification or consultation requirements.
(e) Parent shall take all actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date in the Company Employee Plans or be eligible to participate from and after the Closing Date in benefit plans of Parent or any of its Affiliates.

To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Employee Plan and instead provides for such Continuing Employee to be eligible to participate in a benefit plan sponsored or maintained by Parent or one of its Affiliates during the calendar year of Closing (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Company Employee Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service with the Acquired Companies (including service with any other employer that was recognized by any of the Acquired Companies) for purposes of eligibility, vesting and, solely for purposes of paid time off and severance benefits, benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the Replacement Plans, to the extent such service was credited under the corresponding Company Employee Plan prior to the Effective Time. Parent shall use commercially reasonable efforts to cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Employee Plan.
(f) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, and honor their respective obligations under, any Company Employee Plan set forth on Part 5.7(f) of the Disclosure Schedule, but subject to any provisions thereof related to termination or amendment of such agreements and plans.
(g) Prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to amend the Company Deferred Compensation Plans and any other Company Employee Plans set forth on Part 5.7(g) of the Disclosure Schedule in the manner contemplated by Part 5.7(g) of the Disclosure Schedule, effective as of the Closing Date, and the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing such amendments.
(h) To the extent that participants in the Company’s annual cash bonus plans set forth on Part 5.7(h) of the Disclosure Schedule (the “Bonus Plans”) have not been paid their applicable bonuses with respect to the 2021 performance year (the “Bonuses”) prior to, at or in connection with the Effective Time, Parent shall pay, or cause the Surviving Corporation to pay, in cash on or before March 15 of the year following the 2021 performance year, to each Qualified Continuing Employee (as defined below) who is a participant in a Bonus Plan, on a prorated basis for each day employed during the performance year, such Qualified Continuing Employee’s Bonus paid in accordance with the objective terms and performance criteria of the Bonus Plans calculated based on the Company’s performance through the Closing Date, and thereafter, calculated as if target performance was achieved through December 31 of the applicable year, subject to any modifications set forth in Part 5.7(h) of the Disclosure Schedule. A “Qualified Continuing Employee” means (i) each Continuing Employee who is employed as of an applicable Bonus Plan payment date, and (ii) each Continuing Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation following the Effective Time and prior to such Bonus Plan payment date for a reason other than “cause” or who terminated employment with the Surviving Corporation for “good reason” (each, as defined on Part 5.7(h) of the Disclosure Schedule) or due to death or disability (as defined in the Surviving Corporation’s long-term disability plan or similar program).
(i) As soon as reasonably practicable following the date of this Agreement, the Company shall engage an independent fiduciary to evaluate and to direct the voting, in connection with the transactions contemplated by this Agreement, of unallocated shares of Company Common Stock held by any Company Employee Plan in trust that is subject to Title I, Part 4 of ERISA.
(j) Nothing in this Section 5.7 or elsewhere in this Agreement shall: (i) be construed to create a right in any employee of the Acquired Companies to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; (ii) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time.
5.8 Indemnification of Officers and Directors.
(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from Liabilities by the Company and any other Acquired Company now existing in favor of those Persons who are current or former directors or officers of any Acquired Company (or directors or officers of an Acquired Company to the extent serving as fiduciaries with respect to any employee benefit plan maintained by any Acquired Company) (such directors, officers or fiduciaries, collectively, the “Indemnified Persons”) for their acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, at or prior to the Effective Time, including in connection with this Agreement, the Merger and the other Contemplated Transactions, as provided in the Company’s or the applicable Acquired Company’s respective certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of this Agreement) and/or as provided in any indemnification agreement between an Acquired Company and such Indemnified Person (as in effect as of the date of this Agreement), shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware Law) in accordance with their terms and shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect any right thereunder of any such Indemnified Person.
(b) As of or prior to the Effective Time, the Company shall purchase, and Parent shall use reasonable efforts to cooperate with the Company in connection with the Company obtaining, a prepaid “tail” (i) directors’ and officers’ liability insurance policy or policies and (ii) fiduciary liability insurance policy or policies, in both cases with a claims reporting or discovery period of six (6) years from the Effective Time covering each person currently covered by the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts, omissions or events occurring prior to the Effective Time (including in connection with this Agreement and the Contemplated Transactions) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier(s) as of the date of this Agreement, and that are no less favorable to the insureds (including as to terms, coverages, conditions, retentions and limits of liability) than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as in effect on the date of this Agreement (or if insurance coverage that is no less favorable is unavailable, the best available coverage), and Parent shall cause the Surviving Corporation to maintain such policies in full force and effect and be prepaid for the full term of six (6) years and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay (i) annual premiums for such “tail” directors’ and officers’ liability insurance policy or policies in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing directors’ and officers’ liability insurance policies and (ii) annual premiums for such “tail” fiduciary liability insurance policy or policies in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing fiduciary liability insurance policies, but in each such case shall purchase as much coverage as reasonably practicable for each such respective 300% aggregate amounts. If the Company for any reason fails to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the then-current (as of the Effective Time) policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (to the extent such policies can be obtained by the Surviving Corporation) with respect to acts, omissions or events occurring prior to the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay (i) annual premiums for such directors’ and officers’ liability insurance in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing directors’ and officers’ liability insurance policies and (ii) annual premiums for such fiduciary liability insurance in excess of an aggregate amount of 300% of the last annual premiums paid by the Company prior to the date of this Agreement for its existing fiduciary liability insurance policies, but in each such case shall purchase as much coverage as reasonably practicable for each such respective 300% aggregate amount.
(c) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their respective heirs and representatives (each of whom is an intended third-party beneficiary of this Section 5.8) from and after the Effective Time and (ii) shall not be deemed exclusive of any other rights to which any Indemnified Person is entitled by Law, contract or any Acquired Company’s charter, bylaws or other organizational document. The provisions of this Section 5.8 shall survive the consummation of the Contemplated Transactions, including the Merger, and continue in accordance with their terms.
(d) In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.
(e) From and after the Effective Time, Parent shall cause the Surviving Corporation and each Acquired Company and their respective successors and assigns to comply with and honor each of the obligations and other covenants contained in this Section 5.8.
5.9 Reasonable Best Efforts; Consultation and Notice.
(a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly, and in any event no later than thirty (30) days after the date hereof, make all required filings of Notification and Report Forms pursuant to the HSR Act, including cooperating with each other and sharing information as needed to make those filings, (ii) use reasonable best efforts to determine, within five (5) days after the date that the Company first provides to Parent its unaudited full-year 2020 revenues, which, if any, filings are required under the Antitrust Laws of any other jurisdiction(s) and to make any such required filings as promptly as practicable, and within thirty (30) days after such date of determination if practicable, where such filings may be in draft in jurisdictions where that is the customary practice, (iii) cooperate with each other in determining whether any filings are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents or approvals are required to be obtained from, any other Governmental Authorities (including any foreign jurisdiction in which any of the Acquired Companies are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and, (iv) timely make all such filings, (v) use reasonable best efforts to obtain, or cause to be obtained, all actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required to be obtained (including under the HSR Act and the Antitrust Laws of any other jurisdiction) from any Governmental Authorities or third parties in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (vi) supply as promptly as practicable such information or documentation that may be requested pursuant to any Antitrust Law by any Governmental Authority, (vii) take all reasonable steps as may be necessary to avoid any proceeding by any Governmental Authority or third party in connection with the Contemplated Transactions, (viii) use reasonable best efforts to accomplish the satisfaction of the conditions precedent set forth in Section 6 and Section 7 hereof, (ix) coordinate with each other in preparing and exchanging all information in connection with the foregoing and (x) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Contemplated Transactions. Each of the Parties shall be responsible for its own fees and expenses, except that the filing fees of the Parties associated with filings under the HSR Act and any other Antitrust Laws shall be borne by Parent.
(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.9(a). Without limiting the generality of Section 5.9(a), the Parties further agree to (i) consult with each other in good faith prior to taking a position with respect to any filing or submission required by Section 5.9(a), (ii) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Antitrust Laws, (iii) to the extent not prohibited by such Governmental Authority, not participate independently in any such meeting without first giving the other Parties (or the other Parties’ outside counsel) an opportunity to attend and participate in such meeting, (iv) to the extent practicable, give the other Parties reasonable advance notice of all oral communications with any Governmental Authority relating to Antitrust Laws, (v) if any Governmental Authority initiates an oral communication regarding the Antitrust Laws, promptly notify the other Parties of the substance of such communication, (vi) provide each of the other Parties with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and other written communications and materials to be made or submitted by or on behalf of any Party to any Governmental Authority in connection with any filing or submission under any Antitrust Laws or otherwise relating to any proceedings under any Antitrust Laws and (vii) promptly provide each of the other Parties with copies of all written communications to or from any Governmental Authority relating to the Antitrust Laws, except that the Parties are not required to share their respective HSR Act filings. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other Parties under this Section 5.9(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.
(c) The Company shall not, but Parent may if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s and its outside counsel’s views into account) that the taking of such action would materially enhance the likelihood of obtaining any necessary clearance under the Antitrust Laws by the Outside Date, reduce the time necessary to achieve such clearance, or reduce the burdens on the Parties in achieving such clearance, extend any waiting period or agree to refile under the HSR Act or any other Antitrust Law. If the relevant government agency requests a timing agreement or other similar arrangement that would alter the statutory or regulatory waiting or suspension period, the Parties agree to negotiate in good faith with the agency to reach agreement on that timing agreement consistent with customary practice in a manner that enhances the likelihood of obtaining any necessary clearance under the HSR Act and other Antitrust Laws by the Outside Date.
(d) The Company and Parent shall respond as promptly as practicable under the circumstances to any requests or inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with their review. Without limiting the generality of Section 5.9(a), each of the Company and Parent shall use its reasonable best efforts to, as promptly as practicable, respond to and certify “Substantial Compliance” with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sect. 18a(e) in conjunction with the Contemplated Transactions.
(e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to dispose of or hold separate, or agree to dispose of or hold separate, license or restrict its ownership and operation of, all or any portion of the business or assets of the Acquired Companies or Parent and its Subsidiaries, except that Parent shall be required, if necessary to obtain regulatory approval from any Governmental Authority necessary for consummation of the Contemplated Transactions, to divest, hold separate, license or otherwise dispose of businesses or assets of any of the Acquired Companies in connection with or after the Closing that, in the aggregate, generated less than $280 million in sales in the Company’s fiscal year 2020, without regard to consideration received, in order to obtain merger clearance from any Governmental Authority under any applicable Antitrust Laws and otherwise enable the Contemplated Transactions to be consummated prior to the Outside Date; provided, however, that in no event will Parent be obligated to divest any business or assets of the Acquired Companies (x) exclusively associated with any one or more of the organizations identified in Annex 5.9(e)(x) or (y) located at or managed by any one or more of the facilities identified in Annex 5.9(e)(y). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not in any way restrict any acquisition by Parent or any of its Subsidiaries of any Entities, or shares of capital stock, assets, businesses or facilities of any other Person (and for the avoidance of doubt, no such acquisition by Parent or any of its Subsidiaries shall be deemed to be inconsistent with or in breach of Parent’s obligations under this Section 5.9) provided, however, that Parent shall not (and shall cause its Subsidiaries not to) acquire, enter into or be bound by any agreement to acquire, or announce any acquisition of any equity interests of any Entity or company that engages in, or any assets, businesses or facilities that engage in, the research, development, manufacture or sale of propulsion systems for missiles, hypersonic vehicles or space systems (unless such propulsion systems are acquired as complete propulsion systems or subsystems from an unrelated third Person and incorporated into a product sold by such entities, companies or acquired businesses).
(f) Notwithstanding anything to the contrary in this Agreement, but subject to the other provisions of this Section 5.9 (including, for avoidance of doubt, the limitations on the amount of and type of divestitures specified in Section 5.9(e)), the Parties understand and agree that Parent’s reasonable best efforts shall include, if necessary to obtain regulatory clearance, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Contemplated Transactions requiring Parent to accept behavioral limitations, conduct restrictions and similar commitments consisting of (x) acting as a non-discriminatory merchant supplier of components or other products of the Acquired Companies, and (y) establishing firewalls to protect third-party data received by the Acquired Companies and including in the case of (x) and (y) agreeing to other ancillary terms to effectuate those merchant supply and firewall commitments (including, by way of example, compliance reporting and accepting and paying for a compliance monitor); provided, however, that the merchant supply and firewall commitments in (x) and (y) and such ancillary terms shall be consistent with those described in Annex 5.9(f); and provided further that in no event will Parent be obligated to accept or agree to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Contemplated Transactions requiring Parent (i) to provide any of the Acquired Companies’ products or services to third parties without charging a profit or fee, (ii) to charge a fee or profit for sales or transfers of products or services from the Acquired Companies for use on products of bids offered by Parent or its Subsidiaries; or (iii) to hold separate or refrain from integrating with one or more business units or organizations of Parent any of the Acquired Companies or their businesses, assets or operations (such required behavioral limitations, conduct restrictions and similar commitments referred to in clauses (x) and (y) of this sentence (and the related ancillary terms referred to above), together with the divestitures, holding separates and dispositions required by Section 5.9(e), collectively, the “Permitted Restrictions”).
(g) Notwithstanding anything in this Agreement to the contrary, but subject to Section 5.9(b), Parent shall have the unilateral right to determine whether or not the Parties will litigate with any Governmental Authorities to oppose any enforcement action seeking any action on the part of Parent other than Permitted Restrictions or remove any court or regulatory orders impeding the ability to consummate the Merger.
(h) Subject to the other provisions of this Agreement, Parent shall lead all communications, strategy and efforts to obtain all necessary actions or non-actions and consents from Governmental Authorities under Antitrust Laws in connection with the Contemplated Transactions and any litigation matters with third parties relating to the Antitrust Laws (provided that the Company is not prohibited from complying with applicable Law), subject to good faith consultations with the Company and the inclusion of the Company at meetings with Governmental Authorities with respect to any discussion related to the Contemplated Transactions under the Antitrust Laws. For avoidance of doubt, subject to the other provisions of this Agreement, Parent shall also control the timing for various steps and actions to obtain all necessary actions or non-actions and consents from Governmental Authorities under Antitrust Laws in connection with the Contemplated Transactions and any litigation matters with third parties relating to the Antitrust Laws, including the offering of any settlement, so long as (i) such control is exercised by Parent in a manner consistent with its obligations under Section 5.9(a) (including enabling closing to occur by the Outside Date) and (ii) the settlement is contingent on the Closing occurring.
5.10 Financing.
(a) Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to have a source or sources of immediately available funds sufficient to fund all of its obligations in connection with this Agreement and the Contemplated Transactions.
(b) Prior to Closing, the Company shall, and shall use its reasonable best efforts to cause the other Acquired Companies and its and their Representatives (including auditors) to, at Parent’s sole expense, provide all cooperation that is reasonably requested by Parent to assist Parent in the arrangement of any debt financing in connection with the Contemplated Transactions; provided, that nothing herein shall require such cooperation to the extent it would require any Acquired Company to take any action that (i) would require any Acquired Company to pledge any assets, otherwise provide security in connection with any debt financing, (ii) would require any Acquired Company or any of their Representatives to pay any commitment or other fees, incur, assume or reimburse any expenses or provide any indemnities or subject any subject any such party to any Liability; (iii) would require any Acquired Company to take any action that would reasonably be expected to conflict with, or result in any violation of, any of their organizational documents or any applicable Law; (iv) would require any directors, shareholders, managers or officers of any of the Acquired Companies to adopt resolutions approving the agreements, certificates, documents and instruments pursuant to which any debt financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Acquired Companies on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) would require any Acquired Company or any of their Representatives to agree to any change or modification of any existing certificate, document, instrument, or agreement, or Contract, which would be effective prior to the Closing Date; (vi) would reasonably be expected to cause (x) any representation, warranty or covenant of the Company or any of the Acquired Companies in this Agreement to be breached by the Company or the Acquired Companies or (y) any condition to close set forth in Section 6 to not be satisfied; (vii) would subject any Representative of any Acquired Company to incur any actual or potential personal Liability; (viii) would result in a breach of, or a default under, any Contract by which any Acquired Company is bound; (ix) would require the Company’s external or internal counsel to deliver any legal opinions; or (x) would unreasonably interfere with the conduct of the business of the Acquired Companies. Nothing contained in this Section 5.10 shall require any Acquired Company, prior to the Closing, to: (x) be an issuer or other obligor with respect to any debt financing or otherwise enter into any definitive financing agreement in respect thereof; or (y) disclose any information to Parent or any financing source if such disclosure would (I) violate any applicable Law or (II) jeopardize the attorney client privilege, work product doctrine or other legal privilege held by any Acquired Company. Parent covenants and agrees, upon request of the Company, to promptly reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by any Acquired Company or its Representatives in connection with any cooperation contemplated by this Section 5.10, and shall indemnify and hold harmless the Acquired Companies and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the arrangement of any such debt financing and any information used in connection therewith, except with respect to any historical financial statements provided by any of the Acquired Companies and except with respect to any fraud or intentional misrepresentation or willful misconduct by any such Persons. It is understood and agreed that, if needed, Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Contemplated Transactions for use in connection with the offering and closing of the debt financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to customary and reasonably requested financial information and data readily available from the Company’s historical books and records. Notwithstanding anything to the contrary in this Section 5.10(b), nothing will require the Acquired Companies or their Representatives to provide (or be deemed to require them to prepare or assist in the preparation of), in each case prior to the

Closing, any (1) other than for cooperation pursuant to the immediately preceding sentence, pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the debt financing and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the debt financing; (4) “segment” financial information; or (5) financial statements that are not otherwise required to be filed with the SEC by the Company.
(c) All non-public or otherwise confidential information regarding any Party obtained by any other Party or its Representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to (i) subject to the terms of this Agreement, disclose to any financing sources, and their respective counsel, information as necessary and consistent with customary practices in connection with any such debt financing subject to customary confidentiality arrangements no less restrictive than the Confidentiality Agreement and (ii) include in any offering materials in connection with any debt financing such information as is necessary in order to make the statements in such offering materials, in light of the circumstances in which they are made, not misleading (provided that the Company shall have a reasonable opportunity to review and provide comment on the relevant portions of any such offering materials that contain such information, which comments Parent will consider in good faith).
(d) Notwithstanding any other provision of this Agreement, Parent and the Merger Sub affirm that it is not a condition to the Closing or to any of their other obligations under this Agreement that Parent, the Merger Sub or the Company obtain financing for or related to any of the transactions contemplated by this Agreement.
5.11 Disclosure.
(a) The Parties agree that the initial press release to be issued with respect to the Contemplated Transactions shall be in the form heretofore agreed by the Parties. Parent and the Company (a) shall consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Merger or any of the other Contemplated Transactions, including any Current Report on Form 8-K filed by the Company with the SEC in connection therewith, and (b) shall not issue any such press release or make any such public statement without the other Parties’ concurrence (not to be unreasonably withheld, conditioned or delayed), except (x) as may be required by applicable Laws, court process or obligations pursuant to any listing agreement with any national securities exchange or (y) to the extent disclosed in or consistent with the Proxy Statement or (z) except as expressly permitted by Section 4.4 or Section 5.2. Notwithstanding the foregoing, (i) each of the Parties may, without consultation or concurrence, make any statements or disseminate any information, including in response to questions from the press, analysts, investors or those attending industry conferences and internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) information included in any previous press releases or public statements issued in accordance with this Section 5.11, (ii) the Company need not consult with (or seek the concurrence of) Parent with respect to any press release, public statement or other public announcement or disclosure in connection with any Company Change in Recommendation effected by the Company’s board of directors in accordance with this Agreement and (iii) no Party need consult with (or seek the concurrence of) any other Party with respect to any press release, public statement or other public announcement or disclosure by the Company or Parent of any information concerning this Agreement, the Merger or any of the other Contemplated Transactions (x) in connection with a determination by the Company in accordance with Section 4.4 or Section 5.2 that an Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Offer or any dispute between the parties regarding this Agreement, the Merger or any of the other Contemplated Transactions or (y) that is otherwise expressly permitted by Section 4.4 or Section 5.2.
(b) Parent and the Company agree that the terms and provisions of Section 3 of the Confidentiality Agreement are hereby terminated and of no further force and effect.
5.12 Resignation of Officers and Directors. Unless otherwise directed by Parent, the Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Companies of their status as an officer and/or director, effective as of the Effective Time (it being understood that by providing such resignation, each such officer and/or director (a) is not terminating such person’s employment with the Acquired Companies but rather is terminating such person’s status as an officer, director or both of an Acquired Company and (b) is not breaching, and is not waiving any of such person’s rights (including a right to resign for “good reason,” if applicable, as a result of such resignation) under, any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company).
5.13 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to facilitate the de-listing by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
5.14 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.
5.15 Stockholder Litigation. Parent, Merger Sub and the Company each shall promptly notify the other Parties in writing of, and shall keep each other Parties reasonably informed as to the status of, and the Company shall give Parent the opportunity to participate in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation, but excluding any demand for appraisal rights, which shall be governed exclusively by Section 1.8(c)), against or otherwise involving Parent, the Company and/or any of the Company’s directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. Each of Parent, Merger Sub and the Company shall consult and cooperate with each other in connection with the defense or settlement of any such claim or litigation. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, this Section 5.15 will not give Parent or Merger Sub the right to direct the defense of any such claim or litigation, but Parent shall have the right and opportunity to participate in the Company’s defense and settlement of any such claim or litigation.
5.16 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the Company’s board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.
5.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
5.18 Parent Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL, in its capacity as the sole stockholder of Merger Sub, a written consent approving this Agreement and the Merger, and shall promptly provide a copy thereof to the Company.
SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.
(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase), which shall have been accurate in all respects as of such specific date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
(b) Each of the Specified Representations of the Company (other than the Specified Representations contained in Section 2.3(a), Section 2.3(b) (first sentence), Section 2.3(c), Section 2.7(a) and Section 2.29) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (in each case, other than any such representation and warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase), which shall have been accurate in all material respects as of such specific date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
(c) The representations and warranties contained in Section 2.7(a) and Section 2.29 (first sentence) shall have been accurate in all respects as of the date of this Agreement and the representations and warranties contained in Section 2.25 and Section 2.29 (second and third sentence) shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made as of and on the Closing Date.
(d) Each of the representations and warranties of the Company contained in Sections 2.3(a), Section 2.3(b) (first sentence) and Section 2.3(c) shall have been accurate in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case, other than any such representation and warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or similar words), which shall have been accurate in all but de minimis respects as of such specific date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
6.4 Closing Certificate. Parent shall have received a certificate of the Company executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.1, Section 6.2 and Section 6.5 have been duly satisfied.
6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

6.6 Government Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any period in which the Parties have agreed not to consummate the Contemplated Transactions pursuant to a timing agreement or similar commitment under the HSR Act shall have passed, and the required waiting periods or suspension periods under the applicable Antitrust Laws identified on Annex 6.6 shall have expired or been terminated and any necessary approvals or clearances under those applicable Laws shall have been obtained.
6.7 No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger or that makes the consummation of the Merger illegal shall be in effect.
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver by the Company, at or prior to the Closing, of the following conditions:
7.1 Accuracy of Representations.
(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties contained in Section 3.3) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
(b) Each of the representations and warranties contained in Section 3.3 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.
7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.
7.5 Government Consents. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any period in which the Parties have agreed not to consummate the Contemplated Transactions pursuant to a timing agreement or similar commitment under the HSR Act shall have passed, and the required waiting periods or suspension periods under the applicable Antitrust Laws identified on Annex 6.6 shall have expired or been terminated and any necessary approvals or clearances under those applicable Laws shall have been obtained.
7.6 No Injunctions or Legal Restraints. No Legal Restraint that has the effect of preventing the consummation of the Merger or that makes the consummation of the Merger illegal shall be in effect.
SECTION 8. TERMINATION
8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote, except that this Agreement may only be terminated pursuant to Section 8.1(e), or (h) prior to the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating Party to the other Parties:
(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (New York time) on December 21, 2021 (the “Outside Date”); provided, however, that (x) if, on such date, the conditions to Closing set forth in Section 6.6 and Section 7.5 shall not have been fulfilled but all other conditions to Closing either have been fulfilled or waived or would be fulfilled if the Closing were to occur on such date, then the Outside Date shall, without any action on the part of the Parties, automatically be extended to March 21, 2022 and such date shall become the “Outside Date” for all purposes of this Agreement and (y) a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;
(c) (i) by either Parent or the Company if any Legal Restraint having the effect set forth in Section 6.7 or Section 7.6 shall be in effect and shall have become final and nonappealable, (ii) by Parent if any litigation shall have been filed by the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) and not withdrawn by the FTC or DOJ or resolved that, if successful, would have the effect set forth in Section 6.7 (other than a Legal Restraint seeking a Permitted Restriction); provided, that Parent shall, within the thirty (30) day period following filing of such litigation either (x) elect to terminate this Agreement pursuant to this Section 8.1(c) by delivering written notice thereof to the Company (a “Termination Notice”), or (y) elect to defend such litigation by delivering written notice thereof (a “Litigation Notice”) to the Company, whereupon Parent shall use reasonable best efforts to defend against such litigation and this Agreement shall continue in force and effect subject to the terms hereof unless and until Parent thereafter delivers a Termination Notice (it being understood and agreed that Parent may deliver notice to the Company that it no longer intends to defend against such litigation and thereby terminate this Agreement pursuant to this Section 8.1(c) at any time following delivery of a Litigation Notice for so long as the applicable litigation has not been withdrawn by the FTC or DOJ or resolved); or (iii) by the Company if (A) any litigation shall have been filed by the FTC or the DOJ that, if successful, would have the effect set forth in Section 7.6 (other than a Legal Restraint seeking a Permitted Restriction) and (B) Parent has either (x) failed to timely deliver a Termination Notice or Litigation Notice within the thirty (30) day period following the filing of litigation in accordance with clause (ii) hereof, or (y) failed, following delivery of a Litigation Notice, to continue to use reasonable best efforts to defend against such litigation;
(d) by either Parent or the Company if: (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;
(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;
(f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase)) such that any of the conditions set forth in Section 6.1would not be satisfied, (ii) any of the Company’s representations or warranties contained in this Agreement made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase) shall be inaccurate as of such specified date such that any of the conditions set forth in Section 6.1 would not be satisfied or (iii) the Company shall have breached any of the Company’s covenants or obligations contained in this Agreement such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that for purposes of clauses (i), (ii) and (iii) above, if an inaccuracy in any of the Company’s representations or warranties or a breach of a covenant or obligation by the Company is curable by the Company prior to the Outside Date (as it may be extended in accordance with Section 8.1(b)) and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 7.2;
(g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, other than any such representation or warranty made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase)) such that any of the conditions set forth in Section 7.1 would not be satisfied, (ii) any of Parent’s representations or warranties contained in this Agreement made as of a specific date (which shall include, for the avoidance of doubt, any representation or warranty made “as of the date of this Agreement” or any similar phrase) shall be inaccurate as of such specified date such that any of the conditions set forth in Section 7.1 would not be satisfied or (iii) Parent shall have breached any of Parent’s covenants or obligations contained in this Agreement such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that for purposes of clauses (i), (ii) and (iii) above, if an inaccuracy in any of Parent’s representations or warranties or a breach of a covenant or obligation by Parent is curable by Parent by the Outside Date (as it may be extended in accordance with Section 8.1(b)) and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2; or
(h) by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer and enter into a binding, written, definitive agreement in respect of the transaction contemplated by such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) the Company’s board of directors, after satisfying all of the applicable requirements set forth in Section 5.2(d)(i), shall have authorized the Company to enter into such Alternative Acquisition Agreement; (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Company’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of the Company and that the Company will enter into the Alternative Acquisition Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(h); (iii) substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(h), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (iv) prior to or substantially concurrently with such termination, the Company shall have paid to Parent or its designee the Termination Fee.
Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any Termination Fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid in full.
8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without any Liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) Section 4.1(d), Section 5.11(b), this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any Party from any Liability for fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement.

Solely for purposes of this Section 8.2, “knowing and intentional breach” shall mean a breach or failure to perform a covenant or obligation that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement.
8.3 Expenses; Termination Fees.
(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.
(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of termination of this Agreement; and (iii) within twelve (12) months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $150,000,000 (such non-refundable fee being referred to as the “Termination Fee”) in cash; provided, however, that, for purposes of this Section 8.3(b), (A) all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (B) all references to “10%” in the definition of “Significant Subsidiary” shall be deemed to be references to “50%.”
(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn at least five (5) Business Days prior to the Company Stockholders Meeting; and (iii) within twelve (12) months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent the Termination Fee in cash; provided, however, that, for purposes of this Section 8.3(c), (A) all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (B) all references to “10%” in the definition of “Significant Subsidiary” shall be deemed to be references to “50%.”
(d) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e); (ii) by Parent or the Company pursuant to any other provision of Section 8.1 (other than Section 8.1(a)) at any time at which Parent has the right to terminate this Agreement pursuant to Section 8.1(e); or (iii) by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent the Termination Fee in cash.
(e) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by the Company contemporaneously with the earlier to occur of consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b) or Section 8.3(c). Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid or made by the Company (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination or (B) in the case of a termination of this Agreement by Parent, within two (2) Business Days after such termination.
(f) The Company acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, Parent would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(g) If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus two hundred (200) basis points.
(h) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, in no event shall the Company be required to make (and in no event shall Parent be entitled to receive) more than one payment of the Termination Fee in connection with this Agreement.
SECTION 9. MISCELLANEOUS PROVISIONS
9.1 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
9.2 Waiver.
(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; provided, however, that after any adoption of this Agreement by the Company’s stockholders, no waiver shall be made which by applicable Law requires further approval of the stockholders of the Company without the further approval of such stockholders; provided further any such waiver shall not be applicable or have any effect except for the specific purposes for which it is given.
9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Merger.
9.4 Entire Agreement; Counterparts; Exchanges by Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof; provided, however, that the provisions of the Confidentiality Agreement and the Clean Team Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that nothing in the Confidentiality Agreement and the Clean Team Agreement shall limit Parent’s remedies in the event of fraud by any Acquired Company or by any Representative of any Acquired Company). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in “.PDF” format shall be sufficient to bind the Parties to the terms of this Agreement.
9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement, and any action, suit or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated

Transactions or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the Parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort or otherwise), each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any Party’s address and in the manner set forth in Section 9.8 shall be effective service of process for any such action.
(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
9.6 Disclosure Schedule. The Disclosure Schedule has been arranged in separate parts corresponding to the numbered and lettered sections contained in the applicable Sections of this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or other applicable Section of this Agreement, set forth in the corresponding numbered or lettered Sections of this Agreement, and shall not be deemed to relate to or to qualify any other representation or warranty except where it is reasonably apparent on its face from the substance of the matter disclosed that such information qualifies another representation or warranty.
9.7 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that (a) neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by the Company, in whole or in part, by operation of applicable Law or otherwise, without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect; and (b) neither this Agreement nor any of Parent’s or Merger Sub’s rights, interests or obligations hereunder may be assigned or delegated by Parent or Merger Sub, in whole or in part, by operation of applicable Law or otherwise, without the prior written consent of the Company, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by Parent or Merger Sub without the Company’s prior written consent shall be void and of no effect, except that Parent and Merger Sub may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other Party; provided, however, that such assignment will not relieve Parent or Merger Sub of any of their respective obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except the Indemnified Persons shall be third-party beneficiaries of Section 5.8.

9.8 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent for overnight delivery via an internationally-recognized courier service, two (2) Business Days after being delivered to such courier; and (d) if sent by email, at the time sent, provided that the subject line of such email states that it is a notice delivered pursuant to this Agreement. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties):
if to Parent or Merger Sub:

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attention: Maryanne R. Lavan, Senior Vice President and General Counsel
Renata J. Baker, Associate General Counsel
E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, MD 21202
Attention: Glenn C. Campbell
David A. Gibbons
Email: [Redacted]

if to the Company:

Aerojet Rocketdyne Holdings, Inc.
222 N. Pacific Coast Highway
Suite 500
El Segundo, CA 90245
Attention: Arjun Kampani
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Jenner & Block LLP
353 N. Clark Street
Chicago, IL 60654
Attention: Joseph P. Gromacki
Brian R. Boch
Jeremy A. Casper
Email: [Redacted]
9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the Parties are unable to agree to such replacement, the Parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.
9.10 Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, any non-breaching Party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. Without limiting the generality of the foregoing: (i) Parent shall be entitled to specific performance of each covenant and obligation of the Company contained in this Agreement, including the Company’s obligation to consummate the Merger and the Company’s covenants in Sections 4.4 and 5.2; and (ii) the Company shall be entitled to specific performance of each covenant and obligation of Parent and Merger Sub contained in this Agreement, including Parent’s and Merger Sub’s obligation to consummate the Merger.
9.11 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars.
(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any applicable Law in this Agreement shall be construed as referring to such agreement, instrument or other document or applicable Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.
(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

EXECUTION COPY
In Witness Whereof, the Parties have caused this Agreement to be duly executed as of the date first above written.
Lockheed Martin Corporation
By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title	Vice President, Corporate Development

Mizar Sub, Inc.
By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title	President

Aerojet Rocketdyne Holdings, Inc.
By:	/s/ Gregory A. Jones
Name:	Gregory A. Jones
Title	Senior Vice President

Exhibit A

Certain Definitions
(a) For purposes of the Agreement (including this Exhibit A):
“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries.
“Acquisition Inquiry” means an inquiry (other than an inquiry made or submitted by or on behalf of Parent or any of its Subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:
(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction pursuant to which: (i) a Person or “group” (as defined in Section 13(d) of the Exchange Act and the rules thereunder) of Persons (in each case, other than Parent and its Subsidiaries) directly or indirectly acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or record ownership of 20% or more of the outstanding Company Common Stock or securities representing 20% or more of the outstanding securities of any class of capital stock of the Company or any Significant Subsidiary; or (ii) in which the Company or any Significant Subsidiary issues securities representing 20% or more of the outstanding Company Common Stock or securities representing 20% or more of the outstanding securities of any class of capital stock of the Company or any Significant Subsidiary (or instruments convertible into or exercisable or exchangeable for 20% or more of any class of capital stock of the Company or any Significant Subsidiary).
(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated EBITDA (earnings before interest expense, taxes, depreciation and amortization) of the Acquired Companies taken as a whole (measured based on the twelve (12) full calendar months prior to the date of determination) or 20% or more of the consolidated assets of the Acquired Companies taken as a whole (measured based on fair market value as of the last day of the most recently completed calendar month); or
(c) any liquidation or dissolution of the Company.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Bid” means any quotation, bid or proposal made by a Person that if accepted or awarded would lead to a Contract.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by applicable Law or executive order to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Safety Act of 2020, as amended.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the United States Internal Revenue Code of 1986, as amended.
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“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a Union, including a neutrality or accretion clause or agreement.
“Company Associate” means any current or former employee, Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2020 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as filed with the SEC on October 26, 2020.
“Company Common Stock” means the Common Stock, $0.10 par value per share, of the Company.
“Company Contract” means any Contract other than a Company Employee Plan (except any Company Employee Plan required to be listed in Part 2.12(a)(i) or (ii) of the Company Disclosure Schedule): (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any asset, right or interest.
“Company Convertible Notes” means $299,967,000 in aggregate principal amount of 2.25% Convertible Senior Notes due 2023 of the Company.
“Company Convertible Notes Indenture” means the Indenture dated as of December 14, 2016, by and between the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company Convertible Notes.
“Company Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of September 20, 2018, by and among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as amended.
“Company Deferred Compensation Plans” means the Company’s Amended and Restated Deferred Compensation Plan for Directors and the Company’s Deferred Bonus Plan.
“Company Employee Agreement” means any Company Employee Plan that is a management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.
“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other management, employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, stock appreciation rights, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, transaction bonus, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, relocation, repatriation or expatriation and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current Liability or is reasonably likely to have any future Liability.
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“Company Equity Award” means any Company Option, Company SAR, Company Restricted Stock or Company RSUs or any other stock-based award (other than a Company Option, Company SAR, Company Restricted Stock or Company RSU) granted under a Company Equity Plan or any grants of equity in the Company under the ESPP.
“Company Equity Plans” means the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan, the Company’s 2018 Equity and Performance Incentive Plan, and the Company’s 2019 Equity and Performance Incentive Plan.
“Company Inbound License” means any Contract in effect as of the date of this Agreement pursuant to which any Person has licensed any material Intellectual Property or material Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or material Intellectual Property Right (other than nonexclusive licenses obtained in the ordinary course of business that are either (a) “shrink wrap,” “click wrap,” Software as a service, or similar licenses for unmodified “off-the-shelf” Software, (b) licenses of Open Source Software, or (c) Software or Software as a service licenses that are generally commercially available for less than one-hundred thousand U.S. dollars ($100,000), in each case under a license that permits the use and exploitation made by the Acquired Companies of such Software).
“Company IP” means all Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest.
“Company Option” means an option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) and includes, for the avoidance of doubt, both In the Money Options and Out of the Money Options.
“Company Outbound License” means any Contract in effect as of the date of this Agreement pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP, other than a Contract, including a Government Contract, entered into by an Acquired Company in the ordinary course of business granting only a nonexclusive license (a) to a supplier or contractor for the sole purpose of supplying or performing services for the Acquired Companies, (b) to a customer on terms and conditions substantially the same as an Acquired Company standard form customer Contract, or (c) to a Governmental Authority, any prime contractor of a Governmental Authority, or any subcontractor at any tier under a Government Contract granting rights substantially consistent with standard Government Contract data rights clauses.
“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.
“Company Preferred Stock” means the preferred stock, $1.00 par value per share, of the Company.
“Company Product” means any model or version of any product that is being, or since January 1, 2016 has been, designed, developed, distributed, provided, licensed or sold by or on behalf of any Acquired Company.
“Company Restricted Stock” means each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any Company Equity Plan or applicable restricted stock purchase agreement or other Contract with the Company.
“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
“Company SAR” means a stock appreciation right with respect to shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) and includes, for the avoidance of doubt, both In the Money SARs and Out of the Money SARs.
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“Company Software” means Software owned, developed (or currently being developed), used, marketed, distributed, licensed out or sold by any of the Acquired Companies at any time since January 1, 2018 (other than commercially available “off-the-shelf” software that is not incorporated or embodied in any Company Product or otherwise material to an Acquired Company’s business).
“Company Technology” means all IT Systems and Company Software or electronic hardware products or services, made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies.
“Confidentiality Agreement” means that certain confidentiality agreement dated as of May 19, 2020, by and between Parent and the Company, as it has been or may be supplemented, modified or amended from time to time, excluding that certain Supplemental Confidentiality Agreement Governing the Establishment of a “Clean Team,” dated as of December 6, 2020 (the “Clean Team Agreement”), by and between Parent and the Company.
“Consent” means any approval, consent, ratification, permission, waiver or authorization of or from, or registration, declaration or filing with, or notice to any Governmental Authority (including any Governmental Authorization).
“Contemplated Transactions” means the transactions contemplated by the Agreement, including the Merger.
“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.
“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, mortgage, indenture, guarantee, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, commitment or undertaking of any legally binding nature.
“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of this Agreement.
“DOL” means the United States Department of Labor.
“Encumbrance” means any lien (statutory or other), pledge, deposit account control arrangement, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, security interest, attachment, garnishment, encumbrance (including any right of way and the like), option, right of first refusal or preemptive right.
“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of Law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against Liabilities under securities Laws in connection with the offering, sale or issuance of securities.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other legal entity.
“Environmental Authorization” means any Governmental Authorization required under Environmental Laws to own or operate the business of the Acquired Companies as currently owned and operated.
“Environmental Law” means any Law, including any Governmental Authorization required thereunder, relating to: (a) pollution or the regulation, protection, preservation, cleanup or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land,
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plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, manufacture, import distribution, sale, labeling, production, Release or disposal of Hazardous Substances; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).
“Equity Award Exchange Ratio” means, with respect to each Company Post-Signing RSU, the quotient determined by dividing (a) the sum of (i) the Price Per Share, plus (ii) to the extent paid to holders of Company Common Stock and payable but unpaid on such Company Post-Signing RSU, the amount per share of the Pre-Closing Dividend (including, without duplication, the amount of any dividend equivalent accrued on such Company Post-Signing RSU) by (b) the Parent Stock Price.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Foreign Export and Import Law” means any Law of a Governmental Authority (other than a U.S. Governmental Authority) regulating exports, imports or re-exports to, from or within such foreign country, including the export, import, transfer or re-export of any goods, Software, services or technical data.
“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Authority outside the United States and covering any Company Associates; (b) Company Employee Plan that is subject to any of the applicable Laws of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state or local, domestic or foreign government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign.
“Governmental Authorization” means: (a) any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, approval, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law; or (b) any right under any Contract with any Governmental Authority, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Authority pursuant to any other applicable Antitrust Law.
“Government Bid” means any Bid that, if accepted or awarded, reasonably would be expected to lead to a Government Contract between the Company, on the one hand, and any Governmental Authority, on the other hand.
“Government Contract” means any prime contract, subcontract, facility contract, purchase order, task order, delivery order, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, blanket purchase agreement, letter contract, grant, cooperative agreement or other similar arrangement, commitment or funding vehicle of any kind that is currently active in performance, or that has been active in performance at any time in the five (5) year period prior to the date of the Agreement and for which final payment has not yet been made (or has not been finally closed by the relevant Government Authority) with: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in the foregoing clause (a) or clause (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Hazardous Substances” means (a) any substance, material, radiation or waste that is listed, regulated, or defined, or that forms the basis of Liability under, any Environmental Law, and (b) petroleum, or any fraction thereof, asbestos or asbestos-containing materials, radioactive materials, per-and poly-fluoroalkyl substances and polychlorinated biphenyls.
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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“In the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company Option that is less than the Price Per Share.
“In the Money SAR” means a Company SAR that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share grant price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company SAR that is less than the Price Per Share.
“Indebtedness” means, with respect to any Person at the time of determination, without duplication and regardless of the maturity or when due or payable, (a) any indebtedness for borrowed money, including loans or advances or the issuance and sale of debt securities, (b) any capitalized lease obligations or sale leaseback obligations as determined in accordance with GAAP, (c) any indebtedness under any credit agreement or facility or obligations evidenced by bonds, debentures, notes or other similar instruments, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business consistent with past practice, (e) any obligations under any agreement in respect of any cap, swap, collar, future, derivative or similar transactions, or any option or similar agreement involving, or settled by reference to, any rate, currency, commodity, price of any equity or debt security or instrument, or economic, financial or pricing index or measure of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions, (f) any obligations, to the extent drawn, in respect of letters of credit or similar instruments issued or accepted by banks or financial institutions for the account of any Person (including surety bonds and off-balance sheet financing arrangements), (g) all interest, indemnities, premiums, penalties, breakage costs, fees and other obligations related to any of the foregoing and (h) all direct or indirect guarantees or other financial accommodations (or arrangements having the economic effect of a guarantee or financial accommodation) in respect of any of the foregoing for the benefit of another Person.
“Information Privacy and Security Laws” means all Laws relating to the processing, use, disclosure, collection, privacy, confidentiality, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Authorities thereunder.
“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, Verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) websites; (e) logos, marks and other identifiers of source (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) rights in trademarks, logos, all identifiers of source, service marks, trade names, trade dress, fictitious business names (D/B/As) and domain names, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including
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all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“IT System” means any Software, hardware, network or systems owned or controlled by or on behalf of any of the Acquired Companies, including any server, workstation, router, hub, switch, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server, firewall or database.
“ITAR” means the International Traffic in Arms Regulations.
“Knowledge” as it relates to the Company means the actual knowledge (without further inquiry) of a fact or other matter of any of the individuals listed on Part A of the Disclosure Schedule.
“Law” means any federal, state, local, foreign or supranational law (including common law), statute, regulation, ordinance, rule, Order or decree by any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements thereon leased, subleased or licensed to the Acquired Companies.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Loss” means any loss, damage, claim, cost and expense, interest, award, judgment or penalty actually suffered or incurred.
“Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form (it being understood that the failure to provide exhibits or schedules to an agreement filed as an exhibit pursuant to Item 601(a)(5) of Regulation S-K shall not be considered a redaction) at least one (1) Business Day before the date of this Agreement; (b) made available for review by Parent or Parent’s Representatives as of 2:30 p.m. Eastern Time, on December 20, 2020, in the “Project Meissa” virtual data room maintained by the Company with Intralinks in connection with the Merger (including the clean room folder established pursuant to the Clean Team Agreement); or (c) with respect to the minutes of the meetings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors of the Company, made available for review by Parent or Parent’s Representatives at the Company’s facilities.
“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or reasonably would be expected to have or result in, a material adverse effect on: (a) the business, financial condition, operations, properties, assets, results of operations or financial performance of the Acquired Companies taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions in accordance with the terms of this Agreement; provided, however, that an effect, change, development, event or circumstance shall not, either alone or in combination, be taken into account for any such determination if such effect, change, development, event or circumstance results or arises from: (i) any change in economic, financial, capital market, political or social conditions in the United States or in other locations in which the Acquired Companies have material operations to the extent it does not have a disproportionate adverse impact on the Acquired Companies, taken as a whole, as compared to other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (ii) any change in economic conditions generally in the industries in which the Acquired Companies conduct their respective businesses to the extent it does not disproportionately impact the Acquired Companies, taken as a
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whole, as compared to other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (iii) changes after the date of this Agreement (or after December 31, 2019 in the case of clause (a) of Section 2.7) in applicable Laws or other legal or regulatory conditions or changes after the date of this Agreement (or after December 31, 2019 in the case of clause (a) of Section 2.7) in GAAP or other accounting standards (or the interpretation thereof) to the extent it does not have a disproportionate effect on the Acquired Companies as compared to other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (iv) any changes in political conditions in the U.S. or any other country in the world, or any acts of war, sabotage or terrorism in the U.S. or in other locations in which the Acquired Companies have material operations to the extent they do not have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (v) acts of God, natural disasters, weather conditions, pandemics (including the COVID-19 pandemic) or other calamities to the extent they do not have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the United States industries in which the Acquired Companies conduct their respective businesses; (vi) the announcement or pendency of the Agreement, including any losses of customers, suppliers, distributors or other business partners or employees to the extent they are attributable thereto, (vii) any change in the market price or trading volume of Company Common Stock or failure of the Acquired Companies to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (viii) any action required by this Agreement, or (ix) any action taken (or not taken) with the written consent of or at the written request of Parent or Merger Sub.
“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement (excluding any payments in the form of dividends or distributions on Company Common Stock).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” means software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or nominal charge.
“Order” means any order, writ, injunction, award, judgment or decree.
“Out of the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company Option that is equal to or greater than the Price Per Share.
“Out of the Money SAR” means a Company SAR that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share grant price (determined after consideration of Section 5.3(h)) for the Company Common Stock subject to such Company SAR that is equal to or greater than the Price Per Share.
“Parent Common Stock” means the Common Stock, $1.00 par value per share, of Parent.
“Parent Contracts and Bids” means any Company Contract, Government Contract or Government Bid, in each case between or involving any Acquired Company, on the one hand, and Parent or any of its Affiliates, on the other hand.
“Parent Stock Price” means the volume weighted average of the closing sale prices per share of the Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), on each of the five (5) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.
“PBGC” means the Pension Benefit Guaranty Corporation.
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“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.
“Permitted Encumbrance” means any of the following Encumbrances: (a) liens for Taxes not yet due and payable or, if due and payable, which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business underlying obligations with respect to which are not due and payable or, if due and payable, are not delinquent or are being contested in good faith by appropriate proceedings; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances arising in the ordinary course of business in favor of a customer in respect of customer advances; (e) non-exclusive licenses, covenants not to sue, and other rights or immunities under, in or to Intellectual Property Rights, in each case granted in the ordinary course of business consistent with past practice; (f) Encumbrances that have arisen in the ordinary course of business (which includes, without limitation, any land use restrictions required by any Governmental Authority with respect to the sites disclosed in Part 2.20(b) of the Disclosure Schedules), and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; (g) easements, covenants, conditions, restrictions, encroachments, servitudes, rights-of-way, and other matters or encumbrances of record affecting title to the Owned Real Property, Development Real Property or Leased Real Property, which do not, individually or in the aggregate, materially impair the continued use of the relevant asset to which they relate or the conduct of the business of the Company as presently conducted and (h) zoning or building codes.
“Person” means any individual, Entity or Governmental Authority.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.
“Protected Information” means any information that: (a) relates to or is reasonably capable of being linked to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) is covered by the PCI DSS; (d) is subject to a confidentiality obligation pursuant to a Company Contract or in which any Acquired Company has Intellectual Property Rights; or (e) is derived from Protected Information. “Protected Information” does not include (i) information that is lawfully available to the public whether through federal, state or local government records or otherwise or (ii) information that has been deidentified, aggregated or anonymized in accordance with applicable Information Privacy and Security Law and applicable Company Contracts such that the resulting information is no longer Protected Information.
“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.
“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
“Release” means any presence emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Substances from any source into, through or upon the indoor or outdoor environment.
“Representatives” means directors, officers, other employees, agents, attorneys, accountants and financial and other advisors and representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Subsidiary” means any direct or indirect Subsidiary of the Company that owns assets that constitute or account for 10% or more of the consolidated net revenues or consolidated net income of the
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Acquired Companies taken as a whole (measured based on the twelve (12) full calendar months prior to the date of determination) or 10% or more of the consolidated assets of the Acquired Companies taken as a whole (measured based on the fair market value as of the last day of the most recently completed calendar month).
“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.
“Source Material” means, collectively, any Software or integrated-circuit, hardware, product, or component design or programming materials, or related confidential technical documentation, expressed in source code or other human-readable form, and any elements of design or programming in netlist, hardware description language, photomask, or CAD file form, including any design databases, GDSII files, schematics, and simulations.
“Specified Representations” means the representations and warranties of the Company contained in Section 2.3(a), Section 2.3(b) (first sentence), Section 2.3(c)(i), (ii) or (iii), Section 2.4, Section 2.7(a), Section 2.25, Section 2.27 and Section 2.29 of the Agreement.
“Subsidiary” of an Entity shall mean another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in the Entity that is sufficient to enable the Person to elect at least a majority of the members of the Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in the Entity.
“Superior Offer” means a bona fide, written Acquisition Proposal (provided, that for this purpose the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”) by a third party that: (a) was not obtained or made as a direct or indirect result of a material breach of Section 4.4 or Section 5.2 of this Agreement, (b) is not subject to a financing contingency and (c) the Company’s board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, to be more favorable from a financial point of view to the Company’s stockholders than the Merger, in each case taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the Acquisition Proposal, the terms and conditions of the Acquisition Proposal and the terms and conditions of this Agreement, that the Board in good faith considers to be appropriate.
“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority. For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.
“Treasury Regulations” means the regulations promulgated under the Code.
A “Triggering Event” means the occurrence of any of the following: (a) the Company’s board of directors or any committee thereof shall have effected a Company Change in Recommendation; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) a tender or exchange offer for 10% or more of the outstanding Company Common Stock or securities representing 10% or more of the outstanding capital stock (on a fully diluted basis) of the Company shall have been commenced and publicly announced, and not publicly withdrawn at least twenty-four (24) hours prior to the Stockholders Meeting, and the Company’s board of directors shall have failed to recommend against such tender or exchange offer and reaffirm
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the Company Board Recommendation on or before the earlier of (i) the date that is ten (10) Business Days after the commencement and announcement of such tender or exchange offer and (ii) the date immediately prior to the date of the Company Stockholders Meeting; (d) Parent shall have delivered a written request to the Company, at any time after an Acquisition Proposal received by the Company has been publicly disclosed or announced and not publicly withdrawn, that the Company Board Recommendation be reaffirmed publicly, and the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation prior to the earlier of (x) 11:59 p.m. New York time on the tenth (10th) Business Day after such written request was received by the Company and (y) 11:59 p.m. New York time on the second Business Day prior to the Company Stockholders Meeting (provided, however, that for purposes of this clause (d), Parent shall not be entitled to request more than one such reaffirmation with respect to any specific Acquisition Proposal and one additional reaffirmation with respect to each material modification thereto, and Parent shall not be entitled to request any reaffirmation unless Parent’s written request therefor is delivered to the Company either at least six (6) Business Days prior to the Company Stockholders Meeting or, if later, within twenty four (24) hours after the Company advises Parent of its receipt of an Acquisition Inquiry or Acquisition Proposal, , provided further in no event shall Parent be entitled to request any such reaffirmation unless Parent’s written request therefor is delivered to the Company at least three (3) Business Days prior to the Company Stockholder Meeting except that, if an Acquisition Proposal received by the Company has been publicly disclosed or announced less than four (4) Business Days prior to the Company Stockholder Meeting, Parent, in its sole discretion, may request the Company to adjourn the Company Stockholder Meeting, and upon receipt of such request the Company shall adjourn the Company Stockholders Meeting, for a period of time to allow Parent to request such reaffirmation at least three (3) Business Days prior to the Company Stockholder Meeting (or such shorter period as the parties may agree) or (e) the Company or any of the Acquired Companies shall have materially breached any of the provisions of Section 4.4, such breach shall have resulted in an Acquisition Proposal, and the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation prior to the earlier of (x) 11:59 p.m. New York time on the third (3rd) Business Day after written request was received by the Company from Parent requesting that the Company Board Recommendation be reaffirmed publicly and (y) 11:59 p.m. New York time on the second Business Day prior to the Company Stockholders Meeting, provided in no event shall Parent be entitled to request any such reaffirmation unless Parent’s written request therefor is delivered to the Company at least three (3) Business Days prior to the Company Stockholder Meeting except that, if an Acquisition Proposal received by the Company has been publicly disclosed or announced less than four (4) Business Days prior to the Company Stockholder Meeting, Parent, in its sole discretion, may request the Company to adjourn the Company Stockholder Meeting, and upon receipt of such request the Company shall adjourn the Company Stockholders Meeting, for a period of time to allow Parent to request such reaffirmation at least three (3) Business Days prior to the Company Stockholder Meeting (or such shorter period as the parties may agree) (provided, however, that for purposes of this clause (e), Parent shall be entitled to request such reaffirmation with respect to any specific Acquisition Proposal resulting from such breach without regard to any limitations set forth in clause (d) above and any such request under this clause (e) shall not be considered a request under clause (d) above).
“Union” means any labor organization, union, works council, or similar entity, or other body representing one or more Company Associates.
“U.S. Export and Import Law” means any applicable U.S. Law regulating exports, re-export, deemed (re)exports, transfers or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC or U.S. Department of State, the Tariff Act of 1930 the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and Treasury.
“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.
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(b) For purposes of this Agreement (including this Exhibit A), each of the following terms has the meanings set forth in the Section set forth opposite such term:
Agreement	Preamble
Alternative Acquisition Agreement	Section 8.1(h)
Bonus Plans	Section 5.7(h)
Bonuses	Section 5.7(h)
Certification	Section 2.6(a)
Change in Circumstances	Section 5.2(d)(ii)
Clean Team Agreement	Exhibit A
Closing	Section 1.3
Closing Date	Section 1.3
Commitment	Section 4.5
Company	Preamble
Company 401(k) Plan	Section 5.7(c)
Company Board Recommendation	Section 5.2(b)
Company Change in Recommendation	Section 5.2(c)
Company Post-Signing RSU	Section 5.3(f)
Company Pre-Signing RSU	Section 5.3(e)
Company SEC Reports	Section 2.6(a)
Company Stock Certificate	Section 1.6
Company Stockholders Meeting	Section 5.2(a)
Continuing Employees	Section 5.7(a)
Development Real Property	Section 2.10(e)
DFARS	Section 2.21(c)
Dissenting Shares	Section 1.8(a)
Dividend Payment Date	Section 2.29
DOJ	Section 8.1(c)
dollars	Section 9.12(c)
E.O. 11246	Section 2.19(h)
EDGAR	Section 2
Effective Time	Section 1.3
ESPP	Section 2.3(b)
file	Section 2.6(a)
Filed SEC Reports	Section 2
Final Exercise Date	Section 5.4
FTC	Section 8.1(c)
Indemnified Persons	Section 5.8(a)
knowing and intentional	Section 8.2
Leases	Section 2.10(a)
Legal Restraints	Section 6.7
Litigation Notice	Section 8.1(c)
Major Customer	Section 2.14(a)
Major Supplier	Section 2.14(b)
Material Contract	Section 2.12(a)
Measurement Time	Section 2.3(a)
Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 8.1(b)
Owned Real Property	Section 2.10(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.7(c)
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Parent RSUs	Section 5.3(f)(i)
Parties	Preamble
Party	Preamble
Patents	Exhibit A
Paying Agent	Section 1.7(a)
Payment Fund	Section 1.7(a)
Permitted Restrictions	Section 5.9(f)
Pre-Closing Dividend	Section 2.29
Pre-Closing Dividend Record Date	Section 2.29
Pre-Closing Period	Section 1.5(c)
Price Per Share	Section 1.5(a)(ii)
principal executive officer	Section 2.6(a)
principal financial officer	Section 2.6(a)
Qualified Continuing Employee	Section 5.7(h)
Recommendation Change Notice	Section 5.2(d)(i)
Replacement Plans	Section 5.7(e)
Required Company Stockholder Vote	Section 2.25
Restricted Share Merger Consideration	Section 1.5(b)
Section 409A	Section 2.3(b)
Section 503	Section 2.19(h)
Severance Policy	Section 4.2(b)(xxiii)
Sexual Misconduct Allegation	Section 2.19(f)
Standards Organization	Section 2.11(b)
Surveys	Section 4.5
Surviving Corporation	Section 1.1
Takeover Statute	Section 2.23
Termination Fee	Section 8.3(b)
Termination Notice	Section 8.1(c)
Title Insurance Policies	Section 4.5
Trustee	Section 5.6(a)
Uncertificated Share	Section 1.6
VEVRAA	Section 2.19(h)
WARN Act	Section 2.19(e)
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EXHIBIT B
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AEROJET ROCKETDYNE HOLDINGS, INC.
FIRST:	The name of the corporation is Aerojet Rocketdyne Holdings, Inc. (the “Corporation”).
SECOND:
The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is “Corporation Service Company.”

THIRD:
The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purposes and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH:
The Corporation is authorized to issue one (1) class of stock to be designated as Common Stock, par value of $0.001 per share. The total number of shares of Common Stock that the Corporation has authority to issue is one thousand (1,000).

FIFTH:	The Corporation is to have perpetual existence.
SIXTH:
The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:
In furtherance and not in limitation of the powers conferred upon the Board of Directors by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board of Directors.

EIGTH:
The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation’s directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.

NINTH:
To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director of the Corporation from and after the effective time of the merger contemplated by that certain Agreement and Plan of Merger, dated as of December 20, 2020, by and among Lockheed Martin Corporation, Aerojet Rocketdyne Holdings, Inc. and Mizar Sub, Inc. (such time, the “Effective Time”), shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

With respect to any person that is or was a director, officer, employee or agent of the Corporation from and after the Effective Time or was a director, officer, employee or agent of Mizar Sub, Inc. prior to the Effective Time, the Corporation may indemnify to the fullest extent permitted by law any such person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or was a director, officer, employee or agent of Mizar Sub, Inc. or is or was serving at the request of the Corporation or Mizar Sub, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

A-B-1

TENTH:
(A) To the fullest extent permitted by the DGCL, including, without limitation, as provided in Section 102(b)(7) of the DGCL, as the same exists or may hereafter be amended, any person who was a director or officer of the Corporation or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, in each case, in respect of his or her acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, prior to the Effective Time, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation in respect of his or her acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, prior to the Effective Time shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of his or her acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, prior to the Effective Time existing at the time of such repeal or modification or with respect to events occurring prior to such time.

(B) Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she was a director or officer of the Corporation prior to the Effective Time or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise prior to the Effective Time, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article TENTH shall be a contract right and shall include the right of a director or officer of the Corporation in respect of his or her acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, prior to the Effective Time to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in respect of his or her acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, prior to the Effective Time in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article TENTH or otherwise.

A-B-2

(C) If a claim under paragraph (B) of this Article TENTH is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such claim, has been received by the Corporation, except in the case of a claim for advancement of expenses (including attorneys’ fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys’ fees, of prosecuting such suit. It shall be a defense to any such suit, other than a suit brought to enforce a claim for expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board of Directors or a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by an indemnitee to enforce a right to indemnification or to advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to such indemnification, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

(D) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, or vote of stockholders or disinterested directors, or otherwise.

(E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation in respect of his or her acts or omissions as such directors and officers and fiduciaries occurring, or alleged to have occurred, prior to, at or after the Effective Time or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

(F) In the case of a claim for indemnification or advancement of expenses against the Corporation under this Article TENTH arising out of acts, events, or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee, or agent of any other entity at the request of the Corporation prior to the Effective Time, may be entitled to indemnification or advancement of expenses pursuant to such other entity’s certificate of incorporation, bylaws, or other governing document, or a contractual agreement between the claimant and such entity, the claimant seeking indemnification or advancement of expenses hereunder shall first seek indemnification or advancement of expenses pursuant to any such governing document or agreement. To the extent that amounts to be paid in indemnification or advancement to a claimant hereunder are paid by such other entity, the claimant’s right to indemnification and advancement of expenses hereunder shall be reduced.

ELEVENTH:
Meetings of stockholders may be held within the State of Delaware or as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to reservation, subject to the limitations in Article TENTH.

A-B-3

ANNEX B
388 Greenwich Street
New York, NY 10013

December 19, 2020
The Board of Directors
Aerojet Rocketdyne Holdings, Inc.
222 N. Pacific Coast Highway, Suite 500
El Segundo, California 90245
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Aerojet Rocketdyne Holdings, Inc. (“AR Holdings”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”), proposed to be entered into among AR Holdings, Lockheed Martin Corporation (“Parent”), and Mizar Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into AR Holdings (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.10 per share, of AR Holdings (“AR Holdings Common Stock”) other than shares of AR Holdings Common stock (x) held by AR Holdings or any wholly owned subsidiary of AR Holdings, (y) held in AR Holdings’ treasury or (z) held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, will be converted into the right to receive an amount in cash equal to $56.00 minus, to the extent paid, the amount per share of the Pre-Closing Dividend (as defined in the Merger Agreement) (the “Merger Consideration”).
In arriving at our opinion, we reviewed a draft dated December 17, 2020 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of AR Holdings concerning the business, operations and prospects of AR Holdings. We examined certain publicly available business and financial information relating to AR Holdings as well as certain financial forecasts reflecting a base case and an adjusted base case (the “Forecasts”), and other information and data relating to AR Holdings which were provided to or discussed with us by the management of AR Holdings. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of AR Holdings Common Stock; the historical and projected earnings and other operating data of AR Holdings; and the capitalization and financial condition of AR Holdings. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of AR Holdings. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of AR Holdings that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to each of the Forecasts and other information and data relating to AR Holdings provided to or otherwise reviewed by or discussed with us, we have been advised by the management of AR Holdings that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of AR Holdings as to the future financial performance of AR Holdings under the scenario reflected therein.
B-1

The Board of Directors
Aerojet Rocketdyne Holdings, Inc.
December 19, 2020

We have assumed, with your consent, that the Merger will be consummated in accordance with the terms, conditions and agreements set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Merger meaningful to our opinion and analysis. Representatives of AR Holdings have advised us, and we further have assumed, with your consent, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AR Holdings nor have we made any physical inspection of the properties or assets of AR Holdings. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of AR Holdings, nor were we requested to consider, and our opinion does not address, the underlying business decision of AR Holdings to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for AR Holdings or the effect of any other transaction in which AR Holdings might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. As you are aware, the credit, financial and stock markets, the industries in which AR Holdings operates, and the securities of AR Holdings have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on AR Holdings or the Merger.
Citigroup Global Markets Inc. has acted as financial advisor to AR Holdings in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon the consummation of the Merger. In addition, AR Holdings has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. As you also are aware, although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to AR Holdings during the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to AR Holdings and/or its affiliates, for which services we and our affiliates would expect to receive compensation. As you further are aware, we and our affiliates in the past have provided, and currently provide, services to Parent unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted as joint bookrunner for an offering of senior notes by Parent in May 2020. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of AR Holdings and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with AR Holdings, Parent and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of AR Holdings in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of AR Holdings Common Stock.
Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
B-2

ANNEX C

December 19, 2020
The Board of Directors
Aerojet Rocketdyne Holdings, Inc.
222 N. Pacific Coast Highway, Suite 500
El Segundo, California 90245
Members of the Board of Directors:
We understand that Aerojet Rocketdyne Holdings, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Lockheed Martin Corporation (the “Acquiror”) and Mizar Sub, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), other than shares owned by the Acquiror or the Merger Sub or any of their respective subsidiaries, shares held by the Company or any of its subsidiaries, and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive an amount in cash equal to $56.00 minus, to the extent paid, the amount per share of the Pre-Closing Dividend (as defined in the Merger Agreement) (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts' estimates and reviewed certain additional business and financial information made available to us by the Company;

(ii)
reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company, including the Base Case Forecasts and the Adjusted Base Case Forecasts (collectively, the “Forecasts”);

(iii)
discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts, including their views on the alternative business scenarios underlying the Base Case Forecasts and the Adjusted Base Case Forecasts, respectively;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated December 17, 2020, of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

The Board of Directors
Aerojet Rocketdyne Holdings, Inc.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Base Case Forecasts and the Adjusted Base Case Forecasts, respectively, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company in the alternative business scenarios underlying the Base Case Forecasts and the Adjusted Base Case Forecasts, respectively. We express no view as to the Base Case Forecasts and the Adjusted Base Case Forecasts or the alternative business scenarios or other assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft of the Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the parties or the Merger. In addition, we have relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company's intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company Common Stock. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the

The Board of Directors
Aerojet Rocketdyne Holdings, Inc.

Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Acquiror and we have not received any compensation from the Acquiror during such period. We may provide financial advisory or other services to the Company and the Acquiror in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
Very truly yours,

EVERCORE GROUP L.L.C.
By:
Brendan M. Panda Senior Managing Director

ANNEX D
Section 262 of the Delaware General Corporation Law
§ 262 Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. § 24].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AEROJET ROCKETDYNE HOLDINGS, INC.
ATTN: REBECCA BAUER
P.O. BOX 537012
SACRAMENTO, CA 95853-7012

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on March 8, 2021 for shares held directly and by 11:59 p.m. Eastern Time on March 4, 2021 for shares held in the Aerojet Rocketdyne Retirement Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AJRD2021SM**

You may attend the meeting via the Internet and vote during the meeting, but Aerojet Rocketdyne Retirement Savings Plan participants may not vote their Plan shares in person at the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on March 8, 2021 for shares held directly and by 11:59 p.m. Eastern Time on March 4, 2021 for shares held in the Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30604-S16618

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEROJET ROCKETDYNE HOLDINGS, INC.

NOTE: To consider and act on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D30605-S16618

AEROJET ROCKETDYNE HOLDINGS, INC.
PROXY FOR HOLDERS OF COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arjun L. Kampani and Daniel L. Boehle, and each of them, his or her proxy, with the power of substitution, to vote all shares of common stock of Aerojet Rocketdyne Holdings, Inc. that the undersigned is entitled to vote at the special meeting of stockholders to be held virtually on March 9, 2021 at 9:00 a.m. Pacific Standard Time, and any adjournments or postponements thereof, and appoints the proxyholders to vote as directed below and in accordance with their sole judgement on matters incident to the conduct of the meeting and on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE PROXYHOLDERS' SOLE JUDGEMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This card also serves to instruct Fidelity Management Trust Company, the trustee of the Aerojet Rocketdyne Retirement Savings Plan (the "Plan"), to vote the shares of common stock of Aerojet Rocketdyne Holdings, Inc. attributable to the undersigned's Plan account. Voting instructions will be tabulated confidentially. Only Fidelity will have access to the undersigned's individual voting instructions. **Unless otherwise required by law, the shares attributable to the undersigned's Plan account will be voted as directed; if no direction is made, if the card is not signed, or if the card is not received by March 4, 2021, the shares attributable to the undersigned's Plan account will be voted in the same proportion as shares for which the trustee has received voting instructions.**

Continued and to be signed on reverse side